Exhibit 10.1

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

MASTER MODIFICATION AGREEMENT

DATED AS OF JULY 31, 2013

by and among

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.,
BEHRINGER HARVARD MULTIFAMILY OP I LP,
REIT TRS HOLDING, LLC,
BEHRINGER HARVARD MULTIFAMILY REIT I SERVICES HOLDINGS, LLC,
BEHRINGER HARVARD MULTIFAMILY ADVISORS I, LLC,
BEHRINGER HARVARD MULTIFAMILY MANAGEMENT SERVICES, LLC,
and
BEHRINGER HARVARD INSTITUTIONAL GP LP
(solely with respect to Articles I, IV, IX, and X and Sections 2.2, 8.3, and 8.7(b))

i

SCHEDULES

Schedule 1.1(a)	Knowledge Persons of Services Holdings and the Service Providers

Schedule 1.1(b)	Knowledge Persons of BHMP GP

Schedule 1.1(c)	MF REIT Knowledge Persons

Schedule 2.3	Executed LPA Projects

Schedule 7.3(b)	Protected Employees

Schedule 7.8	Severance Obligations

Schedule 8.4	Acceptable Behringer Nominees

ANNEXES

Annex A	New Platforms

Annex B	Certain Assignable Contracts

Annex C	Titles and Functions of Specified Employees

EXHIBITS

Exhibit A	Form of Articles Supplementary (Series A Preferred Stock)

Exhibit B	Form of MF REIT Representation Letter

Exhibit C	Form of Fifth Amended and Restated Advisory Management Agreement

Exhibit D	Form of Second Amended and Restated Property Management Agreement

Exhibit E	Form of Registration Rights Agreement

Exhibit F	Form of Amended and Restated License Agreement

Exhibit G	Form of Transition Services Agreement

Exhibit H	Form of BHMP Bill of Sale

Exhibit I	Form of Administrative Services Agreement

Exhibit J	Form of Limited Right to Use Agreement

Exhibit K	Form of Bill of Sale for Transferred Assets

Exhibit L	Form of Property Management Assignment and Assumption Agreement

Exhibit M	Form of Service Provider Representation Letter

Exhibit N	Form of Standard Broker-Dealer Confidentiality Agreement

Exhibit O	Sample Series A Preferred Stock Calculations

Exhibit P	Sample Acquisition Fee Credit Calculations

MASTER MODIFICATION AGREEMENT
This MASTER MODIFICATION AGREEMENT, dated as of July 31, 2013 (this “Agreement”), is entered into by and among BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (“MF REIT”), BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership (“MF OP”), REIT TRS HOLDING, LLC, a Delaware limited liability company (“REIT TRS”), BEHRINGER HARVARD MULTIFAMILY REIT I SERVICES HOLDINGS, LLC, a Texas limited liability company (“Services Holdings”), BEHRINGER HARVARD MULTIFAMILY ADVISORS I, LLC, a Texas limited liability company (“Advisor”), BEHRINGER HARVARD MULTIFAMILY MANAGEMENT SERVICES, LLC, a Texas limited liability company (“Property Manager” and together with Advisor, the “Service Providers”), and solely with respect to Articles I, IV, IX, and X and Sections 2.2, 8.3, and 8.7(b), BEHRINGER HARVARD INSTITUTIONAL GP LP, a Texas limited partnership (“BHMP GP”). Terms used herein are defined in Article I.
RECITALS
WHEREAS, the Board of Directors of MF REIT (based upon the recommendation of the Special Committee) and each of MF OP, REIT TRS, Services Holdings, Advisor, Property Manager, and BHMP GP have approved and declared advisable, upon the terms and subject to the conditions of this Agreement, the modification of the business relationship between MF REIT and MF OP, on the one hand, and the Service Providers and BHMP GP, on the other hand;
WHEREAS, BHMP GP is the general partner of and owns a partnership interest in Behringer Harvard Master Partnership I LP (such partnership, “BHMP” and such partnership interest, the “BHMP GP Interest”);
WHEREAS, upon the terms and subject to the conditions of this Agreement, the Board of Directors of MF REIT (based upon the recommendation of the Special Committee) desires that REIT TRS acquire from BHMP GP the BHMP GP Interest;
WHEREAS, upon the terms and subject to the conditions of this Agreement, the Service Providers desire to consummate, and the Board of Directors of MF REIT (based upon the recommendation of the Special Committee) desires MF REIT to consummate, the Self-Management Transactions such that MF REIT and its Subsidiaries may undertake the advisory and property management functions of the Service Providers;
WHEREAS, upon the terms and subject to the conditions of this Agreement, in consideration for the Transactions (as defined below) the Board of Directors of MF REIT (based upon the recommendation of the Special Committee) desires to authorize and issue to Services Holdings and Services Holdings desires to acquire from MF REIT 10,000 shares of Series A non-participating, voting, cumulative, convertible 7.0% preferred stock, par value $0.0001 per share, of MF REIT as described in the Articles Supplementary (Series A Preferred Stock) in the form attached hereto as Exhibit A (the “Articles Supplementary”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Board of Directors of MF REIT (based upon the recommendation of the Special Committee) and each of MF OP, REIT TRS, Services Holdings, Advisor, Property Manager, and BHMP GP desire to enter into (i) each Ancillary Agreement to which such Person will become a party concurrent with the execution of this Agreement and the Initial Closing and (ii) each Ancillary Agreement to which such Person is contemplated to become a party pursuant to the terms of this Agreement (this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby, including the issuance of the Series A Preferred Stock, the exercise of the rights contemplated by the Articles Supplementary, the consummation of the Self-Management Transactions, including the BHMP Acquisition, collectively, the “Transactions”); and
WHEREAS, the Board of Directors of MF REIT (based upon the recommendation of the Special Committee), including a majority of the members of the Board of Directors of MF REIT not otherwise interested in the Transactions directly or through an Affiliate (as defined in the MF REIT Charter), has determined that the Transactions are in furtherance of and consistent with its business strategy, that the Transactions are fair and reasonable to MF REIT and in the best interests of its stockholders.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the “Parties”), intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS
For all purposes of this Agreement, the following terms shall have the following respective meanings:
“Acquisition and Advisory Fees” shall mean the fees described in Section 3.01(b) of the Advisory Agreement.
“Acquisition Expenses” has the meaning set forth in the Advisory Agreement.
“Acquisition Fee Credit” has the meaning set forth in Section 8.15(c).
“Additional Specified Employees” has the meaning set forth in Section 7.3(c).
“Administrative Services Agreement” has the meaning set forth in Section 6.3(a)(v)(A).
“Advisor” has the meaning set forth in the Preamble.
“Advisory Agreement” shall mean the Advisory Management Agreement in effect between MF REIT and Advisor, or their respective successors and permitted assigns, as may be in effect from time to time, including as amended and restated pursuant to the Amended and Restated Advisory Agreement.

“Advisory Fees and Expenses” shall mean all fees, expenses, reimbursements and other amounts payable by MF REIT to Advisor pursuant to the Advisory Agreement.
“Advisory Fees Objection” has the meaning set forth in Section 6.4(a)(ii).
“Affiliate” shall mean, except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, MF REIT, MF OP, REIT TRS, and their respective Subsidiaries shall not be considered Affiliates of any member of the Behringer Group, Services Holdings, Advisor, Property Manager, and BHMP GP, and vice versa.
“Agreement” has the meaning set forth in the Preamble.
“Amended and Restated Advisory Agreement” has the meaning set forth in Section 5.1(a).
“Amended and Restated Property Management Agreement” has the meaning set forth in Section 5.1(b).
“Amended and Restated License Agreement” has the meaning set forth in Section 5.1(d).
“Ancillary Agreements” shall mean, collectively, the Amended and Restated Advisory Agreement, Amended and Restated Property Management Agreement, the Registration Rights Agreement, the Amended and Restated License Agreement, the Administrative Services Agreement, the Transition Services Agreement, LRU Agreement, the MF REIT Representation Letter, the Bill of Sale for Transferred Assets, the Property Management Assignment and Assumption Agreement, the Service Provider Representation Letter, the BHMP Bill of Sale, any other agreement, instrument or document executed and delivered pursuant to the terms of this Agreement or any of the forgoing agreements, and any amendments or modifications of the foregoing, including the amendments contemplated by this Agreement.
“Approved Deal” shall mean any acquisition of Real Property or other Asset (as defined in the Amended and Restated Advisory Agreement), development or redevelopment, investment in loans or similar assets, project or other transaction or series of related transactions, (i) which shall have been approved by the MF REIT Board prior to the Self-Management Closing regardless of whether subject to conditions or only within certain values, amounts or other limitations, and irrespective of whether a final budget has been approved by the MF REIT Board or an Approved Deal LPA has been entered into, for which Advisor would be entitled to fees under Section 3.01(b) and/or Section 3.01(e) of the Amended and Restated Advisory Agreement (assuming any other conditions to payment have been satisfied) and for which such fees shall not have been paid as of the Self-Management Closing, in each case assuming the effectiveness of the Advisory Agreement, or (ii) for which Advisor has been paid Acquisition and Advisory Fees and/or Development Fees pursuant to the Advisory Agreement prior to the Self-Management Closing.

“Approved Deal Fees” has the meaning set forth in Section 6.1.
“Approved Deal LPA” shall mean a limited partnership agreement (or other organizational agreement or Contract) involving MF REIT or any of its Affiliates that is entered into or made effective to memorialize a development or redevelopment project that is an Approved Deal.
“Approved Employee Communications” has the meaning set forth in Section 7.6(a).
“Assumed BHMP Liabilities” has the meaning set forth in Section 2.2(d).
“Assumed Executive Liabilities” has the meaning set forth in Section 2.4.
“Articles Supplementary” has the meaning set forth in the Recitals.
“Behringer Communications Contact” shall be the person designated from time to time by Services Holdings to review, comment upon, and consult with respect to communications as contemplated by Section 8.2. Until further notice, Services Holdings hereby designates Robert S. Aisner as the Behringer Communications Contact; provided, that solely for the purposes of reviewing SEC Filings pursuant to Section 8.2(c), until further notice, Services Holdings hereby designates its Chief Legal Officer, from time to time, as the Behringer Communications Contact.
“Behringer Deductible” has the meaning set forth in Section 9.3(a).
“Behringer Group” shall mean, collectively, (i) Services Holdings, (ii) the Service Providers, (iii) Behringer Harvard Multifamily REIT I LTIP, LLC, (iv) Behringer Harvard Holdings, LLC, (v) BHMP GP, and (vi) all of their respective Affiliates. Notwithstanding the foregoing, BHMP, BHMP LP, MF REIT, MF OP, REIT TRS, and their respective Subsidiaries shall not be considered members of the Behringer Group.
“Behringer Indemnified Parties” has the meaning set forth in Section 9.2(a).
“Behringer Landlord” shall mean, at any given time, the member of the Behringer Group then holding the leasehold, subleasehold or similar interest in the MF REIT Headquarters.
“Behringer Nominees” has the meaning set forth in Section 8.4(a).
“Behringer Plans” shall mean, collectively, each plan, program, policy or Contract providing for compensation, bonuses, pension, retirement, profit sharing, health, dental, vision, life, disability, severance, termination pay, performance awards, equity or “profits interests” awards, long-term incentive awards, fringe benefits or other employee benefits of any kind, if any, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, or contributed to by any member of the Behringer Group in which any Initial Transferred Executive or Specified Employee participates or under which any dependent or beneficiary of any Initial Transferred Executive or Specified Employee receives benefits.
“BHMP” has the meaning set forth in the Recitals.

“BHMP Acquisition” shall mean, collectively, the purchase and sale of the BHMP GP Interest and the other transactions contemplated by Section 2.2.
“BHMP Bill of Sale” has the meaning set forth in Section 5.3(a).
“BHMP Fees and Expenses” shall mean all fees, expenses, reimbursements and other amounts payable by BHMP to BHMP GP with respect to services rendered by BHMP GP to BHMP through the Initial Closing pursuant to the BHMP LP Agreement.
“BHMP Fees and Expenses Adjustment Schedule” has the meaning set forth in Section 2.2(c)(i).
“BHMP GP” has the meaning set forth in the Preamble.
“BHMP GP Interest” has the meaning set forth in the Recitals.
“BHMP LP” shall mean the limited partner under BHMP LP Agreement as of the date hereof and any other limited partner under the BHMP LP Agreement.
“BHMP LP Agreement” has the meaning set forth in Section 2.2(d).
“BHMP Purchase Price” has the meaning set forth in Section 2.2(f).
“Bill of Sale for Transferred Assets” has the meaning set forth in Section 6.3(a)(v)(A).
“Business Day” shall mean any day other than a Saturday or a Sunday or a day on which banks located in Dallas, Texas generally are authorized or required by Law to close.
“Change of Control” shall mean, with respect to MF REIT, any event or series of related events (including, without limitation, issue, transfer or other disposition of shares of Equity Interests of MF REIT, merger, share exchange or consolidation) after which (a) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Equity Interests representing greater than 50% of the combined voting power of the then outstanding Equity Interests of MF REIT and (b) the beneficial owners, directly or indirectly, of Equity Interests of MF REIT immediately prior to such event or series of related events have less than 50% of the combined voting power of the surviving entity after such event or series of events. In addition, any event that causes, directly or indirectly, any Person other than MF REIT to become the beneficial owner of greater than 50% of the Equity Interests of MF OP shall be deemed a Change of Control of MF REIT.
“Claim” shall mean any threatened, pending or completed claim, action, suit, litigation, arbitration, alternative dispute resolution mechanism, investigation, hearing or any other proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative, regulatory, investigative or other, or any inquiry or investigation that might lead to the institution of any such claim, action, suit, litigation or other proceeding, whether civil (including intentional and unintentional tort claims), criminal, administrative, regulatory, investigative or other.

“COBRA” has the meaning set forth in Section 7.9(g).
“COBRA Liabilities” has the meaning set forth in Section 7.9(h).
“Confidential Material” shall mean information relating to (a) the pricing related terms under the Administrative Services Agreement (including charges per account), (b) the Severance Schedule (all of the preceding items, the “Pricing Information”), (c) identity of the employees (other than any executive officers of MF REIT) on the Specified Employees Schedule and Schedule 7.3(b) (Protected Employees), (d) the identity of the Persons listed on the New Platforms Schedule, (e) the identity of the Grandfathered Transactions listed on Annex A to the Amended and Restated Advisory Agreement, (f) the identity of the Executed LPA Projects listed on Schedule 2.3 and (g) any other mutually agreed information, whether oral, written or otherwise, furnished by a party hereto (the “Providing Party”) or any directors, officers, partners, Affiliates, employees, agents, attorneys, advisors, accountants, consultants or representatives (collectively, “Representatives”) of the Providing Party to another party hereto (the “Receiving Party”) or any of the Receiving Party’s Representatives, and all reports, analyses, compilations, studies and other material prepared by the Receiving Party or any of its Representatives (in whatever form maintained, whether documentary, computer storage or otherwise) containing, reflecting or based upon, in whole or in part, any such information. The term “Confidential Material” shall not include any (i) information that becomes generally available to the public other than as a result of a disclosure by a Party to this Agreement or the respective Affiliates, (ii) information (other than Pricing Information) that becomes available to the Receiving Party on a non-confidential basis from a source other than the Providing Party, provided that such source is not known by the Receiving Party to be bound by a confidentiality agreement with or other obligation of secrecy to the Providing Party, or (iii) information (other than Pricing Information) that is independently developed by the Receiving Party without use of or reference to information from the Providing Party. For the avoidance of doubt, MF REIT is the Receiving Party with respect to the Pricing Information.
“Contract” shall mean any loan agreement, mortgage, indenture, deed of trust, lease, sublease, contract, covenant, plan, or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession, franchise or license, whether oral or written, expressed or implied, that is legally binding.
“Covered Claim” shall mean any Claim that arises from or relates to any Transaction, including (a) any Claim by or on behalf of MF REIT, (b) any Claim by a stockholder of MF REIT, and (c) any Claim that the indemnification obligations contained in Section 9.2(a) or any Ancillary Agreement (including the indemnification obligations contemplated by Section 9.7) are not valid or are not fully enforceable or that such indemnification obligations are subject to any limitation or exclusion not expressly set forth in such Section or such Ancillary Agreement; provided, however, that Covered Claims shall not include (i) any Claim by MF REIT or another MF REIT Indemnified Party based on a right to indemnification under this Agreement or any Ancillary Agreement, (ii) any Claim by a Behringer Indemnified Party or any holder of Equity Interests of a member of the Behringer Group against another Behringer Indemnified Party, or (iii) any Claim that arises out of, relates to or results from a matter addressed by Section 4.3 without regard to any materiality, adverse effect or other qualifier contained therein or any survival limitation with respect thereto contained in Section 9.1, and, for the avoidance of doubt, assuming that the representations and warranties contained in Section 4.3 are not made as of a specific date, but are made on a continuous basis starting as of the date hereof; provided, however, that the representations and warranties contained in clause (b) of Section 4.3 with respect to Judgments applies only to Judgments in existence on the date hereof.
“Covered Statement” shall mean any material press release or other public statement, including any MF REIT SEC Filing, interviews or communications with the media, or other communications intending or that will be reasonably likely to result in media coverage or public dissemination, which may be reasonably expected to result in stockholders of MF REIT (or their financial advisors) directing questions regarding such press release or public statement to Advisor or any of its Affiliates. For example, earnings related releases, releases with respect to dispositions of properties or material Contracts entered into, and quarterly reports to stockholders, are Covered Statements, but releases announcing the acquisition of properties in the ordinary course of business would not be a Covered Statement. Notwithstanding the foregoing, MF REIT has the sole and absolute discretion to issue any press release or other public statement and shall not be obligated to issue any press release or other public statement related to any matter, except as required by Law.
“Covered REIT Employees” has the meaning set forth in Section 7.13.
“Current MF REIT Headquarters” shall mean the current headquarters of MF REIT located at 15601 Dallas Parkway, Suite 600, Addison, Texas.
“Damages” shall mean any and all costs, losses, damages, Liabilities, obligations, lawsuits, deficiencies, Claims, demands, penalties, assessments, fines, return of any consideration, Judgments, arbitration awards, indemnification payments, reasonable costs and Expenses, of any nature whatsoever, reasonable costs and reasonable expenditures required or incurred to comply with any Judgment, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing. All Damages shall be calculated on a pre-Tax basis, without reduction or other adjustment for any Tax consequences arising out of the payment of such Damages.
“Debt Financing Fees” shall mean the fees described in Section 3.01(d) of the Advisory Agreement, subject to Section 6.1(c).
“Departed REIT Employee Release” shall mean a release with respect to Claims of an Initial Transferred Executive or Transferred Employee against MF REIT or its Affiliates.
“Designated Terminated Employee” shall mean any employee of the Behringer Group whose employment with the Behringer Group ceases prior to the Self-Management Closing and who would be a Specified Employee if the Specified Employees Schedule was prepared on the date of termination of such employee.
“Development Fees” shall mean the fees described in Section 3.01(e) of the Advisory Agreement.

“Equity Interests” shall mean (i) with respect to a corporation, as determined under the Laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury), (ii) with respect to a partnership, limited liability company, limited liability partnership or similar Person, as determined under the Laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests, or (iii) any other equity ownership of any other entity as determined under the Laws of the jurisdiction of such entity.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the regulations issued thereunder.
“Estimated Advisory Fees and Expenses” has the meaning set forth in Section 6.2(e)(iii).
“Estimated BHMP Fees and Expenses” has the meaning set forth in Section 2.2(b).
“Estimated Per Share Value” has the meaning set forth in Section 8.5(a).
“Estimated Property Management Fees and Expenses” has the meaning set forth in Section 6.2(e)(iv).
“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
“Excluded Assets” has the meaning set forth in Section 6.2(c)(iii).
“Excluded BHMP Liabilities” has the meaning set forth in Section 2.2(e).
“Excluded Employee Liabilities” has the meaning set forth in Section 7.2(c).
“Excluded Executive Liabilities” has the meaning set forth in Section 7.1(b).
“Excluded Liabilities” has the meaning set forth in Section 6.2(c)(iv).
“Executed LPA Project Fees” has the meaning set forth in Section 2.3.
“Executed LPA Projects” has the meaning set forth in Section 2.3.
“Existing Convertible Shares” has the meaning set forth in Section 2.1(g).
“Existing Credit Facility” shall mean that certain Credit Agreement, dated as of March 26, 2010, by and among Behringer Harvard Multifamily OP I LP, and Behringer Harvard Orange, LLC (d/b/a Grand Reserve Orange) collectively as borrower, and Northmarq Capital, LLC, as lender, which provides for a senior secured revolving credit facility of $150,000,000.
“Expenses” shall mean reasonable attorney fees and expenses, retainers, court costs, transcript costs, fees of experts, witness fees, travel charges, postage, delivery service fees and all other reasonable costs, disbursements, expenses and obligations of the types customarily paid or incurred in connection with prosecuting, investigating, defending, being a witness in or participating in (including on appeal), or preparing to prosecute, defend, be a witness in or participate in any Claim.
“Federal Funds Rate” shall mean, for a particular day, the offered rate as reported in The Wall Street Journal published for such day in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars or more or, if no such rate is published for a day, such rate as most-recently published in The Wall Street Journal, calculated on a daily basis based on a 365-day year.
“Final Advisory Fees and Expenses Amount” has the meaning set forth in Section 6.4(a)(iii).
“Final BHMP Fees and Expenses” has the meaning set forth in Section 2.2(c)(iii).
“Final BHMP Payment Objection” has the meaning set forth in Section 2.2(c)(ii).
“Final Property Management Fees and Expenses Amount” has the meaning set forth in Section 6.4(b)(iii).
“GAAP” shall mean United States generally accepted accounting principles in effect on the date hereof, consistently applied.
“Governmental Authority” shall mean any United States or other international, national, state or local government, any political subdivision thereof or any other governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any arbitrator with authority to bind a party at law.
“Indebtedness” of any Person shall mean any liabilities in respect of or representing (i) borrowed money or evidenced by bonds, monies, debentures, or similar instruments, (ii) the balance deferred and unpaid of the purchase price of any property but excluding current trade payables, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared in accordance with GAAP, (iii) all amounts owed by and all obligations of such Person as lessee under leases that have been recorded as capital leases, in accordance with GAAP, (iv) guaranties, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person, (v) any obligation secured by a lien on a Person’s assets, and (vi) accrued interest, premiums, fees, and prepayment penalties for any of the foregoing.
“Indemnified Party” has the meaning set forth in Section 9.2(e)(i).
“Indemnifying Party” has the meaning set forth in Section 9.2(e)(i).
“Indemnity Claim” has the meaning set forth in Section 9.1(g).
“Independent Arbitrator” has the meaning set forth in Section 2.2(c)(ii).
“Industry Participant” has the meaning set forth in Section 8.8(a).

“Initial Announcement Meeting” has the meaning set forth in Section 7.6(a).
“Initial Closing” has the meaning set forth in Section 2.5(a).
“Initial Closing Date” has the meaning set forth in Section 2.5(a).
“Initial Closing Payments” has the meaning set forth in Section 2.3.
“Initial Closing Reimbursement” has the meaning set forth in Section 2.3.
“Initial Nominees” has the meaning set forth in Section 8.4(a)(i).
“Initial Transferred Executives” has the meaning set forth in Section 7.1(b).
“Intellectual Property Rights” shall mean any or all of the following and all rights arising out of or associated therewith, in each case, in any jurisdiction in the world: (i) patents and patent applications (including reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part), inventions (whether or not patentable and whether or not reduced to practice), invention or patent disclosures and inventor’s certificates; (ii) trade secrets, proprietary information and know-how, including methods, processes, designs, drawings, technical data and customer lists; (iii) original works of authorship (whether copyrightable or not), copyrights, copyright registrations and copyright applications; (iv) industrial designs and all registrations and applications thereof; (v) trademarks, service marks, certification marks, trade names, corporate names, domain names, uniform resource identifiers or locators (commonly known as URLs), logos, trade dress or other indicia of source or origin, including unregistered and common law rights in the foregoing, and all registrations of and applications to register the foregoing, in each case in any jurisdiction throughout the world; (vi) Software; (vii) moral and economic rights of authors and inventors, however denominated; and (viii) all other intellectual property or industrial property rights.
“IPA Valuation Guidelines” shall mean the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, as such may be amended or restated from time to time, and including any successor or replacement thereto.
“Judgments” shall mean any judgments, injunctions, orders, decrees, writs, rulings, stipulations, consents, settlements, or awards of any court or other judicial authority or any other Governmental Authority.
“Knowledge” shall mean (i) with respect to Services Holdings, Advisor, or Property Manager, as the case may be, the actual knowledge of the individuals listed in Schedule 1.1(a) without any duty to investigate, (ii) with respect to BHMP GP, the actual knowledge of the individuals listed in Schedule 1.1(b) without any duty to investigate, and (iii) with respect to MF REIT, MF OP, or REIT TRS, shall mean the actual knowledge of the individuals listed in Schedule 1.1(c) and the members of the Special Committee without any duty to investigate.
“Laws” shall mean all laws, statutes, by-laws, ordinances, rules, regulations, common law or Judgments of any Governmental Authority.

“Liabilities” shall mean any liability, Indebtedness, guaranty, assurance, commitment, claim, loss, damage, deficiency, assessment, obligation or responsibility, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, contingent or unmatured, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.
“Licensed Mark” shall have the meaning given to such term in the Amended and Restated License Agreement.
“Listing Event” shall mean the listing of any Equity Interest of MF REIT on a national securities exchange.
“LRU Agreement” has the meaning set forth in Section 6.3(a)(v)(B).
“LTIP” shall mean Behringer Harvard Multifamily REIT I LTIP, LLC.
“LTIP Program” shall mean the program pursuant to which Equity Interests in LTIP were issued to certain employees providing services to MF REIT on behalf of the Service Providers, as such program is in effect as of the Initial Closing.
“MF OP” has the meaning set forth in the Preamble.
“MF REIT” has the meaning set forth in the Preamble.
“MF REIT Board” shall mean the Board of Directors of MF REIT.
“MF REIT Bylaws” shall mean the Amended and Restated Bylaws of MF REIT, as may be amended or amended and restated from time to time.
“MF REIT Charter” shall mean the Articles of Amendment and Restatement of MF REIT, as may be amended or amended and restated from time to time.
“MF REIT Common Stock” has the meaning set forth in Section 3.2.
“MF REIT Disclosure Schedule” has the meaning set forth in Section 10.2(d).
“MF REIT Headquarters” shall mean the corporate headquarters of MF REIT as MF REIT may occupy from time to time.
“MF REIT Indemnified Parties” has the meaning set forth in Section 9.2(b).
“MF REIT Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, financial condition, or results of operations of MF REIT and its Subsidiaries, taken as a whole.

“MF REIT Organizational Documents” shall mean the MF REIT Charter and MF REIT Bylaws, collectively.
“MF REIT Plans” has the meaning set forth in Section 7.9(a).
“MF REIT Preferred Stock” has the meaning set forth in Section 3.2.
“MF REIT Representation Letter” means the representation letter set forth on Exhibit B.
“MF REIT SEC Filings” shall mean each report, registration statement or document filed or furnished by MF REIT with or to the SEC under the Exchange Act or the Securities Act.
“New PGGM Investment Fund” shall mean any new fund or program, additional investment or capital commitment to an existing fund or program, new capital source, joint venture, or other arrangement pursuant to a definitive Contract between PGGM or any of its Affiliates, on the one hand, and MF REIT or any of its Affiliates, on the other hand, with respect to which PGGM or any of its Affiliates will invest or commits to invest, directly or indirectly, in any real property related investments in the United States. For the avoidance of doubt, a New PGGM Investment Fund shall not be a New Platform.
“New Platform” shall mean any new fund or program, additional investment or capital commitment to an existing fund or program, new capital source, joint venture, or other similar arrangement pursuant to a definitive Contract with any Person identified on the New Platform Schedule included in Annex A, with respect to which MF REIT will receive an asset management fee or any similar fee, and/or a promote interest or similar security. For the avoidance of doubt, PGGM (and its Affiliates) will not be identified on Annex A.
“New Platform Consideration” has the meaning set forth on Annex A.
“New Platform Schedule” has the meaning set forth in Section 5.2(h).
“Non-Hired Specified Employee” has the meaning set forth in Section 7.2(c).
“Non-Hired Specified Executive” has the meaning set forth in Section 7.1(b).
“Notice” has the meaning set forth in Section 10.1.
“Outside Date” has the meaning set forth in Section 6.7.
“Parties” has the meaning set forth in the Recitals.
“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PGGM” shall mean PGGM Private Real Estate Fund, a Dutch fund for the joint account of the participants (fonds voor gemene rekening) with its principal office at KroostwegNoord 149, P.O. Box 117,3700 AC Zeist, The Netherlands.
“Pre-Closing Advisory Fees and Expenses Schedule” has the meaning set forth in Section 6.2(e)(iii).
“Pre-Closing BHMP Fees and Expenses Schedule” has the meaning set forth in Section 2.2(b).
“Pre-Closing Property Management Fees and Expenses Schedule” has the meaning set forth in Section 6.2(e)(iv).
“Preferred Stock Purchase Price” has the meaning set forth in Section 2.1(b).
“Pricing Information” has the meaning set forth in the definition of Confidential Material.
“Property Management Agreement” shall mean the Property Management Agreement in effect by and among MF REIT, BH OP, and Property Manager, or their respective successors and permitted assigns, as may be in effect from time to time, including as amended and restated pursuant to the Amended and Restated Property Management Agreement.
“Property Management Assignment and Assumption Agreement” has the meaning set forth in Section 6.3(a)(v)(D).
“Property Management Fees and Expenses” shall mean all fees, expenses, reimbursements and other amounts payable by MF REIT to Property Manager pursuant to the Property Management Agreement.
“Property Management Fees Objection” has the meaning set forth in Section 6.4(b)(ii).
“Property Manager” has the meaning set forth in the Preamble.
“Proposed Advisory Fees and Expenses Amount” has the meaning set forth in Section 6.4(a)(i).
“Proposed Advisory Fees and Expenses Statement” has the meaning set forth in Section 6.4(a)(i).
“Proposed BHMP Fees and Expenses Amount” has the meaning set forth in Section 2.2(c)(i).
“Proposed Property Management Fees and Expenses Amount” has the meaning set forth in Section 6.4(b)(i).
“Proposed Property Management Fees and Expenses Statement” has the meaning set forth in Section 6.4(b)(i).

“Protected Employee” has the meaning set forth in Section 7.3(b).
“Providing Party” has the meaning set forth in the definition of Confidential Material.
“PTO Benefits” means paid time off, vacation, and other accrued leave of absence benefits.
“PTO Liabilities” has the meaning set forth in Section 7.7(c).
“Receiving Party” has the meaning set forth in the definition of Confidential Material.
“Registration Rights Agreement” has the meaning set forth in Section 5.1(c).
“REIT TRS” has the meaning set forth in the Recitals.
“Relocation Space” has the meaning set forth in Section 8.9(a).
“Representatives” has the meaning set forth in the definition of Confidential Material.
“SDAT” has the meaning set forth in Section 2.1(a).
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder.
“Self-Management Closing” has the meaning set forth in Section 6.2(a).
“Self-Management Closing Assumed Liabilities” has the meaning set forth in Section 6.2(c)(ii).
“Self-Management Closing Date” has the meaning set forth in Section 6.2(a).
“Self-Management Transactions” shall mean, collectively, the waiver of certain non-solicitation and non-hire provisions, the purchase and sale of the Transferred Assets and the other transactions contemplated by Article VI.
“Series A Preferred Stock” has the meaning set forth in Section 2.1(b).
“Service Provider Disclosure Schedule” has the meaning set forth in Section 10.2(e).
“Service Provider Representation Letter” has the meaning set forth in Section 6.3(b)(i).
“Service Providers” has the meaning set forth in the Preamble.
“Service Providers Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, financial condition, or results of operations of Service Providers and their Subsidiaries, taken as a whole.

“Services Holdings” has the meaning set forth in the Preamble.
“Services Holdings Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, financial condition, or results of operations of Services Holdings and its Subsidiaries, taken as a whole.
“Severance Schedule” has the meaning set forth in Section 7.8(a).
“Software” shall mean all software of any type (including programs, applications, middleware, interfaces, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form (including source code, object code and executable code), databases, associated data and related documentation, and all rights therein.
“Special Committee” shall mean the Special Committee of the MF REIT Board authorized with respect to the contemplated Transactions, the members of which currently are E. Alan Patton, Jonathan L. Kempner, Roger D. Bowler, and Sami S. Abbasi.
“Specified Employees” has the meaning set forth in Section 7.2(a).
“Specified Employees Schedule” has the meaning set forth in Section 7.2(a).
“Specified GT Projects” has the meaning set forth in Section 8.15(c).
“Specified Executives” shall mean Mark T. Alfieri, Howard S. Garfield, Daniel J. Rosenberg, Ross P. Odland and Margaret M. Daly.
“Specified Tax Matters” shall mean matters related to or arising from any decision with respect to Taxes where MF REIT is the tax matters partner.
“Stock Power” has the meaning set forth in Section 5.2(c).
“Subsequent Joint Venture” has the meaning set forth in Section 8.15(a).
“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other Equity Interests, the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of the entity or organization which such Person so owns. For the avoidance of doubt, BHMP, BHMP LP, MF REIT, MF OP, REIT TRS, and their respective Subsidiaries shall not be considered Subsidiaries of any member of the Behringer Group.
“Support Services Agreements” has the meaning set forth in Section 8.6.
“Tax Returns” shall mean any report, return (including information return), election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing or other Governmental Authority with respect to Taxes, including any amendments thereto.

“Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service and use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments and (ii) any Liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group.
“Transactions” has the meaning set forth in the Recitals.
“Transfer Taxes” has the meaning set forth in Section 8.7(b)(ii).
“Transferred Assets” has the meaning set forth in Section 6.2(c)(i).
“Transferred Assets Schedule” has the meaning set forth in Section 6.2(c)(i).
“Transferred Employees” has the meaning set forth in Section 7.2(c).
“Transition Services Agreement” has the meaning set forth in Section 5.1(e).
“Triggering Event” has the meaning set forth in Section 6.1(a).

ARTICLE II
PURCHASE AND SALE OF PREFERRED STOCK; BHMP GP INTEREST ACQUISITION; ASSUMPTION OF LIABILITIES; INITIAL CLOSING
SECTION 2.1    Purchase and Sale of Series A Preferred Stock; Cancellation of Existing Convertible Shares.
(a)    The MF REIT Board shall adopt and file with the State Department of Assessments and Taxation of Maryland (“SDAT”) on the Initial Closing Date or concurrent with the Initial Closing the Articles Supplementary (Series A Preferred Stock) to the MF REIT Charter in the form attached hereto as Exhibit A.
(b)    At the Initial Closing, MF REIT shall sell and issue to Services Holdings and Services Holdings shall purchase 10,000 shares of Series A non-participating, voting, cumulative, convertible 7.0% preferred stock, par value $0.0001 per share, of MF REIT as described in the Articles Supplementary (the “Series A Preferred Stock”) in consideration of the agreements, covenants and obligations of Services Holdings, the Service Providers and the other members of the Behringer Group under this Agreement and the Ancillary Agreements, including the Transactions, and payment by Services Holdings of an amount in cash equal to the aggregate par value of such Series A Preferred Stock (the “Preferred Stock Purchase Price”). The Series A Preferred Stock shall be registered in the name of Services Holdings and recorded on the books of MF REIT in uncertificated form. The

Series A Preferred Stock shall not be subject to any restriction on transfer other than any restrictions: (i) as may be required or imposed pursuant to applicable state and federal securities Laws; (ii) imposed by or contained in the Registration Rights Agreement; (iii) contained in the MF REIT Charter as of the Initial Closing or in any amendment or restatement of the MF REIT Charter approved in accordance with the provisions of the Articles Supplementary with respect to the Series A Preferred Stock; and (iv) as may be created by, or exist through or under, any of the holders thereof.
(c)    At the Initial Closing, Services Holdings shall pay the Preferred Stock Purchase Price to MF REIT in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by MF REIT prior to the Initial Closing.
(d)    The Series A Preferred Stock issued pursuant to this Section 2.1 shall be subject to the restrictions and entitled to the registration and other rights set forth in the Registration Rights Agreement.
(e)    The Parties shall treat the Series A Preferred Stock as stock for all purposes.
(f)    The Parties acknowledge and agree that the consideration provided by Services Holdings for the Series A Preferred Stock is valued at more than $100,000.
(g)    At the Initial Closing, all 1,000 convertible shares of non-participating, non-voting convertible stock, par value $0.0001 per share, of MF REIT held by Advisor (the “Existing Convertible Shares”) shall be transferred by Advisor to MF REIT pursuant to the Stock Power. All Existing Convertible Shares shall be retired and cancelled promptly after such transfer.
SECTION 2.2    BHMP Acquisition.
(a)    Sale of BHMP GP Interest. Upon the terms and subject to the conditions of this Agreement, at the Initial Closing, BHMP GP will sell and transfer the BHMP GP Interest to REIT TRS, and REIT TRS will purchase and receive the BHMP GP Interest from BHMP GP.
(b)    Pre-Closing BHMP Fees and Expenses. Within thirty (30) days of the date hereof, BHMP GP shall deliver to MF REIT a schedule with reasonable supporting documentation (the “Pre-Closing BHMP Fees and Expenses Schedule”) setting forth its good faith calculation of the amount of all BHMP Fees and Expenses (such amount, the “Estimated BHMP Fees and Expenses”). Promptly upon receipt of such schedule, REIT TRS shall pay the Estimated BHMP Fees and Expenses to BHMP GP and the payment of such Estimated BHMP Fees and Expenses is subject to adjustment as set forth in Section 2.2(c) below.
(c)    Post-Closing BHMP Purchase Adjustment.

(i)    Preparation of Final BHMP Payment Schedule. As soon as practicable, but no later than forty-five (45) calendar days following payment of the Estimated BHMP Fees and Expenses, REIT TRS shall prepare in good faith and deliver to BHMP GP a schedule with reasonable supporting documentation (such schedule, the “BHMP Fees and Expenses Adjustment Schedule”) setting forth its calculation of the final BHMP Fees and Expenses (the “Proposed BHMP Fees and Expenses Amount”). BHMP GP and its representatives shall be entitled to review the BHMP Fees and Expenses Adjustment Schedule, and any working papers and similar materials relating to the BHMP Fees and Expenses Adjustment Schedule prepared by REIT TRS or its Affiliates or their accountants or agents. REIT TRS shall also provide BHMP GP and its representatives with reasonable access, during normal business hours, to REIT TRS’s or its Affiliates’ relevant employees and outside accountants and books and records to the extent involved with or related to the preparation of the BHMP Fees and Expenses Adjustment Schedule and the determination of the Proposed BHMP Fees and Expenses Amount.
(ii)    Dispute Resolution Procedures. If, within thirty (30) calendar days following REIT TRS’s delivery of the BHMP Fees and Expenses Adjustment Schedule and all requested supporting documents and access as set forth above, BHMP GP has not given REIT TRS written notice of its objection to REIT TRS’s calculation of the Proposed BHMP Fees and Expenses Amount setting forth in reasonable detail the basis of any such objection (a “Final BHMP Payment Objection”), then REIT TRS’s calculation of the Proposed BHMP Fees and Expenses Amount shall be binding and conclusive on the Parties for all purposes under this Agreement. If BHMP GP delivers to REIT TRS a Final BHMP Payment Objection within the thirty (30)-day period provided for in the previous sentence, then BHMP GP and REIT TRS will work together in good faith to resolve the issues set forth in such Final BHMP Payment Objection and to mutually agree upon a calculation of the BHMP Fees and Expenses which shall be binding and conclusive on the Parties for all purposes under this Agreement. If BHMP GP and REIT TRS fail to resolve the issues outstanding with respect to REIT TRS’s calculation of the BHMP Fees and Expenses within thirty (30) calendar days of REIT TRS’s receipt of the Final BHMP Payment Objection, then BHMP GP and REIT TRS shall submit the issues regarding the final calculation of the BHMP Fees and Expenses remaining in dispute to a mutually agreeable independent third party arbitrator (the “Independent Arbitrator”) for resolution in accordance with the terms of this Agreement. If BHMP GP and REIT TRS are unable to mutually agree upon an Independent Arbitrator, then BHMP GP and REIT TRS shall each select a third party arbitrator, and the two arbitrators so selected will mutually agree upon the Independent Arbitrator, which Person shall be the Independent Arbitrator that resolves any issues submitted pursuant to this Section 2.2(c)(ii). If issues are submitted to the Independent Arbitrator for resolution, (A) BHMP GP and REIT TRS shall furnish or cause to be furnished to the Independent Arbitrator such documents and information relating to the disputed issues as the Independent Arbitrator may reasonably request and are available to such Party or its agents and shall be afforded the opportunity to present to the Independent Arbitrator any material relating to the disputed issues and to discuss such disputed issues with the Independent Arbitrator; (B) the determination by the Independent Arbitrator, as set forth in a notice to be delivered to both BHMP GP and REIT TRS within thirty (30) calendar days of the submission to the Independent Arbitrator of the issues remaining in dispute, shall be final, binding and conclusive on the Parties and (if necessary) shall be used in calculation of the BHMP Fees and Expenses that shall be binding and conclusive on the Parties for all purposes under this Agreement; and (C) BHMP GP and REIT TRS shall each bear 50% of the fees and costs of the Independent Arbitrator with respect to any such determination. In no event may the Independent Arbitrator assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.
(iii)    Post-Closing Final BHMP Payment. If the BHMP Fees and Expenses, as finally determined pursuant to Section 2.2(c)(ii) (the “Final BHMP Fees and Expenses”), exceeds the Estimated BHMP Fees and Expenses, then within five (5) Business Days of the date of the determination of the Final BHMP Fees and Expenses, REIT TRS shall pay the amount of such difference to BHMP GP in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing in advance by BHMP GP. If the Estimated BHMP Fees and Expenses exceeds the Final BHMP Fees and Expenses, then within five (5) Business Days of the date of the determination of the Final BHMP Fees and Expenses, BHMP GP shall pay the amount of such difference to REIT TRS in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing in advance by REIT TRS.
(d)    Substitute General Partner; Assumed BHMP Liabilities. REIT TRS shall (i) as of the Initial Closing, have all of the rights, duties and obligations of the General Partner under the Third Amended and Restated Agreement of Limited Partnership of Behringer Harvard Master Partnership I, LP, dated July 31, 2009 (the “BHMP LP Agreement”), (ii) perform all of its obligations as General Partner under the BHMP LP Agreement from and after the Initial Closing, and (iii) assume and be responsible for all Liabilities as the General Partner under the BHMP LP Agreement arising from and after the Initial Closing (collectively, the “Assumed BHMP Liabilities”).
(e)    Excluded BHMP Liabilities. BHMP GP is responsible for, and shall pay, perform, fulfill and discharge, as they become due, any and all Claims or Liabilities relating to the obligations and performance of BHMP GP as General Partner and/or tax matters partner under the BHMP LP Agreement prior to the Initial Closing (collectively, the “Excluded BHMP Liabilities”). For the avoidance of doubt, Excluded BHMP Liabilities shall not include (i) any Claims or Liabilities relating to or arising out of the negotiation and/or execution by MF REIT or any of its Affiliates of any New PGGM Investment Fund or (ii) Specified Tax Matters.

(f)    BHMP Purchase Price. At the Initial Closing, REIT TRS shall pay an amount equal to $23,115,000 (the “BHMP Purchase Price”), in respect of the purchase price for the BHMP Acquisition, to BHMP GP in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by BHMP GP prior to the Initial Closing.
(g)    Partnership Status. REIT TRS and BHMP GP shall cooperate in good faith to ensure that the transfer of the BHMP GP Interest pursuant to this Agreement shall be effected in such manner as may be necessary to maintain the classification of BHMP as a partnership for federal and state income tax purposes.
(h)    Property Management Obligations. For the avoidance of doubt, the consummation of the BHMP Acquisition shall not impact any property management obligations with respect to properties in which BHMP has an interest and the property management arrangements with respect to such properties shall remain unchanged following the consummation of the BHMP Acquisition until the Self-Management Closing Date.
(i)    Request for BHMP Information. In connection with the sale of the BHMP Interest to REIT TRS, BHMP GP shall promptly deliver or make available (but in no event more than fifteen (15) days following the Initial Closing) to REIT TRS the books and records of BHMP or copies thereof, if not already in the possession of MF REIT or the Initial Transferred Executives.
SECTION 2.3    Initial Closing Payments.
At the Initial Closing, REIT TRS shall pay an amount equal to $2,500,000 (the “Initial Closing Reimbursement”) in respect of fees and expenses of Services Holdings and its Affiliates in connection with the Transactions (as consideration for, among other things, entry into this Agreement and the Ancillary Agreements and the rights of MF REIT hereunder and thereunder). The Parties shall treat the Initial Closing Reimbursement as a non-accountable expense reimbursement for all purposes; provided, however, it is understood that MF REIT will allocate the Initial Closing Reimbursement in accordance with GAAP and make certain allocations for tax purposes. Because prior to the Initial Closing an LPA (as defined in the Advisory Agreement) has been executed for each project listed on Schedule 2.3 (the “Executed LPA Projects”) but fees with respect to such Executed LPA Projects have not yet been paid to Advisor under the Advisory Agreement, MF REIT shall pay at the Initial Closing all Acquisition and Advisory Fees and Development Fees and all Acquisition Expenses (as applicable) with respect to all such Executed LPA Projects (the “Executed LPA Project Fees” and together with the Initial Closing Reimbursement, the “Initial Closing Payments”). All Initial Closing Payments shall be paid in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Services Holdings prior to the Initial Closing.
SECTION 2.4    Assumption of Certain Liabilities at Initial Closing.
As of the Initial Closing, MF REIT hereby assumes and agrees to pay, perform, fulfill and discharge, and shall pay, perform, fulfill and discharge, as they become due: (A) Liabilities with respect to the Initial Transferred Executives arising on and after the Initial Closing as set forth in

Article VII, (B) the PTO Liabilities related to the Initial Transferred Executives and (C) any COBRA Liabilities related to the Initial Transferred Executives (collectively, the “Assumed Executive Liabilities”).
SECTION 2.5    Initial Closing; Initial Closing Deliverables.
(a)    The closing of the issuance and sale of the Series A Preferred Stock, the BHMP Acquisition, the execution of the Amended and Restated Advisory Agreement, the execution of the Amended and Restated Property Management Agreement, the execution of the Registration Rights Agreement, the execution of the Amended and Restated License Agreement, and the other transactions contemplated by this Agreement to occur upon execution and delivery hereof (the “Initial Closing”) shall take place simultaneously with the execution of this Agreement, on the date hereof (the “Initial Closing Date”) at the offices of Behringer Harvard Holdings, 15601 Dallas Parkway, Addison, Texas, or at such other place as the Parties may mutually agree. The Initial Closing shall be deemed effective for all purposes at 11:59 P.M. on the Initial Closing Date.
(b)    At the Initial Closing, the Parties shall deliver or cause to be delivered those agreements, assignments, instruments and other documents set forth in Article V.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MF REIT, MF OP AND REIT TRS
Each of MF REIT, MF OP and REIT TRS hereby represents and warrants to Services Holdings, the Service Providers, and BHMP GP as of the date hereof, as follows:
SECTION 3.1    Organization and Qualification.
(a)    MF REIT is a corporation validly existing and in good standing under the laws of the State of Maryland. MF REIT has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to have an MF REIT Material Adverse Effect. As of the Initial Closing, to the Knowledge of MF REIT, no shares of MF REIT Preferred Stock were issued and outstanding.
(b)    MF OP is a limited partnership validly existing and in good standing under the laws of the State of Delaware. MF OP has the requisite partnership power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to have an MF REIT Material Adverse Effect.
(c)    REIT TRS is a limited liability company validly existing and in good standing under the laws of the State of Delaware. REIT TRS has the requisite limited liability company power and authority to serve as, and to perform the duties and obligation of, the General Partner under the BHMP LP Agreement. REIT TRS is a direct, wholly-owned Subsidiary of MF OP.

SECTION 3.2    Capitalization.
To the Knowledge of MF REIT, the authorized capital stock of MF REIT consists of (i) 875,000,000 shares of common stock, par value $0.0001 per share (“MF REIT Common Stock”), (ii) 1,000 Existing Convertible Shares, and (iii) 124,999,000 shares of preferred stock, par value $0.0001 per share (“MF REIT Preferred Stock”).
SECTION 3.3    Issuance of Securities.
The Series A Preferred Stock to be issued by MF REIT to Services Holdings in connection with this Agreement, when issued in accordance with the provisions of this Agreement, will (a) be duly authorized, validly issued, fully paid and nonassessable, and (b) will not be subject to any restriction on transfer other than any restrictions: (i) required or imposed pursuant to applicable state and federal securities Laws; (ii) imposed by or contained in the Registration Rights Agreement; (iii) contained in the MF REIT Charter as of the Initial Closing; and (iv) as may be created by, or exist through or under, any of the holders thereof.
SECTION 3.4    Authority; Approvals.
(a)    MF REIT has full corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is or may become a party, and to consummate the Transactions. No provision of Law applicable to MF REIT or the MF REIT Organizational Documents requires approval by the stockholders of MF REIT of any of this Agreement, the Ancillary Agreements, or the Transactions. The execution and delivery by MF REIT of this Agreement and each Ancillary Agreement to which it is or may become a party, and the consummation by MF REIT of the Transactions, have been duly authorized by all necessary corporate action and no other proceedings on the part of MF REIT are necessary to authorize the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the Transactions, except for filing the Articles Supplementary with SDAT. This Agreement has been, and each Ancillary Agreement to which MF REIT is or may become a party when executed and delivered will be, duly and validly executed and delivered by MF REIT and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of MF REIT, enforceable against MF REIT in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.
(b)    MF OP has full partnership power and authority to enter into this Agreement and each Ancillary Agreement to which it is or may become a party, and to consummate the Transactions. No provision of Law applicable to MF OP or the partnership agreement of MF OP requires approval by the limited partners of MF OP of this Agreement or the Ancillary Agreements to which it is a party or the Transactions. The execution and delivery by MF OP of this Agreement and each Ancillary Agreement to which it is or may become a party, and the consummation by MF OP of the Transactions, to the extent applicable to MF OP, have been duly authorized by all necessary partnership action and no other proceedings on the part of MF OP are necessary to authorize the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the applicable Transactions. This Agreement and each Ancillary Agreement to which MF OP is or may become a party when executed and delivered will be duly and validly executed and delivered by MF OP and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of MF OP, enforceable against MF OP in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.
(c)    REIT TRS has full limited liability company power and authority to enter into this Agreement and each Ancillary Agreement to which it is or may become a party, and to consummate the Transactions. No provision of Law applicable to REIT TRS or the organizational documents of REIT TRS requires approval by anyone other than MF OP, the sole member and manager of REIT TRS, of this Agreement or the Ancillary Agreements to which it is a party or the Transactions. The execution and delivery by REIT TRS of this Agreement and each Ancillary Agreement to which it is or may become a party, and the consummation by REIT TRS of the Transactions, to the extent applicable to REIT TRS, have been duly authorized by all necessary limited liability company action and no other proceedings on the part of REIT TRS are necessary to authorize the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the applicable Transactions. This Agreement and each Ancillary Agreement to which REIT TRS is or may become a party when executed and delivered will be duly and validly executed and delivered by REIT TRS and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of REIT TRS, enforceable against REIT TRS in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.
(d)    To the Knowledge of MF REIT, except for the filing by MF REIT of the Articles Supplementary, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is required to be made, obtained or given by or on behalf of MF REIT, MF OP, or REIT TRS the absence of which would prevent the consummation by MF REIT, MF OP, or REIT TRS of the Transactions, or the performance by any of MF REIT, MF OP, or REIT TRS of its obligations under this Agreement or the Ancillary Agreements to which such Person is or may become a party.
SECTION 3.5    Litigation.
To the Knowledge of MF REIT, there are no Claims pending or threatened in writing against or investigations with respect to MF REIT, MF OP, REIT TRS, or their respective Affiliates that would, individually or in the aggregate, reasonably be expected to result in a MF REIT Material Adverse Effect or otherwise reasonably be expected to prohibit or restrict the consummation of the

Transactions. To the Knowledge of MF REIT, none of MF REIT, MF OP, REIT TRS, or any of their respective Affiliates is subject to any Judgment or Contract which would, individually or in the aggregate, reasonably be expected to result in a MF REIT Material Adverse Effect or otherwise reasonably be expected to prohibit or restrict the consummation of the Transactions.
SECTION 3.6    Brokers and Finders.
None of MF REIT, MF OP, REIT TRS or their Affiliates has employed, paid or become obligated to pay any fee to any broker, finder or other intermediary on behalf of itself or its Affiliates for or on account of the Transactions, except for fees and expenses of Silver Portal Capital, LLC for which MF REIT will be exclusively liable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SERVICES HOLDINGS, THE SERVICE PROVIDERS AND BHMP GP
Each of Services Holdings and the Service Providers hereby represents and warrants to MF REIT, as of the date hereof, as follows in Sections 4.1 through 4.7 and BHMP GP hereby represents and warrants to MF REIT, as of the date hereof, as follows in Sections 4.8 through 4.12:
SECTION 4.1    Organization.
It is a limited liability company validly existing and in good standing under the laws of its jurisdiction of organization. It has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to have a Service Providers Material Adverse Effect or a Services Holdings Material Adverse Effect (as applicable).
SECTION 4.2    Authority; Approvals.
(a)    It has the full limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is or may become a party, and to consummate the Transactions. No provision of Law applicable to it or its organizational documents requires approval by its members of any of this Agreement, the Ancillary Agreements or the Transactions, except as duly obtained prior to or concurrent with the execution and delivery of this Agreement. The execution and delivery by it of this Agreement and each Ancillary Agreement to which it is or may become a party, and the consummation by it of the Transactions, have been duly authorized by all necessary limited liability company action, and no other proceedings on the part of it are necessary to authorize the execution and delivery of this Agreement and such Ancillary Agreements or to consummate the Transactions. This Agreement has been, and each Ancillary Agreement to which it is or may become a party when executed and delivered will be, duly and validly executed and delivered by it, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a valid and binding agreement of it, as applicable, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.
(b)    To its Knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by it of this Agreement and the Ancillary Agreements to which it is or may become a party or the consummation by it of the Transactions.
SECTION 4.3    Noncontravention.
The execution, delivery and performance of the Transactions by each of Services Holdings, the Service Providers and the other members of the Behringer Group do not and will not (a) violate, conflict with or result in the breach of any provision of its organizational documents, or (b) conflict with or violate, in any material respect, any Judgment in existence on the date hereof applicable to it, or any of its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any lien or other encumbrance on any of the shares of Series A Preferred Stock to be issued by MF REIT to Services Holdings in connection with this Agreement, pursuant to, any note, bond, mortgage or indenture, agreement, lease, sublease, license, permit, franchise or other Contract, instrument or arrangement to which it is a party or by which any of such shares, assets or properties is bound or affected, except for (i) any Contract of a Service Provider with MF REIT or any of its Subsidiaries or (ii) in the case of clause (c), to the extent that such conflicts, breaches, defaults or other matters would not adversely affect its ability to carry out its obligations under this Agreement, and to consummate the Transactions.
SECTION 4.4    Existing Convertible Shares.
Advisor is the owner of the Existing Convertible Preferred Shares and has the authority to transfer such Existing Convertible Shares to MF REIT pursuant to this Agreement, free from all liens or other encumbrances.
SECTION 4.5    Litigation.
To its Knowledge, there are no Claims pending or threatened in writing against or investigations with respect to Services Holdings, Service Providers and their Affiliates that, if determined in a manner adverse to Services Holdings, Service Providers and their Affiliates would, individually or in the aggregate, reasonably be expected to result in a Services Holdings Material Adverse Effect or Service Providers Material Adverse Effect or otherwise reasonably be expected to prohibit or restrict the consummation of the Transactions. To its Knowledge, neither of Services Holdings, Service Providers nor or any of their Affiliates is subject to any Judgment or Contract which would, individually or in the aggregate, reasonably be expected to result in a Services Holdings

Material Adverse Effect or Service Providers Material Adverse Effect or otherwise reasonably be expected to prohibit or restrict the consummation of the Transactions.
SECTION 4.6    No Infringement or Misappropriation.
To its Knowledge, no member of the Behringer Group has received any notice of a Claim alleging that it or MF REIT or any of their respective Affiliates has infringed or misappropriated any Intellectual Property Rights of any third party (including any Claim that it must license or refrain from using any Intellectual Property Rights of any third party) through its use of the Licensed Mark.
SECTION 4.7    Brokers and Finders.
It has not employed any broker, finder or other intermediary on behalf of itself or MF REIT in connection with the Transactions, except for fees and expenses of Robert A. Stanger & Co., Inc. for which the Behringer Group will be exclusively liable.
SECTION 4.8    Organization of BHMP GP. BHMP GP is a limited partnership validly existing and in good standing under the laws of Texas.
SECTION 4.9    Authority; Approvals of BHMP GP; Compliance with BHMP LP Agreement.
(a)    BHMP GP has the limited partnership power and authority to enter into this Agreement and the Ancillary Agreements to which it is or may become a party, and to consummate the applicable Transactions. No provision of Law applicable to BHMP GP or its organizational documents requires approval by its partners of any of this Agreement, the Ancillary Agreements or the applicable Transactions, except as duly obtained prior to or concurrent with the execution and delivery of this Agreement. The execution and delivery by it of this Agreement and each Ancillary Agreement to which BHMP GP is or may become a party, and the consummation by it of the applicable Transactions, have been duly authorized by all necessary limited partnership action, and no other proceedings on the part of it are necessary to authorize the execution and delivery of this Agreement and such Ancillary Agreements or to consummate the applicable Transactions. This Agreement has been, and each Ancillary Agreement to which it is or may become a party when executed and delivered will be, duly and validly executed and delivered by BHMP GP, as applicable, and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a valid and binding agreement of it, as applicable, enforceable against it in accordance with its terms, except that such enforcement may be subject to (1) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (2) general equitable principles.
(b)    To the Knowledge of BHMP GP, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by BHMP GP of this Agreement and the Ancillary

Agreements to which it is or may become a party or the consummation by it of the applicable Transactions.
(c)    BHMP GP is in compliance, in all material respects, with its obligations under the BHMP LP Agreement.
SECTION 4.10    Litigation. To the Knowledge of BHMP GP, there are no Claims pending or threatened in writing against or investigations with respect to BHMP GP that, if determined in a manner adverse to itself would, individually or in the aggregate, reasonably be expected to prohibit or restrict the consummation of the applicable Transactions. To the Knowledge of BHMP GP, BHMP GP is not subject to any Judgment or Contract which would, individually or in the aggregate, reasonably be expected to prohibit or restrict the consummation of the applicable Transactions.
SECTION 4.11    Title to BHMP GP Interest. BHMP GP is the owner of the BHMP GP Interest and, upon the terms and subject to the conditions of this Agreement, has the authority to transfer such BHMP GP Interest to REIT TRS at the Initial Closing. At the Initial Closing, BHMP GP will deliver to MF REIT good and valid title in and to the BHMP GP Interest, free from all liens or other encumbrances. Other than the BHMP GP Interest, BHMP GP does not own any Equity Interest in BHMP.
SECTION 4.12    Brokers and Finders. BHMP GP has not employed any broker, finder or other intermediary on behalf of itself or its Affiliates in connection with the Transactions, except for fees and expenses of Robert A. Stanger & Co., Inc. for which the Behringer Group will be exclusively liable.

ARTICLE V
INITIAL CLOSING DELIVERIES
SECTION 5.1    Initial Closing Deliveries of MF REIT to Services Holdings and/or the Service Providers.
Simultaneous with the execution of this Agreement, MF REIT has delivered or caused to be delivered to Services Holdings and/or the Service Providers in addition to the items contemplated by Article II:
(a)    a duly executed counterpart of the Fifth Amended and Restated Advisory Management Agreement in substantially the form attached hereto as Exhibit C (the “Amended and Restated Advisory Agreement”), executed by MF REIT;
(b)    a duly executed counterpart of the Second Amended and Restated Property Management Agreement in substantially the form attached hereto as Exhibit D (the “Amended and Restated Property Management Agreement”), executed by both MF REIT and MF OP;

(c)    a duly executed counterpart of the Registration Rights Agreement in substantially the form attached hereto as Exhibit E (the “Registration Rights Agreement”), executed by MF REIT;
(d)    a duly executed counterpart of the Amended and Restated License Agreement in substantially the form attached hereto as Exhibit F (the “Amended and Restated License Agreement”), executed by MF REIT;
(e)    a duly executed counterpart of the Transition Services Agreement in substantially the form attached hereto as Exhibit G (the “Transition Services Agreement”), executed by MF REIT;
(f)    instruments of authority from the Special Committee, the MF REIT Board, or such other committee of the MF REIT Board, in customary form and substance, authorizing this Agreement, the Ancillary Agreements, and the Transactions;
(g)    instruments of authority from MF OP, including in its capacity as the member/manager of REIT TRS, in customary form and substance, authorizing this Agreement, the Ancillary Agreements, and the Transactions;
(h)    a certificate by the Chief Operating Officer of MF REIT, in his or her capacity as such, that the representations and warranties of MF REIT made under Article III are accurate as of the Initial Closing, in customary form and substance; and
(i)    such other agreements, documents, instruments or certificates as Services Holdings has reasonably requested, upon reasonable advance notice to MF REIT, in connection with the consummation of the transactions contemplated hereby.
SECTION 5.2    Initial Closing Deliveries of Services Holdings and the Service Providers.
Simultaneous with the execution of this Agreement, Services Holdings and/or the Service Providers have delivered or caused to be delivered to MF REIT, in addition to the payment contemplated by Section 2.1:
(a)    a duly executed counterpart of the Amended and Restated Property Management Agreement, executed by Property Manager;
(b)    a duly executed counterpart of the Amended and Restated Advisory Agreement, executed by Advisor;
(c)    a duly executed stock power with respect to conveyance of the Existing Convertible Shares to MF REIT, executed by Advisor (the “Stock Power”);
(d)    a duly executed counterpart of the Registration Rights Agreement, executed by Services Holdings;

(e)    a duly executed counterpart of the Amended and Restated License Agreement, executed by Behringer Harvard Holdings, LLC;
(f)    a duly executed counterpart of the Transition Services Agreement, executed by Services Holdings;
(g)    a certificate by an executive officer of each of Services Holdings and the Service Providers, in his or her capacity as such, that the representations and warranties of Services Holdings and the Service Providers made under Article IV are accurate as of the Initial Closing, in customary form and substance;
(h)    a schedule setting forth a list of each New Platform (such schedule, the “New Platform Schedule”); and
(i)    such other agreements, documents, instruments or certificates as MF REIT has reasonably requested, upon reasonable advance notice to Services Holdings, in connection with the consummation of the transactions contemplated hereby.
SECTION 5.3    Initial Closing Deliveries of MF REIT to BHMP GP.
Simultaneous with the execution of this Agreement, MF REIT has delivered or caused to be delivered to BHMP GP, in addition to the payments contemplated by Section 2.2:
(a)    a duly executed counterpart of a bill of sale and assignment and assumption agreement with respect to the BHMP GP Interest, in the form attached hereto as Exhibit H (the “BHMP Bill of Sale”), executed by REIT TRS;
(b)    instruments of authority from the MF REIT Board, or an authorized committee thereof, in form and substance reasonably acceptable to BHMP GP, authorizing the BHMP Acquisition;
(c)    instruments of authority from MF OP, including in its capacity as the member/manager of REIT TRS, in form and substance reasonably acceptable to BHMP GP, authorizing the BHMP Acquisition;
(d)    documents reasonably required to make REIT TRS a party to the BHMP LP Agreement (including a joinder agreement or counterpart signature page whereby REIT TRS agrees to become a party to the BHMP LP Agreement);
(e)    a certificate by the Chief Operating Officer of MF REIT (or if there is no Chief Operating Officer at such time, another executive officer of MF REIT), in his or her capacity as such, that the conditions set forth in this Section 5.3 have been met, in form and substance reasonably satisfactory to BHMP GP; and
(f)    such other agreements, documents, instruments or certificates as BHMP GP has reasonably requested, upon reasonable advance notice to MF REIT, in connection with the consummation of the BHMP Acquisition.

SECTION 5.4    Initial Closing Deliveries of BHMP GP.
Simultaneous with the execution of this Agreement, BHMP GP has delivered or caused to be delivered to MF REIT:
(a)    a duly executed counterpart of the BHMP Bill of Sale, executed by BHMP GP;
(b)    a certificate by an executive officer of BHMP GP, in his or her capacity as such, that the representations and warranties of BHMP GP made under Article IV are accurate as of the Initial Closing, in customary form and substance; and
(c)    such other agreements, documents, instruments or certificates as MF REIT may reasonably request, upon reasonable advance notice to BHMP GP, in connection with the consummation of the BHMP Acquisition.

ARTICLE VI
SELF-MANAGEMENT TRANSACTIONS AND CLOSING
SECTION 6.1    Approved Deal Fees.
Notwithstanding Section 6.6, in consideration of the agreements, covenants and obligations of Services Holdings, the Service Providers, BHMP GP and the other members of the Behringer Group in this Agreement, the significant value and opportunity that has or will inure to MF REIT with respect to each Approved Deal and the assistance and contributions of Advisor in connection therewith, and the agreement by Advisor to provide or make available services under the Administrative Services Agreement, MF REIT shall pay to Advisor the Advisory Fees and Expenses (the “Approved Deal Fees”) contemplated by Section 3.01(b), Section 3.01(d), Section 3.01(e), Section 3.01(f) and/or Section 3.02(a)(ii) of the Amended and Restated Advisory Agreement in connection with each Approved Deal as follows:
(a)    Acquisition and Advisory Fees. Acquisition and Advisory Fees (excluding any such fees payable with respect to a development or redevelopment project and any Development Fees, in each case other than the initial acquisition of the real property) relating to each Approved Deal which is closed or consummated or otherwise satisfies the event or condition triggering payment of the applicable Advisory Fee and Expense under the Amended and Restated Advisory Agreement (a “Triggering Event”) following the Self-Management Closing shall be paid in the manner set forth in the Amended and Restated Advisory Agreement as though the Amended and Restated Advisory Agreement remained in full force and effect with respect to such Approved Deal following the Self-Management Closing (for the avoidance of doubt, the purchase price with respect to each such Approved Deal shall be determined in a manner consistent with past practice under Section 3.01(b) of the Amended and Restated Advisory Agreement) within five (5) Business Days of the respective Triggering Event; provided, however, that no such fees shall be paid with respect to any such Approved Deal if the related Triggering Event occurs more than six (6) months following the Self-Management Closing Date. For the avoidance of doubt, Advisor shall in no event be entitled to receive both an Acquisition and Advisory Fee and a Development Fee with respect to the same Approved Deal.
(b)    Development Fees for Development and Redevelopment Projects. Development Fees (which term shall include for purposes of this Section 6.1(b) any Acquisition and Advisory Fees payable with respect to a development or redevelopment project) relating to each Approved Deal (including any development or redevelopment project, but excluding the initial acquisition of the real property) shall be paid as though the Amended and Restated Advisory Agreement remained in full force and effect with respect to such Approved Deal following the Self-Management Closing within five (5) Business Days following entry into or effectiveness of the respective Approved Deal LPA based on the estimated development costs for such Approved Deal as set forth in the applicable Approved Deal LPA or (if not set forth in the Approved Deal LPA) otherwise approved by the MF REIT Board; provided that no such fees shall be paid with respect to any such Approved Deal unless an Approved Deal LPA is entered into within six (6) months of the Self-Management Closing Date, including prior to the Self-Management Closing. On every six (6) month anniversary of the respective date on which each such Approved Deal LPA was entered into and finally on completion of the applicable development or redevelopment project there will be a true-up of the respective Development Fees consistent with past practice; provided, that MF REIT may, at its option, defer any such true-up prior to the final completion of the development or redevelopment project if the true-up involves an immaterial amount. In the event that the MF REIT Board determines to permanently and entirely abandon any development or redevelopment project, Advisor shall refund any Development Fee paid to Advisor with respect to such abandoned project, within six (6) months of the date of such determination by the MF REIT Board, provided that the project remains abandoned as of the date of such refund. For the avoidance of doubt, Advisor shall in no event be entitled to receive both a Development Fee and an Acquisition and Advisory Fee with respect to the same Approved Deal.
(c)    Debt Financing Fees. With respect to each Approved Deal, after the Self-Management Closing, MF REIT shall also pay Debt Financing Fees to Advisor with respect to such Approved Deal as though the Amended and Restated Advisory Agreement remained in full force and effect following the Self-Management Closing; provided that no Debt Financing Fees will be paid pursuant to this Section 6.1(c): (i) with respect to the applicable Approved Deal, if an Approved Deal LPA with respect to such Approved Deal is not entered into prior to the six (6) month anniversary of the Self-Management Closing Date, including prior to the Self-Management Closing Date; (ii) if a definitive Contract for debt financing with respect to the applicable Approved Deal is not entered into prior to the one (1) year anniversary of the Self-Management Closing Date; or (iii) for any amounts advanced under the Existing Credit Facility to the extent such financing is obtained based on the amount committed under the Existing Credit Facility as the date of this Agreement.
(d)    Acquisition Expenses. With respect to each Approved Deal for which MF REIT must pay Acquisition and Advisory Fees or Development Fees as contemplated by

Section 6.1(a) or (b), MF REIT shall also concurrently pay Acquisition Expenses (based on the purchase price or estimated development costs, as applicable) to Advisor with respect to such Approved Deal, as though the Amended and Restated Advisory Agreement remained in full force and effect with respect to such Approved Deal following the Self-Management Closing.
For the avoidance of doubt, any Advisory Fees and Expenses with respect to an Approved Deal that are payable with respect to the period before the Self-Management Closing shall be included in the Pre-Closing Advisory Fees and Expenses Schedule delivered in connection with the Self-Management Closing.
SECTION 6.2    Self-Management Closing.
(a)    Self-Management Closing. The closing of all of the Self-Management Transactions (the “Self-Management Closing”) shall occur simultaneously on June 30, 2014 or on such other date as provided in Section 6.2(b) or as MF REIT and Services Holdings mutually agree (the “Self-Management Closing Date”), at the offices of Behringer Harvard Holdings, 15601 Dallas Parkway, Addison, Texas, or at such other place as MF REIT and Services Holdings may mutually agree; provided that, subject to Section 6.2(b) and 6.7 below, all of the conditions set forth in Section 6.3 below have been met or waived by the applicable party. The Self-Management Closing shall be deemed effective for all purposes at 11:59 P.M. on the Self-Management Closing Date.
(b)    Conditions to Self-Management Closing. The obligations of the Parties to consummate the Self-Management Transactions shall be subject to the respective conditions set forth in Section 6.3. If the conditions to the Self-Management Closing set forth in Section 6.3(a) shall not have been met as of the Self-Management Closing Date through no fault of MF REIT or its Affiliates, MF REIT may, upon written notice to Services Holdings, extend the Self-Management Closing Date to the last Business Day of the month immediately following the proposed Self-Management Closing Date, or such earlier date, if a Business Day, upon which the Parties mutually agree. If the conditions to the Self-Management Closing set forth in Section 6.3(b) shall not have been met as of the Self-Management Closing Date through no fault of the Behringer Group, Services Holdings may, upon written notice to MF REIT, extend the Self-Management Closing Date to the last Business Day of the month immediately following the proposed Self-Management Closing Date, or such earlier date, if a Business Day, upon which the Parties mutually agree. In the event the proposed Self-Management Closing Date is extended pursuant to this Section 6.2(b) or 6.7, the term of the Advisory Agreement shall automatically be extended or renewed, as applicable, through the actual Self-Management Closing Date, subject to MF REIT Board approval of such extension or renewal.
(c)    Purchase, Sale and Transfer of Assets.
(i)    Transferred Assets. Upon the terms and subject to the conditions of this Article VI, in consideration of the agreements under this Agreement, including the waiver of certain non-solicit and non-compete provisions by the Service

Providers, REIT TRS shall purchase and assume from the Service Providers, and the Service Providers shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to REIT TRS (or its designee) at the Self-Management Closing, all of their right, title and interest in, to and under the assets (which shall be conveyed on an “as is, where is” basis) and Contracts expressly set forth under the headings “Assets and Contracts of Advisor” and “Assets and Contracts of Property Manager” in a schedule of assets and Contracts delivered by Services Holdings at least ten (10) Business Days prior to the Self-Management Closing Date (such schedule, the “Transferred Assets Schedule” and such assets and Contracts, the “Transferred Assets”). No later than January 1, 2014, the Service Providers shall provide to REIT TRS a preliminary list of Transferred Assets, and shall keep REIT TRS informed of material changes to the list of Transferred Assets from the date of the delivery of the preliminary list of Transferred Assets until the delivery of the Transferred Assets Schedule. The Transferred Assets Schedule shall be prepared in good faith by the Service Providers and shall include:
(A)    each Contract set forth in Annex B (or successor or replacement thereof) that (1) remains in existence on the Self-Management Closing Date and (2) may be assigned according to the terms of such Contract (including as a result of any obtained consent or approval) to REIT TRS at the time of the Self-Management Closing pursuant to the Bill of Sale for Transferred Assets;
(B)    any other Contracts to which the parties mutually agree; and
(C)    the tangible assets of Advisor and Property Manager, including furniture, fixtures and equipment that meet all of the following conditions: (1) such assets are located at the MF REIT Headquarters, on-site at properties of MF REIT that are managed by the Property Manager, or at such other location (if any) where the Specified Employee utilizing such assets regularly works, (2) such assets are utilized by the Specified Employees exclusively in the conduct of the business of MF REIT and which are not currently owned by MF REIT, and (3) such assets have not been used by any member of the Behringer Group to provide services to other investment funds under any Contract and will not be used by any member of the Behringer Group to provide services to MF REIT after the Self-Management Closing under the Administrative Services Agreement.
The Parties agree that the tangible assets included in the Transferred Assets are being transferred for no consideration. Services Holdings shall use commercially reasonable efforts to convey to REIT TRS physical possession of such tangible assets (if not already in the possession of MF REIT and its Affiliates).
(ii)    Assumed Liabilities. At the Self-Management Closing, MF REIT or its permitted assigns shall assume and agree to pay, perform, fulfill and discharge, and shall pay, perform, fulfill and discharge, as they become due: (A) Liabilities with respect to the Transferred Employees arising on and after the Self-Management Closing as set forth in Article VII, (B) the PTO Liabilities related to the Specified Employees, (C) the COBRA Liabilities, (D) Liabilities associated with the performance of the Contracts (if any) set forth in the Transferred Assets Schedule arising (1) from and after the Self-Management Closing or (2) from the conduct of MF REIT or its Affiliates prior to the Self-Management Closing, and (E) Liabilities with respect to the Property Management Agreement arising from and after the Self-Management Closing (collectively, the “Self-Management Closing Assumed Liabilities”).
(iii)    Excluded Assets. The following assets, Contracts and properties (the “Excluded Assets”) are not included in the Transferred Assets, and MF REIT shall have no rights with respect to the following under this Agreement: (A) any and all assets of any Person other than the Service Providers; (B) any and all Behringer Plans; (C) any and all Contracts other than those expressly set forth in the Transferred Assets Schedule; and (D) any and all assets of the Service Providers other than those expressly set forth in the Transferred Assets Schedule. For the avoidance of doubt, except for the license of certain Intellectual Property Rights under the License Agreement as set forth therein, no Intellectual Property Rights (including Software and/or licenses for Software that may have been used by the Service Providers in connection with the Transferred Assets or to provide services to MF REIT prior to Self-Management Closing) are being conveyed or licensed to MF REIT or its Affiliates pursuant to this Agreement, any Ancillary Agreement or any Transactions. For the avoidance of doubt, nothing in this Section 6.2(c)(iii) is intended to, and nothing in this Section 6.2(c)(iii) will be deemed to, modify any rights of any of the Parties with respect to insurance policies currently in effect or in effect on the date of the Self-Management Closing, including the status or rights of MF REIT as a named insured or other covered person under any group insurance policy maintained by a member of the Behringer Group.
(iv)    Excluded Liabilities. MF REIT shall have no liability for, and Services Holdings and Service Providers are responsible for, and shall pay, perform, fulfill and discharge, as they become due: (A) any and all Liabilities relating to the Excluded Assets and (B) the Excluded Employee Liabilities (collectively, the “Excluded Liabilities”).

(d)    Limited Right to Use MF REIT Headquarters. Upon request of Services Holdings, MF REIT shall, and Advisor shall cause the Behringer Landlord to, cooperate in good faith to obtain any landlord consents reasonably deemed necessary by Services Holdings with respect to the LRU Agreement and accept any reasonable modifications to the LRU Agreement proposed by such landlord as a condition to its consent. If such landlord consent cannot be obtained, MF REIT and the Behringer Landlord shall use commercially reasonable efforts to enter into an alternative arrangement that accomplishes the same economic and business objectives and obligations without requiring landlord consent.
(e)    Self-Management Closing Payments.
(i)    Transferred Assets and Other Consideration Payment. At the Self-Management Closing, REIT TRS shall pay to Services Holdings an amount equal to $3,500,000 for the Transferred Assets and other rights and benefits set forth in this Agreement and the Ancillary Agreements in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Services Holdings at least two (2) Business Days prior to the Self-Management Closing Date.
(ii)    New Platform Consideration Payment. At the Self-Management Closing, REIT TRS shall pay Services Holdings an amount equal to the New Platform Consideration with respect to each New Platform (if any) for which a payment obligation has arisen but payment has not yet been made in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Services Holdings at least two (2) Business Days prior to the Self-Management Closing Date.
(iii)    Pre-Closing Advisory Fees and Expenses. At least three (3) Business Days prior to the Self-Management Closing Date, Advisor shall deliver or cause to be delivered to MF REIT a schedule (the “Pre-Closing Advisory Fees and Expenses Schedule”) setting forth Advisor’s good faith estimate of the amount of all Advisory Fees and Expenses due from MF REIT to Advisor for all services rendered through the Self-Management Closing under the Advisory Agreement or otherwise due to Advisor with respect to the period before the Self-Management Closing under the Advisory Agreement (such amount, the “Estimated Advisory Fees and Expenses”). At the Self-Management Closing, MF REIT shall pay the Estimated Advisory Fees and Expenses to Advisor in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Advisor at least two (2) Business Days prior to the Self-Management Closing Date. The payment of such Estimated Advisory Fees and Expenses is subject to adjustment as set forth in Section 6.4(a).
(iv)    Pre-Closing Property Management Fees and Expenses. At least three (3) Business Days prior to the Self-Management Closing Date, Property Manager shall deliver or cause to be delivered to MF REIT a schedule (the “Pre-Closing Property Management Fees and Expenses Schedule”) setting forth Property Manager’s good faith estimate of the amount of all Property Management Fees and Expenses due from MF REIT to Property Manager for all services rendered through the Self-Management Closing under the Property Management Agreement or otherwise due to Property Manager with respect to the period before the Self-Management Closing under the Property Management Agreement (such amount, the “Estimated Property Management Fees and Expenses”). At the Self-Management Closing, MF REIT shall pay the Estimated Property Management Fees and Expenses to Property Manager in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing by Property Manager at least two (2) Business Days prior to the Self-Management Closing Date. The payment of such Estimated Property Management Fees and Expenses is subject to adjustment as set forth in Section 6.4(b).
SECTION 6.3    Conditions to the Self-Management Closing.
(a)    Conditions to the Obligations of Services Holdings and the Service Providers. The obligation of Services Holdings and the Service Providers to consummate the Self-Management Transactions is subject to the satisfaction of the following conditions, as of the Self-Management Closing, including as such may be extended pursuant to Section 6.2(b) or 6.7, any of which may be waived exclusively in writing by Services Holdings:
(i)    Self-Management Closing Payments. MF REIT shall have paid and Services Holdings or the Service Providers, as applicable, shall have received in full (upon the Self-Management Closing) the payments contemplated by Section 6.2(e).
(ii)    Advisory Agreement. MF REIT shall not have terminated the Advisory Agreement.
(iii)    Representations of MF REIT. MF REIT shall have delivered to Services Holdings the MF REIT Representation Letter and each of the representations and warranties of MF REIT set forth in the MF REIT Representation Letter shall be true and correct in all respects as of the Self-Management Closing.
(iv)    No Proceedings. No Judgment of any court or Governmental Authority of competent jurisdiction nor any applicable Law shall be in effect which would (i) prohibit the consummation of any of the Self-Management Transactions, (ii) declare unlawful any of the Self-Management Transactions, or (iii) cause any of the Self-Management Transactions to be rescinded.
(v)    Other Self-Management Closing Deliverables. MF REIT shall have delivered or caused to be delivered to Services Holdings on or before the Self-Management Closing Date the following:
(A)    a duly executed counterpart of the Administrative Services Agreement in substantially the form attached hereto as Exhibit I (the “Administrative Services Agreement”), executed by MF REIT;

(B)    a duly executed counterpart of the Limited Right to Use Agreement in substantially the form attached hereto as Exhibit J (the “LRU Agreement”), executed by MF REIT;
(C)    a duly executed counterpart of a bill of sale and assignment and assumption agreement with respect to the Transferred Assets in substantially the form attached hereto as Exhibit K (the “Bill of Sale for Transferred Assets”), executed by REIT TRS;
(D)    a duly executed counterpart of the Property Management Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit L (the “Property Management Assignment and Assumption Agreement”), executed by REIT TRS (or its designated Affiliate);
(E)    instruments of authority from the Board of Directors of MF REIT, or an authorized committee thereof, in customary form and substance, authorizing the Self-Management Transactions;
(F)    instruments of authority from MF OP, including in its capacity as the member/manager of REIT TRS, in customary form and substance, authorizing the Self-Management Transactions;
(G)    a certificate by the Chief Operating Officer of MF REIT (or if there is no Chief Operating Officer at such time, another executive officer of MF REIT), in his or her capacity as such, that the conditions of the Self-Management Closing set forth in this Section 6.3(a) have been met, in customary form and substance; and
(H)    such other agreements, documents, instruments or certificates as Services Holdings may reasonably request, upon reasonable advance notice to MF REIT, in connection with the consummation of the Self-Management Transactions.
(b)    Conditions to the Obligations of MF REIT. The obligation of MF REIT to consummate the Self-Management Transactions is subject to the satisfaction of the following conditions, as of the Self-Management Closing, including as such may be extended pursuant to Section 6.2(b) or 6.7, any of which may be waived exclusively in writing by MF REIT:
(i)    Representations of Service Providers. Services Holdings shall deliver to MF REIT at the Self-Management Closing representations and warranties in substantially the form attached hereto as Exhibit M to this Agreement (the “Service Provider Representation Letter”), which representations and warranties shall be true and correct in all respects as of the Self-Management Closing.
(ii)    No Proceedings. No Judgment of any court or Governmental Authority of competent jurisdiction nor any applicable Law shall be in effect which would (a) prohibit the consummation of any of the Self-Management Transactions, (b) declare unlawful any of the Self-Management Transactions, or (c) cause any of the Self-Management Transactions to be rescinded.
(iii)    Other Self-Management Closing Deliverables. Services Holdings shall have delivered or caused to be delivered to MF REIT on or before the Self-Management Closing Date the following:
(A)    the Transferred Assets Schedule;
(B)    the Specified Employees Schedule;
(C)    the Severance Schedule;
(D)    the Pre-Closing Advisory Fees and Expenses Schedule;
(E)    the Pre-Closing Property Management Fees and Expenses Schedule;
(F)    a duly executed counterpart of the Administrative Services Agreement, executed by Advisor;
(G)    a duly executed counterpart of the LRU Agreement, executed by the Behringer Landlord;
(H)    a duly executed counterpart of the Bill of Sale for Transferred Assets, executed by Advisor;
(I)    a duly executed counterpart of the Property Management Assignment and Assumption, executed by Property Manager;
(J)    a certificate by an executive officer of Services Holdings, in his or her capacity as such, that the conditions for the Self-Management Closing set forth in this Section 6.3(b) have been met, in customary form and substance; and
(K)    such other agreements, documents, instruments or certificates as MF REIT may reasonably request, upon reasonable advance notice to Services Holdings, in connection with the consummation of the Self-Management Transactions.
SECTION 6.4    Post-Closing Advisory and Property Management Fees and Expenses Adjustment.

(a)    Post-Closing Advisory Fees and Expenses Adjustment.
(i)    Preparation of Final Proposed Advisory Fees and Expenses Statement. As soon as practicable, but in no event later than forty-five (45) calendar days after the Self-Management Closing Date, Advisor shall prepare in good faith and deliver to MF REIT a statement and reasonable supporting documentation (the “Proposed Advisory Fees and Expenses Statement”) calculating the Advisory Fees and Expenses for all services rendered through the Self-Management Closing under the Advisory Agreement or otherwise due to Advisor with respect to the period before the Self-Management Closing under the Advisory Agreement (the “Proposed Advisory Fees and Expenses Amount”).
(ii)    Dispute Resolution Procedures. If, within thirty (30) calendar days following Advisor’s delivery of the Proposed Advisory Fees and Expenses Statement, MF REIT has not given Advisor written notice of its objection to Advisor’s calculation of the Proposed Advisory Fees and Expenses Amount setting forth in reasonable detail the basis of any such objection (an “Advisory Fees Objection”), then Advisor’s calculation of the Proposed Advisory Fees and Expenses Amount shall be binding and conclusive on the Parties for all purposes under this Agreement. If MF REIT delivers to Advisor an Advisory Fees Objection within the thirty (30)-day period provided for in the previous sentence, then Advisor and MF REIT will work together in good faith to resolve the issues set forth in such Advisory Fees Objection and to mutually agree upon a calculation of the Proposed Advisory Fees and Expenses Amount which shall be binding and conclusive on the Parties for all purposes under this Agreement. If Advisor and MF REIT fail to resolve the issues outstanding with respect to Advisor’s calculation of the Proposed Advisory Fees and Expenses Amount within thirty (30) calendar days of Advisor’s receipt of the Advisory Fees Objection, then Advisor and MF REIT shall submit the issues regarding the calculation of the Proposed Advisory Fees and Expenses Amount remaining in dispute to an Independent Arbitrator for resolution in accordance with the terms of Section 2.2(c)(ii) of this Agreement, changing only those things which need to be changed (i.e., mutatis mutandis).
(iii)    Post-Closing Advisory Fees and Expenses Payment. If the Advisory Fees and Expenses for all services rendered through the Self-Management Closing under the Advisory Agreement or otherwise due to Advisor with respect to the period before the Self-Management Closing under the Advisory Agreement, as finally determined pursuant to Section 6.4(a)(ii) (the “Final Advisory Fees and Expenses Amount”), exceeds the Estimated Advisory Fees and Expenses, then within five (5) Business Days of the date of the determination of the Final Advisory Fees and Expenses Amount, MF REIT shall pay the amount of such difference to Advisor (or its designee) in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing in advance by Advisor. If the Estimated Advisory Fees and Expenses exceeds the Final Advisory Fees and Expenses Amount, then within five (5) Business Days of the date of the determination of the Final

Advisory Fees and Expenses Amount, Advisor shall pay the amount of such difference to MF REIT in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing in advance by MF REIT.
(b)    Post-Closing Property Management Fees and Expenses Adjustment.
(i)    Preparation of Final Proposed Property Management Fees and Expenses Statement. As soon as practicable, but in no event later than forty-five (45) calendar days after the Self-Management Closing Date, Property Manager shall prepare in good faith and deliver to MF REIT a final statement and reasonable supporting documentation (the “Proposed Property Management Fees and Expenses Statement”) calculating the Property Management Fees and Expenses for all services rendered through the Self-Management Closing under the Property Management Agreement or otherwise due to Property Manager with respect to the period before the Self-Management Closing under the Property Management Agreement (the “Proposed Property Management Fees and Expenses Amount”).
(ii)    Dispute Resolution Procedures. If, within thirty (30) calendar days following Property Manager’s delivery of the Proposed Property Management Fees and Expenses Statement, MF REIT has not given Property Manager written notice of its objection to Property Manager’s calculation of the Proposed Property Management Fees and Expenses Amount setting forth in reasonable detail the basis of any such objection (a “Property Management Fees Objection”), then Property Manager’s calculation of the Proposed Property Management Fees and Expenses Amount shall be binding and conclusive on the Parties for all purposes under this Agreement. If MF REIT delivers to Property Manager a Property Management Fees Objection within the thirty (30)-day period provided for in the previous sentence, then Property Manager and MF REIT will work together in good faith to resolve the issues set forth in such Property Management Fees Objection and to mutually agree upon a calculation of the Proposed Property Management Fees and Expenses Amount which shall be binding and conclusive on the Parties for all purposes under this Agreement. If Property Manager and MF REIT fail to resolve the issues outstanding with respect to Property Manager’s calculation of the Proposed Property Management Fees and Expenses Amount within thirty (30) calendar days of Property Manager’s receipt of the Property Management Fees Objection, then Property Manager and MF REIT shall submit the issues regarding the calculation of the Proposed Property Management Fees and Expenses Amount remaining in dispute to an Independent Arbitrator for resolution in accordance with Section 2.2(c)(ii) of this Agreement, changing only those things which need to be changed (i.e., mutatis mutandis).
(iii)    Post-Closing Property Management Fees and Expenses Payment. If the Property Management Fees and Expenses for all services rendered through the Self-Management Closing under the Property Management Agreement or otherwise due to Property Manager with respect to the period before the Self-Management

Closing under the Property Management Agreement, as finally determined pursuant to Section 6.4(b)(ii) (the “Final Property Management Fees and Expenses Amount”), exceeds the Estimated Property Management Fees and Expenses, then within five (5) Business Days of the date of the determination of the Final Property Management Fees and Expenses Amount, MF REIT shall pay the amount of such difference to Property Manager in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing in advance by Property Manager. If the Estimated Property Management Fees and Expenses exceeds the Final Property Management Fees and Expenses Amount, then within five (5) Business Days of the date of the determination of the Final Property Management Fees and Expenses Amount, Property Manager shall pay the amount of such difference to MF REIT in cash by wire transfer of immediately available funds to the bank account as shall be designated in writing in advance by MF REIT.
(c)    MF REIT and Services Holdings shall promptly make available to each other such books, records and personnel as shall be reasonably requested by the other Party in connection with the matters contained in this Section 6.4.
SECTION 6.5    Assignment of Property Management Agreement.
At the Self-Management Closing, Property Manager shall assign the Property Management Agreement to REIT TRS or an Affiliate of REIT TRS designated by REIT TRS at least two (2) Business Days prior to the Self-Management Closing; provided, however, that Property Manager shall not assign and shall retain certain rights and obligations as set forth in this Section 6.5.
(a)    Indemnification. Property Manager shall not assign and shall retain all of its rights and obligations under any and all provisions of the Property Management Agreement relating to indemnification, including Sections 2.4, 3.8, 4.4, 5.1, 6.11 and 6.13 of the Amended and Restated Property Management Agreement (or their successor provisions), and all such provisions shall remain in full force and effect in accordance with their terms.
(b)    Non-Solicitation. Subject to Section 7.2(a) of this Agreement, Property Manager shall not assign and shall retain its rights under Section 6.2 (Non-Solicitation) of the Amended and Restated Property Management Agreement, and such provision shall remain in full force and effect in accordance with its terms without limitation for the benefit of Property Manager and its Affiliates.
(c)    Property Management Fees and Expenses. Property Manager shall not assign and shall retain its rights to receive Property Management Fees and Expenses for the period prior to the Self-Management Closing; provided that Property Manager’s rights to receive such Property Management Fees and Expenses shall immediately terminate and be of no further force and effect upon payment in full of the Final Property Management Fees and Expenses Amount (if any) in accordance with Section 6.4(b), and such payment of the Final Property Management Fees and Expenses Amount shall be the final and binding payment with respect to any and all Property Management Fees and Expenses for services provided by Property Manager prior to the Self-Management Closing.

(d)    Other Retained Rights. Manager shall not assign and shall retain its rights under each other provision of the Property Management Agreement that, by its express terms, survives the termination of the Property Management Agreement, and each such provision shall continue in accordance with the terms thereof with respect to Property Manager.
SECTION 6.6    Status of Advisory Agreement after the Self-Management Closing.
Upon the Self-Management Closing, the Advisory Agreement will terminate; provided, however, that notwithstanding such termination, certain provisions of the Advisory Agreement shall continue in full force and effect as set forth in this Section 6.6.
(a)    Indemnification. Article V (Indemnification) of the Advisory Agreement shall remain in full force and effect in accordance with its terms.
(b)    Non-Solicitation. Subject to Section 7.1(a) and Section 7.2(a) of this Agreement, Section 6.02 (Non-Solicitation) of the Advisory Agreement shall remain in full force and effect in accordance with its terms without limitation.
(c)    Advisory Fees and Expenses. Subject to Section 6.1, the provisions of the Advisory Agreement that require MF REIT to pay Advisory Fees and Expenses to Advisor prior to the Self-Management Closing shall immediately terminate and be of no further force and effect upon payment in full of the Final Advisory Fees and Expenses Amount (if any) in accordance with Section 6.4(a), and such payment of the Final Advisory Fees and Expenses Amount shall be the final and binding payment with respect to any and all Advisory Fees and Expenses for services provided by Advisor prior to the Self-Management Closing.
(d)    Other Surviving Provisions. Other provisions of the Advisory Agreement that, by their express terms, survive the termination of the Advisory Agreement, shall continue in accordance with the terms thereof.
SECTION 6.7    Outside Date.
Notwithstanding any provision in this Agreement to the contrary, if the Self-Management Closing shall not have occurred on or prior to 11:59 P.M. on August 1, 2014 (the “Outside Date”), this Agreement shall automatically terminate without further action of the Parties; provided, however, that the Outside Date shall be automatically extended to September 1, 2014 in the event that the Self-Management Closing has not occurred on or prior to 11:59 P.M. on August 1, 2014 due solely to the fact that the conditions to consummate the Self-Management Transactions set forth in Section 6.3(a)(iv) and Section 6.3(b)(ii) have not been satisfied.
SECTION 6.8    Effect of Termination; Survival.
(a)    Effect of Termination. Upon the termination of this Agreement pursuant to Sections 6.7, the obligations of the Parties to comply with the terms hereof, including the obligation to consummate the Self-Management Closing, shall immediately terminate and be of no further force and effect, subject to the survival of any provision pursuant to Section 6.8(b).
(b)    Survival. Notwithstanding any provision in this Agreement to the contrary, each of the following provisions shall survive the termination of this Agreement and shall continue in full force and effect following the termination of this Agreement: (i) the provisions of Articles I, Sections 8.1, 8.3, 8.4, 8.5, 8.13, IX, and X, (ii) this Section 6.8, (iii) any provisions relating to the Initial Closing or the Initial Transferred Executives, and (iv) any other provision of this Agreement which by its terms shall survive the termination of this Agreement.

ARTICLE VII
SPECIFIED EMPLOYEE MATTERS
SECTION 7.1    Specified Executives and Offers of Employment.
(a)    Waiver of Non-Solicit/Non-Hire Provisions with respect to the Specified Executives. At the Initial Closing, Advisor, with respect to each Specified Executive, shall be deemed to have irrevocably waived the non-solicitation and non-hire provisions contained in Section 6.02 (Non-Solicitation) of the Advisory Agreement and Property Manager shall be deemed to have irrevocably waived the non-solicitation and non-hire provisions contained in Section 6.2 (Non-Solicitation) of the Property Management Agreement. At the Initial Closing, each of Services Holdings and the Service Providers shall waive or cause to be waived any non-solicitation, non-hire, non-compete or other similar provisions contained in any Contract between any of them and any Specified Executive to the extent necessary to allow such Specified Executive to work for MF REIT.
(b)    Effective immediately following the Initial Closing, MF REIT shall offer employment to the Specified Executives on the terms and subject to the conditions of this Article VII and the other terms and conditions determined by the Compensation Committee of the MF REIT Board consistent with this Article VII. The Specified Executives who accept and commence employment on or after the Initial Closing with MF REIT are collectively referred to herein as the “Initial Transferred Executives.” MF REIT hereby assumes, as of the Initial Closing, all Liabilities related to the employment by MF REIT of the Initial Transferred Executives (including the employment and termination thereof) arising on and after the Initial Closing Date. Except for MF REIT’s indemnification for PTO Liabilities pursuant to Section 7.7, reimbursement for severance benefits as provided in Section 7.8, and assumption of COBRA obligations pursuant to Section 7.9(g), MF REIT does not assume, and shall not be liable or responsible for, any Liabilities with respect to any Specified Executive who does not become an Initial Transferred Executive (each, a “Non-Hired Specified Executive”) or any other employee of the Behringer Group (such Liabilities, the “Excluded Executive Liabilities”).
(c)    Subject to applicable Law and the terms of any Contract between an Initial Transferred Executive and MF REIT, each Initial Transferred Executive shall be, upon acceptance and commencement of employment with MF REIT, an “at will” employee of MF REIT, and nothing in this Article VII shall create a contract of employment between (x) MF REIT or any of its Affiliates and (y) an Initial Transferred Executive, nor limit the right of MF REIT and its Affiliates to terminate the employment of any Initial Transferred Executive at any time, for any reason, with or without cause, and without notice.
(d)    For the avoidance of doubt, MF REIT is responsible for the negotiation and execution of any employment related Contract with the Specified Executives that is contemplated to be applicable in the period after the Initial Closing.
SECTION 7.2    Specified Employees and Offers of Employment.
(a)    Waiver of Non-Solicit/Non-Hire Provisions with respect to the Specified Employees. At the Self-Management Closing, Advisor shall be deemed to have irrevocably waived the non-solicitation and non-hire provisions contained in Section 6.02 (Non-Solicitation) of the Advisory Agreement and Property Manager shall be deemed to have irrevocably waived the non-solicitation and non-hire provisions contained in Section 6.2 (Non-Solicitation) of the Property Management Agreement, in each case, with respect to each employee set forth in a schedule delivered or caused to be delivered by the Service Providers to MF REIT at least ten (10) Business Days prior to the Self-Management Closing (the “Specified Employees Schedule” and the employees on such Specified Employees Schedule, the “Specified Employees”). At the Self-Management Closing, each of Services Holdings and the Service Providers and their Affiliates shall waive or cause to be waived any non-solicitation, non-hire, non-compete or other similar provisions contained in any Contract between any of them and any Specified Employee to the extent necessary to allow such Specified Employee to work for MF REIT.
(b)    Specified Employees Schedule.
(i)    The Specified Employees Schedule shall be prepared in good faith by the Service Providers and shall include: (A) each employee of the Behringer Group then exclusively providing services for MF REIT under the Advisory Agreement as of the Self-Management Closing; (B) each employee of the Behringer Group then performing property management services for MF REIT on-site at the “Project” (as defined in the Property Management Agreement) under the Property Management Agreement as of the Self-Management Closing, (C) such other employees of the Behringer Group then performing property management services under the Property Management Agreement as of the Self-Management Closing that occupy the functions or have the titles set forth in Annex C hereto and the other on-site property management employees of the Behringer Group specified therein.
(ii)    It is the intention of MF REIT and the Service Providers that the Specified Employees Schedule only set forth employees performing advisory or property management services exclusively for MF REIT under the Advisory Agreement or Property Management Agreement. For avoidance of doubt, the Specified Employees Schedule shall not include any employee of the Behringer

Group who will be performing services under the Administrative Services Agreement, Transition Services Agreement, or any Support Services Agreement.
(iii)    The Parties acknowledge that, as of the date of this Agreement, the Service Providers have provided to MF REIT for due diligence purposes a list of current employees of the Behringer Group who would be included on the Specified Employees Schedule assuming the Self-Management Closing were to occur as of the date hereof. Upon the reasonable request of MF REIT, the Service Providers shall promptly update and provide such list to MF REIT based on the then current employees of the Behringer Group who would be included on the Specified Employees Schedule.
(iv)    Upon the request of MF REIT, at least ninety (90) days prior to the contemplated Self-Management Closing Date, the Service Providers shall deliver a preliminary draft of the Specified Employees Schedule.
(c)    Effective as of the Self-Management Closing, MF REIT shall offer employment to the Specified Employees on the terms and subject to the conditions of this Article VII and the other terms and conditions determined by MF REIT consistent with this Article VII. The Specified Employees who accept and commence employment on or after the Self-Management Closing with MF REIT are hereinafter collectively referred to as the “Transferred Employees.” For the period commencing on the Self-Management Closing Date and ending no sooner than eighteen (18) months after the Self-Management Closing Date, each of the Transferred Employees shall receive base salary and cash bonus opportunities on terms at least reasonably comparable, in the aggregate, to the salary and bonus opportunities such Transferred Employee received from the Behringer Group immediately prior to the Self-Management Closing Date. Further, MF REIT hereby assumes, as of the Self-Management Closing, all Liabilities related to the employment by MF REIT of the Transferred Employees (including the employment and termination thereof) arising on and after the Self-Management Closing Date. Except for MF REIT’s indemnification for PTO Liabilities pursuant to Section 7.7, reimbursement for severance benefits as provided in Section 7.8, and assumption of COBRA obligations pursuant to Section 7.9(h), MF REIT does not assume, and shall not be liable or responsible for, any Liabilities with respect to any Specified Employee who does not become a Transferred Employee (each, a “Non-Hired Specified Employee”) or any other employee of the Behringer Group (such Liabilities, the “Excluded Employee Liabilities”).
(d)    Subject to applicable Law and the terms of any Contract between a Transferred Employee and MF REIT, each Transferred Employee shall be, upon acceptance and commencement of employment with MF REIT, an “at will” employee of MF REIT, and nothing in this Article VII shall create a contract of employment between (x) MF REIT or any of its Affiliates and (y) a Transferred Employee, nor limit the right of MF REIT and its Affiliates to terminate the employment of any Transferred Employee at any time, for any reason, with or without cause, and without notice.

SECTION 7.3    Replacement of Employees, Protected Employees and Additional Specified Employees.
(a)    Advisor or Property Manager (as the case may be) shall use commercially reasonable efforts to replace each Designated Terminated Employee prior to the Self-Management Closing. For purposes of the foregoing sentence, “commercially reasonable efforts” shall not require Advisor or Property Manager to (i) take any actions outside of the ordinary course of its business with respect to hiring employees and it shall not be obligated to offer any replacement employee of a Designated Terminated Employee compensation or benefits in excess of the compensation or benefits offered to the Designated Terminated Employee immediately prior to the termination of such Designated Terminated Employee, (ii) take any extraordinary measures to recruit replacement employees or (iii) take any actions with respect to Designated Terminated Employees who cease employment with the Behringer Group within sixty (60) days prior to the contemplated Self-Management Closing Date; provided, that Advisor or Property Manager, as applicable, within such final sixty (60) day period, shall, upon the reasonable request and at the cost and expense of MF REIT, engage recruiters to locate suitable replacements for any Designated Terminated Employee.
(b)    From the date hereof until the earlier of the Self-Management Closing and August 1, 2014, other than in connection with the Self-Management Closing, Advisor or Property Manager (as the case may be) may not (and shall not allow their Affiliates to), without the prior written consent of MF REIT, terminate or decline to renew the employment of any of the individuals set forth on Schedule 7.3(b) (each such individual, a “Protected Employee”); provided, however, that the prior consent or approval of MF REIT shall not be required for the termination of the employment of a Protected Employee for “cause,” or other similar terms or concepts (as defined pursuant to the written employment agreement or contract with such Protected Employee (if applicable) or pursuant to the terms of any applicable employee handbook or employment policies). This Section 7.3(b) shall not restrict the right or ability of any Protected Employee to voluntarily terminate or decline to renew employment.
(c)    In the event that, prior to the Self-Management Closing, MF REIT desires that Advisor or Property Manager hire any additional employee (all such employees, the “Additional Specified Employees”) that is not a replacement for a Designated Terminated Employee for the purposes of performing services for the benefit of MF REIT, Advisor or Property Manager (as the case may be) shall use commercially reasonable efforts to hire such Additional Specified Employee as directed by MF REIT (and on substantially the same employment terms as directed by MF REIT) and MF REIT shall be responsible for all compensation, benefits (including severance if the Additional Specified Employee is terminated by the Behringer Group, as applicable) and other expenses associated with such Additional Specified Employees (as an additional expense to be reimbursed by MF REIT under the Advisory Agreement or Property Management Agreement) until the earlier of (i) the termination of employment of each applicable Additional Specified Employee with Advisor or Property Manager (as applicable) and (ii) the transfer of each Additional Specified Employee to MF REIT in connection with the Self-Management Closing. After hiring, each

Additional Specified Employee shall be automatically added to the Specified Employees Schedule and each Additional Specified Employee shall become a Specified Employee.
SECTION 7.4    Hiring of Additional Employees.
Subject to any non-solicit, non-hire, and non-compete provisions in any Contract with a member of the Behringer Group, MF REIT shall be permitted, prior to the Self-Management Closing, to hire employees that will perform information technology services or investor relations services for MF REIT; provided that (i) MF REIT provides Services Holdings with reasonable advance notice of each such hiring and (ii) the performance of services by such employee would not, in the reasonable view of Services Holdings, materially interfere with the ability of any member of the Behringer Group to perform services pursuant to Contracts with MF REIT (including any Contract entered into after the date of this Agreement). MF REIT hereby agrees that it is responsible for all compensation, benefits (including severance) and other expenses associated with each such employee. MF REIT shall promptly reimburse the Service Providers for any additional costs incurred by the Service Providers as a result of the hiring or performance of services by each such employee to the extent that such additional costs are not otherwise reimbursed by MF REIT to the Service Providers under the Advisory Agreement or Property Management Agreement. For the avoidance of doubt, the performance of services by any MF REIT employee shall not limit the obligation of MF REIT to pay in full all amounts due under any Contract with the Behringer Group, and there shall be no offset or reduction of any fees due to a member of the Behringer Group for any work performed by employees of MF REIT, including under the Advisory Agreement.
SECTION 7.5    Maintenance of Workforce; Service Provider Consultation Regarding Specified Employees.
From the Initial Closing through the Self-Management Closing, the Service Providers shall use commercially reasonable efforts to (i) retain, in general, the workforce that is performing services exclusively for MF REIT under the Advisory Agreement and Property Management Agreement or listed on the Specified Employees Schedule and (ii) consult with MF REIT with respect to the compensation and other material terms of employment of the individuals who are expected to be Specified Employees, consistent with past practice.
SECTION 7.6    Communications with Specified Employees.
(a)    Initial Announcement Meeting. Promptly following the Initial Closing and at a time and place mutually agreed upon by Services Holdings and MF REIT, the Initial Transferred Executives and designated representatives of Services Holdings shall hold a joint meeting with the individuals who are expected to be Specified Employees (based on the preliminary list of Specified Employees prepared by Services Holdings and delivered to MF REIT for due diligence purposes) to discuss this Agreement, the Self-Management Transactions, the implications of the Transactions on the employment of the Specified Employees, and such other topics mutually agreed upon by Services Holdings and MF REIT (the “Initial Announcement Meeting”). Services Holdings and MF REIT shall cooperate on the form and content of information to be shared at the Initial Announcement Meeting, including talking points related thereto. Notwithstanding Section 7.6(b), if, prior to the Self-

Management Closing, MF REIT, through the Initial Transferred Executives, responds to requests for information from the individuals who are expected to be Specified Employees, such responses will not constitute a violation of Section 6.02 of the Advisory Agreement, Section 6.2 of the Property Management Agreement, or any non-solicitation, non-hire, non-compete or other similar provisions contained in any Contract between MF REIT and a member of the Behringer Group to the extent consistent with the terms and conditions of this Section 7.6 so long as (i) the information presented by such Initial Transferred Executives is limited to the talking points agreed upon by Services Holdings and MF REIT in connection with the Initial Announcement Meeting, (ii) no specific offers of employment are made or discussed, and (iii) such Initial Transferred Executive informs such potential Specified Employee that any additional questions or requests for information not covered by such agreed talking points for the Initial Announcement Meeting should be directed to Service Holdings.
(b)    Approved Employee Communications. Within ninety (90) days prior to the contemplated Self-Management Closing Date, MF REIT, through the Initial Transferred Executives, may communicate with the Specified Employees (based on a preliminary list of Specified Employees prepared by Services Holdings upon the request of MF REIT) as a group or individually on the terms and conditions of this Section 7.6 with respect to potential employment by MF REIT upon the Self-Management Closing (the “Approved Employee Communications”), and Advisor acknowledges that any such Approved Employee Communication will not constitute a violation of Section 6.02 of the Advisory Agreement or Section 6.2 of the Property Management Agreement or any other non-solicitation, non-hire, non-compete or other similar provision contained in any Contract between Advisor and its Affiliates covering the Specified Employees, to the extent consistent with the terms and conditions of this Section 7.6 and the following conditions are met:
(i)    all such communications include a statement that all offers of employment are made by MF REIT and the terms thereof will not become effective until the Self-Management Closing, it being understood that such offer of employment may be accepted prior to the Self-Management Closing subject to the Self-Management Closing occurring;
(ii)    Services Holdings is provided in advance of any communication a written copy of the employment terms and conditions (and other information) to be provided to or discussed with such Specified Employee; and
(iii)    Services Holdings is provided in advance a written copy of any proposed agreements, arrangements or understandings between MF REIT (or any member of the Special Committee, its counsel, or any Initial Transferred Executive) and such Specified Employee with respect to any potential future employment of such Specified Employee by MF REIT (with the understanding that any of the foregoing shall be conditioned upon the consummation of the Self-Management Transactions).

(c)    Nothing in this Section 7.6, nor any discussions or communications prior to the date hereof, nor any actions pursuant to this Section 7.6 (including any Approved Employee Communications), shall operate as or be deemed an amendment or waiver of any provision of the Advisory Agreement or Property Management, which remain in full force and effect in accordance with their terms; provided, however, that any actions taken by MF REIT and/or the Initial Transferred Executives, as applicable, to the extent in compliance with the terms and conditions of Sections 7.6(a) and 7.6(b) of this Agreement, shall not constitute a violation of Section 6.02 of the Advisory Agreement or Section 6.2 of the Property Management Agreement or any other non-solicitation, non-hire, non-compete or other similar provision contained in any Contract between Advisor and its Affiliates covering the Specified Employees.
(d)    Nothing in this Article VII shall be deemed to limit any amounts payable to Advisor or any other member of the Behringer Group (including any fees, expenses, reimbursements or other amounts payable) from MF REIT or its Affiliates for services provided by Advisor or any other member of the Behringer Group with respect to human resources, integration planning, or otherwise, including, for the avoidance of doubt, any payments to Advisor or any other member of the Behringer Group pursuant to the Advisory Agreement or the Administrative Services Agreement.
SECTION 7.7    Paid Time Off; Other Leave.
(a)    For the period commencing on the Initial Closing Date and ending no sooner than eighteen (18) months after the Initial Closing Date, MF REIT shall provide to each Initial Transferred Executive PTO Benefits on comparable terms, in the aggregate, to such Initial Transferred Executive as such Initial Transferred Executive received from the Behringer Group immediately prior to the Initial Closing Date, and MF REIT shall give each Initial Transferred Executive credit for the remaining PTO Benefits accrued by such Initial Transferred Executive during his or her employment with the Behringer Group prior to the Initial Closing (that has not been forfeited or lost as of the Initial Closing), but MF REIT may subject such accrued PTO Benefits to any accrual caps and use limitations (such as a “use it or lose it” policy) that are comparable to the accrual caps and use limitations under the comparable Behringer Group policies for PTO Benefits, as MF REIT may reasonably determine.
(b)    For the period commencing on the Self-Management Closing Date and ending no sooner than eighteen (18) months after the Self-Management Closing Date, MF REIT shall provide to each Transferred Employee PTO Benefits no less generous to such Transferred Employee as such Transferred Employee received from the Behringer Group immediately prior to the Self-Management Closing Date, and MF REIT shall give each Transferred Employee credit for the remaining PTO Benefits accrued by such Transferred Employee during his or her employment with the Behringer Group prior to the Self-Management Closing (that has not been forfeited or lost as of the Self-Management Closing), but MF REIT may subject such accrued PTO Benefits to any accrual caps and use limitations (such as a “use it or lose it” policy) that are comparable to the accrual caps and use limitations under the comparable Behringer Group policies for PTO Benefits, as MF REIT may reasonably determine.
(c)    To the extent that any member of the Behringer Group incurs any Damages with respect to any Liabilities for PTO Benefits with respect to any Specified Employee or Initial Transferred Executive (collectively, the “PTO Liabilities”), MF REIT shall indemnify such member of the Behringer Group with respect to such Damages.
SECTION 7.8    Severance Obligations.
(a)    For the period commencing on the Initial Closing Date and ending no sooner than eighteen (18) months after the Initial Closing Date, MF REIT shall provide severance benefits no less generous than those which would be applicable using the formula set forth in the severance schedule attached hereto Schedule 7.8 (the “Severance Schedule”) to any Initial Transferred Executive who is involuntarily terminated by MF REIT under circumstances that would entitle the Initial Transferred Executive to severance benefits had his or her employment been terminated by a member of the Behringer Group immediately prior to the Initial Closing (for example, MF REIT shall be under no obligation to provide severance benefits to any Initial Transferred Executive who has been terminated for cause). If MF REIT or any of its Affiliates seeks a Departed REIT Employee Release from any Initial Transferred Executive, MF REIT shall use commercially reasonable efforts to obtain a release, releasing (among other Persons) the Behringer Indemnified Parties of all Claims of such Initial Transferred Executive arising during his or her term of service (as an employee or otherwise) with the Behringer Group prior to the Initial Closing on substantially similar terms as such Executive Release.
(b)    For the period commencing on the Self-Management Closing Date and ending no sooner than eighteen (18) months after the Self-Management Closing Date, MF REIT shall provide severance benefits reasonably comparable to those which would be applicable under the Severance Schedule to any Transferred Employee who is involuntarily terminated by MF REIT under circumstances that would entitle the Transferred Employee to severance benefits had his or her employment been terminated by a member of the Behringer Group immediately prior to the Self-Management Closing (for the avoidance of doubt, MF REIT shall be under no obligation to provide severance benefits to any Transferred Employee who has been terminated for cause or any similar reason). If MF REIT or any of its Affiliates seeks a Departed REIT Employee Release from any Transferred Employee, MF REIT shall use commercially reasonable efforts to obtain a release, releasing (among other Persons) the Behringer Indemnified Parties of all Claims of such Transferred Employee arising during his or her term of service (as an employee or otherwise) with the Behringer Group prior to the Self-Management Closing on substantially similar terms as such Employee Release.
(c)    MF REIT shall reimburse the applicable member of the Behringer Group for any severance benefits paid (up to the amount determined using the formula set forth in the Severance Schedule) to any Non-Hired Specified Employee who has his or her employment terminated by the applicable member of the Behringer Group within 180 days of the Self-Management Closing Date.
(d)    MF REIT shall reimburse the applicable member of the Behringer Group for any severance benefits paid up to the amount determined in accordance with the severance policies of Behringer Group in effect as of the Initial Closing, to any Non-Hired Specified Executive who has his or her employment terminated by the applicable member of the Behringer Group within 180 days of the Initial Closing Date.
SECTION 7.9    Employee Benefit Plans.
(a)    Effective as of the Initial Closing, the Initial Transferred Executives shall cease participation in any and all Behringer Plans and shall be eligible to participate in employee benefit and fringe benefit plans maintained by MF REIT or one of its Affiliates (the “MF REIT Plans”).
(b)    Effective as of the Self-Management Closing, Transferred Employees shall cease participation in any and all Behringer Plans and shall be eligible to participate in the MF REIT Plans. Effective as of the Self-Management Closing and continuing for a period ending no sooner than eighteen (18) months after the Self-Management Closing Date, MF REIT shall provide to each Transferred Employee through MF REIT Plans, employee benefits and fringe benefits which are reasonably comparable in the aggregate to the employee benefits and fringe benefits provided by the Behringer Group to such Transferred Employee under the Behringer Plans immediately prior to the Self-Management Closing Date.
(c)    Following the Initial Closing, each Initial Transferred Executive shall receive credit for all purposes (including credit for eligibility, benefit accrual and for vesting) under the MF REIT Plans for years of service with the Behringer Group; provided, however, that with respect to any credit for benefit accruals under any MF REIT Plans, there shall be no duplication of benefits or accruals under the employee benefit plans or programs of MF REIT and those of the Behringer Group (for example, with respect to employer contributions under a 401(k) plan of MF REIT).
(d)    Following the Self-Management Closing, each Transferred Employee shall receive credit for all purposes (including credit for eligibility, benefit accrual and for vesting) under the MF REIT Plans for years of service with the Behringer Group; provided, however, that with respect to any credit for benefit accruals under any MF REIT Plans, there shall be no duplication of benefits or accruals under the employee benefit plans or programs of MF REIT and those of the Behringer Group (for example, with respect to employer contributions under a 401(k) plan of MF REIT).
(e)    Following the Initial Closing, MF REIT shall use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any MF REIT Plans that are group health plans in which such Initial Transferred Executives and their eligible dependents shall participate to be waived (but only to the extent that such pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements would not be applied under, and provided that the Initial Transferred Executives would be covered under, the applicable group health plan of the Behringer Group) and shall provide credit, during the plan year that includes the Initial Closing Date, for any co-payments and deductibles prior to the Initial Closing for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Initial Closing. It is the intention of the parties that the Initial Transferred Executives and their eligible dependents be placed in no worse position (as employees of MF REIT) than if they had remained participants in the group health plans of the Behringer Group, and MF REIT shall use commercially reasonable efforts to satisfy these intentions.
(f)    Following the Self-Management Closing, MF REIT shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any MF REIT Plans that are group health plans in which such Transferred Employees and their eligible dependents shall participate to be waived (but only to the extent that such pre-existing condition limitations, eligibility waiting periods or evidence of insurability requirements would not be applied under, and provided that the Transferred Employees would be covered under, the applicable group health plan of the Behringer Group) and shall provide credit, during the applicable plan year, for any co-payments and deductibles prior to the Self-Management Closing for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply after the Self-Management Closing. It is the intention of the parties that the Transferred Employees and their eligible dependents be placed in no worse position (as employees of MF REIT) than if they had remained participants in the group health plans of the Behringer Group, and MF REIT shall use commercially reasonable efforts to satisfy these intentions.
(g)    As of the Initial Closing, (i) MF REIT hereby assumes all obligations and Liabilities under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for each Initial Transferred Executive (and his/her dependents and beneficiaries) and (ii) no member of the Behringer Group shall have any Liabilities under COBRA with respect to such Initial Transferred Executives (and their dependents and beneficiaries). MF REIT shall reimburse the applicable member of the Behringer Group for any COBRA benefits paid to any Non-Hired Specified Executive who has his or her employment terminated by the applicable member of the Behringer Group within 180 days of the Initial Closing Date.
(h)    As of the Self-Management Closing, (i) MF REIT hereby assumes all obligations and Liabilities under COBRA for each Transferred Employee (and his/her dependents and beneficiaries) (collectively, the “COBRA Liabilities”) and (ii) no member of the Behringer Group shall have any Liabilities under COBRA with respect to such Transferred Employees (and their dependents and beneficiaries). MF REIT shall reimburse the applicable member of the Behringer Group for any COBRA benefits paid to any Non-Hired Specified Employee who has his or her employment terminated by the applicable member of the Behringer Group within 180 days of the Self-Management Closing Date.

SECTION 7.10    No Third Party Beneficiaries.
No provision of this Article VII shall create any third party beneficiary or other rights in any employee or former or future employee (including any beneficiary or dependent thereof) of the Behringer Group or MF REIT or any of its Affiliates (including any Initial Transferred Executive or Transferred Employee) in respect of employment, continued employment (or resumed employment), compensation, benefits, or severance, and no provision of this Article VII shall create any such rights in any such Persons in respect of any compensation, benefits, or severance that may be provided, directly or indirectly, under any Behringer Plan or any plan or arrangement which may be established by MF REIT or any of its Affiliates. No provision of this Agreement is intended as, nor shall any provision of this Agreement constitute, the establishment, amendment, or modification of, or supplement to, any employee benefit plan subject to ERISA, any other Behringer Plan or MF REIT Plan, or with respect to the LTIP Program. No provision of this Agreement shall constitute a limitation on the rights of the Behringer Group, MF REIT or their respective Affiliates to establish, amend, modify, supplement, or terminate after the Initial Closing Date or after the Self-Management Closing Date any such plans or arrangements.
SECTION 7.11    No Waiver of Non-Solicit/Non-Hire Provisions upon Advisory Agreement or Property Management Agreement Termination.
Notwithstanding anything else to the contrary in this Agreement, it is acknowledged by MF REIT that if either the Advisory Agreement or the Property Management Agreement expires or is terminated other than through the consummation of the Self-Management Transactions, all of the non-solicitation, non-hire, non-compete and similar provisions contained in such Contract shall remain in full force and effect, including with respect to the Specified Employees. For the avoidance of doubt, the forgoing provision shall not be deemed to nullify the waiver of such non-solicitation, non-hire, non-compete and similar provisions in accordance with this Agreement in connection with (a) the hiring of the Initial Transferred Executives or (b) communications permitted by this Agreement prior to the expiration or termination of the Advisory Agreement or Property Management Agreement.
SECTION 7.12    Acknowledgements With Respect to Initial Transferred Executives and Transferred Employees.
(a)    For the avoidance of doubt, neither of the Service Providers nor any other member of the Behringer Group shall be required to or be deemed to waive any right, except as contemplated by Section 7.1 or Section 7.2, under any non-solicit or non-hire provision of the Advisory Agreement, the Property Management Agreement, the Transition Services Agreement, or any other Contract, nor shall the foregoing Persons waive any such provision with respect to any solicitation by such Specified Employees or Specified Executives or any rights with respect to any other employee (or other covered service provider) who is not a Specified Employee or a Specified Executive and is covered by such a provision.
(b)    Except as contemplated by Section 7.1 or Section 7.2, no member of the Behringer Group waives or agrees to waive any non-solicitation, non-hire, non-compete or other similar provisions contained in any Contract between any of them and any Specified Employee or Specified Executive.
SECTION 7.13    Non-Solicitation/Non-Hire Provisions With Respect to Initial Transferred Executives and Transferred Employees.
During the period commencing on the Initial Closing Date, with respect to the Initial Transferred Executives, and on the Self-Management Closing Date, with respect to the Transferred Employees, and ending on the eighteen (18) month anniversary of the Self-Management Closing Date, no member of the Behringer Group shall, without MF REIT’s prior written consent, directly or indirectly, (a) solicit or encourage any Initial Transferred Executive or Transferred Employee or other persons then employed by MF REIT (the “Covered REIT Employees”) to leave the employment or other service of MF REIT or any of its Affiliates or offer employment to any such person, or (b) hire, on behalf of any member of the Behringer Group any Covered REIT Employee or other person employed by MF REIT.

ARTICLE VIII
ADDITIONAL AGREEMENTS
SECTION 8.1    Reservation of MF REIT Common Stock.
MF REIT has available and MF REIT shall reserve and keep available at all times, free of preemptive and other similar rights of stockholders, the requisite aggregate number of authorized but unissued shares of MF REIT Common Stock to enable MF REIT to timely effect the issuance and delivery in full to the holders of the Series A Preferred Stock the shares of MF REIT Common Stock issuable upon the conversion of such Series A Preferred Stock, in any case prior to the issuance to the holders of Series A Preferred Stock of such shares of MF REIT Common Stock.
SECTION 8.2    Public Statements; SEC Filings.
(a)    Public Statements. Subject to Section 8.2(b), from and after the date hereof, the Parties shall consult with each other in good faith prior to issuing any press release or making any other public statement with respect to this Agreement, any Ancillary Agreement, or the Transactions, and shall not issue any such press release or public statement prior to review and approval by MF REIT and Services Holdings as the case may be, except that prior review and approval shall not be required if, in the reasonable judgment of counsel to the party seeking to issue such press release or make such public statement, allowing time for such prior review and approval would prevent the timely dissemination or issuance of such release or statement in violation of applicable Law, except that in such case the issuing party shall use its reasonable best efforts to consult with the other party before issuing such release or making such public statement. Required approvals under this Section 8.2(a) shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary, all MF REIT SEC Filings (but not any exhibits to such filings, which are otherwise publicly released) shall be governed by the terms and conditions of Section 8.2(c).

(b)    Covered Statements. Notwithstanding Section 8.2(a), from and after the date hereof until such time as a member of the Behringer Group is no longer providing Shareholder Services (as defined in the Administrative Services Agreement) or similar services for or on behalf of MF REIT, MF REIT shall and shall cause its Affiliates to:
(i)    consult with the Behringer Communications Contact prior to making any Covered Statement;
(ii)    provide the Behringer Communications Contact in advance of any Covered Statement a written draft of such Covered Statement with a reasonable time to review and comment (provided that the foregoing shall not be required if, in the reasonable judgment of counsel to MF REIT, allowing time for prior review and approval would prevent the timely dissemination or issuance of such release or statement in violation of applicable Law);
(iii)    not make any Covered Statement without considering in good faith any comments provided by the Behringer Communications Contact with respect to any Covered Statement;
(iv)    provide the Behringer Communications Contact with advanced notice of the identity of the persons who will be making any live Covered Statement, including any interviews and other communications with the media;
(v)    provide the Behringer Communications Contact in advance of any live Covered Statement, including any interviews and other communications with the media, a written draft of the topics to be covered and the talking points, if any, with respect to such live Covered Statement;
(vi)    respond to all inquiries from the Behringer Communications Contact with respect to the timing, status, and substance of any Covered Statement; and
(vii)    respond to any other reasonable requests for information by the Behringer Communications Contact in connection with such Covered Statement.
For the avoidance of doubt, this Agreement shall not be deemed to create an affirmative obligation on MF REIT to make any particular Covered Statement.
(c)    MF REIT SEC Filings. From and after the date hereof until the earlier to occur of a Change of Control of MF REIT or the five (5) year anniversary of the Self-Management Closing Date, MF REIT shall not file with or furnish to the SEC any MF REIT SEC Filing that includes disclosures related to this Agreement, any Ancillary Agreement, or the Transactions, that has not previously been publicly disclosed in an MF REIT SEC Filing, without first advising the Behringer Communications Contact of such disclosure and giving the Behringer Communications Contact a reasonable opportunity to review and comment upon the sections thereof that describe or otherwise relate to this Agreement, any Ancillary Agreement or the Transactions, in each case to the extent practicable under the circumstances. Notwithstanding the foregoing, after the Self-Management Closing, MF REIT shall not be required to provide an opportunity for the Behringer Communications Contact to review and comment upon any MF REIT SEC Filing if, in the reasonable judgment of counsel to MF REIT, allowing time for such prior review and comment would prevent MF REIT from meeting an applicable SEC filing deadline or otherwise complying with applicable Law.
(d)    Nothing in this Section 8.2 shall be deemed to limit any amounts payable to Advisor or any other member of the Behringer Group (including any fees, expenses, reimbursements or other amounts payable) from MF REIT or its Affiliates for services provided by Advisor or any other member of the Behringer Group with respect to media, shareholder communications, press releases, Covered Statements, MF REIT SEC Filings, or other communications, including, for the avoidance of doubt, any payments to Advisor or any other member of the Behringer Group pursuant to the Advisory Agreement or the Administrative Services Agreement.
SECTION 8.3    Confidentiality.
(a)    Subject to Section 8.3(b) below, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part, and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, any Ancillary Agreement or the Transactions, or evaluating, negotiating or advising with respect to such matters. Moreover, the Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that the Representatives need to know the Confidential Material for purposes of the transactions contemplated hereby and are informed by the Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section 8.3. In any event, the Receiving Party will be responsible for any actions by its Representatives which are not in accordance with the provisions hereof.
(b)    Notwithstanding the foregoing, the Receiving Party may reveal Confidential Material to any Governmental Authority if and only if such information to be disclosed is (i) approved in writing by the Providing Party for disclosure, (ii) in response to a request for information from the SEC, provided that (A) the Receiving Party shall notify the Providing Party of the existence, terms and circumstances surrounding the request and (B) any Confidential Material so disclosed shall be disclosed on a confidential basis and shall continue to be deemed Confidential Material for purposes of this Agreement, or (iii) subject to Section 8.3(c), required by Law to be disclosed by the Receiving Party.
(c)    In the event that the Receiving Party, any of its Representatives or anyone to whom the Receiving Party or its Representatives supply the Confidential Material is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, any informal or formal investigation by any Governmental Authority or otherwise in connection with any legal process) or required by applicable Law or the rules or regulations of any national securities exchange to disclose any Confidential Material, the Receiving Party agrees: (i) to promptly notify the Providing Party of the existence, terms and circumstances surrounding a request or requirement; (ii) to consult with the Providing Party on the advisability of taking available legal steps to resist or narrow the request or requirement; and (iii) if disclosure of the information nonetheless is required by Law to be disclosed by the Receiving Party, then the Receiving Party shall give prior written notice of such required disclosure to the Providing Party and the Receiving Party shall cooperate with the Providing Party to limit the extent of such disclosure, including by submission of a request for confidential treatment with the SEC for Confidential Material contained in MF REIT SEC Filings. For the avoidance of doubt, in connection with the filing of this Agreement or any Ancillary Agreement as an exhibit to an MF REIT SEC Filing, MF REIT shall submit a request for confidential treatment to the SEC with respect to the Confidential Material included in such filing.
(d)    For any Confidential Material contained in any MF REIT SEC Filings for which an order of confidential treatment under the Securities Act has been granted by the SEC, the provisions of this Section 8.3 shall continue in full force in effect until the expiration of the non-disclosure period set forth in such order with respect to such Confidential Material. For Confidential Material not covered by the immediately preceding sentence, the provisions of this Section 8.3 shall expire and cease to have any further force and effect on the third anniversary of the Self-Management Closing Date or the two year anniversary of the date of the termination of this Agreement, as applicable.
SECTION 8.4    Behringer Nominees.
(a)    So long as the members of the Behringer Group and their respective employees and any direct and indirect owners of Equity Interests in the LTIP (including employees participating in the LTIP Program) of Behringer Harvard Holdings, LLC hold, in the aggregate, at least 2,500 shares of Series A Preferred Stock, at any time at which MF REIT’s stockholders shall have the right to, or shall, vote for or consent in writing to the election of directors of MF REIT (whether at an annual meeting of MF REIT’s stockholders, a special meeting of MF REIT’s stockholders called for the purpose of electing directors of MF REIT or at any adjournment or postponement thereof), then, and in each such event, Services Holdings shall have the right to designate two (2) nominees for election as directors of MF REIT (the “Behringer Nominees”); provided, however, that if the Nominating Committee of the MF REIT Board (or any other committee of the MF REIT Board serving such function) deems any such Behringer Nominee not reasonably acceptable, the MF REIT Board may require that Services Holdings designate an alternative director nominee; provided, further, that no such designation may be made if, following such election, there would be more than two (2) Behringer Nominees serving as directors on the MF REIT Board at any given time.
(i)    MF REIT acknowledges and agrees that the individuals set forth in Schedule 8.4 (the “Initial Nominees”) are deemed reasonably acceptable to MF REIT and the Nominating Committee of the MF REIT Board as of the date hereof and each Initial Nominee shall continue to be acceptable until such time as actions (if any) by the applicable Initial Nominee would require disclosure pursuant to Items 401(f)(2) through 401(f)(8) of Regulation S-K promulgated under the Exchange Act.
(ii)    If a Behringer Nominee is not an Initial Nominee and if the Nominating Committee of the MF REIT Board (or any other committee of the MF REIT Board serving such function) reasonably determines that any such Behringer Nominee is not reasonably acceptable, the MF REIT Board may require that Services Holdings designate an alternative director nominee; otherwise, such Behringer Nominee shall be deemed reasonably acceptable to MF REIT and the Nominating Committee of the MF REIT Board.
(b)    At each annual meeting of MF REIT’s stockholders, special meeting of MF REIT’s stockholders called for the purpose of electing directors of MF REIT, and at any adjournment or postponement thereof, the MF REIT Board (or a duly authorized committee thereof) shall, subject to Section 8.4(a) above, (i) nominate each Behringer Nominee for election as a member of the MF REIT Board and (ii) include each Behringer Nominee in any proxy statement and related materials used by MF REIT in respect of the election to which such nomination pertains. Subject to Section 8.4(a) above, MF REIT agrees to use its reasonable best efforts (to the extent within the control of MF REIT) to cause each Behringer Nominee to be elected to the MF REIT Board. Subject to the MF REIT Organizational Documents, if a Behringer Nominee is not elected a member of the MF REIT Board at a stockholders meeting, (i) Services Holdings may designate a replacement Behringer Nominee to serve as director, subject to Section 8.4(a), and (ii) the MF REIT Board shall appoint (as promptly as practicable) such replacement Behringer Nominee to the MF REIT Board, including, if necessary, by adding additional directorships to the MF REIT Board. Upon the death, resignation or removal of a Behringer Nominee that is a member of the MF REIT Board (or has been nominated), Services Holdings may designate a replacement Behringer Nominee to fill such vacancy (or nomination), and MF REIT shall appoint such replacement Behringer Nominee to the MF REIT Board as promptly as practicable (or use the same reasonable best efforts to cause such Behringer Nominee to be elected to the MF REIT Board as it was obligated to use with respect to the original Behringer Nominee), subject to Section 8.4(a). Notwithstanding the foregoing or anything else in this Agreement to the contrary, (A) there shall not be more than two (2) Behringer Nominees serving as directors on the MF REIT Board at any given time, and (B) MF REIT need not take any action under this Section 8.4(b) if such would be the case.
(c)    From and after the termination of the Advisory Agreement, each Behringer Nominee who (i) serves on the MF REIT Board and (ii) does not serve as an officer of MF REIT shall be entitled to compensation equivalent to the compensation generally provided to a non-employee director of the MF REIT Board who is not a Behringer Nominee from time to time, whether in cash, equity, or otherwise.
SECTION 8.5    Determination of Estimated Per Share Value.
(a)    From and after the date hereof until the earliest to occur of (i) a Listing Event, (ii) a Change of Control or (iii) the conversion of all outstanding shares of Series A Preferred

Stock into shares of MF REIT Common Stock, the MF REIT Board shall in good faith determine an estimated per share value of the MF REIT Common Stock (an “Estimated Per Share Value”) in accordance with this Section 8.5 at least once per calendar year.
(b)    Promptly after the final determination by the MF REIT Board of an Estimated Per Share Value in accordance with this Section 8.5, MF REIT shall (1) publicly disclose such Estimated Per Share Value in a Form 8-K, by press release or otherwise and shall also disclose such Estimated Per Share Value in its first subsequent periodic SEC Filing (whether an Annual Report on Form 10-K or Quarterly Report on Form 10-Q) and each subsequent periodic SEC filing for each year in which such Estimated Per Share Value is calculated pursuant to this Section 8.5 and (2) disclose in writing to the holders of shares of Series A Preferred Stock the value of the Series A Preferred Stock included in the derivation of the Estimated Per Share Value, if such value is not disclosed in the Form 8-K, press release or other communication that discloses the Estimated Per Share Value.
(c)    Notwithstanding anything in this Agreement to the contrary, MF REIT shall determine and disclose an annual Estimated Per Share Value in accordance with the IPA Valuation Guidelines; provided, that the MF REIT Board may in good faith determine to revise the method for calculating the Estimated Per Share Value. For the avoidance of doubt, MF REIT shall not be required to determine a second Estimated Per Share Value in fiscal year 2013.
SECTION 8.6    Support Services Agreements.
In the event that MF REIT desires services (including CEO services after the Self-Management Closing) from any member of the Behringer Group in addition to the services provided under the Administrative Services Agreement and the Transition Services Agreement and such member of the Behringer Group desires to provide such services, such member of the Behringer Group and MF REIT may enter into one or more support service agreements (the “Support Services Agreements”) whereby such member of the Behringer Group will provide such additional services. The term of any Support Services Agreement, the consideration payable for such additional services, and the other terms and conditions of such Support Services Agreements shall be as MF REIT and such member of the Behringer Group mutually agree.
SECTION 8.7    Tax Matters.
(a)    Tax Returns. MF REIT and Services Holdings shall prepare, and timely file or cause to be filed their respective Tax Returns and any Tax Returns of their respective Subsidiaries that are required to be filed, including as a result of any extension of time to file, from and after the Initial Closing Date until the filing of the last filed Tax Return for the period in which the Self-Management Closing Date occurs, respectively.
(b)    Tax Matters Generally.
(i)    Cooperation. Each of MF REIT and its Affiliates, on the one hand, and Services Holdings, the Service Providers, and BHMP GP, on the other hand,

will provide the other with such assistance and non-privileged information relating to their respective businesses as may reasonably be requested in connection with the preparation of any Tax Return or the performance of any audit, examination or any other proceeding by any Governmental Authority, whether conducted in a judicial or administrative forum.
(ii)    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any interest, penalty or addition thereto) incurred in connection with this Agreement, the Ancillary Agreements and the Transactions (the “Transfer Taxes”), shall be paid 50% by Advisor and 50% by MF REIT when due, and the Party required by applicable Law will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other Party or Parties will join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, Transfer Taxes shall not include income or franchise Taxes or other Taxes based on the net or gross income of any Party, nor shall it include any standard corporate business license or fees required of any Party or its respective Affiliates incurred to carry out its normal business.
SECTION 8.8    Requests for Information.
(a)    From and after the date hereof, MF REIT shall promptly respond to requests from Services Holdings or any other members of the Behringer Group to provide information to broker-dealers, investment advisors, home offices and agents/representatives of the preceding (including, without limitation, independent due diligence firms), and other offering participants (each, a “Industry Participant”), who have entered into a confidentiality agreement with respect to any confidential materials to be provided by MF REIT as of the date hereof, or who otherwise owe a duty of trust or confidence to MF REIT, for information and make employees reasonably available, including for periodic conference calls, consistent with past practice, until the earliest to occur of a Listing Event or a Change of Control. For any Industry Participant who has not entered into a such a confidentiality agreement, or who otherwise owe a duty of trust or confidence to MF REIT, MF REIT may require such Industry Participant to enter into a confidentiality agreement with respect to any confidential materials to be provided by MF REIT prior to Services Holdings or other members of the Behringer Group providing confidential materials to such Industry Participant. MF REIT hereby acknowledges and agrees that the form of broker-dealer confidentiality agreement attached hereto as Exhibit N is acceptable to MF REIT for use in connection with responses to requests of the Industry Participants.
(b)    From and after the date hereof, MF REIT shall promptly respond to requests of Services Holdings or any other member of the Behringer Group for information and make employees reasonably available, and members of the Behringer Group may use such information, consistent with past practice, until the earliest to occur of a Listing Event or a Change of Control.

(c)    From the date hereof until a Change of Control or a Listing Event, MF REIT shall make the Initial Transferred Executives (and their successors) and other employees available for in-person meetings pursuant to this Section 8.8 consistent with past practice; provided, that, notwithstanding anything else in this Section 8.8 to the contrary, MF REIT shall not be required to make an employee available for an in-person meeting to the extent that the volume of in-person meetings becomes so great as to unreasonably interfere with the performance of duties by such employee.
SECTION 8.9    Relocation of MF REIT Headquarters.
(a)    Prior to the earlier of the Self-Management Closing and August 1, 2014, Advisor may not relocate the MF REIT Headquarters without the written consent of MF REIT; provided, however, that in the event the MF REIT Headquarters cannot be occupied due to events including damage or destruction of the property, condemnation of the property or for any other reason outside of the control of the Advisor, Advisor may relocate the MF REIT Headquarters to a comparably sized space within the same building or within a comparable building (the “Relocation Space”).
(b)    MF REIT shall be responsible for and shall advance to Advisor all costs and expenses related to the physical relocation of the furnishings and equipment of MF REIT and its Affiliates from the prior MF REIT Headquarters or Relocation Space (including MF REIT’s respective share of the cost of installation of the then-existing telephone system and telecommunications cabling and costs of replacement stationery) to the location to which it relocates. For the avoidance of doubt, MF REIT shall not be responsible for the costs and expenses of Advisor related to the physical relocation of the furnishings and equipment of Advisor and its Affiliates from Advisor’s headquarters to any location to which it relocates.
SECTION 8.10    New Investment Funds.
(a)    Information with Respect to a New PGGM Investment Fund. From and after the Initial Closing until the earlier of (i) such time as a New PGGM Investment Fund is consummated and (ii) December 31, 2014, MF REIT shall keep the Advisor reasonably informed as to the status of the negotiations with respect to the New PGGM Investment Fund.
(b)    Information with Respect to New Platforms. From and after the Initial Closing through the one (1) year anniversary of the Self-Management Closing, MF REIT shall keep Advisor reasonably informed as to, and shall promptly respond to reasonable requests for information by Advisor with respect to, the status of the negotiations with respect to any New Platform.
SECTION 8.11    MF REIT Chief Executive Officer.
From and after the Initial Closing until the Self-Management Closing, the MF REIT Board shall appoint and otherwise continue to maintain Robert S. Aisner as MF REIT’s sole Chief Executive Officer; provided, however, that (i) the MF REIT Board shall have the right to remove Mr. Aisner from his position as the Chief Executive Officer of MF REIT in the event that any of the items set forth in Items 401(f)(2) through 401(f)(8) of Regulation S-K promulgated under the Exchange Act become applicable to Mr. Aisner, and upon such removal Service Holdings shall cause Mr. Aisner to resign as a member of the Board of Directors of MF REIT, if applicable, and (ii) the MF REIT Board’s obligation to appoint and maintain Mr. Aisner as MF REIT’s Chief Executive Officer shall terminate immediately upon the termination of the Advisory Agreement. Notwithstanding the foregoing, beginning on January 1, 2014, MF REIT may commence a search process for a successor Chief Executive Officer and may hire any individual the MF REIT Board desires to appoint as Chief Executive Officer, provided that the employment of such individual, if he or she is not an employee of MF REIT as of the Initial Closing, shall not commence with MF REIT until the Self-Management Closing, and if such individual is an employee of MF REIT as of the Initial Closing, his or her appointment as Chief Executive Officer shall not commence until the Self-Management Closing.
SECTION 8.12    New Platform Schedule and New Platform Consideration.
(a)    Services Holdings may update the New Platform Schedule to add New Platforms in good faith at any time between the date hereof and the Self-Management Closing Date upon the consent of MF REIT, which consent shall not be unreasonably withheld or delayed.
(b)    Through the six (6) month anniversary of the Self-Management Closing, in consideration of the agreements, covenants and obligations of Services Holdings, the Service Providers, BHMP GP and the other members of the Behringer Group in this Agreement, including the significant value and opportunity that will inure to MF REIT with respect to each New Platform, MF REIT shall pay to Services Holdings the New Platform Consideration with respect to each New Platform as set forth on the New Platform Schedule, in accordance with the terms set forth on the New Platform Schedule. To the extent that MF REIT pays Services Holdings the New Platform Consideration for a particular New Platform, Advisor shall not be entitled to Acquisition and Advisory Fees or Development Fees on the portion of an investment acquired with capital contributed by the New Platform, but Advisor shall continue to be entitled to Acquisition and Advisory Fees or Development Fees and Acquisition Expenses (under the Advisory Agreement or this Agreement, as applicable) for (i) the portion of such investment acquired with capital contributed by MF REIT or its Affiliates and (ii) the redeployment by MF REIT or its Affiliates of capital made available as a result of contributions by a New Platform.
SECTION 8.13    BHMP Information Requests.
To facilitate the transfer of the BHMP GP Interest in accordance with the terms of the BHMP LP Agreement, MF REIT shall comply with all information or document requests by BHMP or BHMP LP pursuant to Section 10.1 of the BHMP LP Agreement.
SECTION 8.14    Contracts Included in Transferred Assets.
The Parties acknowledge that, as of the date of this Agreement, the Service Providers have provided to MF REIT for due diligence purposes a list of Contracts that would be included on the

Transferred Assets Schedule assuming the Self-Management Closing were to occur as of the date hereof. Upon the reasonable request of MF REIT, the Service Providers shall promptly update and provide such list to MF REIT based on the then current Contracts that would be included on the Transferred Assets Schedule.
SECTION 8.15    Subsequent Joint Ventures; Specified GT Projects
(a)    Subsequent Joint Ventures. The Parties acknowledge and agree that, irrespective of any past practice or course of conduct to the contrary, from and after the Initial Closing, in the event that any Acquisition and Advisory Fees or Development Fees have been paid to or earned by Advisor with respect to any acquisition or development/redevelopment project as contemplated by the Advisory Agreement or any Approved Deal as contemplated by this Agreement (either before or after the Initial Closing) and the investment of MF REIT or one or more of its Subsidiaries in such project is structured or restructured as a joint venture or co-investment or a third party is otherwise allowed to invest in such project (a “Subsequent Joint Venture”), Advisor shall not refund to MF REIT or otherwise reduce any Acquisition and Advisory Fees or Development Fees for such project (under the Advisory Agreement, this Agreement or otherwise) as a result of such Joint Venture, except as expressly set forth in Section 8.15(c); provided, that such fees paid with respect to a development/redevelopment project shall be subject to a true-up to the extent provided in Section 3.01 of the Amended and Restated Advisory Agreement or this Agreement.
(b)    Prior Fees on Grandfathered Transactions. The Parties acknowledge and agree that, irrespective of any past practice or course of conduct to the contrary, any fees paid to or earned by Advisor with respect to any Grandfathered Transaction (as defined in the Amended and Restated Advisory Agreement) prior to the Initial Closing (including any fees paid at the Initial Closing) shall be retained by Advisor and shall not be refunded to MF REIT for any reason and that such fees shall not be subject to reduction through any true-up or otherwise reduced, except as expressly set forth in Section 8.15(c); provided, that such fees paid with respect to a development/redevelopment project shall be subject to a true-up to the extent provided in Section 3.01 of the Amended and Restated Advisory Agreement or this Agreement.
(c)    Subsequent Joint Venture Investments in Grandfathered Transactions. The Parties acknowledge and agree that, from and after the Initial Closing, with respect to any Grandfathered Transaction that is restructured as a Subsequent Joint Venture (such projects, “Specified GT Projects”): (i) Advisor shall continue to earn and be paid Acquisition and Advisory Fees, Development Fees, Acquisition Expenses, and other reimbursements and fees pursuant to the Advisory Agreement and this Agreement with respect to such Specified GT Project; and (ii) upon the occurrence of any Specified GT Project, Advisor shall credit MF REIT for Acquisition Fees, as defined in the Advisory Agreement (the “Acquisition Fee Credit”) equal to the product of (A) the percentage of such Specified GT Project acquired by such third party on or before March 31, 2014, which percentage shall not exceed 45% (for the purposes of determining the Acquisition Fee Credit), and (B) the total Acquisition Fees then paid to Advisor with respect to such Specified GT Project. The Acquisition Fee

[***] Confidential material redacted and filed separately with the Commission.
Credit shall be calculated each time a third party investor acquires an interest in a Specified GT Project and shall be promptly reimbursed in cash to MF REIT only when (if ever) the total accumulated Acquisition Fee Credit for all Specified GT Projects exceeds $2,500,000 and then only to the extent that the Acquisition Fee Credit exceeds $2,500,000. Following the acquisition of an interest in any Specified GT Project by a third party investor, Advisor shall continue to be paid Acquisition and Advisory Fees, Development Fees, Acquisition Expenses and other fees and reimbursements in accordance with the Advisory Agreement or this Agreement, as applicable, with respect to the percentage of such Specified GT Project owned by MF REIT or its Affiliates, excluding the third party investor. Notwithstanding the above, MF REIT shall pay Advisor all Acquisition and Advisory Fees, Development Fees, Acquisition Expenses, and other fees and reimbursements under this Agreement and the Advisory Agreement, as applicable, for the Specified GT Projects known as *** and ***, at the time the final budget for the respective project is approved, as if the *** and *** properties were 100% owned by MF REIT, and Advisor shall thereafter provide MF REIT with the Acquisition Fee Credit pursuant to this paragraph, irrespective of whether the acquisition of an interest in such Specified GT Project by a third party investor occurs before or after such final budget is approved.
(d)    Initially Structured Joint Ventures. For the avoidance of doubt, from and after the Initial Closing, if any project in which PGGM plans to invest alongside MF REIT and its Affiliates (and not any third party) is contemplated to be structured, or if any other project is initially structured, as a joint venture or co-investment or a third party is otherwise allowed to invest in such project prior to the time that Advisor is paid or earns any Acquisition and Advisory Fees or Development Fees (under this Agreement or the Advisory Agreement, as applicable) with respect to such project, Advisor shall only earn Acquisition and Advisor Fees or Development Fees with respect to such project on the amount (i) actually paid and/or budgeted by MF REIT or its Subsidiaries in respect of the purchase, development, construction or improvement of a property with respect to its proportionate interest or (ii) actually paid and/or budgeted by MF REIT or its Subsidiaries in respect to the purchase of other assets, in each case as contemplated by the Advisory Agreement or this Agreement; provided, however, that in the case of any such project in which PGGM (and not any other third party) plans to invest alongside MF REIT or its Subsidiaries that is not structured as a joint venture or co-investment within 120 days of the payment of such fees, MF REIT shall promptly pay the remaining amount due to Advisor under the Advisory Agreement or this Agreement, as applicable, as if the property or project was not a joint venture or co-investment arrangement. For the avoidance of doubt, an initially structured joint venture pursuant to this Section 8.15(d) shall not include any Grandfathered Transaction (other than ***, which shall be treated as an initially structured joint venture pursuant to this Section 8.15(d)) and any other property in which MF REIT or its Affiliates own as of the Initial Closing an equity interest (in whole or in part, directly or indirectly).

ARTICLE IX
SURVIVAL AND REMEDY; INDEMNIFICATION

SECTION 9.1    Survival.
(a)    The covenants and agreements to be performed after the Initial Closing or after the Self-Management Closing (including, without limitation, this Article IX) shall not expire until all obligations have been fully discharged with respect thereto.
(b)    The representations and warranties of MF REIT and MF OP contained in Article III shall survive until the first anniversary of the Initial Closing Date; provided, that the representations and warranties contained in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Issuance of Securities), Section 3.4(a) and (b) (Authority), and Section 3.6 (Brokers and Finders) shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such sections.
(c)    The representations and warranties of MF REIT contained in the MF REIT Representation Letter shall survive until the first anniversary of the Self-Management Closing Date; provided, that the representations and warranties contained in Sections 1 and 2 of the MF REIT Representation Letter shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such sections.
(d)    The representations and warranties of the Service Providers contained in Article IV shall survive until the first anniversary of the Initial Closing Date; provided, that the representations and warranties contained in Section 4.1 (Organization), Section 4.2(a) (Authority), Section 4.3 (Noncontravention), and Section 4.7 (Brokers and Finders) shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such sections.
(e)    The representations and warranties of the Service Providers contained in the Service Provider Representation Letter shall survive until the first anniversary of the Self-Management Closing Date; provided, that the representations and warranties contained in Sections 1 and 2 of the Service Provider Representation Letter shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such sections.
(f)    The representations and warranties of BHMP GP contained in Article IV shall survive until the first anniversary of the Initial Closing Date; provided, that the representations and warranties contained in Section 4.8 (Organization), Section 4.9(a) (Authority), Section 4.11 (Title to BHMP GP Interest) and Section 4.12 (Brokers and Finders) shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such sections.
(g)    If written notice of a bona fide claim for indemnification under Section 9.2 (an “Indemnity Claim”) has been given in accordance with this Agreement prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.
SECTION 9.2    Indemnification.
(a)    By MF REIT. From and after the Initial Closing with respect to (i) through (vii) below, and from and after the Self-Management Closing with respect to (viii) through (ix) below, and, in each case, subject to the limitations set forth in this Article IX, Services Holdings, the Service Providers, BHMP GP, and each member of the Behringer Group and (without duplication) their Affiliates, successors and assigns and each of the respective officers, directors, managers, employees and agents of the foregoing (collectively, the “Behringer Indemnified Parties”) shall be indemnified by MF REIT, to the maximum extent permitted by Maryland Law and, if applicable, the MF REIT Charter, from and against any and all Damages (including through the advancement of Expenses in advance of final disposition of any Claim) which arise out of, result from or are incident to:
(i)    any Covered Claim;
(ii)    the breach or inaccuracy of any representation or warranty made by MF REIT, MF OP, or REIT TRS under Article III of this Agreement
(iii)    the breach of any covenant or agreement contained in this Agreement by MF REIT, MF OP, or REIT TRS;
(iv)    Assumed Executive Liabilities;
(v)    negotiation and/or execution of any New PGGM Investment Fund by MF REIT or any of its Affiliates or Representatives;
(vi)    Assumed BHMP Liabilities;
(vii)    the Specified Tax Matters;
(viii)    the breach or inaccuracy of any representation or warranty made by MF REIT in the MF REIT Representation Letter; and
(ix)    Self-Management Closing Assumed Liabilities.
Notwithstanding anything to the contrary herein, except to the extent that it may be limited by the MF REIT Charter, there shall be a presumption that the MF REIT Charter does not prohibit indemnification (or advancement of Expenses) to the Behringer Indemnified Parties as contemplated by this Agreement, and MF REIT shall indemnify (and advance Expenses to) the Behringer Indemnified Parties as contemplated by this Agreement unless and until such time as there is a final, non-appealable Judgment determining that such indemnification or advancement of expenses is not permitted by the MF REIT Charter.

(b)    By Services Holdings. From and after the Initial Closing with respect to (i) through (iii) below and from and after the Self-Management Closing with respect to (iv) and (v) below, and, in each case, subject to the limitations set forth in this Article IX, each of Services Holdings and each Service Provider shall indemnify MF REIT and its Affiliates, successors and assigns and each of the respective officers, directors, managers, employees and agents of the foregoing (collectively, the “MF REIT Indemnified Parties”), to the maximum extent permitted by Maryland Law, from and against any and all Damages (including through the advancement of Expenses in advance of final disposition of any Claim), which Damages arise out of, result from or are incident to:
(i)    the breach or inaccuracy of any representation or warranty made by Services Holdings or the Service Providers under Article IV of this Agreement;
(ii)    the breach of any covenant or agreement contained in this Agreement by Services Holdings or such Service Provider;
(iii)    the Excluded Executive Liabilities; and
(iv)    the breach or inaccuracy of any representation or warranty made by Services Holdings or the Service Providers in the Service Provider Representation Letter; and
(v)    the Excluded Liabilities.
(c)    By BHMP GP. From and after the Initial Closing and subject to the limitations set forth in this Article IX, BHMP GP and Services Holdings shall jointly and severally indemnify the MF REIT Indemnified Parties, to the maximum extent permitted by Maryland Law, from and against any and all Damages (including through the advancement of Expenses in advance of final disposition of any Claim), which Damages arise out of, result from or are incident to:
(i)    the breach or inaccuracy of any representation or warranty made by BHMP GP under Article IV of this Agreement;
(ii)    the breach of any covenant or agreement contained in this Agreement by BHMP GP; and
(iii)    Excluded BHMP Liabilities.
(d)    For purposes of determining the amount of any Damages related to a breach or inaccuracy of any representation or warranty made by MF REIT under Article III or the MF REIT Representation Letter, by Services Holdings or the Service Providers under Article IV or the Service Provider Representation Letter, or by BHMP GP under Article IV (but not whether any breach or misrepresentation has occurred), such representations and warranties shall be considered without regard to any “material”, “Material Adverse Effect” or similar qualifications set forth therein.

(e)    Procedures.
(i)    Any Person seeking any indemnification under this Section 9.2 (an “Indemnified Party”) shall give the party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement as soon as reasonably practicable after the Person potentially entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.2. With respect to any Indemnity Claim by a Behringer Indemnified Party, Services Holdings shall have sole and exclusive authority to act for and in the name of the Indemnified Party. With respect to any Indemnity Claim by an MF REIT Indemnified Party, MF REIT shall have sole and exclusive authority to act for and in the name of the Indemnified Party. All notices given pursuant to this Article IX shall describe with reasonable specificity the nature of the Indemnity Claim and the amount of Damages sought pursuant to such Indemnity Claim to the extent then known; provided, however, that the failure to give such notice shall not affect the rights of the Indemnified Party to indemnification under this Article IX, except to the extent that Indemnifying Party shall have been actually prejudiced by reason of such failure.
(ii)    Upon a final determination (by agreement of the Indemnifying Party or a final, non-appealable Judgment) that a payment is due to the Indemnified Party under this Article IX, and the failure of the Indemnifying Party to pay such obligation within thirty (30) days of receipt by the Indemnifying Party of the respective written demand for indemnification, interest shall accrue at the Federal Funds Rate plus eight percent (8%) per annum on the unpaid amount of the indemnification obligation from the date of such written demand for indemnification until the indemnification obligation is paid in full. All amounts owing under this Article IX shall be paid by wire transfer of immediately available funds to the account designated in writing by the Indemnified Party entitled to such payment, promptly after receipt by the Indemnifying Party of written notice from the Indemnified Party.
(iii)    In connection with any Indemnity Claim that results from or arises out of a third-party Claim against an Indemnified Party, the following procedures in this Section 9.2(e)(iii) shall apply. Subject to the further provisions of this Section 9.2(e)(iii), the Indemnifying Party shall have the right to defend, compromise and settle any third-party Claim in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party in connection therewith; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, compromise or settle any Indemnity Claim (w) to the extent the Indemnified Party would be required to make any payment in connection with such settlement, (x) to the extent that the settlement includes an admission of guilt or wrongdoing by the Indemnified Party, (y) to the extent the settlement would provide relief consisting of anything other than money damages, or (z) to the extent that the settlement does not include a provision where the plaintiff or claimant in the matter fully releases the Indemnified Party from all liability; provided, however, that if there exists a material conflict of interest that would make it inappropriate for the Indemnifying Party to assume or control such defense, then the Indemnified Party shall be entitled to retain its own counsel and control the defense, at the expense of the Indemnifying Party, provided that the Indemnifying Party shall not be obligated to pay the Expenses of more than one separate counsel for all Indemnified Parties, taken together, except (A) to the extent that local counsel are necessary or advisable for the conduct of such action or proceeding, in which case the Indemnifying Party shall also pay the Expenses of any such local counsel, or (B) to the extent that a conflict of interest exists between or among the Indemnified Parties, in which case the Indemnifying Party shall pay the Expenses of such additional counsels for the Indemnified Parties as necessary to avoid such conflicts of interest; and provided further, that defense of the Claim and the counsel selected by the Indemnifying Party to undertake the defense of the Claim is approved without reservation/qualification by all carriers under potentially available insurance coverage secured by the Indemnified Party and such control of defense by the Indemnifying Party would not adversely affect (in the reasonable judgment of the Indemnified Party) the availability of any such insurance coverage. Subject to the provisions of this Section 9.2(e)(iii), the Indemnifying Party shall be entitled to assume and control the defense of such third-party Claim if it notifies the Indemnified Party in writing within 30 days of delivery of the respective Indemnity Claim to the Indemnifying Party pursuant to this Section 9.2. If the Indemnifying Party undertakes or assumes the defense of a third-party Claim pursuant to this clause, the Indemnifying Party shall keep the Indemnified Party (including as requested by any carriers under potentially available liability insurance coverage secured by the Indemnified Party) fully advised on an ongoing basis of matters material to the defense or settlement of the Claim, including the drafting and filing of motions and responses, the retention of expert witnesses, the taking and defending of depositions, and matters of trial strategy. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such third-party Claim and satisfaction of the conditions thereto, the Indemnifying Party shall not be liable to the Indemnified Party under this Article IX for any Expenses of other counsel or any other Expenses with respect to the defense of such third-party Claim, in each case incurred by the Indemnified Party in connection with the defense of such third-party Claim. If the Indemnifying Party controls the defense of a third-party Claim, the Indemnified Party shall have the right to participate in the defense of such third-party Claim and to employ its own counsel, and the Expenses of the Indemnified Party (including Expenses of counsel) with respect to such participation shall be at the sole expense of the Indemnified Party. If the Indemnifying Party shall undertake to defend any third-party Claim, the Indemnified Party shall cooperate reasonably with the Indemnifying Party and its counsel in the defense against such third-party Claim. If the Indemnifying Party receiving notice of such third-party Claim cannot defend or does not elect to defend such third-party Claim (as allowed hereunder) within the time period specified above, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend such third-party Claim; provided, however, that in no event shall the Indemnifying Party be responsible for the Expenses of more than one counsel for all Indemnified Parties, except (i) to the extent that local counsel are necessary or advisable for the conduct of such action or proceeding, in which case the Indemnifying Party shall also pay the Expenses of any local counsel, or (ii) to the extent that a conflict of interest exists between or among the Indemnified Parties, in which case the Indemnifying Party shall pay the Expenses of such additional counsels for the Indemnified Parties as necessary to avoid any such conflicts of interest. The party controlling such defense shall keep the other party advised of the status of such third-party Claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement, compromise or discharge of, or admit any Liability with respect to, such third-party Claim (to the extent that such settlement, compromise or discharge obligates the Indemnifying Party to make any payment) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
(iv)    The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any Claim against the Indemnified Party solely at the Expense of the Indemnified Party without the consent of the Indemnifying Party; provided, however, that the Indemnifying Party shall have no further Liability in respect thereof under this Article IX or otherwise.
(v)    The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Article IX, other than (x) any current or former insurer of any Indemnified Party or (y) in the case of a Behringer Indemnified Party, another Behringer Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party (as reasonably requested by the Indemnifying Party) in the assertion by the Indemnifying Party of any such claim (where subrogation has occurred) against such other Persons.
SECTION 9.3    Limitations.
Notwithstanding anything in this Agreement (including this Article IX) to the contrary:
(a)    No amount of Damages shall be payable pursuant to Section 9.2(a)(i) to any Behringer Indemnified Party unless the aggregate amount of all Damages that are indemnifiable pursuant to Section 9.2(a)(i) exceeds $500,000 (the “Behringer Deductible”), after which the aggregate amount in excess of the Behringer Deductible shall thereafter be recoverable in accordance with the terms hereof. For the avoidance of doubt, it is acknowledged and agreed that the Behringer Deductible shall be calculated in the aggregate with respect to all Indemnity Claims by the Behringer Indemnified Parties, respectively, pursuant to Section 9.2(a)(i) and not separately.
(b)    In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article IX that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual Damages.
(c)    In no event shall the Service Providers be responsible and liable for any Damages or other amounts for which Services Holdings and/or BHMP GP has an obligation of indemnification under Section 9.2(c).
(d)    In no event shall BHMP GP be responsible and liable for any Damages or other amounts for which Services Holdings or the Service Providers have an obligation of indemnification under Section 9.2(b).
(e)    No Behringer Indemnified Party shall have any right of contribution against MF REIT or any of its Affiliates with respect to any breach by a member of the Behringer Group of any of its representations, warranties, covenants or agreements.
(f)    The amount of any Damages for which indemnification is provided under this Article IX shall be reduced by any related recoveries actually recovered by the Indemnified Party under insurance policies of the Indemnifying Party or other related payments actually received from third parties other than, in the case of a Behringer Indemnified Party, another Behringer Indemnified Party, and in the case of a MF REIT Indemnified Party, another MF REIT Indemnified Party. However, and notwithstanding anything else in this Agreement, it is agreed that under no circumstances shall any Indemnified Party be required to prosecute any claim or seek payment or coverage under any insurance policy of the Indemnified Party.
(g)    Each Party agrees that to the extent any representation or warranty of any other Party made in this Agreement is, to the Knowledge of such Party on or prior to the Initial Closing Date or the Self-Management Closing Date, as applicable, untrue or incorrect, such Party shall have no rights under this Article IX by reason of such untruth or inaccuracy.
SECTION 9.4    Contribution.
If the indemnification provided for in this Article IX for any reason is held by a court of competent jurisdiction or by an arbitrator to be unavailable to an Indemnified Party in respect of any Damages arising from or relating to a Claim, then the Indemnifying Party, in lieu of indemnifying an Indemnified Party hereunder, shall, to the extent permitted by applicable Law and, if applicable, the MF REIT Charter, contribute to the amount paid or payable by the Indemnified Party as a result of such Damages (a) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party (taking into account all of the transactions and agreements contemplated by this Agreement, which are intended to allow MF REIT to become self-managed and to allow the Behringer Parties to continue to receive fees and other amounts pursuant to this Agreement and the Ancillary Agreements) and the Indemnified Party from the transactions contemplated by this Agreement, or (b) if the allocation provided by clause (a) above is not permitted by applicable Law or, if applicable, the MF REIT Charter, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Indemnifying Party and the Indemnified Party in connection with the action or inaction which resulted in such Damages, as well as any other relevant equitable considerations. The Indemnifying Party and the Indemnified Party agree that it would not be just and equitable if contribution pursuant to this Section 9.4 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence.
SECTION 9.5    Exclusivity.
Except with respect to claims based on actual fraud, the rights of the Indemnified Parties under this Article IX shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to any and all Damages or Claims relating to or arising out of or resulting from this Agreement; provided, however, that solely in the case of a Behringer Indemnified Party who is a member of the Behringer Group, rights of indemnification under Section 9.2(a)(i) and rights of indemnification under other sources (including rights under any insurance policy, MF REIT Organizational Document, indemnification agreement, or Contract) are not mutually exclusive, and if and to the extent that such Person is entitled to indemnification with respect to Damages both under this Agreement and such other source, such Person may pursue such indemnification claims under this Agreement or such other source or both; provided further, however, that any recovery with respect to such indemnification claims shall be limited to the actual amount of Damages of such Person, regardless of the number of sources on which indemnification claims of such Person may be based; provided further, however, that solely in the case of the Behringer Indemnified Parties, if any provision of this Agreement relating to indemnification or advancement of expenses pursuant to this Article IX is limited in any way by the MF REIT Charter, irrespective of whether the subject right with respect to indemnification or advancement of expenses is qualified by the MF REIT Charter, this Article IX shall not be the sole and exclusive remedy of the respective Behringer Indemnified Parties and the respective Behringer Indemnified Parties shall be entitled to pursue all other legal and equitable remedies. For the avoidance of doubt and notwithstanding the forgoing, (a) any Behringer Indemnified Party may be subrogated to the rights of any other Behringer Indemnified Party with respect to indemnification under this Agreement, including any rights of such subrogating Behringer Indemnified Party to seek indemnification with respect to Damages arising out of the advancement of expenses by such Behringer Indemnified Party to the subrogated Behringer Indemnified Party with respect to Claims for which the subrogated Behringer Indemnified Party is entitled to indemnification under this Agreement, and (b) any MF REIT Indemnified Party may be subrogated to the rights of any other MF REIT Indemnified Party with respect to indemnification under this Agreement, including any rights of such subrogating MF REIT Indemnified Party to seek indemnification with respect to Damages arising out of the advancement of expenses by such MF REIT Indemnified Party to the subrogated MF REIT Indemnified Party with respect to Claims for which the subrogated MF REIT Indemnified Party is entitled to indemnification under this Agreement.
SECTION 9.6    Insurance Coverage.
(a)    Maintenance. MF REIT shall maintain from the Initial Closing through the Self-Management Closing an insurance policy having terms and conditions providing equivalent or more favorable benefits (from the perspective of insured persons other than MF REIT) as the liability insurance policies maintained by MF REIT as of the Initial Closing for all Persons who are insured persons as of the Initial Closing under such policies with respect to matters arising on or prior to the Initial Closing Date.
(b)    Tail Policy. MF REIT shall purchase as of the Self-Management Closing a six-year prepaid “tail” policy having terms and conditions providing equivalent or more favorable benefits (from the perspective of insured persons other than MF REIT) as the liability insurance policies maintained by MF REIT as of the Self-Management Closing for all Persons who are insured persons as of such Self-Management Closing under such policies with respect to matters arising on or prior to the Self-Management Closing.
SECTION 9.7    Amendment of Articles of Amendment and Restatement; Certain Effects.
(a)    If MF REIT submits for stockholder approval any amendments to the MF REIT Charter or otherwise amends or amends and restates the MF REIT Charter (the MF REIT Charter, as amended, the “Amended Charter”), such Amended Charter shall: (i) expand the ability of MF REIT to indemnify and advance expenses to members of the Behringer Group and the Behringer Indemnified Parties to the same extent as it indemnifies and advances expenses to the independent directors and officers of MF REIT and (ii) remove all provisions from the MF REIT Charter required by the NASAA REIT Guidelines; provided, however, if MF REIT reasonably expects to commence a public offering of securities that would require registration in any state jurisdiction, it is acknowledged and understood that MF REIT shall not be required to remove provisions required by the NASAA REIT Guidelines if, in the reasonable judgment of counsel, such provisions must be retained until the closing of such offering. If an Amended Charter is adopted and approved by the MF REIT stockholders, MF REIT shall cause the Amended Charter to be promptly filed with SDAT. In no event shall the Amended Charter limit MF REIT’s ability to indemnify or advance expenses to members of the Behringer Group or the Behringer Indemnified Parties more than the MF REIT Charter as of the Initial Closing or provide fewer rights to indemnification and advancement of expenses to members of the Behringer Group and the Behringer Indemnified Parties than MF REIT provides to its own independent directors and officers.
(b)    Notwithstanding the foregoing, the Parties acknowledge and agree that MF REIT is not required to amend or restate the MF REIT Charter at any time, or at all, following the Initial Closing, and that any amendment or restatement to the MF REIT Charter shall be subject to the approval of such amendment or restatement by the MF REIT Board, consistent with the exercise of its fiduciary duties.
(c)    If MF REIT files an Amended Charter with SDAT, immediately upon filing of the applicable amendment or articles of amendment and restatement with SDAT in connection with such amendment of the MF REIT Charter, all references in this Agreement, the Advisory Agreement, the Property Management Agreement, any other Ancillary Agreement, or any other Contract between MF REIT and any member of the Behringer Group with respect to indemnification by MF REIT of a member of the Behringer Group or the Behringer Indemnified Parties “to the extent permitted by” or “to the maximum extent permitted by” the MF REIT Charter (or similar references) shall hereby be deemed to automatically refer to the MF REIT Charter as amended or amended and restated, and such indemnification to the extent permitted by such amended MF REIT Charter shall apply retroactively to all actions or omissions giving rise to indemnification under such Contract that occurred prior to the amendment of the MF REIT Charter.
(d)    The members of the Behringer Group and the Behringer Indemnified Parties are intended third party beneficiaries of this Section 9.7.

ARTICLE X
GENERAL PROVISIONS
SECTION 10.1    Notices.
Any notice, report, approval, authorization, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; or (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:
If to MF REIT, to:
Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Daniel J. Rosenberg
Email: drosenberg@behringerharvard.com

with copies (which shall not constitute notice) to:
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
Attention: Robert H. Bergdolt
Email: robert.bergdolt@dlapiper.com

and:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424

Attention: Rosemarie A. Thurston
Email:    rosemarie.thurston@alston.com

If to Services Holdings, the Service Providers, or BHMP GP:
Behringer Harvard MF REIT Services Holdings
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Robert S. Aisner
Email: baisner@behringerharvard.com

with copies (which shall not constitute notice) to:
Behringer Harvard Holdings
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Stanton P. Eigenbrodt
Email: seigenbrodt@behringerharvard.com

and:
Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
Attention:     Donald E. Batterson
Jeffrey R. Shuman
Email:    dbatterson@jenner.com
jshuman@jenner.com

Either party shall, as soon as reasonably practicable, give Notice in writing to the other Party of a change in its address for the purposes of this Section 10.1. The failure of any Party to give notice shall not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.
SECTION 10.2    Interpretation.
(a)    For purposes of this Agreement, (i) the words “include,” “includes,” and “including” and the words “such as” shall be deemed to be followed by the words “without limitation,” and (ii) the words “herein”, “hereof”, “here by”, “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits, Annexes, and Schedules mean the Articles and Sections of, and the Exhibits, Annexes, and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder as in effect from time to time. A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns. Words used herein regardless of the gender specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context requires. The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms.
(b)    The Schedules, Annexes, and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.
(c)    The table of contents, the titles to Articles, and the headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.
(d)    The MF REIT disclosure schedule (the “MF REIT Disclosure Schedule”) to this Agreement shall be arranged in sections and subsections corresponding to the numbered and lettered sections contained in Article III. The disclosures in any section or subsection of the MF REIT Disclosure Schedule shall qualify other sections and subsections in Article III only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
(e)    The disclosure schedule of the Service Providers (the “Service Provider Disclosure Schedule”) to this Agreement shall be arranged in sections and subsections corresponding to the numbered and lettered sections contained in Article IV. The disclosures in any section or subsection of the Service Provider Disclosure Schedule shall qualify other sections and subsections in Article IV only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
SECTION 10.3    Choice of Law; Venue.
The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Dallas County, Texas.
SECTION 10.4    Disputes.
If there shall be a dispute between MF REIT and/or MF OP, on the one hand, and any member of the Behringer Group, on the other, relating to this Agreement or the Transactions resulting in litigation or arbitration, the prevailing party in such litigation or arbitration shall be entitled to recover from the other party to such proceeding such amount as the court or arbitrator shall fix as reasonable attorneys’ fees.
SECTION 10.5    Entire Agreement.

This Agreement and the Exhibits and Annexes referred to herein and the documents delivered pursuant hereto and the Disclosure Schedules, contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among the Parties, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.
SECTION 10.6    Amendment.
This Agreement may not be amended except by an instrument in writing signed on behalf of MF REIT (as authorized by the MF REIT Board or an applicable committee thereof) and each of Services Holdings, the Service Providers, and BHMP GP and in compliance with applicable Law.
SECTION 10.7    Waiver.
(a)    MF REIT (as authorized by the MF REIT Board, including the Special Committee) may (i) extend the time for the performance of any of the obligations or other acts of Services Holdings, the Service Providers, or BHMP GP hereunder, (ii) waive any inaccuracies in the representations and warranties of such Persons contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein to be complied with or satisfied by such Persons. Any agreement on the part of MF REIT to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of MF REIT.
(b)    Services Holdings may (i) extend the time for the performance of any of the obligations or other acts of MF REIT or MF OP hereunder, (ii) waive any inaccuracies in the representations and warranties of MF REIT or MF OP contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein to be complied with or satisfied by such Persons. Any agreement on the part of Services Holdings to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Services Holdings.
(c)    Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
SECTION 10.8    Remedies.
Neither any failure nor any delay by any Party in exercising any right under this Agreement will operate as a waiver of such right and no single or partial exercise of any such right will preclude any other or further exercise of such, or any other, right. Each Party acknowledges and agrees that the other Parties hereto will be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. The Parties agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them at law or in equity, each of them shall be entitled to the fullest extent permitted by applicable Law to an injunction restraining such breach, violation or default and to other equitable relief, including, without limitation, specific performance, with a bond or other form of security not being required and specifically waived by the Parties.
SECTION 10.9    Severability.
In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating or affecting the remainder of such provision or provisions or the remaining provisions of this Agreement. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.
SECTION 10.10    Relationship of MF REIT and the Behringer Group.
Nothing in this Agreement shall be construed to make MF REIT or MF OP a partner or joint venturer with any member of the Behringer Group or impose any Liability as such on any of them. The obligations of the members of the Behringer Group pursuant to the terms and provisions of this Agreement shall not be construed to preclude any such Person from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with MF REIT or MF OP or the business of MF REIT or MF OP.
SECTION 10.11    Further Assurances.
The Parties shall use their commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request in order to carry out the intent and purposes of this Agreement, the Ancillary Agreements and the consummation of the Transactions. Without the consent of Services Holdings, MF REIT shall not and shall not allow any of its Affiliates to take any voluntary action or actions, or fail to take any action or actions, in each case, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Agreement or any Ancillary Agreement or with respect to the Transactions.
SECTION 10.12    LIMITATIONS ON REPRESENTATIONS AND WARRANTIES.

(a)    MF REIT AND MF OP ACKNOWLEDGE THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, NONE OF SERVICES HOLDINGS, THE SERVICE PROVIDERS, BHMP GP OR ANY MEMBER OF THE BEHRINGER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO SERVICES HOLDINGS, THE SERVICE PROVIDERS, THE BEHRINGER GROUP, THEIR RESPECTIVE EMPLOYEES, THE TRANSFERRED ASSETS, THE PROPERTY MANAGEMENT AGREEMENT, THE ADVISORY AGREEMENT, ANY ANCILLARY AGREEMENT, OR ANY OTHER CONTRACT BETWEEN ANY MEMBER OF THE BEHRINGER GROUP AND MF REIT OR ITS AFFILIATES OR THE SERVICES PROVIDED THEREUNDER, OR WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO MF REIT, MF OP, OR THE MF REIT SPECIAL COMMITTEE, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT. ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED BY SERVICES HOLDINGS, THE SERVICE PROVIDERS, AND BHMP GP. SERVICES HOLDINGS, THE SERVICE PROVIDERS, AND BHMP GP EACH ACKNOWLEDGE THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, MF REIT AND MF OP DO NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT AFFECT OR OTHERWISE LIMIT ANY EXPRESS REPRESENTATIONS OR WARRANTIES CONTAINED IN ANY OF THE ANCILLARY AGREEMENTS, INCLUDING ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THE MF REIT REPRESENTATION LETTER, OR THE SERVICE PROVIDER REPRESENTATION LETTER.
(b)    EACH OF SERVICES HOLDINGS, THE SERVICE PROVIDERS, AND BHMP GP ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, NONE OF MF REIT, MF OP, OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO MF REIT, MF OP, THEIR RESPECTIVE AFFILIATES AND EMPLOYEES, THE TRANSFERRED ASSETS, THE PROPERTY MANAGEMENT AGREEMENT, THE ADVISORY AGREEMENT, ANY ANCILLARY AGREEMENT, OR ANY OTHER AGREEMENT BETWEEN MF REIT, MF OP, OR THEIR RESPECTIVE AFFILIATES AND ANY MEMBER OF THE BEHRINGER GROUP OR THE SERVICES PROVIDED THEREUNDER, OR WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO SERVICES HOLDINGS, THE SERVICE PROVIDERS, BHMP GP, AND ANY OTHER MEMBER OF THE BEHRINGER GROUP, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF

MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT. ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED BY MF REIT AND MF OP. MF REIT AND MF OP ACKNOWLEDGE THAT EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, NONE OF SERVICES HOLDINGS, THE SERVICE PROVIDERS, AND BHMP GP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THE FOREGOING SHALL NOT AFFECT OR OTHERWISE LIMIT ANY EXPRESS REPRESENTATIONS OR WARRANTIES CONTAINED IN ANY OF THE ANCILLARY AGREEMENTS, INCLUDING ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN THE MF REIT REPRESENTATION LETTER, OR THE SERVICE PROVIDER REPRESENTATION LETTER.
SECTION 10.13    Parties in Interest; No Third Party Beneficiaries.
Except as set forth in Article IX and Section 10.15, this Agreement is not intended, and shall not be deemed, to (a) confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) create any agreement of employment with any Person, or (c) otherwise create any third party beneficiary hereto.
SECTION 10.14    Joint and Several Obligations; Status of BHMP GP.
The obligations of MF REIT, MF OP, and REIT TRS under this Agreement are joint and several. The obligations of Services Holdings and the Service Providers under this Agreement are joint and several. BHMP GP is a Party to this Agreement solely with respect to Articles I, IV, IX, and X and Sections 2.2, 8.3, and 8.7(b) and shall have no obligations with respect to any other provisions of this Agreement. Other than the joint and several indemnification obligations of BHMP GP and Services Holdings explicitly set forth in Section 9.2(c), the obligations of BHMP GP (on the one hand) and Services Holdings and the Service Providers (on the other hand) are several and not joint, and neither BHMP GP (on the one hand) nor Services Holdings or the Service Providers (on the other hand) shall be liable for any breach or violation of the terms of this Agreement, any Ancillary Agreement, or any other documents delivered pursuant hereto or thereto by such other Party.
SECTION 10.15    Concerning Harvard Property Trust, LLC and BHMF, Inc..
Notwithstanding anything contained herein to the contrary, this Agreement has been executed by each of Harvard Property Trust, LLC and BHMF, Inc. not in its individual capacity but solely in its capacity as general manager of BHMP GP and BH OP, respectively, and in no event shall Harvard Property Trust, LLC or BHMF, Inc., in its individual capacity or as the general manager of BHMP GP or BH OP, respectively, have any liability for the representations, warranties, covenants, agreements or other obligations of BHMP GP or BH OP, respectively, or any other Person under this Agreement, under any Ancillary Agreement, under any other documents delivered pursuant hereto or thereto, or with respect to the Self-Management Transactions, the BHMP Acquisition, or any other Transaction. For all purposes of this Agreement, in the performance of any duties or obligations of Harvard Property Trust, LLC or BHMF, Inc., Harvard Property Trust or BHMF, Inc., as the case may be, shall be entitled to the benefits of the terms and provisions of the organizational documents of BHMP GP or BH OP, respectively. Harvard Property Trust, LLC and BHMF, Inc. are intended third party beneficiaries of this Section 10.15.
SECTION 10.16    Successors and Assigns.
This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of the other Party and any assignment in violation of this Section 10.16 shall be void ab initio. Notwithstanding the foregoing and anything to the contrary in this Agreement, REIT TRS may, without the prior consent of any other Party, assign, transfer or delegate this Agreement or its rights, interests, obligations or assets acquired hereunder to any Affiliate of MF REIT, in whole or in part; provided that such Affiliate remains an Affiliate of MF REIT at all times following such assignment, transfer or delegation and such Affiliate signs a joinder agreement pursuant to which such Affiliate agrees to be bound by and comply with all of the terms and conditions of this Agreement; provided, however, that no such assignment, transfer, delegation or other disposition by REIT TRS shall relieve REIT TRS of any of its obligations hereunder.
SECTION 10.17    No Presumption Against Drafter.
Each of the Parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.
SECTION 10.18    Disclaimer.
The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of such Parties (and, as applicable, the Behringer Indemnified Parties and the MF REIT Indemnified Parties). Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 10.7 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of such Parties. Consequently, Persons other than the Parties hereto (and, as applicable, the Behringer Indemnified Parties and the MF REIT Indemnified Parties) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
SECTION 10.19    Certain Sample Calculations.

Attached hereto as Exhibit O are, for illustrative purposes only, sample calculations with respect to the conversion of the Series A Preferred Stock into MF REIT Common Stock according to the terms of the Articles Supplementary and based upon the assumptions set forth therein. Attached hereto as Exhibit P are, for illustrative purposes only, sample calculations with respect to the Acquisition Fee Credit with respect to Specified GT Projects based upon the assumptions set forth therein.
SECTION 10.20    Counterparts.
This Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.
SECTION 10.21    Facsimile Signatures.
A facsimile or other electronic signature on the signature pages hereto shall for all purposes be deemed an original and shall bind the signor as if such facsimile or other electronic signature were an original.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Master Modification Agreement be signed by their respective officers or agents thereunto duly authorized as of the date first written above.
BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation

By:    /s/ Mark T. Alfieri
Name: Mark T. Alfieri
Title: Chief Operating Officer

BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership

By:    BHMF, Inc., a Delaware corporation

By: /s/ Mark T. Alfieri
Name: Mark T. Alfieri
Title: Chief Operating Officer

REIT TRS HOLDING, LLC, a Delaware limited liability company

By:    /s/ Mark T. Alfieri
Name: Mark T. Alfieri
Title: Chief Operating Officer

[SIGNATURE PAGE TO MASTER MODIFICATION AGREEMENT]

BEHRINGER HARVARD MULTIFAMILY REIT I SERVICES HOLDINGS, LLC

By:    /s/ M. Jason Mattox
Name: M. Jason Mattox
Title: Executive Vice President

BEHRINGER HARVARD MULTIFAMILY
ADVISORS I, LLC

By:    /s/ M. Jason Mattox
Name: M. Jason Mattox
Title: Executive Vice President

BEHRINGER HARVARD MULTIFAMILY MANAGEMENT SERVICES, LLC

By:    /s/ M. Jason Mattox
Name: M. Jason Mattox
Title: Executive Vice President

BEHRINGER HARVARD INSTITUTIONAL GP LP

By:    Harvard Property Trust, its General Partner

By: /s/ M. Jason Mattox
Name: M. Jason Mattox
Title: Chief Executive Officer and Executive Vice President

[SIGNATURE PAGE TO MASTER MODIFICATION AGREEMENT]

SCHEDULES

Schedule 1.1(a)	Knowledge Persons of Services Holdings and the Service Providers

Schedule 1.1(b)	Knowledge Persons of BHMP GP

Schedule 1.1(c)	MF REIT Knowledge Persons

Schedule 2.3	Executed LPA Projects

Schedule 7.3(b)	Protected Employees

Schedule 7.8	Severance Obligations

Schedule 8.4	Acceptable Behringer Nominees

Schedule 1.1(a)
Knowledge Persons of Services Holdings and the Service Providers

1.	Robert S. Aisner

2.	Robert J. Chapman

3.	M. Jason Mattox

4.	Stanton P. Eigenbrodt

Schedule 1.1(b)
Knowledge Persons of BHMP GP

1.	Robert S. Aisner

2.	Robert J. Chapman

3.	M. Jason Mattox

4.	Stanton P. Eigenbrodt

Schedule 1.1(c)
MF REIT Knowledge Persons

1.	Specified Employees

a.	Mark T. Alfieri

b.	Howard S. Garfield

c.	Daniel J. Rosenberg

2.
With respect to any representation or warranty given in the MF REIT Representation Letter (or otherwise given as of the Self-Management Closing), any Specified Employee who at the time of the Self-Management Closing is an executive officer of MF REIT

Schedule 2.3
Executed LPA Projects

1.	Brickell Lofts

2.	Shady Grove

[***] Confidential material redacted and filed separately with the Commission.
Schedule 7.3(b)
Protected Employees

***

[***] Confidential material redacted and filed separately with the Commission.

Schedule 7.8
Severance Obligations

For the purposes of this Schedule 7.8, years of service refers to years of service with respect to any member of the Behringer Group or their predecessors.

***

There is generally no severance available for Specified Employees who are terminated for cause.

Schedule 8.4
Acceptable Behringer Nominees

1.	Robert S. Aisner

2.	M. Jason Mattox

3.	Michael D. Cohen

4.	Andrew J. Bruce

5.	David F. Aisner

6.	Michael J. O’Hanlon

ANNEX A
NEW PLATFORMS

New Platform Descriptions

As contemplated by the Master Modification Agreement, a “New Platform” shall mean any new fund or program, additional investment or capital commitment to an existing fund or program, new capital source, joint venture or other similar arrangement pursuant to a definitive Contract, with respect to which MF REIT will receive an asset management fee or any similar fee, and/or a promote interest or similar security, with any Person (or an Affiliate of any such Person) identified on the New Platform Schedule, as such schedule may be amended or supplemented in accordance with the Master Modification Agreement (the “New Platform Schedule”). For the avoidance of doubt, PGGM (and its Affiliates) shall not be identified on the New Platform Schedule. All New Platforms shall have a legal structure acceptable to MF REIT and the new investor, and MF REIT shall be under no obligation to enter into or execute any New Platform.

New Platform Consideration

MF REIT shall pay Services Holdings the following consideration (the “New Platform Consideration”) at the following time with respect to each New Platform:

1.
Amount of Fee. For each New Platform with an investor listed under the heading “New Investors” on the New Platform Schedule or with an Affiliate of such investor, Services Holdings shall be entitled to a fee equal to 2.5% of the total aggregate amount of capital committed by such investor or its Affiliates. For the avoidance of doubt, the commitment amount shall be determined irrespective of any conditions on funding by such investor.

2.
Timing of Payment. If MF REIT does not have discretion with respect to each specific property or other asset (as opposed to an asset class or category) to be acquired at the time the respective investor agrees to commit capital to a New Platform, the New Platform Consideration with respect to such capital commitment shall be paid in full to Services Holdings (by wire transfer of immediately available funds) no later than one Business Day after the day on which MF REIT first receives any funds from such investor with respect to such investment. In all other circumstances, the New Platform Consideration shall be paid in full to Services Holdings (by wire transfer of immediately available funds) no later than one Business Day after the day on which the respective investor agrees to commit capital to a New Platform. The foregoing notwithstanding, with respect to any such payment obligation (pursuant to either of the prior two sentences) that arises prior to the Self-Management Closing, such payment shall instead be due and payable to Services Holdings upon the Self-Management Closing. For the avoidance of doubt, no New Platform Consideration shall be paid unless the Self-Management Closing occurs.

[***] Confidential material redacted and filed separately with the Commission.

ANNEX B
CERTAIN ASSIGNABLE CONTRACTS

***

[***] Confidential material redacted and filed separately with the Commission.

ANNEX C
TITLES AND FUNCTIONS OF SPECIFIED EMPLOYEES

Non-On-site Employees

***

On-Site Employees

***

EAST\59082392.112220102.2

EXHIBIT A

FORM OF
ARTICLES SUPPLEMENTARY
BEHRINGER HARVARD MULTIFAMILY REIT I, INC.
SERIES A NON-PARTICIPATING, VOTING, CUMULATIVE, CONVERTIBLE 7.0% PREFERRED STOCK
($0.0001 PAR VALUE)
BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland pursuant to Section 2-208 of the Maryland General Corporation Law that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Company (the “Board”) by Article V, Section 5.4 of the Articles of Restatement of the Company (the “Charter”), the Board has classified 10,000 shares of the authorized but unissued preferred stock of the Company, $0.0001 par value per share (“Preferred Stock”), as Series A non-participating, voting, cumulative, convertible 7.0% preferred stock (the “Series A Preferred Stock”) and the same hereby are established, and the issuance of such shares authorized, such Series A Preferred Stock to have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, as follows, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

Series A non-participating, voting, cumulative, convertible 7.0% preferred stock, $0.0001 par value per share
The defined terms used in the following sections, other than those specifically defined therein, shall have the meanings set forth in Section 9. Unless otherwise specifically stated herein, including without limitation in Section 4(c) and Section 8, the terms of the Series A Preferred Stock shall be subject to the terms of the Charter if and to the extent applicable, as the same may be amended or restated from time to time.
SECTION 1.    DESIGNATION AND NUMBER. A series of Preferred Stock designated as the “Series A non-participating, voting, cumulative, convertible 7.0% preferred stock” is hereby established and the number of shares constituting the series shall be 10,000, which may be issued in fractions of a share.
SECTION 2.    DISTRIBUTION RIGHTS. The holders of Series A Preferred Stock shall be entitled to receive, as and when declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, cumulative cash dividends equal to a rate of 7.0% per annum on (i) the Liquidation Preference (as defined in Section 3) per share of Series A Preferred Stock and (ii) the amount of accrued and any unpaid dividends for any prior year. Such dividends shall accrue irrespective of whether the Board has declared such dividends. Accrued and declared dividends on the Series A Preferred Stock will be paid to the holders of record of Series A Preferred

Stock at the close of business on each June 30 and December 31 (or next Business Day if such June 30 and/or December 31 is not a Business Day). If the holders of Series A Preferred Stock are treated as receiving any amount as a consent dividend or as a deemed dividend, for federal income tax purposes, the Company shall at such time also declare cash dividends to, and shall distribute to, the holders of Series A Preferred Stock sufficient cash to pay tax (at an assumed combined federal and state rate of 50%) on the total of all dividends subject to tax to such holders (including any taxable amount of the cash dividend required under this provision).
SECTION 3.    LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, or there shall be set apart out of such assets of the Company for the holders of Series A Preferred Stock, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Junior Stock, liquidating distributions in an amount equal to $10.00 per share (the “Liquidation Preference”). The holders of Series A Preferred Stock, upon liquidation, dissolution or winding up, shall not be entitled to receive the Liquidation Preference until the liquidation preference of all shares of Senior Stock shall have been paid in full or a sum set apart sufficient to provide for such payment. If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the shares of the Series A Preferred Stock and any Parity Stock are insufficient for payment to be made in full, the holders of shares of the Series A Preferred Stock and the Parity Stock shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After receipt of the full amount of the Liquidation Preference, the holders of shares of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Company upon liquidation, dissolution or winding up. For the purposes hereof, neither a consolidation, nor a merger of the Company with another person, nor a sale or transfer of all or part of its assets for cash or securities, shall be considered a liquidation, dissolution or winding up of the Company. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Company or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock shall not be added to the Company’s total liabilities.
SECTION 4.    VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have only the following voting rights:
(a)    Each share of Series A Preferred Stock shall entitle the holder thereof to one (1) vote on all matters submitted to a vote of the holders of the Series A Preferred Stock or the Common Stock.
(b)    Except as otherwise provided herein, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of the holders of Common Stock.
(c)    The affirmative vote of the Required Holders, voting together as a single class for such purposes, shall be required for (i) the adoption of any amendment, alteration or repeal of these

Articles Supplementary and the terms of the Series A Preferred Stock set forth herein, that adversely changes or has the effect of adversely altering the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of Series A Preferred Stock, or (ii) the adoption of any amendment, alteration or repeal of any other provisions of the Charter that materially adversely changes or has the effect of materially adversely altering the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of Series A Preferred Stock, it being understood that an increase in the number of directors on the Board is not, by itself, an adverse change referred to in the foregoing clause (i) or (ii).
SECTION 5.    AUTHORIZATION AND ISSUANCE OF OTHER SECURITIES. Without the affirmative vote of the Required Holders, the Board shall not have the right to increase or decrease the number of shares that are classified as Series A Preferred Stock or to authorize the issuance of or to classify or reclassify any unissued shares of stock of the Company into, additional shares of Series A Preferred Stock.

SECTION 6.	CONVERSION.
(a)    TRIGGERING EVENT. Subject to Section 6(c), all shares of Series A Preferred Stock then outstanding will convert into Common Stock (i) automatically, in connection with a Listing, (ii) automatically, upon a Change of Control Transaction, or (iii) automatically, upon election by the Required Holders during the period beginning on the Effective Date and ending at the close of business on the fifth anniversary of the Effective Date (including as may be delayed pursuant to Section 6(c), each a “Triggering Event”).
(b)    CONVERSION RATE. Upon a Triggering Event, each share of Series A Preferred Stock shall convert into shares of Common Stock at a rate equal to (i) the Conversion Value Per Share of Series A Preferred Stock, divided by (ii) the Current Common Stock Value, in each case as applicable with respect to such Triggering Event, except as otherwise provided in Section 6(c).
(c)    DELAYED CONVERSION.
(i)    If a Listing occurs prior to December 31, 2016, such Listing (and the related Trigger Event) shall be deemed to occur on December 31, 2016 and the respective Measurement Period shall begin upon the later to occur of (1) January 2, 2017 and (2) the 180th day following the later to occur of (X) the Listing and (Y) the expiration of any applicable lock-up period entered into by any existing holder or holders of Common Stock of not less than five (5) percent of the then outstanding Common Stock to facilitate the orderly listing of the Common Stock in public markets in connection with the Listing. The foregoing notwithstanding, the Required Holders may elect to convert the Series A Preferred Stock into Common Stock as contemplated by clause (iii) of Section 6(a) at any time prior to December 31, 2016 by delivering written notice to the Company pursuant to Section 6(f), and the Measurement Period with respect to such conversion shall begin on the Trading Day following the date of conversion, unless the Required Holders designate a different date as the beginning of the Measurement Period pursuant to Section 6(f)(ii); the Conversion Common Stock Value shall be calculated as contemplated by clause (ii) of Section 9(d), rather than as contemplated by clause (i) of Section 9(d), except that the beginning of the Measurement Period shall be the date contemplated by this Section 6(c)(i). In the event that a Change of Control Transaction occurs after such Listing but prior to the last trading day of the respective Measurement Period, if the Requisite Holders have not converted the Series A Preferred Stock into Common Stock and the last day of the respective Measurement Period has not occurred as contemplated by the previous sentence, the Series A Preferred Stock will be treated in accordance with Section 6(c)(ii) rather than this Section 6(c)(i).
(ii)    If a Change of Control Transaction occurs prior to December 31, 2016 or after a Listing but prior to the last trading day of the respective Measurement Period as contemplated by the final sentence of Section 6(c)(i), such Change of Control Transaction shall be deemed a Fundamental Change and shall not result in a Triggering Event for purposes of clause (ii) of Section 6(a). Section 6(i) shall apply with respect to such deemed Fundamental Change.
(d)    ESTIMATED PER SHARE VALUE. Until the occurrence of the earlier of (i) a Triggering Event or (ii) a Listing as contemplated by the first sentence of Section 6(c)(i), the Company shall determine and disclose an annual Estimated Per Share Value; provided, that the Company shall not be required to determine a second Estimated Per Share Value in fiscal year 2013. The Company shall determine and disclose an annual Estimated Per Share Value in accordance with the IPA Valuation Guidelines; provided, that the Board may in good faith determine to revise the method for calculating the Estimated Per Share Value. The Company shall promptly publicly disclose each such Estimated Per Share Value in a Form 8-K, by press release or otherwise and shall disclose in writing to the holders of shares of Series A Preferred Stock the value of the Series A Preferred Stock included in the derivation of the Estimated Per Share Value, if such value is not disclosed in the Form 8-K, press release or other communication that discloses the Estimated Per Share Value. The Required Holders may request that the Company obtain an appraisal of the Estimated Per Share Value or the Company may voluntarily obtain an appraisal of the Estimated Per Share Value (1) with respect to any determination of the Estimated Per Share Value, if the Company has not determined such Estimated Per Share Value using an independent appraiser, and (2) if the Company has not determined the Estimated Per Share Value using an independent appraiser during the six month period prior to the Triggering Event. In such event, each of the Company, on the one hand, and the Required Holders, on the other hand, shall name one appraiser and the two named appraisers shall promptly agree in good faith to the appointment of one other appraiser, whose determination of such Estimated Per Share Value shall be final and binding. The cost of such appraisal shall be paid by the Company.
(e)    ACCRUED AND UNPAID DIVIDENDS. Upon conversion, holders of shares of Series A Preferred Stock shall be entitled to receive payment of any accrued but unpaid dividends with respect to the shares of Series A Preferred Stock being converted, including with respect to any dividend contemplated by the final sentence of Section 2.
(f)    CONVERSION PROCEDURE.
(i)    Conversion of the Series A Preferred Stock upon election of the Required Holders pursuant to Section 6(a)(iii) or as contemplated by the second sentence of Section

6(c) shall be effected by delivery to the Company by the Required Holders of a written notice stating the election of such holders to convert the Series A Preferred Stock. In the event the notice shall specify any name other than that of a record holder, the notice shall be accompanied by documents confirming ownership, reflecting compliance with the securities laws and, if applicable, payment of all transfer taxes payable upon issuance of the shares of Common Stock in such name. Other than such taxes, the Company shall pay any and all issuance and other taxes (excluding taxes based on income) that may be payable with respect to the issuance and/or delivery of shares of Common Stock on conversion of Series A Preferred Stock. As promptly as practicable, but in no event more than 15 days, after receipt by the Company of the written notice of conversion from the Required Holders, the Company shall deliver notice of conversion of the Series A Preferred Stock to all holders thereof. As promptly as practicable, but in no event more than 5 Business Days after receipt by the Company of the written notice of conversion from the Required Holders or (as applicable) within 5 Business Days after the completion of any required appraisal or Measurement Period as contemplated by the second sentence of Section 6(c), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and non-assessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each record holder or other recipient shall be entitled pursuant to Section 6(b) or (as applicable) the second sentence of Section 6(c)(i) hereof.
(ii)    A conversion upon election of the Required Holders pursuant to Section 6(a)(iii) shall be deemed effective immediately prior to the open of business on the date of the respective written notice to the Company. However, the Required Holders may specify conversion upon a future date or event, such as the fifth anniversary of the Effective Date but in no event later than the fifth anniversary of the Effective Date. In the case of an election by the Required Holders following a Listing that is subject to Section 6(c)(i), the Required Holders may specify any Trading Day on which the Measurement Period shall begin; provided, however, that such Trading Day shall be (i) no later than January 2, 2017 and (ii) no earlier than the first Trading Day after such election to convert has been made by the Required Holders. Upon conversion, the rights of the converting holder with respect to the shares being converted shall terminate, except for the right to receive the shares of Common Stock issuable upon conversion, and the person entitled to receive the shares of Common Stock so issuable shall be treated for all purposes as having become the record holder of such shares of Common Stock at the time of issuance. In the event the written notice for conversion is delivered on a day the transfer books of the Company for its Common Stock are closed, the conversion shall be deemed to have occurred upon the close of business on the first immediately succeeding date on which such transfer books are open, except as otherwise provided above.
(iii)    In connection with any conversion of Series A Preferred Stock pursuant to Section 6(a)(i) or the first sentence of Section 6(c)(i), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and non-assessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each holder of Series A

Preferred Stock shall be entitled pursuant to Section 6(a)(i) or the first sentence of Section 6(c)(i) hereof, as promptly as practicable (but in no event more than 5 Business Days after the earliest day upon which the number of whole shares of Common Stock can be determined).
(iv)    In connection with any conversion of Series A Preferred Stock pursuant to Section 6(a)(ii), but excluding (for the avoidance of doubt) any Change of Control Transaction deemed a Fundamental Change as contemplated by the final sentence of Section 6(c)(i) or by Section 6(c)(ii), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and non-assessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each holder of Series A Preferred Stock shall be entitled pursuant to Section 6(a)(ii) effective as of immediately prior to the subject Change of Control Transaction. In connection with any such Change of Control Transaction, the Company shall provide all of the holders of Series A Preferred Stock advance notice (before the Change of Control Transaction occurs) of the respective Conversion Common Stock Value, Conversion Value Per Share of Series A Preferred Stock and Current Common Stock Value as soon as reasonably practicable, but in no event less than 15 days prior to such Change of Control Transaction.
(v)    The shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, when issued in accordance with the terms hereof, are hereby declared to be, and shall be, validly issued, fully paid and nonassessable shares of Common Stock in the hands of the holders thereof.
(vi)    In connection with any Triggering Event, if the Conversion Value Per Share of Series A Preferred Stock is zero, the Series A Preferred Stock will be automatically deemed cancelled without further consideration and shall cease to be outstanding.
(g)    PRESERVATION OF REIT STATUS.
(i)    If, based upon the advice of legal counsel, the Board reasonably determines that the conversion of shares of Series A Preferred Stock owned by any holder (based on the Beneficial Ownership and Constructive Ownership of Common Stock of such holder, assuming conversion of all Series A Preferred Stock by such holder) would create a substantial risk that the Company would no longer qualify as a REIT under Section 856(a)(6) of the Code (an “Adverse REIT Status Determination”), then only such number of shares of Series A Preferred Stock owned by such holder shall be converted into shares of Common Stock such that there is no substantial risk that the Company would no longer qualify as a REIT under Section 856(a)(6) of the Code. At least three (3) Business Days prior to the Board making any Adverse REIT Status Determination, the Company shall give written notice to each such holder of Series A Preferred Stock, notifying such holder that the full conversion of Series A Preferred Stock by such holder may be subject to an Adverse REIT Status Determination, and shall thereafter consult in good faith with each such holder as to such determination, including as to the actual Beneficial Ownership and Constructive Ownership of such holder, before the Board makes any Adverse REIT Status Determination.

(ii)    In connection with any Adverse REIT Status Determination each holder of any Series A Preferred Stock subject to an Adverse REIT Status Determination shall retain the remaining shares of Series A Preferred Stock and delay conversion pursuant to an Alternate Conversion (as defined below).
(iii)    At such time as the Board reasonably determines that conversion of such shares of Series A Preferred Stock would not create a substantial risk that the Company would no longer qualify as a REIT under Section 856(a)(6) of the Code, each share of Series A Preferred Stock that remains outstanding pursuant to Section 6(g)(ii) shall convert (“Alternate Conversion”) into a number of shares of Common Stock (or successor security) equal to the greater of (A) the number of shares of Common Stock (or successor security) that such share of Series A Preferred Stock would have been entitled to receive absent an Adverse REIT Status Determination and (B) the number of shares of Common Stock (or successor security) that such share of Series A Preferred Stock would be entitled to receive if the Triggering Event were to occur on the date of the Alternate Conversion. Any such holder of shares of Series A Preferred Stock may request (but no more than once per calendar quarter) that the Board reevaluate its Adverse REIT Status Determination, and the Board shall reevaluate its determination within thirty (30) days of such request. The Board shall promptly notify in writing each such holder of Series A Preferred Stock of the results of each reevaluation of the applicable Adverse REIT Status Determination. Prior to the Alternate Conversion of all shares of Series A Preferred Stock that remain outstanding pursuant to Section 6(g)(ii), the provisions hereof (including in the event of any Change of Control or Fundamental Changes that occurs after a Triggering Event but before Alternative Conversion) shall continue to apply.
(iv)    If the Company declares, pays or sets a record date for payment of any dividend on the Common Stock (including any stock dividend payable in shares of Common Stock) after a Triggering Event but before an Alternate Conversion (in particular, the issuance date of the subject Common Stock), each holder of any share of Series A Preferred Stock subject to an Alternate Conversion shall be entitled to a payment equal to what would have been received by such holder if an Adverse REIT Status Determination had not occurred. In connection with an Alternate Conversion, such payment shall be made by the Company in the form of a number of shares of Common Stock equal to the amount of all such dividends divided by the Current Common Stock Value.
(v)    This Section 6(g) shall apply to all of Section 6.
(h)    NO FRACTIONAL SHARES. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of shares of the Series A Preferred Stock but, in lieu thereof, any fractional interest shall be rounded up to the next whole share (on a holder by holder basis).
(i)    FUNDAMENTAL CHANGE. In the event of any Fundamental Change, including any Change of Control Transaction that is deemed a Fundamental Change pursuant to Section 6(c), the Company or the successor or purchasing business entity shall provide that the holders of each share of Series A Preferred Stock then outstanding shall, in connection with such Fundamental

Change, receive shares, or fractions of shares, of capital stock that have at least equivalent economic value and opportunity (for the avoidance of doubt, the option value of the Series A Preferred Stock shall be taken into account, based on the number of days remaining until the fifth anniversary of the Effective Date) and other rights and terms as the Series A Preferred Stock following such Fundamental Change, which shall in each case take into account any income tax consequences resulting from such Fundamental Change and exchange of securities to such holders at the highest combined federal and state rate, the value of the replacement capital stock being higher in value in an amount equal to any such income tax consequences. The provisions of this Section 6(i) shall similarly apply to successive Fundamental Changes. In connection with any Fundamental Change, including any Change of Control Transaction that is deemed a Fundamental Change pursuant to Section 6(c), the Company shall provide all of the holders of Series A Preferred Stock with advance notice of the type of (and rights and terms associated with the) capital stock proposed to be issued to the holders of Series A Preferred Stock as a result of such Fundamental Change as soon as reasonably practicable, but in no event less than 15 days prior to such Fundamental Change.
(j)    RESERVATION OF SHARES. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock, free of preemptive rights, as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Company shall, from time to time, in accordance with the laws of the State of Maryland, use its best efforts to increase the authorized number of shares of Common Stock if, at any time, the number thereof shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Preferred Stock. If any shares of Common Stock required to be reserved for conversion of shares of Series A Preferred Stock need to be registered with, or approved by, any governmental authority under any federal or state law before such shares may be issued upon conversion, the Company shall, in good faith and as expeditiously as possible, endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on a national securities exchange, the Company shall, in good faith and as expeditiously as possible, if permitted by the rules of such exchange, endeavor to list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of shares of the Series A Preferred Stock.
SECTION 7.    REDEMPTION. At any time after the fifth anniversary of the Effective Date, the Company may redeem all, and not less than all, of the then outstanding shares of Series A Preferred Stock (excluding any shares of Series A Preferred Stock for which a Triggering Event has occurred, regardless of whether the consummation of conversion upon such Triggering Event has occurred or is pending) at a price per share of Series A Preferred Stock equal to the Liquidation Preference plus declared and unpaid dividends thereon (the “Redemption Price”). At least 15 but not more than 35 days prior to the date specified for redemption (the “Redemption Date”), the Company shall give written notice to each holder of record of Series A Preferred Stock notifying such holder of the redemption and specifying the Redemption Price and the Redemption Date. Any shares of Series A Preferred Stock redeemed pursuant to this Section 7 or otherwise acquired by the Company in any manner whatsoever shall be canceled and shall become authorized but unissued shares of Preferred Stock without designation as to class or series.

SECTION 8.    EXCEPTED HOLDERS.
(a)    COMMON SHARE OWNERSHIP LIMIT. For purposes of Section 5.10 of the Charter, each holder of the Series A Preferred Stock shall have an Excepted Holder Limit (as such term is defined in Section 5.10 of the Charter) of a 20% interest (in value or number of as-converted shares, whichever is more restrictive) of the aggregate of the outstanding Common Stock of the Company, subject to adjustment pursuant to Section 5.10(ii)(g) of the Charter.
(b)    PREFERRED SHARE OWNERSHIP LIMIT. For purposes of Section 5.10 of the Charter, there shall be no Preferred Share Ownership Limit (as such term is defined in Section 5.10 of the Charter) with respect to holdings of Series A Preferred Stock, and each holder of the Series A Preferred Stock shall be deemed an Excepted Holder (as such term is defined in Section 5.10 of the Charter) for the purposes of the Preferred Share Ownership Limit with respect to its holdings of Series A Preferred Stock. For the avoidance of doubt, one Person can hold all of the outstanding shares of Series A Preferred Stock
(c)    Notwithstanding the foregoing, any Excepted Holder shall be subject, in all events, to the provisions of Section 6(g).
SECTION 9.    DEFINITIONS. For purposes hereof, the following terms shall have the meanings indicated:
(a)    “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
(b)    “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which commercial banks in New York City are authorized or required by law or executive order to close, or a day which is, or is declared to be, a national or New York State holiday.
(c)    “Change of Control Transaction” shall mean, with respect to the Company, any event or series of related events (including, without limitation, any issuance, transfer or other disposition of shares of Equity Stock of the Company, merger, share exchange or consolidation) after which (a) any person or Group is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of Equity Stock representing greater than 50% of the combined voting power of the then outstanding Equity Stock of the Company and (b) the beneficial owners, directly or indirectly, of Equity Stock of the Company immediately prior to such event or series of related events have less than 50% of the combined voting power of the surviving entity (or its parent company) after such event or series of events. In addition, any event that causes, directly or indirectly, any person or Group other than the Company to become the beneficial owner of greater than 50% of the outstanding economic interests in the Operating Partnership shall be deemed a Change of Control Transaction. At any time prior to December 31, 2016 or (as applicable) the end of the applicable Measurement Period contemplated by the third sentence of Section 6(c)(i), the sale of a majority of the assets of the Company (on a consolidated basis) in a transaction or series of related transactions shall constitute a Change of Control Transaction; following the later to occur of December 31, 2016 or (as applicable) the end of the applicable Measurement Period contemplated by the third sentence of Section 6(c)(i), the sale of a majority of the assets of the Company (on a consolidated basis) in a transaction or series of related transactions shall not constitute a Change of Control Transaction.
(d)    “Code” shall mean the Internal Revenue Code of 1986, as amended.
(e)    “Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.
(f)    “Constructive Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
(g)    “Conversion Common Stock Value” shall mean: (i) in the case of conversion of Series A Preferred Stock upon election of the Required Holders pursuant to Section 6(a)(iii), the then most recent Estimated Per Share Value as of the date of such election, as adjusted: (A) for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the date of determination of such Estimated Per Share Value and (B) so that the Estimated Per Share Value is calculated on (1) a net asset value basis (i.e., net of liabilities and the aggregate Liquidation Preference that the then outstanding Series A Preferred Stock would be entitled to receive in connection with a liquidation of the Company) and (2) based on the assumption that the Series A Preferred Stock is not outstanding, except that, to the extent the Company (or one of its Affiliates) has sold any property included in the determination of such Estimated Per Share Value, the gross sale price of each such property shall be substituted for the estimated value of such property included in such Estimated Per Share Value; (ii) in the case of a Listing, the average daily closing price of the Common Stock for a 30 Trading Day period (the “Measurement Period”) commencing on the first Trading Day after the date that is the 180th day following the later to occur of (A) the Listing and (B) the expiration of any applicable lock-up period entered into by any existing holder or holders of Common Stock of not less than five (5) percent of the then outstanding Common Stock to facilitate the orderly listing of the Common Stock in public markets in connection with the Listing, provided, however, that, if a Change of Control Transaction shall occur prior to the end of such Measurement Period, the Conversion Common Stock Value shall be determined in accordance with clause (iii) of this sentence; and (iii) in the case of a Change of Control Transaction, the value per share of Common Stock established thereby or, if the value per share of Common Stock is not established in connection with such Change of Control Transaction, the value per share that the Board shall in good faith determine in connection with such Change of Control Transaction, if applicable, based on the value of the consideration paid for or with respect to or by extension to the Common Stock in connection therewith.
(h)    “Conversion Company Value” shall mean (i) the Conversion Common Stock Value multiplied by (ii) the Effective Date Outstanding Shares.

(i)    “Conversion Value Per Share of Series A Preferred Stock” shall mean the result of: (i) 15.0 percent (0.15) of the excess, if any, of (A) Conversion Company Value over (B) the Threshold Value; divided by (ii) the number of shares of Series A Preferred Stock outstanding on the date of the Triggering Event; and, in the case of a Triggering Event based upon a Listing or Change of Control Transaction (including any instance pursuant to Section 6(c) where a Measurement Period is utilized) only, multiplied by (iii) 115 percent (1.15); provided, however, that if a listing application or securities registration statement has been filed in anticipation of a Listing, or a Change of Control Transaction has been announced, in either case, prior to the fifth anniversary of the Effective Date, and such Listing has not occurred or Change of Control Transaction has not been closed, then the Conversion Value Per Share of Series A Preferred Stock, in connection with an exercise or conversion on such date, will be determined in connection with such subsequent Listing (and the subsequent Measurement Period) or as of the date of closing of such Change of Control Transaction (or other Change of Control Transaction that arises in response to such first Change of Control Transaction); provided, further, however, that if such Listing or Change of Control Transaction does not occur within 270 days following the fifth anniversary of the Effective Date, then the Series A Preferred Stock shall be converted on the same basis as if the holder had elected to convert the Series A Preferred Stock on the fifth anniversary of the Effective Date. If the amount of clause (A) above is equal to, or less than, the amount of clause (B) above, then the Conversion Value Per Share of Series A Preferred Stock shall be equal to zero.
(j)    “Current Common Stock Value” shall mean Conversion Common Stock Value, provided, however, that, for purposes of determining Current Common Stock Value, Estimated Per Share Value as referenced in clause (i) of Section 9(d) shall be calculated assuming the conversion of all shares of Series A Preferred Stock outstanding immediately prior to such Triggering Event and assuming the net asset value is not decreased by the Liquidation Preference referred to in Section 3.
(k)    “Effective Date” shall mean July 31, 2013.
(l)    “Effective Date Outstanding Shares” shall mean [_______________] shares of Common Stock (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date). For the avoidance of doubt, shares of Common Stock issuable upon the exercise or payment of stock options, warrants, rights and other equity securities with respect to which shares of Common Stock have not actually been issued prior to the Effective Date, including the Series A Preferred Stock and any shares of Common Stock issuable upon conversion of the Series A Preferred Stock, shall not be deemed outstanding for this purpose.
(m)    “Equity Stock” shall mean all classes or series of stock of the Company that the Company shall have authority to issue.
(n)    “Estimated Per Share Value” shall mean the estimated per share value of Common Stock calculated in accordance with Section 6(d).
(o)    “Fundamental Change” shall mean the occurrence of any transaction or event or series of transactions or events resulting in the reclassification or recapitalization of the outstanding

Common Stock (except a change in par value, or from no par value to par value, or subdivision or other split or combination of the shares of Common Stock), or the occurrence of any consolidation, merger, share exchange or other such transaction to which the Company is a party, except a consolidation or merger in which the Company is the surviving corporation and which does not result in any such reclassification or recapitalization, and in each case other than a Change of Control Transaction other than as contemplated by Section 6(c).
(p)    “Group” means any person, or any two or more persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and all Affiliates of such person or persons.
(q)    “IPA Valuation Guidelines” shall mean the Investment Program Association Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, as such may be amended or restated from time to time, and including any successor or replacement thereto.
(r)    “Junior Stock” means the Common Stock and any other class or series of stock of the Company that by its terms is junior to the Series A Preferred Stock with respect to liquidation, dissolution and winding up.
(s)    “Listing” shall mean the listing of any Equity Stock of the Company on a national securities exchange. Upon such Listing, such shares of Equity Stock shall be deemed “listed.”
(t)    “Operating Partnership” shall mean Behringer Harvard Multifamily OP I LP.
(u)    “Parity Stock” shall mean any class or series of shares entitled by the terms thereof to amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective liquidation amounts, without preference or priority of one over the other as between the holders of such shares and the holders of shares of Series A Preferred Stock.
(v)    “REIT” shall mean a “real estate investment trust” pursuant to Sections 856-860 of the Code.
(w)    “Required Holders” shall mean the holders of a majority of the then outstanding shares of Series A Preferred Stock.
(x)    “Senior Stock” shall mean any class or series of stock of the Company entitled by the terms thereof to the receipt of amounts payable upon liquidation, dissolution or winding up, as the case may be, in preference to the Series A Preferred Stock.
(y)    “Threshold Value” shall mean the aggregate value of all Effective Date Outstanding Shares, which shall be determined by multiplying: (i) (A) the price paid for each share of Common Stock (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date and prior to the date the Estimated Per Share Value is next publicly reported), plus (B) (1) a cumulative, non-compounded, annual rate of return of 7% from the date of initial issuance of the Common Stock until the date of determination (calculated like simple interest on a daily basis based on a 365 day year) on a per share basis minus

(2) the total amount of dividends (whether in securities, cash or other property, with the value of any dividends paid in securities or other property being reasonably determined by the Board) declared (on a per share basis) on the Common Stock since the date of initial issuance of the Common Stock until the date of determination (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date and prior to the date the Estimated Per Share Value is next publicly reported) by (ii) [______________] (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock after the Effective Date and prior to the date the Estimated Per Share Value is next publicly reported).
(z)    “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading whether or not the Common Stock is then listed on the New York Stock Exchange and whether or not there is an actual trade of Common Stock on any such day.
SECOND:  These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

THIRD:  These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.

FOURTH:  The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
FIFTH:  The Board has adopted a resolution authorizing the Chief Operating Officer to sign these Articles Supplementary.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Behringer Harvard Multifamily REIT I, Inc. has caused these Articles Supplementary to be executed under the seal in its name and on its behalf by the Chief Operating Officer, and attested to by its Secretary, this 31st day of July, 2013.
BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:
Name: Mark T. Alfieri
Title:     Chief Operating Officer

Attest:

Secretary

EXHIBIT B
FORM OF MF REIT REPRESENTATION LETTER
_______________ ____, 20__

Behringer Harvard Multifamily
REIT I Service Holdings, LLC

Behringer Harvard Multifamily
Advisors I, LLC

Behringer Harvard Multifamily
Management Services, LLC

Behringer Harvard Institutional GP LP

Pursuant to Section 6.3(a)(iii) of that certain Master Modification Agreement, dated as of July 31, 2013, by and among Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (“MF REIT”), Behringer Harvard Multifamily OP I LP, a Delaware limited partnership (“MF OP”), REIT TRS Holding, LLC, a Delaware limited liability company (“REIT TRS”), Behringer Harvard Multifamily REIT I Services Holdings, LLC, a Texas limited liability company (“Services Holdings”), Behringer Harvard Multifamily Advisors I, LLC, a Texas limited liability company (“Advisor”), Behringer Harvard Multifamily Management Services, LLC, a Texas limited liability company (“Property Manager” and together with Advisor, the “Service Providers”), and solely with respect to Articles I, IV, IX, and X and Sections 2.2, 8.3, and 8.7(b) thereof, Behringer Harvard Institutional GP LP, a Texas limited partnership (“BHMP GP”), as amended, supplemented or otherwise modified from time to time (the “Modification Agreement”), MF REIT hereby delivers this MF REIT Representation Letter (this “Letter”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Modification Agreement.
MF REIT represents and warrants to Services Holdings, the Service Providers, and BHMP GP as of the Self-Management Closing, as follows:

1.	Organization.
a.    MF REIT is a corporation validly existing and in good standing under the laws of the State of Maryland. MF REIT has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to have a MF REIT Material Adverse Effect.
b.    MF OP is a limited partnership validly existing and in good standing under the laws of the State of Delaware. MF OP has the requisite partnership power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not reasonably be expected to have a MF REIT Material Adverse Effect.
c.    REIT TRS is a limited liability company validly existing and in good standing under the laws of the State of Delaware. REIT TRS is a direct, wholly-owned Subsidiary of MF OP.

2.	Authority; Approvals.
a.    MF REIT has full corporate power and authority to consummate the Self-Management Closing and execute and deliver each Ancillary Agreement to which MF REIT is or will become a party. No provision of Law applicable to MF REIT or the MF REIT Organizational Documents requires approval by the stockholders of MF REIT of the Ancillary Agreements to which MF REIT is or will become a party or the Transactions. The execution and delivery by MF REIT of this Letter and each Ancillary Agreement to which MF REIT is or will become a party, and the Transactions, have been duly authorized by all necessary corporate action and no other proceedings on the part of MF REIT are necessary to authorize the execution and delivery of this Letter, the Ancillary Agreements, and the consummation of the Transactions. Each of the Modification Agreement, this Letter, and each Ancillary Agreement to which MF REIT is or will become a party, have been, or when executed and delivered by MF REIT will be, as applicable, duly and validly executed and delivered by MF REIT and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of MF REIT, enforceable against MF REIT in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.
b.    REIT TRS has full limited liability company power and authority to consummate the Self-Management Closing and execute and deliver each Ancillary Closing Document to be executed or delivered by REIT TRS. The execution and delivery by REIT TRS of this Letter and each Ancillary Agreement to which REIT TRS is or will become a party, and the Transactions, have been duly authorized by all necessary corporate action and no other proceedings on the part of REIT TRS are necessary to authorize the execution and delivery of this Letter, the Ancillary Agreements, and the consummation of the Transactions. Each of the Modification Agreement, this Letter, and each Ancillary Agreement to which REIT TRS is or will become a party, have been, or when executed and delivered by REIT TRS will be, as applicable, duly and validly executed and delivered by REIT TRS and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of REIT TRS, enforceable against REIT TRS in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.

c.    To the Knowledge of MF REIT, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or any other Person is required to be made, obtained or given by or on behalf of MF REIT, MF OP, REIT TRS, or their respective Affiliates the absence of which would prevent the consummation by MF REIT, MF OP, REIT TRS, or their respective Affiliates of the Transactions, or the performance by any of MF REIT, MF OP, REIT TRS or their respective Affiliates of its obligations under the Modification Agreement or the Ancillary Agreements to which such Person is or will become a party, other than any such declarations, filings, registrations, notices, authorizations, consents or approvals obtained prior to the date hereof.

3.	No Proceedings.
To the Knowledge of MF REIT, no Judgment of any court or Governmental Authority of competent jurisdiction nor any applicable Law is in effect which would (i) prohibit the consummation of any of the Self-Management Transactions, (ii) declare unlawful any of the Self-Management Transactions, or (iii) cause any of the Self-Management Transactions to be rescinded.

4.	Satisfaction of Conditions to Closing.
To the Knowledge of MF REIT, all of the conditions set forth in Section 6.3(a) of the Modification Agreement with respect to the consummation of the Self-Management Closing have been satisfied or will be satisfied as of the Self-Management Closing.

* * * * * *

Sincerely,

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:
Name:
Title:

CC (with attachments):

Behringer Harvard Holdings
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Robert S. Aisner

Behringer Harvard Holdings
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Chief Legal Officer

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
Attention:    Donald E. Batterson
Jeffrey R. Shuman

EXHIBIT C
FORM OF
BEHRINGER HARVARD MULTIFAMILY REIT I, INC.
FIFTH AMENDED AND RESTATED ADVISORY MANAGEMENT AGREEMENT
This FIFTH AMENDED AND RESTATED ADVISORY MANAGEMENT AGREEMENT (this “Agreement”), is made and entered as of the 31st day of July, 2013 (the “Effective Date”), by and between BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (the “Company”), and BEHRINGER HARVARD MULTIFAMILY ADVISORS I, LLC, a Texas limited liability company (the “Advisor”).
W I T N E S S E T H
WHEREAS, the Company and the Advisor previously entered into that certain Fourth Amended and Restated Advisory Management Agreement dated June 14, 2010 (as amended, the “Original Agreement”);
WHEREAS, the Company has issued shares of its common stock, par value $0.0001, to the public, which shares are registered with the Securities and Exchange Commission and may subsequently issue additional securities;
WHEREAS, the Company has been formed to acquire and operate a diverse portfolio of real estate assets at all stages of development with a focus on high quality multifamily, student housing, age-restricted properties, commercial properties, such as office buildings, shopping centers, business and industrial parks, manufacturing facilities, warehouses and distribution facilities and motel and hotel properties, to originate or invest in mortgage, bridge, mezzanine or other loans and Section 1031 tenant-in-common interests, or in entities that make investments similar to the foregoing, and to make investments with joint venture partners;
WHEREAS, the Company currently qualifies as a real estate investment trust and invests its funds in investments permitted by the terms of the Company’s Articles of Incorporation and Sections 856 through 860 of the Internal Revenue Code;
WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board, all as provided herein;
WHEREAS, the Advisor is willing to undertake to provide these services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth;
WHEREAS, the Board (based upon the recommendation of the Special Committee), including a majority of the members of the Board not otherwise interested in the transactions contemplated hereby directly or through an Affiliate, and Advisor each have approved and declared advisable this Agreement;

WHEREAS, the Board (based upon the recommendation of the Special Committee), including a majority of the members of the Board not otherwise interested in the transactions contemplated hereby directly or through an Affiliate, has determined that this Agreement is in furtherance of and consistent with its business strategy, is fair and reasonable to the Company, and is in the best interests of its stockholders;
WHEREAS, concurrent with entry into this Agreement, the Company, Advisor, Behringer Harvard Multifamily OP I LP, REIT TRS Holding, LLC, Behringer Harvard Multifamily Management Services, LLC, Behringer Harvard Multifamily REIT I Services Holdings, LLC, and Behringer Harvard Institutional GP LP are entering into that certain Master Modification Agreement, dated as of the Effective Date (the “Master Modification Agreement”), and certain related agreements; and
WHEREAS, the Company and the Advisor desire to amend and restate in its entirety the Original Agreement as set forth herein to, among other things, modify the asset management fees and certain other fees earned by the Advisor, including the reduction of the fees contemplated by Section 3.01 to reflect the transfer of the Initial Transferred Executives (as defined in the Master Modification Agreement) from Advisor to the Company in connection with the execution and delivery of the Master Modification Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend and restate the Original Agreement as follows:
ARTICLE I
DEFINITIONS
The following defined terms used in this Agreement shall have the meanings specified below:
Acquisition Expenses. A non-accountable acquisition expense reimbursement in the amount of (i) 0.25% of the funds paid for purchasing an Asset, including any debt attributable to the Asset, plus 0.25% of the funds budgeted for development, construction or improvement in the case of Assets that the Company acquires and intends to develop, construct or improve or (ii) 0.25% of the funds advanced in respect of a loan or other investment. In addition, to the extent the Advisor directly provides services formerly provided or usually provided by third parties, including without limitation accounting services related to the preparation of audits required by the Securities and Exchange Commission, property condition reports, title services, title insurance, insurance brokerage or environmental services related to the preparation of environmental assessments in connection with a prospective or completed investment (the “Additional Services”), the direct employee costs and burden to the Advisor of providing the Additional Services shall be Acquisition Expenses. Acquisition Expenses also include any investment-related expenses due to third parties in the case of a completed investment, including, but not limited to legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance, premium expenses and other closing costs. Acquisition Expenses also include any payments made to (i) a prospective seller of an asset, (ii) an agent of a prospective seller of an asset, or (iii) a party that has the right to control the sale of an asset intended for investment by the Company that are not refundable and that are not ultimately applied against the purchase price for such asset (“Non-Refundable Payments”).
Acquisition Fees. Any and all fees and commissions, exclusive of Acquisition Expenses but including the Acquisition and Advisory Fees, paid by any Person to any other duly qualified and licensed Person (including any fees or commissions paid by or to any duly qualified and licensed Affiliate of the Company or the Advisor) in connection with making or investing in Mortgages or other loans or the purchase, development or construction of an Asset, including, without limitation, real estate commissions, selection fees, investment banking fees, third party seller’s fees (to the extent the Company agrees to pay any such fees as part of an acquisition), Development Fees, Construction Fees, non-recurring management fees, loan fees, points or any other fees of a similar nature. Excluded shall be Development Fees and Construction Fees paid to any Person not affiliated with the Sponsor in connection with the actual development and construction of any Property.
Acquisition and Advisory Fees. The fees payable to the Advisor pursuant to Section 3.01(b).
Additional Services. Additional Services shall have the meaning ascribed to such term in the definition of Acquisition Expenses.
Advisor. Behringer Harvard Multifamily Advisors I, LLC, a Texas limited liability company, any successor advisor to the Company, or any Person to which Behringer Harvard Multifamily Advisors I, LLC or any successor advisor subcontracts all or substantially all of its functions.
Affiliate or Affiliated. As to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; (iii) any Person, directly or indirectly, controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner. For the avoidance of doubt, for the purposes of Article V of this Agreement, the Company, the Operating Partnership and their respective subsidiaries shall not be considered Affiliates of the Advisor and vice versa.
Articles of Incorporation. The Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended or restated from time to time.
Assets. Properties, Mortgages, loans and other direct or indirect investments (other than investments in bank accounts, money market funds or other current assets) owned by the

Company, directly or indirectly through one or more of its Affiliates or Joint Ventures or through other investment interests.
Asset Management Fee. The fee payable to the Advisor for day-to-day professional management services in connection with the Company and its investments in Assets pursuant to Section 3.01(a) of this Agreement.
Automatic Extension. Automatic extension shall have the meaning ascribed to such term in Section 4.01.
Average Invested Assets. For a specified period, the average of the aggregate book value of the Assets before deduction for depreciation, bad debts or other non-cash reserves, computed by taking the average of the values at the end of each month during the period.
Base Fee Amount. Base Fee Amount shall have the meaning ascribed to such term in Section 3.01(d).
Board. The Board of Directors of the Company.
Bylaws. The bylaws of the Company, as the same are in effect from time to time.
Change of Control. Any (i) event (including, without limitation, issue, transfer or other disposition of Common Shares of capital stock of the Company or equity interests in the Operating Partnership, merger, share exchange or consolidation) after which any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company or the Operating Partnership representing greater than 50% of the combined voting power of the Company’s or the Operating Partnership’s then outstanding securities, respectively; provided, that, a Change of Control shall not be deemed to occur as a result of any widely distributed public offering of the Common Shares or (ii) direct or indirect sale, transfer, conveyance or other disposition (other than pursuant to clause (i)), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company or the Operating Partnership, taken as a whole, to any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act).
Code. Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean the provision as in effect from time to time, as the any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Common Shares. Any shares of the Company’s common stock, par value $0.0001 per share.
Company. Behringer Harvard Multifamily REIT I, Inc., a corporation organized under the laws of the State of Maryland. Unless the context clearly indicates otherwise, references to the Company shall include its direct and indirect subsidiaries, including the Operating Partnership.

Construction Fee. A fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitations on a Property.
Contract Purchase Price. The amount (i) actually paid and/or budgeted by the Company in respect of the purchase, development, construction or improvement of a Property, (ii) of funds advanced by the Company with respect to a Mortgage or other loan or (iii) actually paid and/or budgeted by the Company in respect to the purchase of other Assets, in each case exclusive of Acquisition Fees and Acquisition Expenses but including any debt obtained or entered into at or prior to the purchase, development, construction or improvement of an Asset and used to fund such transaction (and excluding, to the extent necessary to avoid double counting, any debt financing obtained subsequent to the purchase, development, construction or improvement of an Asset).
Convertible Preferred Shares. Any shares of the Company’s Series A non-participating, voting, cumulative, convertible 7.0% preferred stock, par value $0.0001 per share.
Cost of Investment. For each Asset, (i) with respect to an Asset wholly owned by the Company or any wholly owned subsidiary, the Fully Loaded Cost, and (ii) in the case of an Asset owned by any Joint Venture or in some other manner in which the Company is a co-venturer or partner or otherwise a co-owner, (A) the Fully Loaded Cost if the Company (or any subsidiary) controls the Asset; owns a majority interest, directly or indirectly, in the Asset; or provides a substantial amount of services in the acquisition, development, or management of the Asset (as determined by a majority of the Independent Directors) or (B) the portion of the Fully Loaded Cost that is attributable to the Company’s investment in the Joint Venture or other interest in such Asset if the Company does not control, own a majority of, or provide substantial services in the acquisition, development, or management of, the Asset.
Dealer Manager. Behringer Securities LP, an Affiliate of the Advisor, or such Person selected by the Board to act as the dealer manager for an Offering.
Debt Financing Fee. Debt Financing Fee shall have the meaning ascribed to such term in Section 3.01(d).
Development Fee. A fee for the packaging of an Asset, including the negotiation and approval of plans, and any assistance in obtaining zoning and necessary variances and financing for a specific development Property, either initially or at a later date.
Director. A member of the Board.
Distributions. Any dividends or other distributions of money or other property by the Company to holders of Common Shares, including distributions that may constitute a return of capital for federal income tax purposes but excluding distributions that constitute the redemption of any Common Shares and excluding distributions on any Common Shares before their redemption.
Excess Amount. Excess Amount shall have the meaning ascribed to such term in Section 3.04.

Exchange Act. The Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. Reference to any provision of the Exchange Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Existing Credit Facility. Credit Facility means that certain Credit Agreement, dated as of March 26, 2010 among the Operating Partnership and Behringer Harvard Orange, LLC (d/b/a Grand Reserve Orange) collectively as borrower, and Northmarq Capital, LLC, as lender, which provides for a senior secured revolving credit facility of $150,000,000.
Expense Year. Expense Year shall have the meaning ascribed to such term in Section 3.04.
FINRA. The Financial Industry Regulatory Authority, Inc.
Fully Loaded Cost. The Contract Purchase Price of an Asset at the time of acquisition (exclusive of closing costs), plus the amount actually paid and/or budgeted for the development, construction or improvement of the Asset, inclusive of expenses related thereto.
Grandfathered Transactions. Grandfathered Transactions shall have the meaning ascribed to such term in Section 3.01(b).
Gross Proceeds. The aggregate purchase price of all Common Shares sold for the account of the Company through an Offering, without deduction for Selling Commissions, volume discounts, any marketing support and due diligence expense reimbursement. For the purpose of computing Gross Proceeds, the purchase price of any Common Share for which reduced Selling Commissions are paid to the Dealer Manager or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full amount of the offering price per Common Share pursuant to the Prospectus for the Offering without reduction.
Independent Director. A Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i) ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, other than the Company, (ii) employment by the Sponsor, the Company, the Advisor or any of their Affiliates, (iii) service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, other than as a Director of the Company, (iv) performance of services for the Company, other than as a Director of the Company, (v) service as a director or trustee of more than three real estate investment trusts organized by the Sponsor or advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. Notwithstanding the foregoing, and consistent with (v) above, serving as a director of or receiving director fees from or owning an interest in a REIT or other real estate program organized by the Sponsor or advised or managed by the Advisor or its Affiliates shall not, by itself, cause a Director to be deemed associated with the Sponsor or the Advisor. A business or professional relationship is considered material if the aggregate annual gross revenue derived by the Director from the Sponsor, the Advisor and their Affiliates (excluding fees for serving as a director of the Company or other REIT or real estate program organized or advised or managed by the Advisor or its Affiliates) exceeds five percent of either the Director’s annual gross income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with the Sponsor, the Advisor, any of their Affiliates, or the Company.
Initial Investment. Initial Investment shall have the meaning ascribed to such term in Section 6.13.
Initial Transferred Executives. Initial Transferred Executives shall have the meaning given to such term in the Master Modification Agreement.
Intellectual Property Rights. All rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.
Joint Venture Financing. Joint Venture Financing shall have the meaning ascribed to such term in Section 3.01(d).
Joint Ventures. A legal organization formed to provide for the sharing of the risks and rewards in an enterprise co-owned and operated for mutual benefit by two or more business partners and established to acquire or hold Assets.
Listing or Listed. The filing of a Form 8-A to register any class of the Company’s securities on a national securities exchange and an original listing application related thereto; provided, that the Shares shall not be deemed to be Listed until trading in the Shares shall have commenced on the relevant national securities exchange.
LPA. A limited partnership agreement (or other organizational agreement or other contract) involving the Company or any of its Affiliates that is entered into or made effective to memorialize a development/redevelopment project.
Master Modification Agreement. Master Modification Agreement shall have the meaning ascribed to such term in the recitals.
Mortgages. In connection with mortgage financing provided, invested in or purchased by the Company, all of the notes, deeds of trust, security interests or other evidence of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidence of indebtedness or obligations.

NASAA REIT Guidelines. The Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007, and in effect on the date hereof.
Net Income. For any period, the Company’s total revenues applicable to that period, less the total expenses applicable to the period other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of the Assets.
Non-Refundable Payments. Non-Refundable Payments shall have the meaning ascribed to such term in the definition of Acquisition Expenses.
Offering. Any public offering of Shares pursuant to an effective registration statement filed under the Securities Act, other than a public offering of Shares under a distribution reinvestment plan.
Operating Partnership. Behringer Harvard Multifamily OP I LP, a Delaware limited partnership, through which the Company may own Assets.
Person. An individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.
Preferred Shares. Any shares of the Company’s preferred stock, par value $0.0001 per share, including the Convertible Preferred Shares.
Property or Properties. As the context requires, any, or all, respectively, of the Real Property acquired by the Company, either directly or indirectly (whether through Joint Ventures or other investment interests, regardless of whether the Company consolidates the financial results of these entities).
Proprietary Property. All modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used in performing the duties set forth in Section 2.02 that relate to advice regarding current and potential Assets, and all modifications, enhancements and derivative works of the foregoing.
Prospectus. Prospectus has the meaning set forth in Section 2(a)(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act, or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities of the Company.
Real Property or Real Estate. Land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.
REIT. A corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in interests in Real Estate (including fee ownership and leasehold interests) or in loans secured by Real Estate or both in accordance with Sections 856 through 860 of the Code.
Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company or the Operating Partnership in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture directly or indirectly (except as described in other subsections of this definition) in which the Company or the Operating Partnership as a co-venturer or partner sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or other loan or portion thereof (including with respect to any Mortgage or other loan, all payments thereunder or in satisfaction thereof other than regularly scheduled interest payments of amounts owed pursuant to the Mortgage or other loan) and any event with respect to a Mortgage or other loan which gives rise to a significant amount of insurance proceeds or similar awards; or (E) the Company or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii) not including any transaction or series of transactions specified in clause (i) (A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Assets within 180 days thereafter.
Securities Act. The Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean the provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Self-Management Closing Date. Self-Management Closing Date shall have the meaning ascribed to such term in the Master Modification Agreement.
Selling Commissions. Any and all commissions payable to underwriters, dealer managers or other broker-dealers in connection with the sale of Shares, including, without limitation, commissions payable to Behringer Securities LP.
Shares. Shares of stock of the Company of any class or series, including Common Shares or Preferred Shares.

Soliciting Dealers. Broker-dealers who are members of FINRA, or that are exempt from broker-dealer registration, and who, in either case, have executed participating broker or other agreements with the Dealer Manager to sell Shares.
Special Committee. The committee of the Board formed and authorized with respect to certain self-management transactions, the members of which are, as of the Effective Date, E. Alan Patton, Jonathan L. Kempner, Roger D. Bowler and Sami S. Abbasi.
Sponsor. Sponsor has the meaning ascribed to such term in the Articles of Incorporation.
Stockholders. The record holders of the Company’s Shares as maintained in the books and records of the Company or its transfer agent.
Subsequent Transactions. Subsequent Transactions shall have the meaning ascribed to such term in Section 3.01(b).
Termination Date. The date of termination of this Agreement.
Texas Tax Code. The Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006). Reference to any provision of the Texas Tax Code Act shall mean the provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.
Third Party Engagements. Third Party Engagements shall have the meaning ascribed to such term in Section 3.01(d).
Total Operating Expenses. All costs and expenses paid or incurred by the Company, as determined under generally accepted accounting principles, which are in any way related to the operation of the Company or to Company business, including the Asset Management Fee, but excluding (i) the expenses of raising capital such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves, (v) Acquisition Fees and Acquisition Expenses, (vi) real estate commissions on the Sale of Assets, and (vii) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).
Value of Investment. For each Asset, if available, (i) with respect to an Asset wholly owned by the Company or any wholly owned subsidiary, the Asset’s value established by the most recent independent valuation report (without reduction for depreciation, bad debts or other non-cash reserves), and (ii) in the case of an Asset owned by any Joint Venture or in some other manner in which the Company is a co-venturer or partner or otherwise a co-owner, (A) the Asset’s value established by the most recent independent valuation report (without reduction for depreciation, bad debts or other non-cash reserves) if the Company (or any subsidiary) controls the Asset;

owns a majority interest, directly or indirectly, in the Asset; or provides a substantial amount of services in the acquisition, development, or management of the Asset (as determined by a majority of the Independent Directors) or (B) the portion of the Asset’s value established by the most recent independent valuation report (without reduction for depreciation, bad debts or other non-cash reserves) that is attributable to the Company’s investment in the Joint Venture or other interest in such Asset if the Company does not control, own a majority of, or provide substantial services in the acquisition, development, or management of, the Asset. Nothing in this definition is intended to obligate the Advisor to obtain independent valuations at any point in time beyond those specified in the Prospectus most recently used prior to the date of this Agreement.
ARTICLE II
THE ADVISOR
2.01    Appointment. The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.
2.02    Duties of the Advisor.
(a)    The Advisor shall be deemed to be in a fiduciary relationship to the Company and its Stockholders. Subject to Section 2.08, the Advisor undertakes to use its commercially reasonable best efforts to present to the Company potential investment opportunities consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Board. In performing its duties, subject to the supervision of the Board and consistent with the provisions of the Articles of Incorporation and Bylaws, the Advisor shall, either directly or by engaging a duly qualified and licensed Affiliate of the Advisor or other duly qualified and licensed Person:
(i)    provide the Company with research and economic and statistical data in connection with the Assets and investment policies;
(ii)    manage the Company’s day-to-day operations and perform and supervise the various administrative functions reasonably necessary for the management and operations of the Company;
(iii)    maintain and preserve the books and records of the Company, including stock books and records reflecting a record of the Stockholders and their ownership of the Company’s Shares;
(iv)    investigate, select, and, on behalf of the Company, engage and conduct business with the duly qualified and licensed Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to duly qualified and licensed consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, property management companies, transfer agents and any and all agents for any of the foregoing, including duly qualified and licensed Affiliates of the Advisor, and duly qualified and licensed Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services, including but not limited to entering into contracts in the name of the Company with any of the foregoing;
(v)    consult with the officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;
(vi)    subject to the provisions of Sections 2.02(a)(viii) and 2.03 hereof, (i) locate, analyze and select potential investments in Assets, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Assets will be made; (iii) make investments in Assets on behalf of the Company or the Operating Partnership in compliance with the investment objectives and policies of the Company; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Assets; and (v) enter into leases of Property and service contracts for Assets with duly qualified and licensed Persons and, to the extent necessary, perform all other operational functions for the maintenance and administration of the Assets, including the servicing of Mortgages;
(vii)    provide the Board with periodic reports regarding prospective investments in Assets;
(viii)    obtain the prior approval of the Board (including a majority of all Independent Directors) for any and all investments in Assets;
(ix)    negotiate on behalf of the Company with banks or lenders for loans to be made to the Company, negotiate on behalf of the Company with investment banking firms and broker-dealers, and negotiate private sales of Shares and other securities of the Company or obtain loans for the Company, as and when appropriate, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;
(x)    obtain reports (which may be prepared by or for the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company in Assets;

(xi)    from time to time, or at any time reasonably requested by the Board, make reports to the Board of its performance of services to the Company under this Agreement;
(xii)    assist the Company in arranging for all necessary cash management services;
(xiii)    deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Assets;
(xiv)    upon request of the Company, act, or obtain the services of duly qualified and licensed others to act, as attorney-in-fact or agent of the Company in making, acquiring and disposing of Assets, disbursing, and collecting the funds, paying the debts and fulfilling the obligations of the Company and retaining counsel or other advisors to assist in handling, prosecuting and settling any claims of the Company, including foreclosing and otherwise enforcing mortgage and other liens and security interests comprising any of the Assets;
(xv)    supervise the preparation and filing and distribution of returns and reports to governmental agencies and to Stockholders and other investors and act on behalf of the Company;
(xvi)    provide office space, equipment and duly qualified and licensed personnel as required for the performance of the foregoing services as Advisor;
(xvii)    assist the Company in preparing all reports and returns required by the Securities and Exchange Commission, Internal Revenue Service and other state or federal governmental agencies; and
(xviii)    do all things necessary to assure its ability to render the services described in this Agreement.
(b)    Following the hiring of the Initial Transferred Executives by the Company, as contemplated by and permitted under Section 7.1 of the Master Modification Agreement, (i) the Company shall cause such Initial Transferred Executives and any other employees of the Company and its Affiliates to cooperate with and assist the Advisor as is reasonably necessary or appropriate in order to enable the Advisor to continue to perform the duties described in Section 2.02(a), and (ii) the Advisor shall cause its employees to cooperate with and assist the Initial Transferred Executives as is reasonably necessary or appropriate, consistent with past practice. The Company acknowledges and agrees that certain of the duties of Advisor provided hereunder were previously performed (or performed in part) by the Initial Transferred Executives, who are no longer employed by the Advisor or its Affiliates as a result of the transactions to be consummated upon the execution and delivery of the Master Modification Agreement but will perform such services for the Company as employees of the Company. As a result, the Company acknowledges and agrees that the duties of the Advisor (from and after the date hereof)

shall be modified as is reasonably necessary to reflect the fact that the Initial Transferred Executives are no longer employed by Advisor, irrespective of whether such Initial Transferred Executive remains employed by the Company. If any of the Initial Transferred Executives cease their employment with the Company during the term of this Agreement, the Company shall use commercially reasonable efforts to hire a replacement employee as promptly as is reasonably practicable to perform the duties and functions of such Initial Transferred Executive. If the Company has not hired such a replacement employee and the Advisor reasonably determines that a replacement is necessary to perform the duties of such Initial Transferred Executive prior to the Company hiring a replacement employee, the Advisor may, at any time after the respective Initial Transferred Executive ceases to be employed by the Company, in its discretion, hire or assign an employee to perform the duties and functions of such Initial Transferred Executive under this Agreement on a temporary basis; provided, that such employee is reasonably acceptable to the Company. The Company shall be responsible for the cost of any such temporary employee’s compensation and benefits; provided, however, that if such temporary employee does not allocate all of his or her business time to providing services to or for the Company, then the Company shall only be responsible for a percentage of such costs equal to the percentage of such temporary employee’s business time spent on providing services to or for the Company. If the Company has not hired a replacement employee (on a temporary or permanent basis) within 120 days of such Initial Transferred Executive ceasing employment with the Company, the Advisor may, in its discretion, hire a permanent employee (or make a temporary employee permanent) upon notice to the Company, in which case (x) such permanent employee shall be deemed to be a “Specified Employee” under the Master Modification Agreement and (y) the Adjustment Amount specified in Section 3.01(a) shall be reduced by an amount equal to the total annual compensation and benefits of such permanent employee; provided that the Advisor may not hire such a permanent employee (or make such a temporary employee permanent) after April 1, 2014 without the prior consent of the Company.
2.03    Authority of Advisor.
(a)    Pursuant to the terms of this Agreement (including the restrictions included in this Section 2.03 and in Section 2.06), and subject to the continuing and exclusive authority of the Board over the management of the Company, the Board hereby delegates to the Advisor the authority to (i) locate, analyze and select investment opportunities, (ii) structure the terms and conditions of transactions pursuant to which investments will be made or acquired for the Company or the Operating Partnership, (iii) acquire Properties, make and acquire Mortgages and other loans and invest in other Assets in compliance with the investment objectives and policies of the Company, (iv) arrange for financing or refinancing of Assets, (v) enter into leases for the Properties and service contracts for the Assets with duly qualified and licensed non-affiliated and Affiliated Persons, including oversight of non-affiliated and Affiliated Persons that perform property management, acquisition, advisory, disposition or other services for the Company, (vi) oversee duly qualified and licensed property managers and other Persons who perform services for the

Company, and (vii) arrange for, or provide, accounting and other record-keeping functions at the Asset level.
(b)    Notwithstanding the foregoing, any investment in Assets by the Company or the Operating Partnership (as well as any financing acquired by the Company or the Operating Partnership in connection with the investment), will require the prior approval of the Board (including a majority of the Independent Directors).
(c)    The prior approval of a majority of the Independent Directors and a majority of the Board not otherwise interested in the transaction will be required for each transaction with the Advisor or its Affiliates.
(d)    If a transaction requires approval by the Board, the Advisor will deliver to the Directors all documents required by them to properly evaluate the proposed transaction.
The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Section 2.03. If and to the extent the Board so modifies or revokes the authority contained herein, the Advisor shall henceforth submit to the Board for prior approval the proposed transactions involving investments in Assets as thereafter require prior approval, provided however, that the modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of the notification.
2.04    Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any account or accounts, and disburse from any account or accounts, any money on behalf of the Company, under the terms and conditions as the Board may approve, provided that no funds of the Company or the Operating Partnership shall be commingled nor shall any of such funds be commingled with the funds of the Advisor; and the Advisor shall from time to time render accountings of the collections and payments to the Board, its Audit Committee and the auditors of the Company.
2.05    Records; Access. The Advisor shall maintain records of all its activities hereunder and make the records available for inspection by the Board, the Initial Transferred Executives and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours, consistent with past practice. The Advisor shall at all reasonable times have access to the books and records of the Company.
2.06    Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Shares or any of the Company’s securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws, except if the action shall be ordered by the Board, in which case the Advisor shall notify promptly the Board of the

Advisor’s judgment of the potential impact of the action and shall refrain from taking the action until it receives further clarification or instructions from the Board. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Board so given. The Advisor, its directors, officers, employees and stockholders, and the directors, officers, employees and stockholders of the Advisor’s Affiliates shall not be liable to the Company or to the Board for any act or omission by the Advisor, its directors, officers, employees or stockholders, or for any act or omission of any Affiliate of the Advisor, its directors, officers or employees or stockholders except as provided in Section 5.02 of this Agreement.
2.07    Relationship with Directors. Directors, officers and employees of the Advisor or an Affiliate of the Advisor may serve as Directors, officers or employees of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director shall receive any compensation from the Company for serving as a Director other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Board.
2.08    Other Activities of the Advisor. Nothing herein contained shall prevent the Advisor or its Affiliates from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other Person. The Advisor or its Affiliates shall promptly disclose to the Board knowledge of such condition or circumstance. The Advisor shall inform the Board at least quarterly of the investment opportunities that have been offered to other programs with similar investment objectives sponsored by the Sponsor, Advisor, Director or their Affiliates. If the Sponsor, Advisor, Director or Affiliates thereof have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Board (including the Independent Directors) to adopt a reasonable method by which investments are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company. Nothing contained in this Agreement shall prevent the Advisor or its Affiliates from enforcing their rights under the Master Modification Agreement.

[***] Confidential material redacted and filed separately with the Commission.
ARTICLE III
COMPENSATION AND REIMBURSEMENT OF SPECIFIED COSTS
3.01    Fees. The following fees are payable for services that, for the avoidance of doubt, are other than Additional Services.
(a)    Asset Management Fee. The Company shall pay the Advisor a monthly Asset Management Fee on the 15th day of each month in an amount equal to 1/12th of 0.50% of the sum of, for each and every Asset, the higher of the Cost of Investment or the Value of Investment. Commencing with the Asset Management Fee payable on August 15, 2013 and through the termination of this Agreement, in recognition of the transfer of the Initial Transferred Executives to the Company and the associated reduction in the duties of the Advisor as contemplated by Section 2.02(b), the total amount of Asset Management Fees paid by the Company to the Advisor each month shall be reduced by $150,000 (the “Adjustment Amount”). The Advisor, in its sole discretion, may waive, reduce or defer all or any portion of the Asset Management Fee to which it would otherwise be entitled.
(b)    Acquisition and Advisory Fees. The Company shall pay the Advisor a fee, as Acquisition and Advisory Fees, in the amount of 1.75% of the Contract Purchase Price of each Asset for which the subject transaction (i) was approved prior to the Effective Date or (ii) is set forth on Exhibit A attached hereto (collectively, the “Grandfathered Transactions”) and 1.575% of the Contract Purchase Price of each other Asset for which a transaction was approved after the Effective Date (the “Subsequent Transactions”). The total of all Acquisition Fees and any Acquisition Expenses shall be limited in accordance with the Articles of Incorporation. Acquisition and Advisory Fees and Acquisition Expenses shall be paid as follows: (1) for real property (including properties where development/redevelopment is expected), at the time of acquisition, (2) for development/redevelopment projects (other than the initial acquisition of the real property), at the time of entry into or effectiveness of the respective LPA based on the estimated development costs for such transaction as set forth in the applicable LPA or (if not set forth in the LPA) otherwise approved by the Board, except that with respect to the current projects referred to as *** and ***, such Acquisition and Advisory Fees and Acquisition Expenses shall instead be paid when the final budget with respect to such project has been approved, and (3) for loans and similar assets (including without limitation mezzanine loans), quarterly based on the value of loans made or acquired. In the case of a development/redevelopment project subject to clause (2) above, upon completion of the development/redevelopment project, the Company shall determine the actual amounts paid with respect to such development/redevelopment project. To the extent the amounts actually paid vary from the budgeted amounts on which the Acquisition and Advisory Fee was initially based, the Advisor will pay or invoice the Company for 1.75%, in the case of Grandfathered Transactions, or 1.575%, in the case of Subsequent Transactions, of the budget variance such that the Acquisition and Advisory Fee is ultimately 1.75%, in the case of Grandfathered Transactions, or 1.575%, in the case of Subsequent Transactions, of amounts expended on such development/redevelopment project. The Advisor, in its sole discretion, may waive, reduce or defer all or any portion of the Acquisition and Advisory Fees to which it would otherwise be entitled. For the avoidance of doubt, this Section 3.01(b) shall be subject to Section 8.15 of the Master Modification Agreement.
(c)    [Intentionally Omitted]
(d)    Debt Financing Fee. In the event of any debt financing obtained by or for the Company (including any refinancing of debt) directly or indirectly through one or more of its Affiliates or any Joint Venture or through other investment interests, the Company will pay to the Advisor a debt financing fee (the “Debt Financing Fee”) in an amount equal to 1.0%, in the case of Grandfathered Transactions, or 0.9%, in the case of Subsequent Transactions, of the amount available under the financing (such amount, the “Base Fee Amount”); provided, however, that from and after the Effective Date with respect to any debt financing obtained directly or indirectly by or through a Joint Venture or other co-investment arrangement with a third party (a “Joint Venture Financing”), (x) the Debt Financing Fee payable by the Company to the Advisor shall be an amount equal to the applicable Base Fee Amount multiplied by the percentage of the Company’s ownership interest in the Joint Venture or other arrangement obtaining the Joint Venture Financing and (y) the Company shall promptly reimburse the Advisor for all third party costs incurred by the Advisor in connection with such financing, including the cost of any third party engaged to assist with sourcing debt financing (“Third Party Engagements”). With respect to any Joint Venture Financing, the Advisor shall reasonably cooperate with the Company with respect to the negotiation of any Third Party Engagements. With respect to any debt financing other than a Joint Venture Financing, the Advisor shall pay all costs of any Third Party Engagements. Nothing herein shall prevent the Advisor from entering into fee-splitting arrangements with third parties with respect to the Debt Financing Fee. Notwithstanding anything to the contrary, no Debt Financing Fee shall be payable after the date of this Agreement with respect to funds advanced under the Existing Credit Facility to the extent such financing is obtained based on the amount committed under the Existing Credit Facility as the date of this Agreement. The Advisor, in its sole discretion, may waive, reduce or defer all or any portion of the Debt Financing Fee to which it would otherwise be entitled.
(e)    Development Fee. If the Advisor or an Affiliate provides the development services, the Company shall pay the Advisor Development Fees in amounts that are usual and customary for comparable services rendered to similar projects in the geographic market; provided, however, that a majority of the Independent Directors must determine that such Development Fees are fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties. Development Fees will include the reimbursement of the specified cost incurred by the Advisor of engaging third parties for such services. The Company will not pay Advisor a Development Fee if the Advisor or any of its Affiliates elects to receive an Acquisition and Advisory Fee with respect to the subject project. The Advisor, in its sole discretion, may waive, reduce or defer all or any portion of the Development Fee to which it would otherwise be entitled. Notwithstanding the above, the Advisor may engage (on behalf of the Company) third parties to provide development services pursuant to its authority under Section 2.03 and pay such third parties all applicable Development Fees in amounts that are usual and customary for comparable services rendered to similar projects in the geographic market.
3.02    Expenses.
(a)    In addition to the compensation paid to the Advisor pursuant to Section 3.01 hereof, the Company shall pay directly or reimburse the Advisor for all of the costs and expenses paid or incurred by the Advisor that are in any way related to the operations of the Company or the business of the Company or the services the Advisor provides to the Company pursuant to this Agreement, including, but not limited to:
(i)    Acquisition Fees and Acquisition Expenses;
(ii)    the actual cost of goods, services and materials used by the Company and obtained from Persons not affiliated with the Advisor, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of Shares or other securities;
(iii)    interest and other costs for borrowed money, including discounts, points and other similar fees;
(iv)    taxes and assessments on income or property and taxes as an expense of doing business;
(v)    costs associated with insurance required in connection with the business of the Company or by the Board;
(vi)    expenses of managing and operating Assets owned by the Company, whether or not payable to an Affiliate of the Advisor;
(vii)    all expenses in connection with payments to the Board for attendance at meetings of the Board and Stockholders;
(viii)    except as otherwise limited by the Articles of Incorporation, expenses associated with Listing or with the issuance and distribution of Shares and other securities of the Company, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees and Listing and registration fees;
(ix)    expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Company to the Stockholders;
(x)    expenses of organizing, reorganizing, liquidating or dissolving the Company and the expenses of filing or amending the Articles of Incorporation;

(xi)    expenses of any third party transfer agent for the Shares and of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;
(xii)    personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services described herein, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services; provided, that no reimbursement shall be made for costs of such employees of the Advisor or its Affiliates to the extent that such employees perform services for which the Advisor receives a separate fee other than in connection with the Advisor directly providing the Additional Services; and
(xiii)    administrative services costs, including but not limited to internal audit, accounting, legal, information technology, shareholder services, human resources, marketing support, real estate transactional support, risk management and cash management services costs.
It is the intent of the parties that the Company pay directly the expenses related to functions or services performed for the Company by the Initial Transferred Executives. However, if the Advisor inadvertently (or by agreement with the Company) incurs any such expenses, the Company shall promptly reimburse Advisor for such costs. The Advisor and the Company shall use commercially reasonable efforts to coordinate with each other to prevent the incurrence of duplicative expenses with respect to the Initial Transferred Expenses.

(b)    Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Section 3.02 shall be reimbursed no less than quarterly to the Advisor within 60 days after the end of each quarter. The Advisor shall prepare a statement documenting the expenses of the Company during each quarter, and shall deliver the statement to the Company within 45 days after the end of each quarter.
(c)    Notwithstanding anything to the contrary in this Section 3.02, (i) the Advisor will be responsible for paying all of the investment-related expenses that the Company or the Advisor incurs that are due to third parties or in connection with providing the Additional Services with respect to investments the Company does not make other than Non-Refundable Payments and (ii) the Company shall be responsible for paying directly or reimbursing the Advisor for all Non-Refundable Payments.
3.03    Other Services. Should the Board request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Section 2.02, the services shall be separately compensated at the rates and in the amounts as are agreed by the Advisor and the Independent Directors, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

3.04    Reimbursement to the Advisor. The Company shall not reimburse the Advisor for Total Operating Expenses to the extent that Total Operating Expenses (including the Asset Management Fee), in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income for that period of four consecutive fiscal quarters. Any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. Reimbursement of all or any portion of the Total Operating Expenses that exceed the limitation set forth in the preceding sentence may, at the option of the Advisor, be deferred without interest and may be reimbursed in any subsequent Expense Year where such limitation would permit such reimbursement if the Total Operating Expense were incurred during such period. Notwithstanding the foregoing, if there is an Excess Amount in any Expense Year and the Independent Directors determine that all or a portion of such excess was justified, based on unusual and nonrecurring factors which they deem sufficient, the Excess Amount may be reimbursed to the Advisor. If the Independent Directors determine such excess was justified, then, after the end of any fiscal quarter of the Company for which there is an Excess Amount for the 12 months then ended paid to the Advisor, the Advisor, at the direction of the Independent Directors, shall cause such fact to be disclosed in the next quarterly report of the Company or in a separate writing and sent to the Stockholders within 60 days of such quarter end, together with an explanation of the factors the Independent Directors considered in determining that such Excess Amount was justified. Such determination shall be reflected in the minutes of the meetings of the Board. The Company will not reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to compensation in the form of a separate fee. All figures used in any computation pursuant to this Section 3.04 shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.
ARTICLE IV
TERM AND TERMINATION
4.01    Term; Renewal. Subject to Section 4.02 hereof, this Agreement shall continue in force until June 30, 2014. In the event the Self-Management Closing Date (as defined in the Master Modification Agreement, the “Self-Management Closing Date”) does not occur on June 30, 2014 and is extended pursuant to Section 6.2(b) of the Master Modification Agreement, the term of this Agreement shall automatically be extended through the Self-Management Closing Date contemplated by such Section 6.2(b). In the event that the Master Modification Agreement is terminated pursuant to Section 6.7 of the Master Modification Agreement due to the Self-Management Closing (as defined in the Master Modification Agreement) failing to occur by the Outside Date (as defined in the Master Modification Agreement) for any reason other than the termination of this Agreement by the Company, the term of this Agreement shall automatically be extended until the last day of the month in which the six month anniversary of such termination occurs. If any automatic extension of the term of this Agreement would cause the then-current term of this Agreement (taking into account such extension) to exceed one year in length, then such automatic extension shall be conditioned upon the renewal of the term of this Agreement by the Board, including the Independent Directors, in accordance with the requirements of the Articles of Incorporation. Thereafter, this Agreement may be renewed for an unlimited number of successive one year terms upon the mutual consent of the parties. It is the duty of the Board to evaluate the performance of the Advisor before renewing the Agreement.
4.02    Termination. This Agreement will automatically terminate upon Listing. Notwithstanding the term of this Agreement set forth in Section 4.01, including any automatic extension of its term pursuant to Section 4.01, this Agreement also may be terminated at the option of either party upon 60 days written notice without cause or penalty (if termination is by the Company, then the termination shall be upon the approval of a majority of the Independent Directors). Notwithstanding the foregoing, the provisions of Section 4.03, Article V, Article VI and any other provision of this Agreement specified by the Master Modification Agreement as surviving shall continue in full force and effect and shall survive the termination or expiration of this Agreement, including during any automatic extension as contemplated by Section 4.01.
4.03    Payments to and Duties of Advisor upon Termination.
(a)    After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to and receive from the Company within 30 days after the effective date of the termination all unpaid reimbursements of expenses, subject to the provisions of Section 3.04 hereof and the Master Modification Agreement, and all contingent liabilities related to fees payable to the Advisor prior to termination of this Agreement.
(b)    The Advisor shall promptly upon termination:
(i)    pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after (unless this Agreement is terminated upon and in connection with the Self-Management Closing Date) deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;
(ii)    deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;
(iii)    deliver to the Board all assets, including the Assets, and documents of the Company then in the custody of the Advisor; and
(iv)    cooperate with the Company and take all reasonable actions requested by the Company to provide an orderly management transition.
ARTICLE V
INDEMNIFICATION
5.01    Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland, the Articles of Incorporation and the NASAA REIT Guidelines. Notwithstanding the foregoing, the Company shall not indemnify or hold harmless the Advisor or its Affiliates, including their respective officers, directors, partners and employees, for any liability or loss suffered by the Advisor or its Affiliates, including their respective officers, directors, partners and employees, nor shall it provide that the Advisor or its Affiliates, including their respective officers, directors, partners and employees, be held harmless for any loss or liability suffered by the Company, unless all of the following conditions are met: (i) the Advisor or its Affiliates, including their respective officers, directors, partners and employees, have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of the Company; (ii) the Advisor or its Affiliates, including their respective officers, directors, partners and employees, were acting on behalf of or performing services of the Company; (iii) the liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates, including their respective officers, directors, partners and employees; and (iv) the indemnification or agreement to hold harmless is recoverable only out of the Company’s net assets and not from stockholders. Notwithstanding the foregoing, the Advisor and its Affiliates, including their respective officers, directors, partners and employees, shall not be indemnified by the Company for any losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; and (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.
(a)    The Company may advance funds to the Advisor or its Affiliates, including their respective officers, directors, partners and employees, for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (ii) the legal action is initiated by a third-party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iii) the Advisor or its Affiliates, including their respective officers, directors, partners and employees, undertake to repay the advanced funds to the Company together with the applicable legal rate of interest thereon, in cases in which the Advisor or its Affiliates, including their respective officers, directors, partners and employees, are found not to be entitled to indemnification.

(b)    Notwithstanding the provisions of this Section 5.01, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Section 5.01 for any activity which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Section 5.02.
5.02    Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company and the Company’s Affiliates and their respective employees, directors, officers, agents and representatives from any and all contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that the liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misfeasance, misconduct, gross negligence or reckless disregard of its duties, but the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.
ARTICLE VI
MISCELLANEOUS
6.01    Assignment to an Affiliate. This Agreement and any rights, duties, liabilities and obligations hereunder and the fees and compensation related thereto may be assigned by the Advisor, in whole or in part, to a duly qualified and licensed Affiliate of the Advisor without obtaining the approval of the Board. Any other assignment shall be made only with the approval of a majority of the Board (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case the successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement. This Agreement shall be binding on successors to the Company resulting from a Change of Control or sale of all or substantially all the assets of the Company or the Operating Partnership, and shall likewise be binding upon any successor to the Advisor.
6.02    Non-Solicitation. During the period commencing on the Effective Date and ending one year following the termination of this Agreement, the Company shall not, without the Advisor’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Advisor or any of its affiliates, or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment of the Advisor or any of its affiliates within the one-year period following the termination of that person’s employment with the Advisor or any of its affiliates. During the period commencing on the Effective Date and ending one year following the termination of this Agreement, the Company will not, whether for its own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of the Advisor or any of its affiliates with, or endeavor to entice away from the Advisor or any of its affiliates, any person who during the term of this Agreement is, or during the preceding one-year period was, a tenant, co-investor, co-developer, joint venturer or other customer of the Advisor or any of its affiliates. Notwithstanding anything in this Agreement to the contrary, Approved Employee Communications by the Company or its representatives pursuant to and in compliance with the terms and conditions of Section 7.4 of the Master Modification Agreement shall not constitute a violation of this Section 6.02.
6.03    Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
6.04    Notices. Any notice, report, approval, authorization, waiver, consent or other communication required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:
If to the Directors and to the Company:
Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Daniel J. Rosenberg
Email: drosenberg@behringerharvard.com

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
Attention: Robert H. Bergdolt
Email: robert.bergdolt@dlapiper.com

and:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Rosemarie A. Thurston
Email:    Rosemarie.Thurston@alston.com

If to the Advisor:

Behringer Harvard Multifamily Advisors I, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Robert S. Aisner
Email: baisner@behringerharvard.com

with copies (which shall not constitute notice) to:

Behringer Harvard Holdings
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Stanton P. Eigenbrodt
Email: seigenbrodt@behringerharvard.com

and:

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
Attention: Donald E. Batterson
Jeffrey R. Shuman
Email:    dbatterson@jenner.com
jshuman@jenner.com

Either party shall, as soon as reasonably practicable, give notice in writing to the other party of a change in its address for the purposes of this Section 6.04. The failure of a party to give notice shall not relieve the other party of its obligations under this Agreement except to the extent that such party is actually prejudiced by such failure to give notice.
6.05    Modification. This Agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assignees. Notwithstanding anything in this Agreement to the contrary, if the Company amends or amends and restates its Articles of Incorporation at any time following the Effective Date of this Agreement, which amendment or amendment and restatement provides for or allows broader indemnification of the Advisor, this Agreement shall thereupon be deemed automatically amended such that the Advisor shall be entitled to indemnification rights under this Agreement to the maximum extent permitted by the amended Articles of Incorporation.
6.06    Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
6.07    Choice of Law; Venue. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Dallas County, Texas.
6.08    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
6.09    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of the right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted the waiver.
6.10    Gender, Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
6.11    Headings. The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
6.12    Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
6.13    Initial Investment. The Advisor or one of its Affiliates has contributed $200,001.69 (the “Initial Investment”) in exchange for Common Shares of the Company. The Advisor or its Affiliates may not sell any of the Common Shares purchased with the Initial Investment while the Advisor acts in an advisory capacity to the Company. The restrictions included above shall not apply to any Preferred Shares acquired by the Advisor or its Affiliates or any other Shares acquired by the Advisor or its Affiliates other than the Common Shares acquired through the Initial Investment. Before becoming a stockholder, Behringer Harvard Holdings, an affiliate of the Advisor, the Advisor, the Company’s directors and officers and their affiliates must agree not to vote their shares regarding (1) the removal of any of these affiliates and (2) any transaction between any of them and the Company.
6.14    Ownership of Proprietary Property. Subject to any written agreement between the Advisor and the Company regarding the transfer, sale or license of any specific assets or property or rights or interests therein, the Advisor retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property. To the extent that the Company has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Company may provide regarding the Proprietary Property, the Company hereby assigns and transfers exclusively to the Advisor all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of the Company or any other party, in and to the Proprietary Property. In addition, at the Advisor’s expense, the Company will perform any acts that may be deemed desirable by the Advisor to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Advisor, including but not limited to the execution of any instruments or documents now or hereafter requested by the Advisor to perfect, defend or confirm the assignment described herein, in a form determined by the Advisor.
6.15    Treatment Under Texas Margin Tax. For purposes of the Texas margin tax, the Advisor’s performance of the services specified in this Agreement will cause the Advisor to conduct part of the active trade or business of the Company, and the compensation specified in Article III includes both the payment of management fees and the reimbursement of specified costs incurred in the Advisor’s conduct of the active trade or business of the Company. Therefore, the Advisor and Company intend Advisor to be, and shall treat Advisor as, a “management company within the meaning of Section 171.0001 (11) of the Texas Tax Code. The Company and the Advisor will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to the Company’s reimbursements paid to the Advisor pursuant to this Agreement of specified costs and wages and compensation. The Advisor and the Company further recognize and intend that (i) as a result of the fiduciary relationship created by this Agreement and acknowledged in Section 2.02, reimbursements paid to the Advisor pursuant to this Agreement are “flow-though funds that the Advisor is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) as a result of Advisor’s contractual duties under this Agreement, certain reimbursements under this Agreement are “flow-through funds mandated by contract to be distributed within the meaning of Section 171.1011(g) of the Texas Tax Code. The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Advisor as a “management company” as deemed in Section 171.0001(11), and with the characterization of the reimbursements as “flow-through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.
6.16    Savings Clause. If any provision of this Agreement is held unenforceable, then such provision will be modified to reflect the parties’ intention. All remaining provisions of this Agreement shall remain in full force and effect.
[The remainder of this page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Advisory Management Agreement as of the date first above written.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC. By: __________________ Name: Title: BEHRINGER HARVARD MULTIFAMILY ADVISORS I, LLC By: __________________ Name: Robert S. Aisner Title: Chief Executive Officer

[***] Confidential material redacted and filed separately with the Commission.

EXHIBIT A
SPECIFIED GRANDFATHERED TRANSACTIONS

***

EXHIBIT D
FORM OF
BEHRINGER HARVARD MULTIFAMILY REIT I, INC.
SECOND AMENDED AND RESTATED PROPERTY
MANAGEMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of July, 2013 (the “Effective Date”), between BEHRINGER HARVARD MULTIFAMILY REIT I, INC. (the “Company”), a Maryland corporation, BEHRINGER HARVARD MULTIFAMILY OP I LP (the “OP”), a Delaware limited partnership, and BEHRINGER HARVARD MULTIFAMILY MANAGEMENT SERVICES, LLC, a Texas limited liability company (“Manager”).
WHEREAS, OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of the Company; and
WHEREAS, the parties previously entered into that certain Amended and Restated Property Management Agreement, dated September 2, 2008, as amended by letter agreements dated May 12, 2011, August 11, 2011 and November 10, 2011 and as amended by that First Amendment to Amended and Restated Property Management Agreement, dated November 6, 2012 (as amended, the “Original Management Agreement”);
WHEREAS, on March 17, 2008 the former manager, HPT MANAGEMENT SERVICES LP, a Texas limited partnership, and with the consent of the Company and OP, assigned any and all rights, duties and obligations to the Manager;
WHEREAS, Owner desires to continue retaining Manager to manage the Projects upon the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the Board of Directors (based upon the recommendation of the Special Committee), including a majority of the members of the Board of Directors not otherwise interested in the transactions contemplated hereby directly or through an Affiliate, OP and Manager have each approved and declared advisable this Agreement;
WHEREAS, the Board of Directors (based upon the recommendation of the Special Committee), including a majority of the members of the Board of Directors not otherwise interested in the transactions contemplated hereby, has determined that this Agreement is in furtherance of and consistent with its business strategy, is fair and reasonable to the Company, and is in the best interests of its stockholders;
WHEREAS, concurrent with the entry into this Second Amended and Restated Property Management Agreement, the Company, OP, REIT TRS Holding, LLC, Manager, Behringer Harvard Multifamily REIT I Services Holdings, LLC, Behringer Harvard Multifamily Advisors I, LLC, and Behringer Harvard Institutional GP LP are entering into that certain Master

Modification Agreement, dated as of the Effective Date (the “Master Modification Agreement”), and certain related agreements; and
WHEREAS, the parties hereto desire to amend and restate in its entirety the Original Management Agreement as set forth herein.
NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:
ARTICLE I

Definitions
Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:
1.1    “Affiliate” means, except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company, OP, and their respective Affiliates shall not be considered Affiliates of Manager or any Affiliates of Manager, and vice versa.
1.2    “Annual Business Plan” has the meaning set forth in Section 3.12(a) hereof.
1.3    “Approved Leasing Parameters” means parameters established by or otherwise approved in writing by Owner specifying the manner of the Manager’s performance of promotional, leasing and management activities required to lease apartment units in a Project.
1.4    “Board of Directors” means the board of directors of the Company.
1.5    “Company Charter” means the Articles of Amendment and Restatement of the Company, filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as may be amended or amended and restated from time to time.
1.6    “Controlling Agreements” means articles of incorporation, agreements of limited partnership, joint venture agreements, operating agreements, loan agreements, deeds of trust or mortgages, each as may be amended from time to time, of Owner, as applicable.
1.7    “Economic Interest Percentage” means the percentage of capital contributed directly or indirectly to the Joint Venture as compared with the total capital contributed to the

Joint Venture by all of the owners of the Joint Venture as such percentage shall be calculated in good faith by the Owner. For purposes of defining Economic Interest Percentage, any in-kind contribution shall be considered in the calculation and valued at the fair market value of the contribution on the date of contribution as determined by the Owner.
1.8    “Governmental Requirements” means applicable ordinances, regulations, rules, statutes, or laws of governmental entities having jurisdiction over a Project or the requirements of the board of fire underwriters or other similar bodies.
1.9    “Gross Revenues” means all amounts actually collected as rents or other charges for use and occupancy of apartment units and from users of garage spaces (if any), leases of other non-dwelling facilities in each Project and concessionaires (if any) in respect of each Project, including furniture rental, parking fees, forfeited security deposits, application fees, late charges, income from coin operated machines, proceeds from rental interruption insurance, and other miscellaneous income collected at each Project; but shall exclude all other receipts, including but not limited to, income derived from interest on investments or otherwise, proceeds of claims on account of insurance policies (other than rental interruption[s] insurance), abatement of taxes, and awards arising out of eminent domain proceedings, discounts and dividends on insurance policies.
1.10    “Initial Transferred Executives” shall have the meaning given to such term in the Master Modification Agreement.
1.11    “Intellectual Property Rights” means all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic and all renewals and extensions thereof.
1.12    “Joint Venture” means an investment in a legal organization formed to provide for the sharing of the risks and rewards in an enterprise co-owned and operated for mutual benefit by two or more business partners and established to acquire or hold properties.
1.13    “Licensing Claim” shall mean any claim that Manager or any of its Affiliates does not possess a real estate brokerage or similar license required by any law in connection with services provided with respect to any Project, or any claim that arises from or relates to the foregoing.
1.14    “Losses” means any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever.
1.15    “Management Fee” has the meaning set forth in Section 4.1 hereof.

1.16    “Manager Indemnified Parties” has the meaning set forth in Section 2.6(a) hereof.
1.17    “Notice” has the meaning set forth in Section 6.3 hereof.
1.18    “Operating Budget” has the meaning set forth in Section 3.12(a) hereof.
1.19    “Oversight Fee” has the meaning set forth in Section 4.1 hereof.
1.20    “Owner” means (a) the Company, the OP or any Affiliate of the Company (including any Joint Venture that is an Affiliate of the Company) that owns directly or indirectly a majority equity interest or economic interest in any Project and (b) the Company, if the Company or any Affiliate of the Company directly or indirectly has the right to designate or hire the property manager for a Project.
1.21    “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.
1.22    “PGGM” means PGGM Private Real Estate Fund, a Dutch fund for the joint account of the participants (fonds voor gemene rekening) with its principal office at KroostwegNoord 149, P.O. Box 117,3700 AC Zeist, The Netherlands.
1.23    “Project” means, collectively, the apartment communities or other properties (a) in which Owner now owns a direct or indirect equity interest or hereafter acquires a direct or indirect equity interest or (b) for which the Owner has the right to designate or hire the property manager.
1.24    “Proprietary Property” means all modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used by Manager in performing its duties set forth in this Agreement that relate to management advice, services and techniques regarding current and potential Projects, and all modifications, enhancements and derivative works of the foregoing.
1.25    “Special Committee” means the committee of the Board of Directors formed and authorized with respect to certain self-management transactions, the members of which are, as of the Effective Date, E. Alan Patton, Jonathan L. Kempner, Roger D. Bowler and Sami S. Abbasi.
1.26    “Submanager” has the meaning set forth in Section 6.1 hereof.
1.27    “Texas Tax Code” means the Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006), and reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.

ARTICLE II

Engagement of Manager and Rental Responsibility
2.1    Engagements. Subject to the restrictions of this Section 2.1, Owner hereby engages Manager to manage the Project, and Manager accepts such engagement and agrees to perform the services set forth herein. Such engagement shall not commence with respect to any particular Project until Owner has the ability to appoint or hire the Manager. For the duration of this Agreement and any extensions hereto or renewals hereof, Manager shall have a right of first refusal to manage, on the terms and subject to the conditions of this Agreement, all Projects. Prior to the time Owner acquires such an interest in a Project or at which Owner has the ability to appoint or hire the Manager, Owner shall notify Manager of such acquisition or appointment and offer Manager the right to manage such Project on the terms and subject to the conditions of this Agreement, if the appropriate executives of the Manager, which shall include the Behringer Nominees (as defined in the Master Modification Agreement), are not then aware of such acquisition or appointment, and shall promptly provide the Manager with all reasonably requested information with respect to such Project. Manager shall then have the right, in its sole discretion, to accept or not accept such offer. If Manager provides written notice to Owner that it does not accept such offer, then Owner shall have the right to enter into an agreement with a third party to provide such management services, on substantially the same terms as this Agreement or any other terms that are not more favorable to such third party. Owner has the right to appoint Manager to manage any Project with respect to which Owner previously contracted for management services with a third-party property manager upon ten (10) days written notice from Owner to Manager. Manager shall be entitled to an Oversight Fee pursuant to Section 4.1 in the event that Owner, if and to the extent permitted by this Section 2.1, contracts directly with a third-party property manager not affiliated with Manager with respect to any Project for which Owner had the ability to appoint or hire the Manager.
2.2    Status of Manager; Limitation on Authority. Manager shall act under this Agreement as an independent contractor and not as Owner’s agent or employee. Manager shall not have the right, power or authority to enter into agreements or incur liability on behalf of Owner except as expressly set forth herein. Any personnel hired by Manager to maintain, operate and/or lease each Project shall be the employees or independent contractors of Manager and not of Owner. Manager shall use due care in the selection and supervision of such employees or independent contractors, who shall be duly qualified and licensed, as necessary. Any action taken by Manager which is not expressly permitted by this Agreement shall not bind Owner.
2.3    Leasing of Premises. Manager shall perform promotional, leasing and management activities required to lease apartment units in the Project in accordance with the Approved Leasing Parameters. Throughout the term of this Agreement, Manager shall use its diligent efforts, consistent with past practice, to lease apartment units in the Project. Subject to reimbursement by Owner, Manager shall advertise the Project, or portions thereof, prepare and secure advertising signs, space plans, circular matter, marketing brochures and other forms of advertising. Manager is authorized to advertise the Project in conjunction with general advertising campaigns and to allocate the cost of such campaigns on a pro rata basis among the projects being advertised (to the extent authorized by the Annual Business Plan). All inquiries for any leases or renewals or agreements for the rental of the Project or portions thereof shall be referred to Manager and all negotiations connected therewith shall be conducted solely by or under the direction of Manager in accordance with the parameters established by or otherwise approved in writing by Owner. Manager is hereby authorized to execute, deliver and renew leases on behalf of Owner including, but not limited to tenant and commercial leases (such as laundry room leases) in accordance with the Approved Leasing Parameters. Manager is authorized to utilize the services of apartment locator services and pay compensation of duly qualified and licensed leasing personnel responsible for the leasing of each Project; the fees for such services shall be operating expenses of the Project and, to the extent paid by Manager, reimbursable to Manager by Owner to the extent set forth in the applicable Annual Business Plan.
2.4    Manager’s Standard of Care. In performing Manager’s duties under this Agreement, Manager shall exercise the same degree of care, prudence, and skill as other professional property managers of similar properties in the area. In no event shall Manager be liable to Owner for any loss or damage, unless caused by the misconduct and/or negligence of the Manager, its agents, servants, or employees.
2.5    Initial Transferred Executives.
(a)    Following the hiring of the Initial Transferred Executives by the Company, as contemplated by and permitted under Section 7.1 of the Master Modification Agreement, (i) the Company shall cause such Initial Transferred Executives, consistent with past practice, and its other employees to cooperate with and assist the Manager as is reasonably necessary or appropriate in order to enable the Manager to perform its duties hereunder, including, without limitation, with respect to the Annual Business Plan contemplated by Section 3.12 and financial reports contemplated by Section 3.14, and (ii) the Manager shall cause its employees to cooperate with and assist the Initial Transferred Executives as is reasonably necessary or appropriate, consistent with past practice.
(b)    The parties acknowledge and agree that certain of the duties and functions of Manager provided hereunder were previously performed (or performed in part) by the Initial Transferred Executives, who are no longer employed by the Manager or its Affiliates as a result of the transactions consummated in connection with the execution and delivery of the Master Modification Agreement. As a result, the parties further acknowledge and agree that, in order to permit the Manager to carry out its duties hereunder and to permit the satisfaction of the purposes and intent of this Agreement, the Initial Transferred Executives shall retain, to the extent necessary or appropriate based upon past practices, all power and authority (including, but not limited to, as authorized signatories for bank accounts of the Company and its subsidiaries and lease agreements of the Company and its subsidiaries) previously held by such Initial Transferred Executives with respect to the Manager and the duties to be performed by the Manager hereunder.
2.6    Compliance With Laws; Environmental Matters.

(a)    Owner assumes all responsibility as to the compliance of the Project with all laws applicable to the Project. Owner agrees to defend and indemnify and hold harmless Manager and its members, officers, directors, employees, managers, successors and assigns (collectively, the “Manager Indemnified Parties”) from and against any and all Losses arising out of any violation, breach or failure of the Project to comply with any or all state or federal laws applicable to the Project, except for any violations caused by the misconduct and/or negligence of the Manager, its agents, servants, or employees.
(b)    Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge, no Project, upon acquisition of an interest therein by Owner, nor any part thereof, will be used to treat, deposit, store, dispose of or place any hazardous substance that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover. Furthermore, Owner agrees to indemnify, protect, defend, save and hold harmless Manager and all of the other Manager Indemnified Parties from any and all Losses involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any duly qualified and licensed Person other than Manager of hazardous substances on any Project.
2.7    Treatment Under Texas Margin Tax. For purposes of the Texas margin tax, Manager’s performance of the services specified in this Agreement will cause Manager to conduct part of the active trade or business of Owner, and Manager’s compensation includes both the payment of fees due pursuant to Section 4.1 and the reimbursement of specified costs incurred in Manager’s conduct of the active trade or business of the Owner. Therefore, Owner and Manager intend Manager to be, and shall treat Manager as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code. Owner and Manager will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to Owner’s reimbursements paid to Manager pursuant to this Agreement of specified costs and allocable wages and compensation. Owner and Manager further recognize and intend that as a result of the relationship created by this Agreement, reimbursements paid to Manager pursuant to this Agreement include (i) “flow-through funds” that Manager is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) “flow-through funds” that Manager is mandated by contract to distribute, within the meaning of Section 171.1011(g). The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Manager as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.
ARTICLE III

Services to be Performed by Manager
3.1    Expense of Owner. All acts performed by Manager in the performance of its obligations under this Agreement shall be performed on behalf of Owner, and all obligations or expenses incurred thereby, if included in the Annual Business Plan or otherwise approved in writing by Owner, shall be for the account of, on behalf of, and at the expense of Owner, except as otherwise specifically provided in this Article III. Owner shall not be obligated to reimburse Manager for any expense allocable to (i) time spent on projects other than the Project, or (ii) any personnel other than personnel located at the Project site and personnel spending a portion of their working hours (to be charged on a pro rata basis) at the Project site or in specifically performing Manager’s obligations hereunder, whether on or off the Project site. Manager may use employees normally assigned to other work centers or part-time employees to properly staff the Project, whose wages and related expenses shall be reimbursed on a pro rata basis for the time actually spent at or for the Project to the extent set forth in the applicable Annual Business Plan. Owner shall reimburse to Manager the costs and expenses incurred by Manager on Owner’s behalf including the wages and salaries and other employee-related expenses and benefits of all on-site and Affiliate employees of Manager who are engaged in the operation, management, maintenance and leasing or access of a Project, including taxes, insurance and benefits relating to such employees, costs of technology related to the Projects, including computers, telephone systems and property management and accounting software and any upgrades or conversions thereof, and legal, travel and other out-of-pocket expenses directly related to the management of a Project, provided that such items are reflected in the Annual Business Plan. The foregoing notwithstanding, the total amount of such reimbursement with respect to each full calendar month following the Effective Date shall be reduced by an amount equal to Fifty Thousand Dollars per month ($50,000.00). Owner acknowledges that the following miscellaneous expenses, when incurred with respect to the performance of Manager’s obligations under this Agreement, shall be reimbursable to Manager by Owner (which list of expenses is not intended to be all-inclusive) to the extent set forth in the applicable Annual Business Plan: courier services, postage, photocopies, signage, check printing, marketing expenses, bank charges, telephone and answering service (which may be allocated on a pro rata basis among the Project and other projects managed by Manager). All reimbursable payments made by Manager hereunder shall be reimbursed by Owner from funds deposited in an account established pursuant to Section 5.2 of this Agreement. Manager shall not be obligated to make any advance to or for the account of Owner or to pay any sums, except out of funds held in an account maintained under Section 5.2, nor shall Manager be obligated to incur any liability or obligation for the account of Owner without assurance that the necessary funds for the discharge thereof will be provided by Owner. All debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Project shall be the debts and liabilities of the Owner only, and Manager shall not be liable for any such debt or liabilities, except to the extent Manager has exceeded its authority hereunder. Manager may sub-contract any or all of its responsibilities hereunder, but Owner shall look to Manager for the performance of such responsibilities in accordance with this Agreement and Manager shall be solely responsible for paying the fees and expenses of any duly qualified and licensed Person to which it sub-contracts its responsibilities hereunder, except as otherwise agreed in writing between Owner and Manager.
3.2    Covenants Concerning Payment of Operating Expenses. Owner covenants to pay all sums for operating expenses in excess of gross receipts required to operate the Project in accordance with the Annual Business Plan upon written notice and demand from Manager within ten (10) days after receipt of such written notice. Owner further recognizes that the Project may be operated in conjunction with other properties, and costs may be allocated or shared between such other properties on a more efficient or less expensive basis. In such regard, Owner consents to the allocation of costs and/or the sharing of any expenses in an effort to save costs or operate the Project in a more efficient manner so long as such allocation is done on an equitable basis and so long as the computations of such allocations are provided to Owner for its approval pursuant to Section 3.12 hereof.
3.3    Employment of Personnel. Manager shall use its diligent efforts, consistent with past practice, to investigate, hire, pay, supervise and discharge duly qualified and licensed personnel necessary to be employed by it to properly maintain, operate and lease the Project, including without limitation, a property manager or business manager at the Project. Owner has no right of supervision or direction of agents or employees of the Manager whatsoever. All Owner directives shall be communicated to Manager’s senior level management employees. Manager and all personnel of Manager who handle or who are responsible for handling Owner’s monies shall be duly qualified and licensed, bonded under a fidelity bond or a crime/employee dishonesty insurance policy or equivalent in favor of Owner. Manager shall furnish such fidelity bond/insurance policy at Manager’s sole expense and shall provide Owner Two Million Dollars ($2,000,000.00) per occurrence coverage with no more than a Ten Thousand Dollar ($10,000.00) deductible. Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel.
3.4    Utility and Service Contracts. Manager shall make, at Owner’s expense and in Owner’s name or in Manager’s name, as an authorized representative for Owner, contracts for water, electricity, gas, fuel, oil, telephone, vermin extermination, trash removal, cable television, security protection and other services deemed by Manager to be necessary or advisable for the operation of the Project. Manager shall also place orders in the name of Owner for such equipment, tools, appliances, materials, and supplies as are reasonable and necessary to properly maintain the Project. Manager may make such contracts and place such orders in Owner’s name or in its own name, as Owner’s authorized representative. In addition, Owner agrees to specifically assume in writing all obligations under all such contracts so entered into by Manager, on behalf of Owner, upon the termination of this Agreement, and Owner shall indemnify, protect, save, defend and hold harmless Manager and the other Manager Indemnified Parties harmless from and against any and all Losses resulting from, arising out of or in any way related to such contracts and that relate to or concern matters occurring after termination of this Agreement, but excluding matters arising out of the misconduct and/or negligence of the Manager, its agents, servants, or employees. Owner agrees to pay or reimburse Manager for all expenses and liabilities incurred in accordance with this Section 3.4.
3.5    Maintenance and Repair of a Project. Manager shall use its diligent efforts, consistent with past practice, to maintain, at Owner’s expense, the buildings, appurtenances and grounds of the Project in good condition and repair and in accordance with standards established by Owner in writing from time to time, including interior and exterior cleaning, painting and decorating, plumbing, carpentry and such other normal maintenance and repair work as may be reasonably desirable taking into consideration the amount allocated therefore in the Annual

Business Plan. With respect to any expenditure not contemplated by the Annual Business Plan, Manager shall not incur any individual item for repair or replacement in excess of Five Thousand Dollars ($5,000.00) unless authorized in writing by Owner, excepting, however, that emergency repairs immediately necessary for the preservation and safety of the Project or to avoid the suspension of any service to the Project or danger of injury to persons or damage to property may be made by Manager upon written notice to Owner, but without the approval of Owner. Manager shall not be obligated by this Section to perform any major capital improvements.
3.6    Supervision of Capital Improvements or Major Repairs. When requested by the Owner or set forth in an Annual Business Plan, Manager, at Owner’s expense and in Owner’s name, shall supervise the installation and construction of all capital improvements or major repairs to the Project where such work constitutes other than normal maintenance and repair, for additional compensation as set forth in a separate agreement between Owner and Manager. In such events, Manager may negotiate contracts with all contractors, subcontractors, materialmen, suppliers, architects, and engineers approved by Owner, on behalf of, and in the name of, Owner, and may compromise and settle any dispute or claim arising therefrom on behalf of and in the name of Owner; provided only that the Manager shall act in good faith and in the best interest of the Owner at all times. Manager will furnish all personnel necessary for proper supervision of the work and may assign personnel located at the Project to such supervisory work (and such assignment shall not reduce or abate any other fees or compensation owed to Manager under this Agreement).
3.7    Controlling Agreements. Manager has received copies of (and will be provided with copies of future) Controlling Agreements and is and will be familiar with the terms thereof. Manager shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of Controlling Agreements.
3.8    Insurance and Indemnification.
(a)    Insurance to be Carried.
(i)    Manager shall obtain and keep in full force and effect insurance on the Project against such hazards as Owner and Manager shall deem appropriate, but in any event insurance sufficient to comply with the leases and other agreements with respect to the Project and the Controlling Agreements shall be maintained. All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager.
(ii)    Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which such Project is located, workers’ compensation and employer’s liability insurance applicable to and covering all employees of Manager at the Project and all persons engaged in the performance of any work required hereunder, and Manager shall furnish Owner certificates of insurance evidencing that such insurance is in effect. If any work under this Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate.

(b)    Insurance Expenses. Premiums and other expenses of such insurance, as well as any applicable payments in respect of deductibles, shall be borne by Owner.
(c)    Cooperation with Insurers. Manager shall cooperate with and provide reasonable access to the Project to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made. Manager shall use its best efforts to comply with all requirements of insurers.
(d)    Accidents and Claims. Manager shall promptly investigate and shall report in detail to Owner all accidents and claims for damage relating to the ownership, operation or maintenance of the Project, and any damage or destruction to the Project and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Owner promptly, and shall be noted in the monthly reports delivered to Owner pursuant to Section 3.14 below. Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.
(e)    Indemnification.
(i)    On Termination. In the event this Agreement is terminated for any reason prior to the expiration of its original term or any renewal term, Owner shall indemnify, protect, defend, save and hold harmless Manager and all of the other Manager Indemnified Parties from and against any and all Losses that may be imposed on or incurred by any Manager Indemnified Party by reason of the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner, its agents, servants, or employees.
(ii)    Property Damage and Injury to Person. Owner agrees to indemnify, defend, protect, save and hold harmless Manager and all of the other Manager Indemnified Parties from any and all Losses in connection with or in any way related to each Project and from liability for damage to each Project and injuries to or death of any person whomsoever, and damage to property; provided, however, that such indemnification and exculpation shall not extend to any such Losses arising out of the misconduct and/or negligence of Manager, its agents, servants, or employees; provided, further, that such indemnification and exculpation shall be limited to the extent that Manager recovers insurance proceeds with respect to such matter. Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of misconduct and/or negligence.
(iii)    Indemnification by Manager. Manager agrees to indemnify, defend, protect, save and hold harmless Owner and its stockholders, officers, directors, employees, managers, successors and assigns from any and all claims or liability arising out of or related to any injury or death to any person or damage to any property whatsoever for which Manager is responsible occurring in, on, or about the Project when such injury or damage shall be caused by the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants, or employees, except to the extent that Owner recovers insurance proceeds with respect to such matter.
(iv)    Limitations. Notwithstanding anything to the contrary in this Agreement, any indemnification and exculpation by the Owner under this Agreement is subject to any limitations imposed under the Company Charter.
3.9    Collection of Monies. Manager shall use its diligent efforts, consistent with past practice, to collect all rents and other charges due from tenants, users of garage spaces (if any), storage spaces, commercial lessees (if any) and concessionaires (if any) in respect of the Project and otherwise due Owner with respect to the Project in the ordinary course of business, provided that Manager does not guarantee the creditworthiness of any tenants, users, lessees, concessionaires or collectability of accounts receivable from any of the foregoing. Owner authorizes Manager to request, demand, collect, receive and provide a receipt for all such rent and other charges and to institute legal proceedings in the name of Owner, and at Owner’s expense, for the collection thereof, and for the dispossession of tenants and other persons from the Project or to cancel or terminate any lease, license or concession agreement for breach or default thereunder, and such expense may include the engaging of legal counsel approved by Owner in writing for any such matter. All monies collected by Manager shall be deposited in the separate bank account referred to in Section 5.2 herein.
3.10    Manager Disbursements.
(a)    Manager shall, from the funds collected and deposited, cause to be disbursed regularly and punctually (1) Manager’s compensation, together with all sales or other taxes (other than income) which Manager is obligated, presently or in the future, to collect and pay to any applicable governmental authority, (2) the amounts reimbursable to Manager under this Agreement, (3) the amount of all real estate taxes and other impositions levied by appropriate authorities which, if not escrowed with any mortgagee, shall be paid upon specific written direction of Owner before interest begins to accrue thereon, (4) debt service related to any mortgages of the Project; and (5) amounts otherwise due and payable as operating expenses of the Project authorized to be incurred under the terms of this Agreement. After (i) making disbursements as herein specified and (ii) establishing a cash reserve to pay taxes, insurance, and/or other costs and expenses incidental to the operation of the Project, including nonrecurring emergency repairs and capital expenditures which shall become due and payable within the succeeding calendar month and for which the cash to make such payments may not be generated by operations during such period, any balance remaining at the end of each calendar month during the term of this Agreement shall be disbursed or transferred as generally or specifically directed from time to time by Owner.
(b)    All costs, expenses, debts and liabilities owed to third persons that are incurred by Manager pursuant to the terms of this Agreement and in the course of managing, leasing and operating the Project shall be the responsibility of Owner and not Manager, subject to Section 6.1. Owner agrees to provide sufficient working capital funds to Manager so that all amounts due and owing may be promptly paid by Manager. Manager is not obligated to advance any funds. As of the first day of each month during the term of this Agreement, Manager will project the cash requirements for such month and (if it shall reasonably determine that collections will be insufficient to meet such cash requirements) request the necessary additional funds from the Owner, which funds will be deposited with the Manager in the segregated bank account referred to in Section 5.2 on or before ten (10) days following the receipt of such request. If at any month end, the bank balance exceeds the projected cash requirements, such excess shall be returned to the Owner within five days. If at any time there is not sufficient cash in the account with which to promptly pay the bills due and owing, the Manager will request that the necessary additional funds be deposited in an amount sufficient to create an operating reserve pursuant to Section 5.4. Owner will deposit the additional funds requested by the Manager within five (5) days following the receipt of such request.
3.11    Use and Maintenance of Premises. Manager agrees that it will not knowingly permit the use of the Project for any purpose which might void any policy of insurance held by Owner or which might render any loss thereunder uncollectible, or which would be in violation of any government restriction or any covenant or restriction of any lease of the Project. Manager shall use its good faith efforts to secure substantial compliance by the tenants with the terms and conditions of their respective leases.
3.12    Annual Business Plan.
(a)    On or before November 1 of each calendar year during the term of this Agreement, Manager shall prepare and submit to the Company for approval by the Company, an “Annual Business Plan” for the Project for the promotion, leasing, operations, repair and maintenance of the Project for each calendar year during which this Agreement is in effect. The Annual Business Plan shall include a detailed budget of projected income and expenses for the Project for such calendar year (the “Operating Budget”) and a detailed budget of projected capital improvements for the Project for such calendar year (the “Capital Budget”). Within thirty (30) days following the purchase of a Project by Owner, after the approval of the Annual Business Plan for such calendar year, Manager shall prepare and submit to Owner a comparable business plan for such Project and Manager and Owner must follow the procedure set forth in (b) below with respect to approving any such additional business plan.
(b)    Manager shall meet with Owner to discuss the proposed Annual Business Plan and Owner shall notify Manager with respect to the approval or disapproval of the proposed Annual Business Plan within twenty (20) days following the receipt of the Annual Business Plan. Any notice which disapproves a proposed Annual Business Plan must contain specific objections in reasonable detail. If Owner fails to provide approval of a proposed Annual Business Plan within such twenty (20) day period, the proposed Annual Business Plan shall be deemed to be disapproved and the Annual Business Plan in effect for the previous calendar year shall remain in effect until Owner approves a new Annual Business Plan for such Project. Owner acknowledges that the Operating Budget is intended only to be a reasonable estimate of the Project’s income and expenses for the ensuing calendar year. Manager shall not be deemed to have made any guarantee, warranty or representation whatsoever in connection with the Operating Budget.

(c)    Manager may revise the Operating Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant additional, unanticipated items of revenue and expense. Any such revision shall be subject to the prior written approval of Owner.
(d)    Manager agrees to use diligence and to employ all reasonable efforts to ensure that the actual costs of maintaining and operating the Project shall not exceed the Operating Budget which is a part of the approved Annual Business Plan either in total or in any one accounting category. Any expense causing or likely to cause a variance of greater than ten percent (10%) or Two Thousand Dollars ($2,000.00), whichever is greater, in any one accounting category on a cumulative year-to-date basis shall be promptly explained to Owner by Manager in the next monthly report submitted by Manager to Owner under Section 3.14(a) below. During the calendar year Manager shall inform Owner of any major increases or decreases in costs, expenses, and income that were not reflected in the Annual Business Plan.
3.13    Records. Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Project. Such records shall be maintained on a double entry basis. Owner and persons designated by Owner (including but not limited to the members of the Special Committee) shall at all reasonable times have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Project and this Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Project, at a place recommended by Manager and approved by Owner.
3.14    Financial Reports.
(a)    Monthly Reports. On or before the 10th day after the end of each month during the term of this Agreement, Manager shall prepare and submit to Owner the following reports and statements:
(i)    rental collection record;
(ii)    monthly operating and cash flow statement;
(iii)    copy of cash disbursements ledger entries for such period, if requested;
(iv)    copy of cash receipts ledger entries for such period, if requested;
(v)    the original copies of all contracts entered into by Manager on behalf of Owner during such period, if requested; and
(vi)    copy of ledger entries for such period relating to security deposits maintained by Manager, if requested.

In addition to the above, Manager shall deliver to Owner such other reports and statements as are reasonably requested by Owner.
(b)    Annual Report. Within sixty (60) days after the end of each calendar year of the Project, Manager shall deliver to Owner a statement showing the results of operations for the calendar year or portion thereof during which the provisions of this Agreement were in effect. Manager shall cooperate with and submit to Owner at such times as may be required (monthly or annually, as applicable) such other information, reports or statements requested by Owner regarding the Project or as may be necessary to comply with any reporting requirements of Owner or prepare any balance sheets, operating statements or disclosure statements which may be required to be prepared or filed by Owner.
(c)    Returns Required by Law. Manager shall execute and file punctually when due all forms, reports and returns required by law relating to the employment of personnel.
3.15    Compliance with Legal Requirements. Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel. Manager shall promptly, and in no event later than seventy-two (72) hours from the time of receipt, notify Owner in writing of all notices of violation or other notices relating the Project from any governmental authority, board of fire underwriters or insurance company, and shall make such recommendations regarding compliance with such notice as shall be appropriate. Manager shall be responsible for notifying Owner in the event it receives notice that any improvement on the Project or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by it relating to such matters. Owner represents that to the best of its knowledge each of the Project and any equipment thereon will upon acquisition by Owner comply with all such requirements. Owner authorizes Manager to disclose the ownership of each Project by Owner to any such officials. Owner agrees to indemnify, protect, defend, save and hold harmless Manager and the other Manager Indemnified Parties from and against any and all Losses that may be imposed on them or any or all of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.
Owner acknowledges that Manager does not hold itself out to be an expert or consultant with respect to, or represent that, the Project currently complies with Governmental Requirements. Manager shall take such action as may be reasonably necessary to comply with any Governmental Requirements applicable to Manager, including the collection and payment of all sales and other taxes (other than income taxes) which may be assessed or charged by any governmental entities in the state in which the Project is located in connection with Manager’s compensation (set forth in Article IV below). If Manager discovers the Project does not comply with any Governmental Requirements, Manager shall take such action as may be reasonably necessary to bring the Project into compliance with such Governmental Requirements, subject to the limitation contained in Section 3.5 of this Agreement regarding the making of alterations and repairs. Manager, however, shall not take any such action as long as Owner is contesting or has affirmed its intention to contest and promptly institute proceedings contesting any such order or requirement. If, however, failure to comply promptly with any such order or requirement would or might expose Manager to civil or criminal liability, Manager shall have the right, but not the obligation, to cause the same to be complied with and Owner agrees to indemnify and hold harmless Manager and the other Manager Indemnified Parties from and against any and all Losses that may be imposed on them or any or all for taking such actions and to promptly reimburse Manager for expenses incurred thereby. The Manager also shall not be liable for any effort or judgment or for any mistake of fact of law, or for anything which it may do or refrain from doing hereinafter, except in cases of misconduct and/or negligence of Manager, its agents, servants, or employees.
3.16    Dealings with Advisor. Unless Owner specifically informs Manager to the contrary, Behringer Harvard Multifamily Advisors I, LLC, or its successor as advisor to the Company, may perform any of the obligations or exercise any of the rights of Owner under this Agreement at the property level consistent with past practice, subject to the supervision of or as delegated by the Initial Transferred Executives. Notwithstanding anything to the contrary, the actions and functions under this Agreement performed by the Initial Transferred Executives on behalf of Behringer Harvard Multifamily Advisors I, LLC or Manager prior to the Effective Date will remain the responsibility of the Initial Transferred Executives as employees of the Company (and not as employees of Behringer Harvard Multifamily Advisors I, LLC or any of its Affiliates) following the Effective Date.
3.17    Branding. Manager shall maintain and administer for Owner the standards of branding established by Behringer Harvard Holdings, LLC with respect to all billboards, signage and uniforms, unless otherwise directed by the Company or persons designated by the Company (including the members of the Special Committee).
3.18    Risk Management. Manager shall provide to Owner risk management services, including, but not limited to, the following: assisting and providing ways to mitigate, minimize, control, and transfer risk through the prudent use of risk management, insurance programs and recommendations of safety and loss control techniques; selecting and managing insurance brokers and service products; preparing underwriting data for use in marketing insurance programs; negotiating and placing insurance and related services; serving as liaison for insurance brokers and monitoring insurance premium invoices for accuracy; managing and settling loss control and insurance claims; consulting and coordinating insurance requirements for financing properties; reviewing and monitoring sub-contractor certificates of insurance; and consulting regarding insurance verbiage requirements for leases and contracts.
3.19    Real Estate Tax Management. Manager shall provide to Owner tax management services with respect to the Properties, including, but not limited to, the following: coordinating payment of real estate taxes; contesting real estate taxes, as Manager deems appropriate; accounting for all bills to be processed at any given installment, and following up on missing bills; data entry of tax amounts and equalized values when available; providing copies of documents as requested (including following up on cancelled checks, monitoring payment by third parties, communicating with interested parties and forwarding tax bills to purchasers and other parties as necessary).
3.20    Technology Use and Support. Manager shall utilize the software and technology platforms that it believes are appropriate in connection with fulfilling its duties under this Agreement. In addition, Manager shall provide technical support and maintenance with respect to any technology used in the maintenance, operation, management and leasing of properties.
ARTICLE IV

Manager’s Compensation, Term
4.1    Management Fee. Commencing on the date hereof, Owner shall pay Manager a monthly management fee (“Management Fee”) equal to three and three-quarters percent (3-3/4%) of Gross Revenues for each Project for such month payable monthly in arrears. Certain of these Projects may be owned by Joint Ventures. When the Manager is not paid by the Joint Venture directly in respect of its services, the applicable Management Fee or Oversight Fee to be paid by the Owner will be calculated by multiplying the Management Fee or Oversight Fee by the Economic Interest Percentage owned directly or indirectly by the Owner in such Project. In the event that Owner, if and to the extent permitted by Section 2.1, contracts directly with a third-party property manager not affiliated with the Manager in respect of a Project for which the Owner has the ability to appoint or hire the Manager, Owner shall pay Manager an oversight fee (“Oversight Fee”) equal to one-half of one percent (0.50%) of Gross Revenues of such Project. In no event will Owner pay both a Management Fee and an Oversight Fee to Manager with respect to any Project. If Manager subcontracts its responsibilities hereunder to another Person, Manager shall be solely responsible for the payment to such third party. The Management Fee includes the reimbursement of the specified cost incurred by the Manager of engaging another Person to perform Manager’s responsibilities hereunder; provided, however, that Manager shall be responsible for payment of all such amounts to such third parties. Nothing herein shall prevent Manager from entering fee-splitting arrangements with third parties with respect to the Management Fee.
4.2    Term and Termination. This Agreement shall continue in force until June 30, 2015, unless otherwise terminated as provided herein. If no party gives written notice to the other at least thirty (30) days prior to the expiration date hereof that this Agreement is to terminate, then this Agreement shall automatically continue thereafter for consecutive two year periods until terminated by any party by written notice given at least thirty (30) days in advance of the expiration of the then current term. In addition, and notwithstanding the foregoing, Manager may terminate this Agreement at any time upon delivery of written notice to the Company not less than sixty (60) days prior to the effective date of termination. The Company may terminate this Agreement (i) at any time upon delivery of written notice to Manager not less than thirty (30) days prior to the effective date of termination, in the event of (and only in the event of) a showing by Company of willful misconduct, gross negligence or deliberate malfeasance of the Manager, its agents, servants or employees in the performance of Manager’s duties hereunder and (ii) immediately upon the occurrence of any of the following:

(a)    A decree or order is rendered by a court having jurisdiction (i) adjudging Manager as bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidating of its affairs; or
(b)    Manager (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent, (ii) consents to the filing of a bankruptcy proceeding against it, (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or relief under any similar applicable law or practice, (iv) consents to the filing of any such petition, or to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency for it or for a substantial part of its property, (v) makes an assignment for the benefit of creditors, (vi) is unable to or admits in writing its inability to pay its debts generally as they become due unless such inability shall be the fault of the other party, or (vii) takes corporate or other action in furtherance of any of the aforesaid purposes; or
(c)    With respect to any particular Project, the sale of such Project.
If Owner shall materially breach its obligations hereunder, and such breach remains uncured for a period of ten (10) days after written notification of such breach, then Manager may terminate this Agreement by giving written notice to Owner and Owner agrees to pay Manager the fees due to Manager pursuant to Section 4.1 for the unexpired portion of the term.
4.3    Manager’s Obligations Upon Termination. Upon the termination of this Agreement, Manager shall have the following duties:
(a)    Manager shall deliver to Owner or its designee, all books and records with respect to the Project.
(b)    Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property used exclusively (provided that the words “relating to or used” shall replace the words “used exclusively” in the event the Master Modification Agreement is terminated) in the operation and maintenance of the Project, except personal property paid for and owned by Manager, except to the extent such service contracts and personal property are described under the heading “Assets and Contracts of Property Manager” as contemplated by the Master Modification Agreement if the Self-Management Closing (as defined in the Master Modification Agreement) occurs. For the avoidance of doubt, the prior sentence shall include all personal property that has been paid for by Owner. Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the Project.
(c)    Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of all fees and reimbursements claimed to be due to Manager and shall cause funds of Owner held by Manager relating to the Project to be paid to Owner or its designee.
(d)    Within sixty (60) days immediately following the date of such termination, Manager shall deliver to Owner the report required by Section 3.14(a) for any period not covered by such a report at the time of termination, and within sixty (60) days immediately following the date of such termination, Manager shall deliver to Owner, as required by Section 3.14(b), the statement of operations for the fiscal year or portion thereof ending on the date of termination.
4.4    Owner’s Obligations Upon Termination. Upon any termination of this Agreement by Owner other than under clause (i) of the introductory paragraph to Section 4.2, Manager shall be entitled to receive all compensation and reimbursements, if any, due to Manager through the date of termination. Such amounts will be due Manager no later than thirty (30) days from the date of such termination. All provisions of this Agreement that require Owner to have insured, or to protect, defend, save, hold and indemnify or to reimburse Manager shall survive any expiration or termination of this Agreement, but only to the extent the applicable claim or cause of action is based on an event occurring prior to the date of termination.
The parties understand and agree that Manager may withhold funds for sixty (60) days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of Manager to pay bills previously incurred, Owner will, upon demand, advance sufficient funds to Manager to ensure fulfillment of Manager’s obligation to do so, within ten (10) days of receipt of notice and an itemization of such unpaid bills.
ARTICLE V

Procedures for Handling Receipts and Operating Capital
5.1    Security Deposits. Tenant security deposits shall be held by Manager in accordance with the laws of the jurisdiction in which the Project is located. Owner agrees to indemnify and hold harmless Manager and the other Manager Indemnified Parties from and against any and all Losses with respect to any use by Owner of the tenant security deposits that is inconsistent with the terms of the lease and applicable laws.
5.2    Separation of Owner’s Monies. Manager shall establish and maintain, in a bank of Manager’s choice whose deposits are insured by the Federal Deposit Insurance Corporation, and in a manner to indicate the custodial nature thereof, a separate bank account for the deposit of all monies of Owner. Manager shall also establish such other special bank accounts as may be reasonably required by Owner. All monies deposited from time to time in these accounts shall be deemed trust funds and shall be and remain the property of Owner and shall be withdrawn and dispersed by Manager for the account of Owner only as expressly permitted by this Agreement for the purposes of performing the obligations of Manager hereunder. No monies collected by Manager on Owner’s behalf shall be commingled with the funds of Manager.

5.3    Depository Accounts. Owner and Manager agree that Manager shall have no liability for loss of funds of Owner contained in the bank accounts for the Project maintained by Manager pursuant to this Agreement due to insolvency of the bank or financial institution in which its accounts are kept, whether or not the amounts in such accounts exceed the maximum amount of federal or other deposit insurance applicable with respect to the financial institution in question.
5.4    Working Capital. In addition to the funds derived from the operation of the Project, Owner shall furnish and maintain in the operating accounts of the Project such other funds as may be necessary to discharge financial commitments required to efficiently operate the Project and to meet all payrolls and satisfy, before delinquency, and to discharge all accounts payable. Manager shall have no responsibility or obligation with respect to the furnishing of any such funds. Nevertheless, Manager shall have the right, but not the obligation, to advance funds or contribute property on behalf of Owner to satisfy obligations of Owner in connection with this Agreement and the Project. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by Owner or its agents (including the members of the Special Committee) on request. Owner agrees to reimburse Manager upon demand for money paid or property contributed in connection with the Project and this Agreement.
5.5    Authorized Signatures. Any persons from time to time designated by Manager or Owner shall be authorized signatories on all bank accounts established by Manager pursuant to this Agreement and shall have authority to make disbursements from such accounts. Funds may be withdrawn from all bank accounts established by Manager, in accordance with this Article V, only upon the signature of an individual who has been granted that authority by Manager and funds may not be withdrawn from such accounts by Owner unless Manager is in default hereunder.
ARTICLE VI

Miscellaneous
6.1    Assignment. Manager may delegate partially or in full its duties and rights under this Agreement only with the prior written consent of Owner; provided, however, that Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be delegated pursuant to this Section 6.1 by Manager and performed by a Person reasonably acceptable to Owner (a “Submanager”) with whom Manager contracts for the purpose of performing such duties. Subject to the foregoing, Owner specifically grants Manager the authority to enter into such a contract with a Submanager; provided, however, that, unless Owner otherwise agrees in writing with such Submanager, Owner shall have no liability or responsibility to any such Submanager for the payment of the Submanager’s fee or for reimbursement to the Submanager of its expenses or to indemnify the Submanager in any manner for any matter. Manager shall require such Submanager to agree, in the written agreement setting forth the duties and obligations of such Submanager, to indemnify Owner for all Losses incurred by Owner as a result of the willful misconduct or gross negligence of the Submanager, except that such indemnity shall not be required to the extent that Owner recovers insurance proceeds with respect to such matter, and if such indemnity is for any reason not agreed to by any Submanager, then Manager shall remain fully liable to Owner for the acts and commissions of such Submanager. Any contract entered into between Manager and a Submanager pursuant to this Section 6.1 shall be consistent with the provisions of this Agreement, except to the extent Owner otherwise specifically agrees in writing. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns. Upon the consummation of the Self-Management Transactions (as defined in the Master Modification Agreement), this Agreement shall be assigned by Manager to the Company (or its designee) as contemplated by the Master Modification Agreement, upon the terms and subject to the conditions set forth therein.
6.2    Non-Solicitation. During the period commencing on the date on which this Agreement is entered into and ending one year following the termination of this Agreement, the Company and OP shall not, without the Manager’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Manager or any of its Affiliates, or (ii) hire, on behalf of the Company or OP or any other person or entity, any person who has left the employment of the Manager or any of its Affiliates within the one-year period following the termination of that person’s employment with the Manager or any of its Affiliates. During the period commencing on the date hereof through and ending one year following the termination of this Agreement, the Company and OP will not, whether for its or their own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of the Manager or any of its Affiliates with, or endeavor to entice away from the Manager or any of its Affiliates, any Person who during the term of this Agreement is, or during the preceding one-year period was, a tenant, co-investor, co-developer, joint venturer or other customer of the Manager or any of its Affiliates. Notwithstanding anything in this Agreement to the contrary, Approved Employee Communications with Specified Employees by the Company or its representatives pursuant to and in compliance with the terms and conditions of Section 7.4 of the Master Modification Agreement shall not constitute a violation of this Section 6.2.
6.3    Notices. Any notice, report, approval, authorization, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:
If to the Owner, to:

Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway
Suite 600
Addison, Texas 75001

Attention: Daniel J. Rosenberg
Email: drosenberg@behringerharvard.com

with copies (which shall not constitute notice) to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Rosemarie A. Thurston
Email:    rosemarie.thurston@alston.com

and:

DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
Attention: Robert H. Bergdolt
Email: robert.bergdolt@dlapiper.com

If to Manager:

Behringer Harvard Multifamily Management Services, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Robert S. Aisner
Email: baisner@behringerharvard.com

with copies (which shall not constitute notice) to:

Behringer Harvard Holdings
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Stanton P. Eigenbrodt
Email: seigenbrodt@behringerharvard.com

and:

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
Attention: Donald E. Batterson
Jeffrey R. Shuman

Email: dbatterson@jenner.com
jshuman@jenner.com

Either party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 6.3. The failure of any Party to give notice shall not relieve any other Party of its obligations under this Management Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

6.4    Entire Agreement; Modification. This Agreement shall constitute the entire agreement between the parties hereto and no modification thereof shall be effective unless in writing executed by the parties hereto. Notwithstanding anything in this Agreement to the contrary, if the Company amends or amends and restates its Company Charter at any time following the Effective Date of this Agreement, which amendment or amendment and restatement provides for broader indemnification of the Manager, this Agreement shall thereupon be deemed automatically amended such that the Manager shall be entitled to indemnification rights under this Agreement to the maximum extent permitted by the amended Company Charter.
6.5    No Partnership. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between the Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part.
6.6    Severability. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation shall be held invalid or unenforceable, such provision should be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of such provisions shall not be affected thereby.
6.7    No Third Party Beneficiary. Neither this Agreement nor any part hereof nor any service relationship shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankrupt or insolvent estate of either party, or to the creditors or claimants of such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of either party hereto shall, at the option of the other party, void all rights of such insolvent or bankrupt party hereunder (or so many of such rights as the other party shall elect to void).
6.8    Captions, Plural Terms. Unless the context clearly requires otherwise, the singular number herein shall include the plural, the plural number shall include the singular and any gender shall include all genders. Titles and captions herein shall not affect the construction of this Agreement.
6.9    Attorneys’ Fees. Should either party employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action agrees to pay to the prevailing party all reasonable costs, damages and expenses, including reasonable attorneys’ fees, expended or incurred by the prevailing party in connection therewith.

6.10    Signs. Manager shall have the right to place signs on the Project in accordance with applicable Governmental Requirements stating that Manager is the manager and leasing agent for the Project.
6.11    Survival of Indemnities. The indemnification obligations of the parties to this Agreement shall survive the termination of this Agreement to the extent of any claim or cause of action based on an event occurring prior to the date of termination.
6.12    Ownership of Proprietary Property. The Manager retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property. To the extent that Owner has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Owner may provide regarding the Proprietary Property, Owner hereby assigns and transfers exclusively to the Manager all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of Owner or any other party, in and to the Proprietary Property. In addition, at the Manager’s expense, Owner will perform any acts that may be deemed desirable by the Manager to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to the Manager, including but not limited to the execution of any instruments or documents now or hereafter requested by the Manager to perfect, defend or confirm the assignment described herein, in a form determined by the Manager.
6.13    Licensing Claims. Owner shall not (i) bring or cause to be brought or support any Licensing Claim or (ii) seek to avoid the observance or performance of any of the terms to be observed or performed under this Agreement (including, for the avoidance of doubt, Owner’s past or future payment to Manager of fees and expenses under this Agreement) as result of or with respect to any Licensing Claim. For the avoidance of doubt, Owner may respond to requests for information from any governmental authority with respect to Licensing Claims. Owner shall not have any indemnification obligations under Section 3.8(e) or otherwise with respect to Licensing Claims or any Losses arising from Licensing Claims. Manager shall indemnify Owner for any Licensing Claim arising after the date hereof; provided, however, that this right of indemnification shall not apply in respect of any Licensing Claim brought by or on behalf of the Company, Owner, any Joint Venture, PGGM, or any Affiliate of the foregoing; provided further, however, that no amount of damages shall be payable to Owner pursuant to this Section 6.13 unless the aggregate amount of all damages that are indemnifiable pursuant to this Section 6.13 exceeds $250,000, after which the aggregate amount in excess of this $250,000 shall thereafter be recoverable. The indemnification procedures (and other relevant provisions) contemplated by Article IX of the Master Modification Agreement (whether or not the Master Modification Agreement is then in effect) shall be applicable to this indemnification obligation of the Manager.
6.14    Governing Law, Venue. This Agreement shall be construed under and in accordance with the laws of the State of Texas and is fully performable in Dallas County, Texas.
6.15    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

6.16    Savings Clause. If any provision of this Agreement is held unenforceable, then such provision will be modified to reflect the parties’ intention. By way of example and without limitation, if any provision requiring the reimbursement of certain of the Manager’s expenses should be deemed unenforceable, the parties shall take such action as is necessary to reach an agreement for Owner to pay such reimbursable expenses. All remaining provisions of this Agreement shall remain in full force and effect.
[REST OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized representatives.

“OWNER” BEHRINGER HARVARD MULTIFAMILY REIT I, INC. By: ____________________	“MANAGER” BEHRINGER HARVARD MULTIFAMILY MANAGEMENT SERVICES, LLC By: _______________ Name: Robert S. Aisner Title: Chief Executive Officer
BEHRINGER HARVARD MULTIFAMILY OP I LP By: BHMF, Inc., its General Partner By: _______________

EXHIBIT E

FORM OF
REGISTRATION RIGHTS AGREEMENT

dated as of

July 31, 2013

among

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

and

THE SHAREHOLDERS FROM TIME TO TIME PARTY HERETO

TABLE OF CONTENTS

		PAGE

	ARTICLE 1
	DEFINITIONS

Section 1.01.	Definitions	1
Section 1.02.	Other Definitional and Interpretative Provisions	5

	ARTICLE 2
	REGISTRATION RIGHTS

Section 2.01.	Demand Registration	5
Section 2.02.	Piggyback Registration	8
Section 2.03.	Shelf Registration	9
Section 2.04.	Lock-Up Agreements	10
Section 2.05.	Registration Procedures	11
Section 2.06.	Participation In Public Offering	14
Section 2.07.	Rule 144 Sales; Cooperation By The Company	14

	ARTICLE 3
	INDEMNIFICATION AND CONTRIBUTION

Section 3.01.	Indemnification by the Company	15
Section 3.02.	Indemnification by Participating Shareholders	16
Section 3.03.	Conduct of Indemnification Proceedings	16
Section 3.04.	Contribution	17
Section 3.05.	Other Indemnification	18

	ARTICLE 4
	MISCELLANEOUS

Section 4.01.	Binding Effect; Assignability	18
Section 4.02.	Notices	18
Section 4.03.	Waiver; Amendment; Termination	19
Section 4.04.	Governing Law	20
Section 4.05.	Jurisdiction	20
Section 4.06.	WAIVER OF JURY TRIAL	20
Section 4.07.	Specific Enforcement	20
Section 4.08.	Counterparts; Effectiveness	20
Section 4.09.	Entire Agreement	21
Section 4.10.	Severability	21
Section 4.11.	Independent Nature of Shareholders’ Obligations and Rights	21

Exhibit A	Joinder Agreement

REGISTRATION RIGHTS AGREEMENT
REGISTRATION RIGHTS AGREEMENT dated as of July 31, 2013 (this “Agreement”) among Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (the “Company”), and the Shareholders from time to time party hereto (initially, Behringer Harvard Multifamily REIT I Services Holdings, LLC as the sole holder of Registrable Securities) as listed on the signature pages, including any Permitted Transferees (collectively, the “Shareholders”).
In consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01.    Definitions. The following terms, as used herein, have the following meanings:
“Agreement” has the meaning set forth in the preamble hereto.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that no security holder of the Company shall be deemed an Affiliate of any other security holder solely by reason of any investment in the Company. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company, Behringer Harvard Multifamily OP I LP, and their respective subsidiaries shall not be considered Affiliates of Behringer Harvard Holdings, LLC and its subsidiaries, and vice versa.
“Articles” means the Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as may be amended or restated from time to time.
“Articles Supplementary” means the Articles Supplementary of the Company establishing the Series A Non-Participating, Voting, Cumulative, Convertible 7.0% Preferred Stock ($0.0001 par value) filed with the State of Maryland in accordance with the Master Modification Agreement, dated as of July 31, 2013, among the Company, Behringer Harvard Multifamily OP I LP, REIT TRS Holding, LLC, Behringer Harvard Multifamily REIT I Services Holdings, LLC, Behringer Harvard Multifamily Advisors I, LLC, Behringer Harvard Multifamily Management Services, LLC and Behringer Harvard Institutional GP LP.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Common Shares” means shares of Common Stock, par value $0.0001 per share, of the Company and any stock into which such Common Shares thereafter may be converted or changed.
“Company” has the meaning set forth in the preamble hereto.
“Convertible Securities” means shares of Series A Non-Participating, Voting, Cumulative, Convertible 7.0% Preferred Stock, par value $0.0001 per share, of the Company.
“Damages” has the meaning set forth in Section 3.01.
“Demand Registration” has the meaning set forth in Section 2.01(a).
“Demand Requesting Shareholder” has the meaning set forth in Section 2.01(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FINRA” means the Financial Industry Regulatory Authority, Inc., and any successor thereto.
“Indemnified Party” has the meaning set forth in Section 3.03.
“Indemnifying Party” has the meaning set forth in Section 3.03.
“Inspectors” has the meaning set forth in Section 2.05(f).
“Joinder Agreement” has the meaning set forth in Section 4.01(b).
“Lock-Up Period” has the meaning set forth in Section 2.04.
“Maximum Offering Size” has the meaning set forth in Section 2.01(e).
“Notice” has the meaning set forth in Section 4.02.
“Permitted Transferee” means in the case of any Shareholder, a Person to whom Registrable Securities are Transferred by such Shareholder; provided, however, that (i) such Transfer is not made in a registered offering or pursuant to Rule 144, (ii) such Transfer does not violate Section 2.04 and (iii) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to Section 4.01(b) or the transferee executes a Joinder Agreement as contemplated by Section 4.01(b).
“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Piggyback Registration” has the meaning set forth in Section 2.02(a).

“Public Offering” means an underwritten public offering of Common Shares of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.
“Records” has the meaning set forth in Section 2.05(f).
“Registering Shareholders” has the meaning set forth in Section 2.01(a)(2).
“Registrable Securities” means, at any time, (i) any Common Shares issued or issuable upon conversion of any Convertible Securities, and (ii) any additional Common Shares issued or distributed by way of conversion, exchange, exercise, dividend, split, reverse split, combination, recapitalization, reclassification, merger, amalgamation, consolidation, sale of assets, other reorganization or other similar event in respect of the Common Shares referred to in clause (i) above, in each case until (A) a registration statement covering such Common Shares has been declared effective by the SEC and such Common Shares have been disposed of pursuant to such effective registration statement, or (B) such Common Shares are sold under circumstances in which all the applicable conditions of Rule 144 are met or, if the Common Shares are then listed on a national securities exchange and Rule 144 is available in connection with a sale of Registrable Securities, which could be sold without restriction (on a single day) under Rule 144(e).
“Registration Expenses” means any and all expenses incident to the performance of, or compliance with, any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 2.05(g)), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees (not exceeding $35,000), plus reasonable out-of-pocket expenses, of one counsel for all the Shareholders participating in the offering selected by the Shareholders holding the majority of the Registrable Securities to be sold for the account of all Shareholders in the offering, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, and (xiv) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 2.05(k). Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of the Shareholders (or the agents who manage their accounts).
“Rule 144” means Rule 144 (or any successor provisions) under the Securities Act
“Rule 144A” has the meaning set forth in Section 2.07(b).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Shareholder” means at any time, any Person (other than the Company) who shall then be a party to or bound by this Agreement, including any Permitted Transferees, so long as such Person shall be the holder of record of any Registrable Securities.
“Shelf Registration” has the meaning set forth in Section 2.03(a).
“Shelf Requesting Shareholder” means, in connection with a Shelf Registration, (i) all the Shareholders in the case of a Triggering Event of the type referred to in clause (i) of the definition thereof, or (ii) those requesting Shareholder(s) referred to in clause (ii) of the definition of Triggering Event.
“Transfer” means, with respect to any securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.
“Triggering Event” means the earlier to occur of (i) the automatic conversion of all the then outstanding Convertible Securities due to a Listing (as defined in the Articles Supplementary), including where such Listing is deemed to occur on December 31, 2016 pursuant to the Articles Supplementary and (ii) the request from one Shareholder or a group of Shareholders holding not less than 20% of the then Registrable Securities that the Company file a Shelf Registration, as the case may be.
“Underwritten Takedown” has the meaning set forth in Section 2.03(a).

Section 1.02.    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections or Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
ARTICLE 2
REGISTRATION RIGHTS
Section 2.01.    Demand Registration.
(a)    If one Shareholder or a group of Shareholders holding not less than 20% of the then Registrable Securities (the “Demand Requesting Shareholders”) request that the Company file a registration statement (a “Demand Registration”) and the Company is not eligible to use Form S-3 (or a successor to Form S-3) in connection with the resale of the Registrable Securities to be sold pursuant to the registration statement, the Company: (i) shall promptly give notice thereof at least ten Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to all Shareholders (not including the Demand Requesting Shareholders); (ii) shall file such registration statement under the Securities Act within 60 days after the occurrence of such request; and (iii) thereupon shall use its reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:
(1)    subject to the restrictions set forth in Sections 2.01(e), all Registrable Securities for which the Demand Requesting Shareholders have requested registration under this Section 2.01; and
(2)    subject to the restrictions set forth in Sections 2.01(e), all other Registrable Securities of the same class as those requested to be registered by the Demand Requesting Shareholders that any Shareholders (all such Shareholders, together with the Demand Requesting Shareholders, the “Registering Shareholders”) have requested the Company to register by request received by the Company within seven days after such Shareholders receive the Company’s notice of the Demand Registration, all to the extent necessary to permit the disposition (in accordance with the intended method of disposition specified by the Registering Shareholders of the Registrable Securities) so to be registered.
(b)    Promptly after the expiration of the seven-day period referred to in clause (ii) of Section 2.01(a)(2), the Company will notify all Registering Shareholders of the identities of the other Registering Shareholders and the number of shares of Registrable Securities requested to be included therein. At any time prior to the effective date of the registration statement relating to such registration, the Demand Requesting Shareholders (by majority vote) may revoke such request, without liability to any of the other Registering Shareholders, by providing a notice to the Company revoking such request. A request, so revoked, shall be considered to be a Demand Registration unless (i) such revocation arose out of the fault of the Company (in which case the Company shall be obligated to pay all Registration Expenses in connection with such revoked request), or (ii) the Demand Requesting Shareholders or any other Shareholder or Shareholders reimburse the Company within thirty (30) days of such revocation for all Registration Expenses of such revoked request.
(c)    The Company shall be liable for and shall pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Registration is effected, unless the Demand Requesting Shareholders elects to pay such Registration Expenses as described in the last sentence of Section 2.01(b).
(d)    Except as provided in Section 2.01(b), a Demand Registration shall not be deemed to have occurred:
(1)    unless the registration statement relating thereto (A) has become effective under the Securities Act, and (B) has remained effective for a period of at least 180 days (or such shorter period in which all Registrable Securities of the Registering Shareholders included in such registration have actually been sold thereunder), provided that a Demand Registration shall not be deemed to have occurred if, after such registration statement becomes effective, (1) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, and (2) less than 75% of the Registrable Securities included in such registration statement have been sold thereunder; or
(2)    if the Maximum Offering Size is reduced in accordance with Section 2.01(e) such that less than a majority of the Registrable Securities of the Requesting Shareholders sought to be included in such registration are included.
(e)    The Company shall not be obligated to effect any Demand Registration within 90 days after the effective date of a previous Piggyback Registration in which holders of Registrable Securities were permitted to register, and actually sold, seventy-five percent (75%)

of the shares of Registrable Securities requested to be included therein. If a Demand Registration involves an underwritten Public Offering, the holders of a majority of the Registrable Securities to be sold in the Public Offering shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such Public Offering, subject to consent of the Company, which consent will not be unreasonably withheld or delayed. If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Company and the Registering Shareholders that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:
(1)    first, all Registrable Securities requested to be included in such registration by all Registering Shareholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of Registrable Securities held by each such Shareholder); and
(2)    second, any securities proposed to be registered by the Company (including for the benefit of any other Persons not party to this Agreement).
(f)    Upon notice to the Registering Shareholders, the Company may postpone effecting a Demand Registration (including an Underwritten Takedown) pursuant to this Section 2.01 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed), if (i) the Company reasonably determines that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced, (ii) the Company reasonably believes that effecting the registration would render the Company unable to comply with, or cause a violation of, applicable securities laws, or (iii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company, including due to any proposed or pending material corporate reorganization or other material corporate transaction involving the Company.
(g)    Notwithstanding anything that may be to the contrary in this Article 2, if the Common Shares are then listed on a national securities exchange and Rule 144 is available in connection with a sale of Registrable Securities, then the Company shall not be obligated to effect a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds $20,000,000 or such lesser amount that constitutes all the Registrable Securities of the Demand Requesting Shareholders (provided that such lesser amount is at least $10,000,000) or all of the Registrable Securities then outstanding. Notwithstanding anything that may be to the contrary in this Article 2, the Company shall not be required to effect (A) more than one registration pursuant to Section 2.01 hereunder within any six-month period, or (B) more than three Demand Registrations hereunder in the aggregate.
(h)    Notwithstanding anything that may be to the contrary in this Article 2, the Company shall not be obligated to register any Registrable Securities unless the holder thereof has notified the Company in writing of its intended method of distribution in a timely manner.
Section 2.02.    Piggyback Registration.
(a)    If the Company proposes to register any Common Shares under the Securities Act (other than (i) a Shelf Registration for Shareholders, which will be subject to the provisions of Section 2.03, provided that any Underwritten Takedown will be subject to this Section 2.02, or (ii) a registration on Form S-8, S-4 or S-3D, or any successor forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person), whether or not for sale for its own account, the Company shall each such time give prompt notice at least ten Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Shareholder, which notice shall set forth such Shareholder’s rights under this Section 2.02 and shall offer such Shareholder the opportunity to include in such registration statement the number of Registrable Securities of the same class or series as those proposed to be registered as each such Shareholder may request (a “Piggyback Registration”), subject to the provisions of Section 2.02(b). Upon the request of any such Shareholder made within seven days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Shareholder), the Company shall use all reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Shareholders, to the extent required to permit the disposition of the Registrable Securities so to be registered, provided that (A) if such registration involves an underwritten Public Offering, all such Shareholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters, on the same terms and conditions as apply to the Company or the holders of Common Stock (other than the Shareholders) that have demanded such Piggyback Registration, as applicable, and (B) if, at any time after giving notice of its intention to register any Common Shares pursuant to this Section 2.02 and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 2.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.01 or a Shelf Registration to the extent required by Section 2.03. The Company shall pay all Registration Expenses in connection with each Piggyback Registration.
(b)    If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.01(e) shall apply) and the managing underwriter advises the Company that, in its view, the number of Common Shares that the Company and such Shareholders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:
(1)    first, so much of the Common Shares proposed to be registered for the account of the Company (or, if such registration is pursuant to a demand by a Person that is not a Shareholder, for the account of such other Person) as would not cause the offering to exceed the Maximum Offering Size,
(2)    second, all Registrable Securities requested to be included in such registration by any Shareholders pursuant to this Section 2.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration by each), and
(3)    third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.
Section 2.03.    Shelf Registration.
(a)    If a Triggering Event occurs and the Company is eligible to use Form S-3, the Company shall use its reasonable best efforts to file a registration statement on Form S-3 pursuant to Rule 415 under the Securities Act (or any successor rule) (a “Shelf Registration”) with respect to all of the Registrable Securities that have been converted into Common Shares pursuant to the Articles Supplementary and are contemplated to be included in such Shelf Registration pursuant to Section 2.03(b), within 30 days after the occurrence of the Triggering Event. The Company shall use its reasonable best efforts to cause such Shelf Registration to become effective within 90 days of the filing date (if not automatically effective upon filing). The Company only shall be required to effectuate one Public Offering from such Shelf Registration (an “Underwritten Takedown”) within any six-month period, which offering shall be deemed a Demand Registration. The provisions of Section 2.01 shall apply mutatis mutandis to each Underwritten Takedown, with references to “filing of the registration statement” or “effective date” being deemed references to filing of a prospectus or supplement for such offering and references to “registration” being deemed references to the offering; provided, however, that Registering Shareholders shall only include Shareholders whose Registrable Securities are included in such Shelf Registration or may be included therein without the need for an amendment to such Shelf Registration (other than an automatically effective amendment). So long as the Shelf Registration is effective, no Shareholder covered thereunder may request any Demand Registration pursuant to Section 2.01 with respect to Registrable Shares that are registered on such Shelf Registration.
(b)    If a Triggering Event of the type referred to in either clause (i) or (ii) of the definition thereof occurs, the Company promptly shall give notice of the subject Shelf

Registration (but at least ten Business Days prior to the anticipated filing date of the registration statement relating to such Shelf Registration) to all the Shareholders in the event of a Trigger Event under such clause (i) and to all the Shareholders (other than the Shelf Requesting Shareholders) in the event of a Trigger Event under such clause (ii), and thereupon shall use its reasonable best efforts to effect the registration under the Securities Act of:
(1)    all Registrable Securities for which the Shelf Requesting Shareholders have requested registration under this Section 2.03 (which in the case of a Triggering Event of the type specified in clause (i) of the definition thereof shall be deemed to be all the then outstanding Registrable Securities), and
(2)    all other Registrable Securities of the same class as those requested to be registered by the Shelf Requesting Shareholders that any Shareholders have requested the Company to register by request received by the Company within seven days after such Shareholders receive the Company’s notice of the Shelf Registration, all to the extent necessary to permit the registration of the Registrable Securities so to be registered on such Shelf Registration.
(c)    At any time prior to the effective date of the registration statement relating to such Shelf Registration, the Shelf Requesting Shareholder may revoke such request, without liability to any of the other Registering Shareholders, by providing a notice to the Company revoking such request.
(d)    The Company shall be liable for and pay all Registration Expenses in connection with any Shelf Registration.
(e)    Upon notice to the Shelf Requesting Shareholder, the Company may postpone effecting a registration pursuant to this Section 2.03 on one occasion during any period of six consecutive months for a reasonable time specified in the notice but not exceeding 45 days (which period may not be extended or renewed), if the Company determines that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced, or the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.
(f)    Notwithstanding anything that may be to the contrary in this Article 2, the Company shall not be required to effect (A) more than one Shelf Registration pursuant to Section 2.03 within any three-month period, or (B) more than three Shelf Registrations (excluding any Underwritten Takedown, which shall instead be counted as a Demand Registration) hereunder in the aggregate.
Section 2.04.    Lock-Up Agreements. If any registration of Registrable Securities shall be effected in connection with a Public Offering, neither the Company nor any Shareholder who (i) sold any Registrable Securities in such Public Offering, (ii) is a director or executive officer of the Company, or (iii) holds in excess of one half of one percent (1/2%) of the then outstanding shares of Common Stock (nor, to the extent requested by the lead managing underwriter or any governmental authority or regulatory agency (including FINRA), any other Shareholder), shall effect any public sale or distribution, including any sale pursuant to Rule 144, of any Common Shares or other equity or equity-based security of the Company (except as part of such Public Offering) during the period beginning 14 days prior to the effective date of the applicable registration statement or, in the case of a Shelf Registration, 14 days prior to launch of the offering or such later date when the Shareholder receives notice thereof until the earlier of (i) such time as the Company and the lead managing underwriter shall agree and (ii) 180 days following the effective date of the applicable registration statement or, in the case of a Shelf Registration, 90 days following the launch of the offering or such later date when the Shareholder receives notice thereof (such period, the “Lock-Up Period” for the applicable registration statement).
Section 2.05.    Registration Procedures. Whenever Shareholders request that any Registrable Securities be registered pursuant to Section 2.01, 2.02 or 2.03, subject to the provisions of such Sections, the Company shall use all reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:
(a)    Subject to Sections 2.01, 2.02 and 2.03, the Company shall as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies and that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use all reasonable best efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days, or in the case of a Shelf Registration, two years (or such shorter period in which all of the Registrable Securities of the Shareholders included in such registration statement shall have actually been sold thereunder). Any such registration statement shall be an automatically effective registration statement to the extent permitted by the SEC’s rules and regulations.
(b)    Prior to filing a registration statement or prospectus or any amendment or supplement thereto (other than any report filed pursuant to the Exchange Act that is incorporated by reference therein), the Company shall, if requested, furnish to each participating Shareholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed and provide each participating Shareholder with a reasonable period of time to comment thereon; provided, however, that the Company shall not have any obligation to modify any information if the Company reasonably expects that so doing would cause the registration statement or prospectus or any amendment or supplement thereto to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Thereafter, the Company shall furnish to such Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Shareholder.
(c)    After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Shareholders thereof set forth in such registration statement or supplement to such prospectus, and (iii) promptly notify each Shareholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.
(d)    The Company shall use all reasonable best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Shareholder holding such Registrable Securities reasonably (in light of such Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Registrable Securities owned by such Shareholder, provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.05(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.
(e)    The Company shall immediately notify each Shareholder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment. Each Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in the first sentence of this Section 2.05(e), such Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by this Section 2.05(e), and, if so directed by the Company, such Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.05(a)) by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of the first sentence of this Section 2.05(e).
(f)    Upon execution of confidentiality agreements in form and substance reasonably satisfactory to the Company, the Company shall make available for inspection upon reasonable notice and during normal business hours by any Shareholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 2.05 and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable any of the Inspectors to exercise its due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement, or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in any of the Company’s securities unless and until such information is made generally available to the public. Each Shareholder further agrees that, upon learning that disclosure of such Records is sought pursuant to a subpoena or other order of a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential and shall cooperate with the Company (at the expense of the Company) as reasonably requested by the Company to prevent such disclosure.
(g)    The Company shall use reasonable best efforts to furnish to each Registering Shareholder and to each such underwriter, if any, a signed counterpart, addressed to such Shareholder or underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as the Shareholders holding the majority of the Registrable Securities to be sold for the account of all Shareholders in the offering or the managing underwriter therefor reasonably requests.
(h)    The Company shall otherwise use all reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement satisfies the requirements of Rule 158 under the Securities Act.

(i)    The Company may require each Shareholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.
(j)    If the Common Shares are listed on a national securities exchange, the Company shall use reasonable best efforts to list all shares of Common Stock (or other securities) issued upon conversion of the Convertible Securities on the securities exchange or quotation system on which the Common Shares (or such other securities) are then listed or traded, upon issuance thereof.
(k)    The Company shall select an underwriter or underwriters in connection with any Public Offering, except as contemplated by Sections 2.01 and 2.03. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.
(l)    The Company shall (i) make available appropriate senior executive officers of the Company to prepare and make presentations at any “road shows” and before analysts, and (ii) otherwise use its reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.
Section 2.06.    Participation In Public Offering. No Shareholder may participate in any Public Offering hereunder unless such Shareholder (a) agrees to sell such Shareholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.
Section 2.07.    Rule 144 Sales; Cooperation By The Company. If any holder of Common Stock (or other securities) issued upon conversion of the Convertible Shares or holder of Registrable Securities (but only if such holder is a Shareholder or a Permitted Transferee thereof), shall Transfer or propose to Transfer any shares of Common Stock (or other securities) issued upon conversion of the Convertible Securities or any Registrable Securities pursuant to Rule 144 or Rule 144A, the Company shall cooperate, to the extent commercially reasonable, with such holder and shall promptly provide to such holder such information as such holder shall reasonably request. Without limiting the foregoing, the Company shall:
(a)    at any time after any of the Company’s shares of capital stock are registered under the Securities Act or the Exchange Act: (i) make and keep available public information, as those terms are contemplated by Rule 144; (ii) timely file with the SEC all reports and other documents required to be filed under the Securities Act and the Exchange Act; and (iii) furnish to each such holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other information as such holder may reasonably request in order to avail itself of any rule or regulation of the SEC allowing such holder to sell any Registrable Securities without registration; and
(b)    each such holder and each prospective holder (but only if such prospective holder is a Permitted Transferee) who may consider acquiring Common Stock, other securities received upon conversion of the Convertible Securities or Registrable Securities in reliance upon Rule 144A under the Securities Act (or any successor rule then in force) (“Rule 144A”) shall have the right to request from the Company, and the Company will provide upon such request, such information regarding the Company and its business, assets and properties, if any, as is at the time required to be made available by the Company under Rule 144A so as to enable such holder or prospective holder to transfer the respective securities to such prospective holder in reliance upon Rule 144A.
(c)    In addition, the Company shall use reasonable best efforts to furnish forthwith, but in any event within five (5) business days following the receipt of a supportable request therefor, at the Company’s expense, to the Company’s transfer agent an opinion of counsel that such unlegended stock certificates may be issued and the requesting Shareholder shall furnish to the transfer agent any representation letter requested by the transfer agent in connection therewith, at such Stockholder’s expense.
ARTICLE 3
INDEMNIFICATION AND CONTRIBUTION
Section 3.01.    Indemnification by the Company. Subject to any limitations imposed by the laws of the State of Maryland and the Articles, the Company agrees to indemnify and hold harmless each Shareholder beneficially owning any Registrable Securities covered by a registration statement, its officers, directors, employees, partners and agents, and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Damages”) caused by or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or free-writing prospectus (as defined in Rule 405 under the Securities Act), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Shareholder or on such Shareholder’s behalf expressly for use therein. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 3.01.
Section 3.02.    Indemnification by Participating Shareholders. Each Shareholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents, and each underwriter of the Registrable Securities, its officers and directors, and each Person, if any, who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against all Damages caused by or relating to (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or free-writing prospectus (as defined in Rule 405 under the Securities Act), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to information furnished in writing by such Shareholder or on such Shareholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or free-writing prospectus. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 2, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. No Shareholder shall be liable under this Section 3.02 for any Damages in excess of the net proceeds realized by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Damages relate.
Section 3.03.    Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 3, such Person (an “Indemnified Party”) shall promptly notify the Person from which such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall be entitled to participate in and assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (b) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including one or more defenses or counterclaims that are different from or in addition to those available to the Indemnifying Party, or (c) the Indemnifying Party shall have failed to assume the defense within 30 days of notice pursuant to this Section 3.03. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding, and (ii) does not include any injunctive or other equitable or non‑monetary relief applicable to or affecting such Indemnified Person.
Section 3.04.    Contribution. If the indemnification provided for in this Article 3 is unavailable to the Indemnified Parties in respect of any Damages, then each Indemnifying Party, in lieu of indemnifying the Indemnified Parties, shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Damages as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Damages shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Article 3 was available to such party in accordance with its terms.
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.04 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 3.04, no Shareholder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Shareholder from the sale of the Registrable Securities subject to the proceeding exceeds the amount of any damages that such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, except in the case of fraud by such Shareholder. Each Shareholder’s obligation to contribute pursuant to this Section 3.03 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders and not joint.

No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The indemnity and contribution agreements contained in this Article 3 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties. Notwithstanding anything in this Agreement to the contrary, the contribution agreements contained in this Section 3.04 are subject to any limitations or conditions imposed by the Articles.
Section 3.05.    Other Indemnification. Indemnification similar to that provided in this Article 3 (with appropriate modifications) shall be given by the Company and each Shareholder participating therein with respect to any required registration or other qualification of securities under any foreign, federal or state law or regulation or governmental authority other than the Securities Act.
ARTICLE 4
MISCELLANEOUS
Section 4.01.    Binding Effect; Assignability.
(a)    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Shareholder that ceases to own of record any Registrable Securities shall cease to be bound by the terms hereof (other than (i) the provisions of Article 3 applicable to such Shareholder with respect to any offering of Registrable Securities completed before the date such Shareholder ceased to own any Registrable Securities, and (ii) this Article 4).
(b)    Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Registrable Securities or otherwise, except that each Shareholder may assign rights hereunder to any Permitted Transferee of such Shareholder. Any such Permitted Transferee shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto (a “Joinder Agreement”) and shall thenceforth be a “Shareholder”.
(c)    Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 4.02.    Notices. Any notice, report, approval, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:
if to the Company to:
Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Daniel J. Rosenberg
Email: drosenberg@behringerharvard.com

with copies (which shall not constitute notice) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Rosemarie A. Thurston
Email:    rosemarie.thurston@alston.com

and:
DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
Attention: Robert H. Bergdolt
Email: robert.bergdolt@dlapiper.com

if to any Shareholder, at the address for such Shareholder listed on the signature pages below or otherwise provided to the Company as set forth below.
A party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 4.02. The failure of any party to give notice shall not relieve any other party of its obligations under this Agreement except to the extent that such party is actually prejudiced by such failure to give notice.
Any Person who becomes a Shareholder after the date hereof shall provide its address and fax number to the Company.
Section 4.03.    Waiver; Amendment; Termination. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company and the holders of at least

75% of the Registrable Securities held by the parties hereto at the time of such proposed amendment or modification.
Section 4.04.    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in City of Dallas, State of Texas.
Section 4.05.    Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court in the City of Dallas, Texas, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Texas, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.02 shall be deemed effective service of process on such party.
Section 4.06.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 4.07.    Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.
Section 4.08.    Counterparts; Effectiveness. This Agreement may be executed (including by facsimile or other electronic transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original, and all of which shall, taken together, be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party hereto shall have executed and delivered this Agreement. Until and unless each party has executed and delivered this Agreement, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.09.    Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof.
Section 4.10.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 4.11.    Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder hereunder are several and not joint with the obligations of any other Shareholder hereunder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Shareholder pursuant hereto or thereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Shareholder shall be entitled to protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:	Name: Title:

BEHRINGER HARVARD MULTIFAMILY REIT I SERVICES HOLDINGS, LLC

By:	Name: M. Jason Mattox Title: Executive Vice President

Address for Notices:
Behringer Harvard Multifamily REIT I Services Holdings, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Stanton P. Eigenbrodt

With Copies of Notices to:
Jenner & Block LLP
353 North Clark Street
Chicago, Illinois 60654
Attention: Donald E. Batterson
Jeffrey R. Shuman

Exhibit A
JOINDER TO REGISTRATION RIGHTS AGREEMENT
This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement dated as of July 31, 2013 (as the same may be amended from time to time, the “Registration Rights Agreement”), among Behringer Harvard Multifamily REIT I, Inc. and the Shareholders party thereto. Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the Registration Rights Agreement.
The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Registration Rights Agreement as of the date hereof as a “Permitted Transferee” of a Shareholder thereto, and shall have all of the rights and obligations of a “Shareholder” thereunder as if it had executed the Registration Rights Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Rights Agreement (including without limitation Section 4.01 thereof).
IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.
Date: ___________ ___, ______
[NAME OF JOINING PARTY]

By:	Name: Title:
Address for Notices:
Behringer Harvard Multifamily Advisors I, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Stanton P. Eigenbrodt
With Copies of Notices to:
Jenner & Block LLP
353 North Clark Street
Chicago, Illinois 60654
Attention: Donald E. Batterson
Jeffrey R. Shuman

EXHIBIT F
FORM OF
AMENDED AND RESTATED LICENSE AGREEMENT
This AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”) is made and entered into this 31st day of July, 2013 (the “Effective Date”), by and between BEHRINGER HARVARD HOLDINGS, LLC, a Delaware limited liability company (the “Licensor”), and BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (the “Licensee”).
RECITALS
WHEREAS, Licensee and Licensor previously entered into that certain Service Mark License Agreement, dated September 2, 2008, which is replaced in its entirety by this Agreement; and
WHEREAS, Licensor owns all right, title and interest in and to the names and marks “BEHRINGER HARVARD” (U.S. Registration No. 2,947,624), the “BEHRINGER HARVARD MISCELLANEOUS CIRCULAR DESIGN LOGO” (U.S. Registration No. 3,200,214), “BH RESIDENTIAL” and “BEHRINGER HARVARD RESIDENTIAL” (referred to herein collectively as the “Licensed Mark”); and
WHEREAS, Licensee, Behringer Harvard Multifamily REIT I Services Holdings, LLC (“Services Holdings”), Behringer Harvard Multifamily Advisors I, LLC (“Advisor”), Behringer Harvard Multifamily Management Services, LLC (“Property Manager”), Behringer Harvard Multifamily OP I LP (“MF OP”), REIT TRS Holding, LLC, and Behringer Harvard Institutional GP LP (“BHMP GP”) have entered into that certain Master Modification Agreement of even date herewith (the “Modification Agreement”); and
WHEREAS, Advisor and Licensee have entered into that certain Fifth Amended and Restated Advisory Management Agreement of even date herewith, pursuant to the terms of which Advisor provides certain services, including advice regarding potential investment opportunities, to Licensee in accordance with the terms and conditions thereof (the “Advisory Agreement”); and
WHEREAS, Property Manager and Licensee have entered into that certain Second Amended and Restated Property Management Agreement of even date herewith, pursuant to the terms of which Property Manager provides certain property management and other services to Licensee in accordance with the terms and conditions thereof (the “Property Management Agreement”); and
WHEREAS, Licensor desires to permit Licensee to continue to utilize the Licensed Mark solely in connection with the operation and promotion of Licensee’s real estate business in substantially the same manner as conducted immediately prior to the Effective Date (the “REIT Operations”) and as part of Licensee’s corporate name, in each case on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and the Modification Agreement and the transactions contemplated thereby, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted by the parties to this Agreement, Licensor and Licensee mutually agree as follows:
AGREEMENTS

1.	Grant of License; Territory.
a.    On the terms and subject to the conditions of this Agreement, Licensor hereby grants to Licensee, for the period specified in Section 5 hereof, a non-exclusive, royalty-free, limited and nontransferable license to use the Licensed Mark in the United States solely for the purpose of identifying and promoting the REIT Operations and as a part of Licensee’s corporate name (provided that such name has been approved by Licensor in writing in advance). Notwithstanding the immediately preceding sentence, it is acknowledged and agreed by the parties hereto, that (i) use of the Licensed Mark on websites and otherwise in connection with the Internet will not be a breach or other violation of this Agreement on the basis that such website or use is accessible or visible from outside the United States; and (ii) no approval by Licensor in advance shall be required of any use of the Licensed Mark made after the Effective Date that is consistent with the Licensee’s use of the Licensed Mark prior to the Effective Date. In addition, each person or entity directly or indirectly controlled by Licensee on or after the Effective Date, either through the ownership of voting securities or otherwise (each such person or entity a “Licensee Subsidiary”), shall have all of the rights granted to Licensee in this Section 1(a), but only during such period that such person or entity is directly or indirectly controlled by Licensee, either through the ownership of voting securities or otherwise. Any reference in this Agreement to use of the Licensed Mark by or other actions of Licensee shall be deemed to include use of the Licensed Mark by or other actions of any Licensee Subsidiary during such period that such Licensee Subsidiary is directly or indirectly controlled by Licensee, either through the ownership of voting securities or otherwise. Licensee shall be responsible and liable for ensuring that each Licensee Subsidiary complies with the terms and conditions of this Agreement. All restrictions and obligations of Licensee hereunder shall also apply to each Licensee Subsidiary, and Licensee shall cause each Licensee Subsidiary to comply with the foregoing.
b.    Licensor expressly reserves all rights with respect to the Licensed Mark not expressly granted herein. Except as provided in Section 1(a) with respect to a Licensee Subsidiary, Licensee shall have no right to sublicense the use of the Licensed Mark to any other person or entity without the prior written consent of Licensor, which may be withheld or granted in Licensor’s sole and absolute discretion.

2.	Acknowledgement of Ownership
a.    Licensee acknowledges the great value of the goodwill associated with the Licensed Mark and the ownership of the Licensed Mark by Licensor. Licensee agrees that nothing in this Agreement shall give Licensee any right, title, or interest in or to the Licensed Mark other than the license rights granted in this Agreement. Licensee further acknowledges that all goodwill arising from use of the Licensed Mark (as distinguished from any enhancement of value to Licensee’s business arising from the license granted hereunder) by Licensee and any Licensee Subsidiary shall inure exclusively to the benefit of Licensor. All artwork, designs, stylized logotypes or other presentation materials whatsoever including the Licensed Mark or any elements thereof, and all copies and extracts thereof shall, notwithstanding their invention or use by Licensee, be and remain the sole property of Licensor. Nothing in this Agreement shall be construed to prevent Licensor from granting any other licenses for the use of the Licensed Mark or from utilizing the Licensed Mark, or any variation thereof, in any manner whatsoever.
b.    Licensee agrees that it shall not attack the title of Licensor to the Licensed Mark, the validity of the Licensed Mark, or the validity of this Agreement. Licensee further agrees that it shall not at any time (i) commence any opposition or cancellation proceeding regarding the Licensed Mark, or any other similar mark of Licensor, with the U.S. Patent and Trademark Office or any other agency that registers trademarks or (ii) commence any civil proceeding for damages or injunctive relief or make any other legal claim regarding the Licensed Mark, or any other similar mark of Licensor, that would, directly or indirectly, hinder the value of or the Licensor’s ownership or use of the Licensed Mark or prevent the U.S. Patent and Trademark Office or any other agency that registers trademarks from issuing a trademark registration to Licensor for the Licensed Mark, or any variations thereof, or from renewing any trademark registration for the Licensed Mark, or any variations thereof.
c.    Licensee shall not register or attempt to register the Licensed Mark alone or as part of its own trademark, service mark, Internet domain name, copyright, assumed name or trade name (except as may be otherwise required by applicable law in connection with Licensee’s REIT Operations during the term of this Agreement), nor shall Licensee use in such manner or attempt to register any name or designation confusingly similar to the Licensed Mark as determined in Licensor’s sole and absolute discretion.
d.    Licensee may not use the Licensed Mark in any manner that disparages Licensor, the Licensed Mark, Licensor’s products or services, or in any manner which, in Licensor’s reasonable judgment, may diminish or otherwise damage Licensor’s goodwill in the Licensed Mark or Licensor’s business reputation.
e.    The provisions of this Section 2 shall survive the expiration or termination of this Agreement for any reason.

3.	Quality Control.
a.    Licensee shall use the Licensed Mark solely as permitted in Section 1(a) above in a manner that will reasonably protect Licensor’s rights and goodwill therein, and will comply with all reasonable and customary trademark usage guidelines delivered to Licensee by Licensor from time to time, including those regarding the use of notices, legends, or markings that may be required by Licensor in order to give customary notice of ownership, including those provided in Section 4 hereof.
b.    Licensee shall: (i) at reasonable times and after reasonable notice from Licensor, permit Licensor to inspect the manner in which the Licensee exercises the rights granted hereunder to use the Licensed Mark, and (ii) make available for Licensor’s inspection, at reasonable times and after reasonable notice from Licensor, all of Licensee’s materials relating to or displaying the Licensed Mark or any elements thereof.
c.    Licensee agrees that the products and/or services offered in connection with the Licensed Mark shall be sold and/or distributed in accordance with all Federal, State and local laws.

d.    If at any time the Licensee’s promotional materials, documents or signage bearing the Licensed Mark do not meet the quality standards described in this Section 3, Licensor shall have the right to require the Licensee to discontinue any and all such nonconforming uses of the Licensed Mark immediately upon notice whereupon Licensee agrees to use its best efforts to cease all such nonconforming uses immediately.

4.	Protection of Licensed Mark.
a.    Each time the Licensed Mark is used on any product, document, signage, exterior display or other printed or tangible material or on the Internet, Licensee shall legibly include either the trademark or service mark notice “TM” or “SM”, as appropriate, or the Federal registration notice ®, if applicable, if directed to do so by Licensor, adjacent to the first prominent use of the Licensed Mark therein or thereon.
b.    When directed by Licensor to do so, Licensee shall include the following notice on any packaging, product, advertising, or promotional materials incorporating the Licensed Mark presented in any medium now known or hereafter created:
“BEHRINGER HARVARD” is a service mark of Behringer Harvard Holdings, LLC.
c.    Licensee agrees to provide Licensor with such assistance as Licensor may reasonably require, at Licensor’s cost and expense, in the procurement or maintenance of any protection, or the enforcement, of Licensor’s rights to the Licensed Mark or any similar mark.
d.    Licensee agrees that at all times during the term of this Agreement it will diligently and continuously cause to be promoted and rendered the REIT Operations as set forth in Section 1 hereof. Licensor shall not be under any obligation whatsoever to utilize the Licensed Mark or any variation thereof.

5.	Term.
This Agreement shall continue in force and effect from and after the Effective Date, and shall automatically terminate upon the earlier to occur of (i) the expiration or termination for any reason of either the Property Management Agreement or Advisory Management Agreement or (ii) the Self-Management Closing (as defined in the Modification Agreement), unless terminated earlier as provided for herein.

6.	Termination.
a.    If Licensee breaches in any material respect or otherwise fails to perform in any material respect any of its obligations hereunder, or under any agreement that may exist from time to time between Licensee and Services Holdings or any of its affiliates, Licensor shall have the right to terminate this Agreement upon thirty (30) days prior written notice to Licensee, but only in the event such failure of performance is not cured to Licensor’s satisfaction within such thirty (30) day period. Such termination of this Agreement shall be without prejudice to any rights or remedies that Licensor may otherwise have against Licensee, which rights and remedies shall survive any such termination.
b.    If at any time during the term of this Agreement Licensee (i) ceases to conduct the REIT Operations under the Licensed Mark or (ii) fails to perform its obligation to nominate or elect/appoint two directors designated by Services Holdings to the board of directors of

Licensee pursuant to Section 8.4 of the Modification Agreement, Licensor, in addition to all other remedies available to it hereunder, may immediately terminate this Agreement by giving written notice of termination to Licensee.
c.    If Licensee files a petition in bankruptcy or is adjudicated bankrupt or if a petition in bankruptcy is filed against Licensee or if it becomes insolvent, or makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law, or if Licensee liquidates or discontinues its business or if a receiver is appointed for it or its business, or if the shares of Licensee are listed on a national securities exchange, or in the event of a Change of Control (as defined below) of Licensee, the license hereby granted and this Agreement shall automatically terminate forthwith without any notice whatsoever being necessary. In the event this Agreement is terminated by Licensor pursuant to this Section 6(c), Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have no right to sublicense, sell, exploit or in any way deal with or in or use the Licensed Mark or any variation thereof, except with and under the special consent and instructions of Licensor in writing, which they shall be obligated to follow. “Change of Control” shall mean, with respect to the Licensee, any event or series of related events (including, without limitation, issue, transfer or other disposition of shares of Equity Interests (as defined below) of the Licensee, merger, share exchange or consolidation) after which (a) any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of Equity Interests representing greater than 50% of the combined voting power of the then outstanding Equity Interests of the Licensee and (b) the beneficial owners, directly or indirectly, of Equity Interests of the Licensee immediately prior to such event or series of related events have less than 50% of the combined voting power of the surviving entity after such event or series of events; in addition, any event that causes, directly or indirectly, any person other than the Licensee to become the beneficial owner of greater than 50% of the Equity Interests of Behringer Harvard Multifamily Operating Partnership OP I LP, a Delaware limited partnership, shall be deemed a Change of Control of the Licensee. “Equity Interests” shall mean (i) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, shares of capital stock (whether common, preferred or treasury), (ii) with respect to a partnership, limited liability company, limited liability partnership or similar person, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests, or (ii) any other equity ownership.
d.    Upon expiration or termination of this Agreement for any reason, Licensee agrees: (i) to, within a reasonable time but not to exceed ninety (90) days, discontinue all use of the Licensed Mark and any name confusingly similar thereto; (ii) to, within a reasonable time but not to exceed ninety (90) days, delete, remove or cover-over all references to the Licensed Mark, or any confusingly similar variation thereof, in all of Licensee’s printed materials, signage or other exterior displays, and on the Internet; (iii) to not thereafter, directly or indirectly, identify itself in any manner as a licensee of Licensor or publicly identify itself as a former licensee of Licensor; (iv) to cooperate reasonably with Licensor to ensure that all rights in the Licensed Mark and the related goodwill remain the property of Licensor and to execute any instruments requested by Licensor to accomplish or confirm the foregoing; (v) that all rights granted to Licensee hereunder shall forthwith revert to Licensor without consideration other than the mutual covenants and considerations of this Agreement, and without notice; (vi) to cease immediately upon expiration or as soon as reasonably practicable (but in no event more than ninety (90) days) after termination, to conduct any business, including, without limitation, the REIT Operations, under or to otherwise use the names “HARVARD”, “BEHRINGER”, “BH” or any confusingly similar terms and to use its best efforts to change the corporate name of Licensee to a name that does not contain the terms “HARVARD”, “BEHRINGER”, “BH” or any confusingly similar terms which may, directly or indirectly in the sole discretion of Licensor, indicate a continuing relationship between, or sponsorship of, Licensee by Licensor or any of Licensor’s Affiliates; and (vii) to deliver to Licensor or destroy within ninety (90) days from the date of termination any and all artwork, designs, stylized logotypes or other electronic or intangible presentation materials whatsoever including the Licensed Mark or any elements thereof prepared by or for Licensee, and all copies and extracts thereof.
e.    Licensee acknowledges that its failure to cease the use and display of the Licensed Mark, or any variation thereof, after the applicable period during which such use or display is permitted hereunder following the termination or expiration of this Agreement will result in immediate and irremediable damage to Licensor and to the rights of any current or subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such failure to cease such use, and Licensee agrees that in the event of such failure Licensor shall be entitled to equitable relief by way of temporary and permanent injunction and temporary restraining order and such other further relief as any court with jurisdiction may deem just and proper. Resort to any remedies referred to herein shall not be construed as a waiver of any other rights and remedies to which Licensor is entitled under this Agreement or otherwise.

7.	Third-Party Infringement Proceedings.
Licensee agrees to promptly notify Licensor of any unauthorized use of the Licensed Mark or any confusingly similar variation thereof by third parties of which Licensee becomes aware. Licensor shall have the sole right but not the obligation to pursue through negotiations, litigation, or other dispute resolution procedure (“Litigation Rights”) any and all of its rights in the Licensed Mark against any third party. Licensor’s exercise of such Litigation Rights shall be in its sole discretion and shall be at its sole cost and expense. Provided that Licensor meets its obligations under Section 9.b below, Licensor shall have no other duty to defend Licensee or itself or pursue any actual infringement arising out of any actions by a third party. All recoveries received by Licensor in pursuing its Litigation Rights, if any, shall be the sole property of Licensor. Licensee will cooperate with Licensor with respect to any Litigation Rights, as reasonably requested by Licensor and at Licensor’s cost and expense.

8.	Representations and Warranties.
a.    Licensor represents and warrants that this Agreement will not violate any prior licenses or rights to use the Licensed Mark granted by Licensor to any third party.
b.    Each party hereto hereby represents and warrants to the other that such party has the corporate, company or partnership power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder, and that the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate, company or partnership action.
c.    LICENSEEE ACKNOWLEDGES THAT EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8(A) AND 8(B) ABOVE, LICENSOR DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH OR WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR IN CONNECTION WITH OR WITH

RESPECT TO LICENSE, THE LICENSED MARK, THIS AGREEMENT, OR ANY OTHER CONTRACT BETWEEN LICENSOR AND ITS AFFILIATES (ON THE ONE HAND) AND LICENSEE AND ITS AFFILIATES (ON THE OTHER HAND), OR WITH RESPECT TO ANY INFORMATION PROVIDED OR MADE AVAILABLE TO LICENSEE OR THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF LICENSEE, INCLUDING WITH RESPECT TO ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, OR NON-INFRINGEMENT. ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY DISCLAIMED BY LICENSOR.

9.	Indemnification.
a.    Licensee hereby agrees to indemnify and hold Licensor harmless from and against any and all claims, suits, liabilities, judgments, and expenses, arising at law or in equity, attributable, in whole or in part, to: (i) the Licensee’s use of the Licensed Mark in violation of this Agreement or of any trademark usage guidelines provided to Licensee by Licensor or (ii) the marketing, promotion, advertisement, distribution, or sale by Licensee of any product or service under the Licensed Mark. Moreover, Licensee hereby further agrees to tender to Licensor the defense of any and all such claims, actions and lawsuits that may be brought against Licensor arising out of, or related to, the wrongful use of the Licensed Mark by the Licensee and the Licensee shall pay all fees and expenses (including all reasonable attorneys’ and expert witnesses’ fees and costs of suit) incurred in connection with defending all of these claims, actions and lawsuits; provided that payment of fees and expenses with respect to Third-Party Infringement Claims shall be governed by Section 9(b) below. Licensor shall control such defense with counsel of its choice, however, Licensee shall have the right to participate in such defense at its own cost and expense and Licensee shall provide reasonable cooperation to Licensor and its counsel with respect thereto; provided that in no event may Licensor settle any claim, action or lawsuit in which the Licensee or a Licensee Subsidiary is a named defendant without the consent of the Licensee, which consent shall not be unreasonably withheld, conditioned or delayed. Licensor shall also have the independent right to take any action it may deem necessary, in its sole discretion, to protect and defend itself against any threatened action arising out of the business of Licensee or any actions or activity by Licensee, including Licensee’s use of the Licensed Mark or any goods or services distributed or sold under the Licensed Mark. Indemnification by Licensee pursuant to this Agreement shall be to the maximum extent permitted by the Articles of Amendment and Restatement of Licensee; provided that Licensor and Licensee acknowledge and agree that nothing in the Articles of Amendment and Restatement of Licensee limits or shall be deemed to limit in any way the rights of Licensor to terminate this Agreement according to its terms or otherwise affect the ability of Licensor to limit, condition, restrict, or prohibit Licensee from use of the Licensed Mark or derivatives thereof.
b.    Licensor hereby agrees to indemnify and hold Licensee harmless from and against any and all claims, suits, liabilities, judgments, and expenses, arising at law or in equity, arising out of or in connection with any claims that the Licensee’s use of the Licensed Mark as permitted hereunder infringes the United States trademark rights of a third party (“Third-Party Infringement Claims”); provided that (i) Licensee’s use of the Licensed Mark is in material compliance with this Agreement, (ii) Licensee notifies Licensor of such Third-Party Infringement Claim promptly after Licensee learns of such Third-Party Infringement Claim, (iii) Licensor has exclusive control over the defense or settlement of any proceedings related to such Third-Party Infringement Claim, (iv) Licensee provides Licensor such assistance in relation to such proceedings as Licensor may reasonably request, and (v) Licensee complies with any settlement or court order arising from such proceedings, including any settlement or order that requires a change to Licensee’s use of the Licensed Mark. Licensor shall have the right to terminate Licensee’s right to use the Licensed Mark, without further liability to Licensee, if Licensor determines, in good faith, that it may not prevail with respect to such Third-Party Infringement Claim. Licensee shall have the right to participate in the defense and settlement negotiations relating to any Third-Party Infringement Claim at its own cost and expense.
c.    The provisions of this Section 9 shall survive any expiration or termination of this Agreement for any reason.

10.	Limitation of Liability.
Neither party to this Agreement shall be liable to the other party to this Agreement for lost profits, lost business opportunities, or any other indirect, special, punitive, incidental or consequential damages arising out of or related to this Agreement, even if such party has been advised of the possibility of such damages. The provisions of this Section 10 shall survive the expiration or termination of this Agreement for any reason.

11.	Miscellaneous.
a.    Assignment. Licensee shall have no right to assign any of its rights under this Agreement or delegate any of its duties hereunder to another person or legal entity without the prior written consent of Licensor, which may be withheld in Licensor’s sole discretion. Any attempt to assign or delegate this Agreement, or any of the rights, licenses or duties set forth herein, shall be void ab initio and convey no rights or interests in the Licensed Mark. Licensor shall have the right, in its sole discretion, to assign any of its rights or duties under this Agreement, and all of its right, title, and interest in the Licensed Mark to another person or legal entity provided that such other person or legal entity agrees to be bound in writing to the terms and conditions of this Agreement and Licensee is made a third party beneficiary to such writing in order to permit Licensee to enforce this Agreement against such other person or legal entity. Notwithstanding anything to the contrary herein, this Section 11(a) shall not limit the rights granted in Section 1(a) with respect to a Licensee Subsidiary.
b.    Notices. Any notice, report, approval, authorization, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further, that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

(i) to Licensee:	Behringer Harvard Multifamily REIT I, Inc. 15601 Dallas Parkway Suite 600 Addison, Texas 75001 Attention: Daniel J. Rosenberg Email: drosenberg@behringerharvard.com
With a copy to (which shall not constitute notice):
Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attention: Rosemarie A. Thurston Email: rosemarie.thurston@alston.com and:
DLA Piper LLP (US) 4141 Parklake Avenue, Suite 300 Raleigh, North Carolina 27612-2350 Attention: Robert H. Bergdolt Email: robert.bergdolt@dlapiper.com
(ii) to Licensor:	Behringer Harvard Holdings, LLC 15601 Dallas Parkway Suite 600 Addison, Texas 75001 Attention:Robert S. Aisner Email: baisner@behringerharvard.com
With a copy to (which shall not constitute notice):
15601 Dallas Parkway Suite 600 Addison, Texas 75001 Attention: Stanton P. Eigenbrodt Email: seigenbrodt@behringerharvard.com and:
Jenner & Block LLP 353 North Clark Street Chicago, Illinois 60654 Attention: Donald E. Batterson Jeffery R Shuman Email: dbatterson@jenner.com Email: jshuman@jenner.com
Either party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 11(b). The failure of any party to give notice shall not relieve any other party of its obligations under this Agreement except to the extent that such party is actually prejudiced by such failure to give notice.
c.    Independent Contractors. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party the joint venturer or partner of the other party or as conferring upon either party the power or authority to bind the other party in any transaction with third parties.
d.    Attorneys’ Fees. In the event of any action, suit, or proceeding brought by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to receive its costs, expert witness fees, and reasonable attorneys’ fees and expenses, including costs and fees on appeal.
e.    Waivers, Cumulative Remedies and Amendments. This Agreement may be amended, modified, superseded, or canceled, and the terms and conditions hereof may be waived only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right hereunder, nor any single or partial exercise of any rights hereunder, preclude any other or further exercise thereof or the exercise of any other right hereunder. Unless expressly set forth herein to the contrary, either party’s election of any remedies provided for in this Agreement shall not be exclusive of any other remedies available hereunder or otherwise and all such remedies shall be deemed to be cumulative.
f.    Approval. Any approval given by Licensor to Licensee under the terms of this Agreement shall not constitute a waiver of any of Licensor’s rights or Licensee’s duties under any provision of this Agreement, other than with respect to the provision for which such specific approval was provided, subject to the other provisions hereof.
g.    Survival. Upon the termination of this Agreement for any reason, those Sections that by their express terms or which by their nature should be deemed to survive the termination of this Agreement shall survive the termination of this Agreement.
h.    Governing Law and Validity. The parties agree that the laws of the State of Texas shall govern the interpretation and enforcement of this Agreement, without giving effect to choice of law rules. If any provision of this Agreement is held to be void, invalid or inoperative, such event shall not affect any other provisions herein, which shall continue and remain in full force and effect as though such void, invalid or inoperative provision had not been a part hereof.
i.    No Presumption Against Drafter. Each of the parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.
j.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the Licensed Mark and related subject matter and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to such matters.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

LICENSOR:

BEHRINGER HARVARD HOLDINGS, LLC

By:
Name:
Title:

LICENSEE:

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO LICENSE AGREEMENT]

EXHIBIT G
FORM OF
TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into on this 31st day of July, 2013 (the “Effective Date”), by and between BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (the “Company”), REIT TRS Holding, LLC, a Delaware limited liability company (“REIT TRS”), and BEHRINGER HARVARD MULTIFAMILY REIT I SERVICES HOLDINGS, LLC, a Texas limited liability company (the “Service Provider”).
WITNESSETH
WHEREAS, the Service Provider serves as the external advisor to the Company pursuant to that certain Fifth Amended and Restated Advisory Management Agreement, dated as of the Effective Date (the “Existing Advisory Agreement”);
WHEREAS, on the Effective Date, the Company, Behringer Harvard Multifamily OP I LP, REIT TRS, Behringer Harvard Multifamily REIT I Services Holdings, LLC, the Service Provider, Behringer Harvard Multifamily Management Services, LLC, and Behringer Harvard Institutional GP LP entered into that certain Master Modification Agreement (the “Modification Agreement”), and certain related agreements;
WHEREAS, upon the execution and delivery of the Modification Agreement, the Company desires to engage the Service Provider to provide certain services to the Company, REIT TRS and their respective Affiliates to prepare the Company for a successful transition from being externally advised to being self-managed and provide related operational support to the Company during the transition process, except as otherwise provided under the Existing Advisory Agreement; and
WHEREAS, the Service Provider is willing to provide such services on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
The following defined terms used in this Agreement shall have the meanings specified below:
Affiliate. Except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company, Behringer Harvard Multifamily OP I LP, and their respective Subsidiaries shall not be considered Affiliates of any of the Service Provider, Behringer Harvard Multifamily REIT I Services Holdings, LLC, Behringer Harvard Multifamily Management Services, LLC, Behringer Harvard Institutional GP LP, Behringer Harvard Holdings, LLC, or their respective Affiliates and vice versa.
Board. The Board of Directors of the Company.
Change of Control shall occur, with respect to any specified person, if (a) any Group, who prior to such time beneficially owned (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), shall acquire (including by merger, consolidation or otherwise) voting shares or other equity interests of such specified person, in one or more transactions or series of transactions, and after such transaction or transactions such Group beneficially owns 50% or more of voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), or (b) such specified person shall sell all or substantially all of its assets to any Group which, prior to the time of such transaction, beneficially, directly or indirectly, owned less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests).
Charter. The Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation in accordance with the Maryland General Corporation Law, as amended or restated from time to time.
Group. Any person, or any two or more persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and all Affiliates of such person or persons.
Person. An individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.
Other Service Recipients. Any other Person with respect to which the Service Provider or any of its Affiliates provide any services substantially similar to the Transition Services.
Special Committee. The committee of the Board formed and authorized with respect to certain self-management transactions, the members of which are, as of the Effective Date, E. Alan Patton, Jonathan L. Kempner, Roger D. Bowler and Sami S. Abbasi.
Subsidiary or Subsidiaries of any Person shall mean any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of the entity or organization which such Person so owns. For the avoidance of doubt, the Company and its Subsidiaries shall not be considered Subsidiaries of the Service Provider and its Affiliates.
Texas Tax Code. The Texas Tax Code as amended. Reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.
ARTICLE II.
SERVICES AND TERMS
2.01    Services to be Provided by the Service Provider.
(a)    During the period commencing on the Effective Date and continuing until the expiration of this Agreement or the earlier expiration of the respective Transition Service (as defined below), the Service Provider will provide the Company and its Subsidiaries with such services as are required to enable the Company to become self-managed upon the closing of the Self-Management Transactions (as defined in the Modification Agreement) as are reasonably requested by the Company, including the specific services set forth on Schedule A hereto (collectively, the “Transition Services”). The Transition Services shall only be made available for, and the Company shall only be entitled to utilize the Transition Services for, the benefit of the operation of its business. The Service Provider shall provide the Transition Services in accordance with industry custom and in a professional and workmanlike manner.
(b)    Unless otherwise specifically set forth in this Agreement, the Service Provider will perform for the Company, or cause one or more of its Affiliates or third Persons to provide to the Company, the Transition Services. In connection with providing the Transition Services, the Service Provider shall at all times during the term of this Agreement remain in compliance with all applicable federal, state and local laws, rules and regulations. Notwithstanding the foregoing, to the extent there is a change to such laws, rules or regulations relating to the Transition Services (whether identified by the Service Provider or the Company), all required changes to the Transition Services resulting from such change in law will be considered as within the scope of the Transition Services.
(c)    In addition to such employees of the Service Provider and its Affiliates that may be used to perform any of the Transition Services, the Service Provider may retain any reputable third Person (that is, a Person who is not an Affiliate of the Service Provider) and qualified to perform such Transition Services or portion thereof (each, a “Subcontractor”) to assist the Service Provider in the performance of the Transition Services; provided, however, that the Company must give its prior written consent to any such Subcontractor (which consent shall not be unreasonably withheld). The Service Provider shall remain ultimately responsible for ensuring that the obligations set forth in this Agreement are satisfied with respect to any Transition Service provided by any Subcontractor. The Service Provider shall remain fully liable for all of the acts and omissions of each Subcontractor and shall indemnify, defend and hold harmless the Company and its Affiliates for any claims arising out of or in connection with such acts or omissions, in each case pursuant to Article V of this Agreement and as if the Service Provider itself were providing the subject Transition Service or portion thereof. Unless the Company otherwise agrees in writing with a Subcontractor, the Company shall have no liability or responsibility to any Subcontractor for the payment of the Subcontractor’s fee or for reimbursement to any Subcontractor of its expenses or to indemnify any Subcontractor in any manner. For the avoidance of doubt, the Service Provider shall not be obligated to engage any Subcontractor or incur any other third party costs in connection with providing Transition Services.
(d)    The Service Provider shall not have any obligation to acquire, upgrade or enhance any proprietary systems, processes, or assets used in its business. The Service Provider shall not be required to provide any additional support or maintenance services for any proprietary systems, processes, or assets to be acquired, upgraded or enhanced at the request of the Company pursuant to this Agreement.
2.02    Company’s Obligations. The Company shall, as reasonably necessary or appropriate to enable and facilitate the provision of the Transition Services by the Service Provider and its Affiliates and designees, use commercially reasonable efforts to: (a) provide timely responses to any information reasonably requested by the Service Provider and its Affiliates and designees; (b) at reasonable times and upon reasonable advance notice by Service Provider, provide access to the Company’s facilities, employees, assets and information and records; and (c) obtain and maintain all hardware and other equipment (ordinary wear and tear excepted), leases and contracts. Notwithstanding the foregoing, this Section 2.02 shall only obligate the Company to provide such information and access to the extent such information and access relates to any Transition Services. The Service Provider and its Affiliates and designees, when on the property of the Company or when given access to any equipment, computer, software, network or files owned or controlled by the Company, will conform to, and abide by, the reasonable policies and procedures of the Company concerning health, safety and security which have been made known to the Service Provider or its applicable Affiliates or designees in advance or which were applicable to the provision of such Transition Service prior to the Effective Date. The Service Provider and its Affiliates and designees shall be entitled to rely on any instructions or other information provided by authorized personnel designated by the Company, which shall initially be the Initial Transferred Executives (as defined in the Modification Agreement), and the Service Provider shall not be in breach of or in default under this Agreement as a result of any such reliance and shall not have any liability for acting in accordance with such instructions.
2.03    Other Activities of the Service Provider.
(a)    Nothing herein contained shall, consistent with past practice, (a) prevent the Service Provider or its Affiliates from engaging in other activities, including the rendering of advice or services to Other Service Recipients; (b) limit or restrict the right of any director, manager, officer, employee, or stockholder of the Service Provider or its Affiliates to engage in any other business or to render advice or services of any kind to any other Person; or (c) with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.

(b)    The Service Provider shall have the right and sole discretion to establish priorities, as between the Service Provider (and its Affiliates) and the Other Service Recipients, on the one hand, and the Company on the other hand, as to the provision of the Transition Services; provided, however, that the Service Provider shall, and shall cause its Affiliates to, use commercially reasonable efforts to, maintain sufficient resources to perform the Transition Services in accordance with this Agreement.
2.04    Warranties. The Service Provider represents, warrants, and covenants to, and agrees with, the Company that: (a) it has the full and unencumbered right and authority to enter into this Agreement; (b) nothing in this Agreement conflicts with or violates any other agreement to which the Service Provider is bound; and (c) it has and will maintain all approvals, rights, consents, licenses, leases, permits and authorizations necessary to execute, deliver and perform its obligations under this Agreement and grant the Company the right to access and use the Transition Services.
2.05    DISCLAIMER. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE III.
SERVICE CHARGES AND REIMBURSEMENT OF SPECIFIED EXPENSES.
3.01    Service Charges. In consideration for the Transition Services to be provided by the Service Provider hereunder, REIT TRS shall pay, and the Company shall cause REIT TRS to pay, to the Service Provider (i) the sum of $428,571.00 per month during the period beginning on the Effective Date and ending on September 30, 2014, with the first payment being due on the Effective Date and the next thirteen (13) payments being due on the first business day of each successive month, beginning in September 2013; provided that the payment due on July 1, 2014 shall instead be due on June 30, 2014 (the “Services Charges”) and (ii) an amount equal to $1,250,000.00 (in addition to any Service Charges that may be due on the same date) on the Self-Management Closing Date (as defined in the Modification Agreement).
ARTICLE IV.
TERM AND TERMINATION
4.01    Term; Survival. The term of this Agreement shall commence on the Effective Date and shall continue until September 30, 2014. This Agreement may be terminated prior to September 30, 2014 only by mutual written consent of the parties. In the event the Service Provider fails to perform the Transition Services in accordance with this Agreement, then Service Provider shall use commercially reasonable efforts to correct such failure, including by re-performing or performing such Transition Service. The terms and conditions of Articles V and VI shall survive any termination or expiration of this Agreement.

ARTICLE V.
INDEMNIFICATION; LIMITATION ON LIABILITY
5.01    Indemnification by the Company. The Company shall indemnify and hold harmless the Service Provider and its Affiliates, including their respective officers, directors, managers, partners and employees, from all liability, claims, damages, taxes or losses and related expenses, including reasonable attorneys’ fees and costs (collectively, “Losses”), arising in the performance of their duties hereunder, to the extent such Losses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland and the Charter. Notwithstanding the foregoing, the Service Provider shall not be entitled to indemnification or be held harmless pursuant to this Section 5.01 for any activity which the Service Provider shall be required to indemnify or hold harmless the Company pursuant to Section 5.02. Any indemnification of the Service Provider may be made only out of the net assets of the Company and not from stockholders of the Company.
5.02    Indemnification by Service Provider. The Service Provider shall indemnify and hold harmless the Company and its Affiliates, including their respective officers, directors, managers, partners and employees, from all Losses to the extent that such Losses are not fully reimbursed by insurance and are incurred by reason of the Service Provider’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.
5.03    Limitation on Liability. Notwithstanding any other provision contained in this Agreement, the Company and Service Provider agree that neither the Service Provider nor the Company will be liable to the other party, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, for any special, indirect, punitive, incidental or consequential losses, damages or expenses of such party.
ARTICLE VI.
MISCELLANEOUS
6.01    Assignment to an Affiliate. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, transferred, delegated or otherwise disposed of (whether voluntarily or involuntarily, directly or indirectly, by operation of law, merger, sale of stock, sale of assets or otherwise), by the Service Provider without the prior written consent of the Company. Notwithstanding the foregoing or any other provision of this Agreement, (a) the Service Provider may, without the prior consent of the Company, assign, transfer, delegate or otherwise dispose of, this Agreement, or any of its rights, interests or obligations hereunder to any Affiliate of Behringer Harvard Holdings, LLC, in whole or in part; provided, however, that such Affiliate remains an Affiliate of Behringer Harvard Holdings, LLC at all times following such assignment, transfer, delegation or other disposition and, if this Agreement is in whole assigned, transferred, delegated or disposed to such an Affiliate, signs a joinder agreement and is bound hereunder, but no such assignment, transfer, delegation or other disposition shall relieve the Service Provider of any of its obligations hereunder, (b) the Service Provider may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company, (c) this Section 6.01 shall not restrict and shall continue to be binding upon the successor in a Change of Control of Behringer Harvard Holdings, LLC, and (d) REIT TRS may, without the prior consent of the

Service Provider, assign, transfer or delegate this Agreement or its rights, interests, obligations or assets acquired hereunder to any Affiliate of the Company, in whole or in part; provided that such Affiliate remains an Affiliate of the Company at all times following such assignment, transfer or delegation and such Affiliate signs a joinder agreement pursuant to which such Affiliate agrees to be bound by and comply with all of the terms and conditions of this Agreement; provided, however, that no such assignment, transfer, delegation or other disposition by REIT TRS shall relieve REIT TRS of any of its obligations hereunder. Any purported assignment, transfer, delegation or disposition by the Service Provider or REIT TRS in violation of this Section 6.01 shall be null and void ab initio.
6.02    Relationship of Service Provider and Company. The Company and the Service Provider are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
6.03    Treatment Under Texas Margin Tax. For purposes of the Texas margin tax, the Service Provider’s performance of the services specified in this Agreement will cause the Service Provider to conduct part of the active trade or business of the Company, and the compensation specified in Article III includes both the payment of management fees and the reimbursement of specified costs incurred in the Service Provider’s conduct of the active trade or business of the Company. Therefore, the Service Provider and Company intend the Service Provider to be, and shall treat the Service Provider as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code. The Company and the Service Provider will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to the Company’s reimbursements paid to the Service Provider pursuant to this Agreement of specified costs and wages and compensation. The Service Provider and the Company further recognize and intend that (i) as a result of the relationship created by this Agreement, reimbursements paid to the Service Provider pursuant to this Agreement are “flow-through funds” that the Service Provider is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) as a result of the Service Provider’s contractual duties under this Agreement, certain reimbursements under this Agreement are “flow-through funds” mandated by contract to be distributed within the meaning of Section 171.1011(g) of the Texas Tax Code. The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Service Provider as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.
6.04    Notices. Any notice, report, approval, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

To the Company: With a copy (which shall not constitute notice) to:
Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: General Counsel
Attention: Daniel J. Rosenberg
Email: drosenberg@behringerharvard.com

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Suite 4200
Atlanta, GA 30309-3424
Attention: Rosemarie A. Thurston
Email: rosemarie.thurston@alston.com

DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
Attention: Robert H. Bergdolt
Email: robert.bergdolt@dlapiper.com

To the Service Provider: With a copy (which shall not constitute notice) to:
Behringer Harvard Multifamily REIT I Services Holdings, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: M. Jason Mattox
Stanton P. Eigenbrodt
Email: jmattox@behringerharvard.com
            seigenbrodt@behringerharvard.com

Jenner & Block LLP
353 North Clark Street
Chicago, Illinois 60654
Attention: Donald E. Batterson
                 Jeffrey R. Shuman
Email: dbatterson@jenner.com
            jshuman@jenner.com

Either party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 6.04. The failure of any Party to give notice shall not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.

6.05    Modification. This Agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective permitted successors or permitted assignees.
6.06    Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
6.07    Choice of Law; Venue. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Dallas County, Texas.
6.08    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
6.09    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
6.10    Interpretation. The words “include” and “including,” and variations thereof, and the words “such as”, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The terms “hereof,” “hereunder,” “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties, and consequently this Agreement shall be interpreted without reference to any rule or precept of law to the effect that any ambiguity in a document be construed against the drafter.
6.11    Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
6.12    Headings. The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

6.13    Execution in Counterparts. This Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
6.14    Facsimile Signatures. A facsimile or other electronic signature on the signature pages hereto shall for all purposes be deemed an original and shall bind the signor as if such facsimile or other electronic signature were an original.
6.15    No Presumption Against Drafter. Each of the parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:
Name:
Title

BEHRINGER HARVARD MULTIFAMILY REIT I SERVICES HOLDINGS, LLC

By:
Name:
Title

REIT TRS HOLDING, LLC

By:
Name:
Title

[Signature Page to the Transition Services Agreement]

Schedule A
HUMAN RESOURCES IMPLEMENTATION SERVICES
The following implementation services will be provided as reasonably directed by the Company in order to assist the Company’s on-boarded HR department employees (including those designated as Specified Employees in the Modification Agreement) through the one month anniversary of the Self-Management Closing Date:

•	Employee Onboarding Activities

•	Policy/Document Development

•	Benefits Implementation

•	Systems Revision/Implementation (HRIS)
Refer to Exhibit A for additional details with respect to Human Resources Implementation Services to be provided under this Agreement.
INFORMATION TECHNOLOGY INFRASTRUCTURE
The Service Provider will cooperate with and assist the Company with the wind down of the provision of IT services, including the transfer of data to the Company, by the Service Provider and its Affiliates (and oversee the termination thereof) prior to the Self Management Closing Date. Service Provider will make its IT employees available to the Company in connection therewith as reasonably requested by the Company.

EXHIBIT A – HUMAN RESOURCES IMPLEMENTATION SERVICES

Employee Onboarding	Policy/Document Development & Branding	Benefits Implementation	Systems (HRIS) – EzLabor, HRB, Payex	Other
Term from HPT and file closure process (draft and distribute notice/term letters to all employees and prepare internal term paperwork)	Company Policies (drafting/rebranding)	Broker discussions and evaluation of benefits
ADP – (Company set up, Data Transfer/upload, state tax registration) (1. Create all business unit, department, location, class within HRB & PayEx. 2. Add all custom fields that will appear in HRB and set-up auto flow into PayEx when necessary. 3. Define all Time Off policies and create them within the portal and set-up flow into EZLabor Manager system. 4. Detailed benefit/billing and create all plans within the portal (including all side bar content and related forms) 5. Enter all job titles and associated pay structure in HRB & PayEx. 6. Create e-Access profiles for all life events within HRB. 7. Customize manager and employee access within HRB. 8. Customize the Portal home page. 9. Enter employees and establish manager relationships in HRB & PayEx.
AAP development
Offer letters/JD’s (JD’s will need to be reviewed and approved by the Company).	Drug Free Workplace	Training and enrollment	Build Connection files with benefit providers	Applicant Tracking System (Balancetrak)
Background checks (coordination of distribution, submission, data review)	Anti-Harassment	Certificate of Prior Insurance	Test all systems for data audit	Recruiting sites (Monster, etc.)
Benefits Enrollment	Code of Business Conduct	Medical/Dental/Vision	Applicant Tracking (see Other)	Sharepoint
New personnel files and benefit files (file space)	Confidentiality Policy	Basic and Voluntary Life	Weekly calls with ADP implementation team	Banking set-up (Payroll)
OFAC, Credit Check, e-verify (if necessary)	Handbook	401(k)/Profit Sharing (Loans, Distributions)	Research state requirements (payroll, overtime, etc.)	Labor Law/Workers’ Comp postings
	Education Assistance/Professional Development	STD/LTD	Set up custom management Reports	Termination documents from advisor
	Employee Referral Bonus	Long Term Care	Timesheet implementation – set up payroll and holiday schedule

Employee Onboarding	Policy/Document Development & Branding	Benefits Implementation	Systems (HRIS) – EzLabor, HRB, Payex	Other
Cafeteria Plan and Flex Plans (address unused FSA matter)
Section 529 College Savings Plan
Financial Planning
COBRA Administration (Conexis)
Workers’ Compensation
State disability (if applicable)
Unemployment
AAP – engagement of administrator and program implementation

EXHIBIT H

FORM OF
BHMP BILL OF SALE
This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”) is entered into as of July 31, 2013 by and between Behringer Harvard Institutional GP LP, a Texas limited partnership (the “Seller”), and REIT TRS Holding, LLC, a Delaware limited liability company (the “Buyer”). This Bill of Sale is being entered into pursuant to that certain Master Modification Agreement, dated as of July 31, 2013, by and among the Seller, the Buyer, Behringer Harvard Multifamily REIT I, Inc., Behringer Harvard Multifamily OP I LP, Behringer Harvard Multifamily REIT I Services Holdings, LLC, and Behringer Harvard Multifamily Management Services, LLC, as amended, supplemented or otherwise modified from time to time (the “Master Modification Agreement”). All capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Master Modification Agreement.
FOR GOOD AND VALUABLE CONSIDERATION as recited in the Master Modification Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, effective as of the Initial Closing, the Seller hereby sells, transfers, assigns, conveys and delivers to the Buyer all right, title and interest that the Seller possesses and has the right to transfer in and to the BHMP GP Interest, and hereby assigns and transfers to the Buyer all of the Assumed BHMP Liabilities. The Buyer hereby acquires from the Seller all right, title and interest that the Seller possesses and has the right to transfer in and to such BHMP GP Interest, and hereby assumes and agrees to pay, discharge and perform in accordance with their terms and when due all of the Assumed BHMP Liabilities. The Buyer shall neither assume nor become liable for any Excluded BHMP Liabilities.
This Bill of Sale is subject to all of the terms, conditions and limitations set forth in the Master Modification Agreement. In the event of any conflict or inconsistency between the terms of this Bill of Sale and the terms of the Master Modification Agreement, the terms of the Master Modification Agreement will prevail. Nothing contained herein will be deemed to alter, modify, expand or diminish the terms of the Master Modification Agreement.
This Bill of Sale will be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Texas to be applied.
This Bill of Sale may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Bill of Sale shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.
[SIGNATURE PAGE FOLLOWS]

H-1

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Bill of Sale on the date first written above.
BEHRINGER HARVARD INSTITUTIONAL GP LP

By: Harvard Property Trust, its General Partner

By:
Name:
Title

REIT TRS HOLDING, LLC

By:
Name:
Title

[Signature Page to BHMP Bill of Sale]

H-2

EXHIBIT I
FORM OF
ADMINISTRATIVE SERVICES AGREEMENT
This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is entered into on this __ day of ___________, 2014, and effective as of the Effective Date, by and between BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (the “Company”), REIT TRS HOLDING, LLC, a Delaware limited liability company (“REIT TRS”), and BEHRINGER HARVARD MULTIFAMILY ADVISORS I, LLC, a Texas limited liability company (the “Service Provider”). Defined terms used and not otherwise defined herein shall have the meaning given to such terms in the Modification Agreement.
WITNESSETH
WHEREAS, the Company, the Service Provider, Behringer Harvard Multifamily OP I LP, REIT TRS, Behringer Harvard Multifamily REIT I Services Holdings, LLC, Behringer Harvard Multifamily Management Services, LLC, and Behringer Harvard Institutional GP LP are parties to that certain Master Modification Agreement dated as of July 31, 2013 (the “Modification Agreement”);
WHEREAS, after the Self-Management Closing pursuant to the terms of the Modification Agreement, the Company desires to continue to avail itself of the experience, sources of information, advice and assistance available to or possessed by the Service Provider and to have the Service Provider continue to undertake the duties and responsibilities hereinafter set forth, all as provided herein; and
WHEREAS, the Service Provider is willing to agree to continue to provide such services on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following defined terms used in this Agreement shall have the meanings specified below:
Advisory Agreement. The Fifth Amended and Restated Advisory Management Agreement by and between the Company and the Service Provider, as amended or restated from time to time.
Affiliate. Except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, the Company, Behringer Harvard Multifamily OP I LP, REIT TRS and their respective Subsidiaries shall not be considered Affiliates of any of the Service Provider, Behringer Harvard Multifamily REIT I Services Holdings, LLC, HPT Management Services, LLC, Behringer Harvard Multifamily REIT I LTIP, LLC, Behringer Harvard Institutional GP LP, Behringer Harvard Holdings, LLC, or any other member of the Behringer Group, and vice versa.
Board. The board of directors of the Company.
Capital Markets Services. The Capital Markets services as described on Annex A attached hereto.
Change of Control shall occur, with respect to any specified person, if (a) any Group, who prior to such time beneficially owned (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), shall acquire (including by merger, consolidation or otherwise) voting shares or other equity interests of such specified person, in one or more transactions or series of transactions, and after such transaction or transactions such Group beneficially owns 50% or more of voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests), or (b) such specified person shall sell all or substantially all of its assets to any Group which, prior to the time of such transaction, beneficially, directly or indirectly, owned less than 50% of the voting shares or other equity interests of such specified person (measured by voting power rather than the number of shares or other equity interests).
Effective Date. The Self-Management Closing Date, as defined in the Modification Agreement.
Exit Costs. Any out-of-pocket fees, charges and costs incurred by the Service Provider and its Affiliates at the request of or for the exclusive benefit of the Company arising from or as a result of the cessation of any Administrative Service (as defined in Section 2.01(a)) upon the termination of this Agreement or any particular Administrative Service, including (i) early termination charges, penalties and costs payable by the Service Provider and its Affiliates to third parties performing part or all of (or supporting) an Administrative Service; (ii) transition fees, charges and costs, including with respect to data conversion or conveyance to the Company or a new service provider to the Company; and (iii) fees, charges and costs resulting from any ongoing failure to meet any minimum purchase commitments.
Facilities Management Services. The Facilities Management standard services as described on Annex A hereto.
Group. Any person, or any two or more persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and all Affiliates of such person or persons.

Listing Event. The listing of any equity stock of the Company on a national securities exchange.
Other Administrative Services. The Shareholder Services non-standard services, Information Technology, Risk Management, Legal Services, Marketing, Internal Audit, Facilities Management non-standard services, Real Estate Transactional Support, Information Management or Cash Management services, in each case as described on Annex A attached hereto.
Person. An individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.
Other Service Recipients. Any other Person with respect to which the Service Provider or any of its Affiliates provide any services substantially similar to the Administrative Services.
Shareholder Services. The Shareholder Services standard services as described on Annex A attached hereto.
Subsidiary or Subsidiaries of any Person shall mean any corporation, partnership, limited liability company, association, trust, joint venture or other entity or organization of which such Person, either alone or through or together with any other Subsidiary, owns, directly or indirectly, more than 50% of the stock or other equity interests, the holder of which is generally entitled to vote for the election of the board of directors, managers or other governing body of the entity or organization which such Person so owns. For the avoidance of doubt, the Company and its Subsidiaries shall not be considered Subsidiaries of the Service Provider and its Affiliates.
Texas Tax Code. The Texas Tax Code, as amended. Reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.
ARTICLE II
SERVICES AND TERMS
2.01    Services to be Provided by the Service Provider.
(a)    During the period commencing on the Effective Date and continuing until the earliest to occur of (i) with respect to this Agreement as a whole, the termination of this Agreement, and (ii) with respect to each individual Administrative Service (as defined below), the termination of such Administrative Service pursuant to Section 4.02, subject to the terms and conditions set forth in this Agreement, the Service Provider will provide, or will cause to be provided in accordance with Section 2.01(b) to the Company and REIT TRS, (x) the Shareholder Services, the Facilities Management standard services and the Capital Markets Services and (y) as requested by the Company, the Other Administrative Services, in each case as described on Annex A attached hereto (collectively, the “Administrative Services”). For the avoidance of doubt, Service Provider shall have no obligation to provide, and the Company and REIT TRS shall have no payment obligation with respect to, any Other Administrative Service until the Company and Service Provider have agreed in writing to the terms (including pricing) of such Other Administrative Service.
(b)    Unless otherwise specifically set forth in this Agreement or in Annex A attached hereto, the Service Provider will perform for the Company and REIT TRS and their Affiliates, or cause one or more of its Affiliates or, to the extent permitted pursuant to Section 2.01(c), third Persons to provide to the Company, REIT TRS and their Affiliates, the Administrative Services in the manner and at the locations and level of service (including with respect to timing and priority) consistent with past practice and with the same standard of care as historically provided (for the respective Administrative Service) under the Advisory Agreement for the twelve months ended July 31, 2013. In connection with providing the Administrative Services, the Service Provider shall at all times during the term of this Agreement remain in compliance with all applicable federal, state and local laws, rules and regulations. Notwithstanding the foregoing, to the extent there is a change to such laws, rules or regulations relating to the Administrative Services (whether identified by the Service Provider or the Company), all required changes to the Administrative Services resulting from such change in law will be considered as within the scope of the Administrative Services.
(c)    In addition to such employees of the Service Provider and its Affiliates that may be used to perform any of the Administrative Services, the Service Provider may retain any reputable third Person qualified to perform such Administrative Service or portion thereof (each, a “Subcontractor”) to assist the Service Provider in the performance of any of the Administrative Services, or to perform a particular Administrative Service or portion thereof, (i) without obtaining the consent of the Company, if the Service Provider pays the costs and reimbursable expenses of such Subcontractor and does not seek reimbursement from REIT TRS or the Company for the costs and reimbursable expenses of such Subcontractor, and (ii) after obtaining the prior written consent of the Company, if the costs and reimbursable expenses of such Subcontractor are to be paid directly by REIT TRS or if the Service Provider is to be reimbursed by REIT TRS for the costs and reimbursable expenses of such Subcontractor pursuant to Section 3.01(a). Notwithstanding the foregoing, the Service Provider may retain The Depository Trust & Clearing Corporation or its Affiliates or any Subcontractor whose total costs and expenses were less than $10,000 during the twelve months preceding June 30, 2012 (each, an “Existing Subcontractor”) without obtaining the consent of the Company, and REIT TRS shall bear the respective costs and expenses or reimburse the Service Provider for such in accordance with Section 3.01(a); provided, that the total costs and expenses that REIT TRS shall be obligated to reimburse the Service Provider for with respect to each Existing Subcontractor shall not exceed $10,000, or $100,000 in the aggregate with respect to all Existing Subcontractors (excluding any amounts paid or reimbursed with respect to The Depository Trust & Clearing Corporation or its Affiliates), during any subsequent twelve (12) month period without the Company’s prior written consent. Notwithstanding the above, the costs of DST Systems, Inc. or its Affiliates shall not be included in the limitations set forth in the immediately preceding sentence and the parties hereto agree that no costs shall be reimbursable by REIT TRS or the Company once the Company has entered into a separate agreement with DST

Systems Inc. or such Affiliate, except for any costs incurred prior to the date the Company enters into such separate agreement. The Service Provider shall remain fully liable for all of the acts and omissions of each Subcontractor and shall indemnify, defend and hold harmless the Company and its Affiliates for any claims arising out of or in connection with such acts or omissions, in each case pursuant to Article VI of this Agreement and as if the Service Provider itself were providing the subject Administrative Service or portion thereof. For the avoidance of doubt, no consent of the Company will be required prior to the Service Provider causing any of its Affiliates or any of its or its Affiliates employed or contract personnel to perform any of the Administrative Services.
(d)    Service Provider and its Affiliates shall use commercially reasonable efforts to minimize periods of unscheduled shutdown, to schedule each shutdown so as to minimize the disruption to the business operations of the Company and to give the Company reasonable advance written notice of any shutdown with respect to an Administrative Service. The Service Provider will reschedule any temporary shutdown upon the reasonable request of the Company, if practicable. With respect to the Administrative Services dependent on the operation of the facilities or systems of a third party vendor, including DST Systems, Inc., the Service Provider shall be relieved of its obligations hereunder to provide such Administrative Services during any period that the third party vendor fails to make such facilities or systems available to the Service Provider, but only to the extent that the failure to make such facilities or systems available impacts the ability of Service Provider to provide the Administrative Service. Service Provider shall use commercially reasonable efforts to restore the facilities or systems or replace such third party vendor, if practicable.
(e)    The Service Provider may not materially modify an Administrative Service without the prior written consent of the Company, such consent not to be unreasonably withheld. If the Company requests that the Service Provider make a custom modification in connection with any Administrative Service, or otherwise alter the manner or level of service from past practice under the Advisory Agreement, and the Service Provider agrees to make such modification, the Company will be responsible for all costs and expenses incurred by the Service Provider and its Affiliates with respect thereto.
(f)    The Service Provider shall provide the Company with any information reasonably requested by the Company relating to the provision of the Administrative Services by the Service Provider and its Affiliates and designees.
2.02    Company’s Obligations. The Company shall, as reasonably necessary or appropriate to enable and facilitate the provision of the Administrative Services by the Service Provider and its Affiliates and designees, use commercially reasonable efforts to: (a) provide timely responses to any information requested by the Service Provider and its Affiliates and designees; (b) at reasonable times and upon reasonable advance notice by Service Provider, provide access to the Company’s facilities, employees, assets and information and records, and (c) obtain and maintain all hardware and other equipment (ordinary wear and tear excepted), leases and contracts. Notwithstanding the foregoing, this Section 2.02 shall only obligate the Company to provide such information and access to the extent such information and access relates to any Administrative

Services. The Service Provider and its Affiliates and designees, when on the property of the Company or when given access to any equipment, computer, software, network or files owned or controlled by the Company, will conform to, and abide by, the reasonable policies and procedures of the Company concerning health, safety and security which have been made known to the Service Provider or its applicable Affiliates or designees in advance or which were applicable to the provision of such Administrative Service prior to the Effective Date. The Service Provider and its Affiliates and designees shall be entitled to rely on any instructions or other information provided by authorized personnel designated by the Company, and the Service Provider shall not be in breach of or in default under this Agreement as a result of any such reliance and shall not have any liability for acting in accordance with such instructions.
2.03    Exclusivity. Neither the Company nor any of its subsidiaries shall enter into an arrangement with any Person that would be expected to perform any Shareholder Services or Facilities Management Services prior to the date of termination of the respective Administrative Service, each such Administrative Service then being provided under this Agreement on an exclusive basis. If the Company hires any personnel to perform Shareholder Services, the Company shall promptly notify the Service Provider of the employment of such person. If the Service Provider determines that the functions performed by such employee increase the costs of the Service Provider to provide Shareholder Services, the Service Provider shall provide the Company with prompt written notice setting forth the amount of such additional costs, with reasonable supporting documentation, and the Company shall pay such increased costs.
2.04    Other Activities of the Service Provider.
(a)    Nothing herein contained shall, consistent with past practice, (i) prevent the Service Provider or its Affiliates from engaging in other activities, including, the rendering of advice or services to Other Service Recipients; (ii) limit or restrict the right of any director, manager, officer, employee, or stockholder of the Service Provider or its Affiliates to engage in any other business or to render advice or services of any kind to any other Person; or (iii), with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein.
(b)    The Service Provider shall have the right and sole discretion to establish priorities, as between the Service Provider (and its Affiliates) and the Other Service Recipients, on the one hand, and the Company on the other hand, as to the provision of the Administrative Services; provided, however, that the Service Provider shall, and shall cause its Affiliates to, use commercially reasonable efforts to, maintain sufficient resources to perform the Administrative Services in accordance with this Agreement; and provided further that such prioritization shall be consistent with past practice (for the respective Administrative Service) under the Advisory Agreement.
2.05    Warranties. The Service Provider represents, warrants, and covenants to, and agrees with, the Company that: (a) it has the full and unencumbered right and authority to enter into this Agreement; (b) nothing in this Agreement conflicts with or violates any other agreement to which the Service Provider is bound; and (c) it has and will maintain all approvals, rights, consents, licenses, leases, permits and authorizations necessary to execute, deliver and perform its obligations under this Agreement and grant the Company the right to access and use the Administrative Services.
2.06    DISCLAIMER. THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE III
SERVICE CHARGES AND REIMBURSEMENT OF SPECIFIED EXPENSES.

3.01    Service Charges. Annex A attached hereto sets forth with respect to each of the Administrative Services a description of the charges for such Administrative Service or the basis for the determination thereof (the “Service Charges”). The Company shall cause REIT TRS to pay such Service Charges as they become due under this Agreement. In addition to the Service Charges, in connection with performance of each Administrative Service, the Company shall cause REIT TRS to reimburse the Service Provider with respect to (i) costs of Subcontractors retained on behalf of or for the benefit of the Company as contemplated by and subject to the terms of Section 2.01(d) and paid by the Service Provider or one of its Affiliates, including their products, services, materials and expenses, (ii) cost of materials, including without limitation, cost of software, provided, however, that in no event shall such reimbursement, after consideration of reimbursement payments received or due with respect to such materials from Other Service Recipients, exceed the cost of such materials, and (iii) out-of-pocket travel and other expenses, in each case consistent with past practice under the Advisory Agreement or otherwise contemplated hereby (collectively, the “Other Costs”). All Other Costs will be reimbursed to the Service Provider by the REIT TRS; provided, however, that any Other Costs will only be payable after the Company has received from the Service Provider reasonably detailed documentation to support the calculation of such amounts due to the Service Provider.
3.02    Invoices.
(a)    The Service Provider will deliver an invoice (including line items for each category of Administrative Services provided) to the Company not less frequently than on a quarterly basis (or at such other frequency as is set forth in Annex A attached hereto) for all Service Charges and any Other Costs for the respective period. Following the termination of this Agreement, the Service Provider will promptly deliver an invoice to the Company for all Service Charges up to and including the date of termination and any Other Costs payable by the Company.
(b)    The REIT TRS will pay the undisputed amount of any invoice to the Service Provider in U.S. dollars within 30 days of the date of such invoice and provide written notice to the Service Provider of the amount of the invoice that the Company, in good faith, disputes at or before the time of payment. If REIT TRS fails to pay such invoice amount, or provide such notice, by such date, REIT TRS will be obligated to pay to the Service Provider, in addition to the amount due, interest on the unpaid and undisputed invoice amount at the lesser of (i) one percent (1%) per month and (ii) the maximum rate of interest allowed by applicable law, from the date the payment was due through the date of payment. The Company and the Service Provider will make a good faith effort to resolve billing disputes as expeditiously as possible.
(c)    The Company and persons designated by the Company shall at reasonable times and upon reasonable advance notice have reasonable access to the Service Provider’s records, books and accounts in respect to payments made with respect to the provision of the Administrative Services in accordance with Annex A.
ARTICLE IV
TERM AND TERMINATION
4.01    Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect until each and all of the Administrative Services has been terminated in accordance with this Agreement. Each Administrative Service specified herein may be terminated (on an Administrative Service by Administrative Service basis) in accordance with the provisions of this Article IV or as otherwise provided on Annex A.
4.02    Termination.
(a)    The Administrative Services will be terminated, separately or collectively, at the following times and, in the case of the Shareholder Services, upon payment of the following amounts, and subject to any notice requirements set forth in Section 4.03(e). Any such termination shall be by written notice, which written notice shall be accompanied or preceded by payment of the entire termination fee, if any, due in connection with such termination.
(i)    Shareholder Services. The Shareholder Services will terminate automatically upon the second anniversary of the Effective Date, provided, however, that the Company may elect to extend the term of the Shareholder Services for an additional term of one year by providing no less than 6 months written notice to the Service Provider prior to the second anniversary of the Effective Date. The Company may terminate the Shareholder Services (in full, not in part) during the period beginning on the Effective Date through the second anniversary of the Effective Date for an amount (in cash) equal to the result of: (A) $7.75 multiplied by (B) the number of shareholder accounts of the Company as of the end of the immediately preceding fiscal quarter, multiplied by (C) 8 minus the number of full three month periods that have elapsed since the Effective Date; and following the second anniversary of the Effective Date, without payment of any termination compensation amount.
(ii)    Facilities Management Services. The Facilities Management Services will terminate upon the principal executive offices of the Company and the Service Provider ceasing to be co-located in the same building and the Company vacating such premises in their entirety.

(iii)    Capital Markets Services. The Capital Markets Services will terminate automatically on June 30, 2015.
(iv)    All Other Administrative Services. The Company may terminate any of the Other Administrative Services at any time without payment of any termination compensation amount.
(b)    Notwithstanding Section 4.02(a):
(i)    Either party may terminate any category of Administrative Services due to a material breach of this Agreement (subject to the following notice and cure provisions) with respect to such category of Administrative Services by the other party; provided, however, that the Company shall not be entitled to terminate the Shareholder Services due to a material breach of this Agreement primarily resulting from the actions or omissions of any personnel hired by the Company to perform Shareholder Services in accordance with Section 2.03.  The non-breaching party shall provide written notice to the breaching party of the alleged breach, and the breaching party shall have thirty (30) days to cure the breach. If the breach has not been cured within this thirty (30) day period, then the non-breaching party may terminate the respective category of Administrative Services upon fifteen (15) days’ written notice.
(ii)    If any category of Administrative Services is terminated pursuant to Section 4.02(b), no other category of Administrative Services shall be affected by such termination.
(c)    Termination of this Agreement or an Administrative Service shall not impact rights accrued by or obligations to the Service Provider prior to such termination, such as the right of the Service Provider to receive payment of Service Charges for Administrative Services rendered before termination and the right to reimbursement for any Other Costs associated with the provision of the Administrative Services or the respective Administrative Service, whether payable before or following such termination, including amounts payable by the Service Provider or its Affiliates under any contract with a third party related to the provision of Administrative Services or the respective terminated Administrative Service, which third party contract is not then terminable; provided, however, that the Service Provider shall terminate such third party contract as soon as such contract is terminable and does not otherwise incur optional costs or expenses in connection with such third party contract. Service Provider shall only be entitled to reimbursement for the costs of any Subcontractor engaged by the Service Provider pursuant to the terms of Section 2.01(d). Termination of this Agreement or an Administrative Service shall not impact rights accrued or obligations incurred by the Company prior to such termination, such as the obligation of the Service Provider to provide Administrative Services in accordance with the applicable standards set forth herein prior to such termination. Notwithstanding anything in this Section 4.02(c), in the event of the termination of an Administrative Service by the Company pursuant to Section 4.02(b)(i), the Company shall only have the obligation to pay any Other Costs or Service Charges incurred prior to the date of termination.

(d)    In connection with the termination of this Agreement or any Administrative Service, in addition to any Other Costs, the Company shall reimburse the Service Provider for all Exit Costs; provided, however, that the Exit Costs for the Administrative Services (taken as a whole) shall not exceed $250,000. Notwithstanding the foregoing, the Service Provider shall not be responsible for, and the Company shall reimburse the Service Provider for, and such will not be taken into account for purposes of such $250,000 limitation, all Exit Costs with respect to arrangements or contracts the entry into which the Company has previously consented in writing after the date of this Agreement (other than arrangements or contracts or amendments or modifications thereto in existence as of the date of this Agreement that are renewed or replaced on the same terms and conditions with respect to Exit Costs), which consent may be withheld or granted in the Company’s sole discretion.
(e)    The Company will give the Service Provider not less than 90 days’ advance written notice of its intention to terminate any of the Other Administrative Services or the Shareholder Services; provided, however, that, in the case of Shareholder Services, such termination shall only occur as of the end of a calendar quarter. For the avoidance of doubt, with respect to the termination of any Administrative Service by either the Company or the Service Provider, while notice of termination may be delivered prior to the date such Administrative Service may be terminated, termination shall not be effective until on or after the date such Administrative Service may be terminated as contemplated by this Agreement.
(f)    Notwithstanding the foregoing, in the event of expiration or termination of this Agreement for any reason, the Company may, at its option, request transition services, which may reasonably be needed by the Company in connection with the orderly and expeditious transition of the services provided by the Service Provider to a third-party provider (“Post-Termination Services”). The Company shall provide to the Service Provider at least thirty (30) days advance written notice specifying in reasonable detail the Post-Termination Services required, and the Service Provider and the Company shall cooperate in negotiating an agreement as to the scope of such Post-Termination Services and the other pricing, terms and conditions under which they will be provided.
(g)    The terms and conditions of Articles V, VI and VII shall survive any termination or expiration of this Agreement. In addition, Section 3.01 shall continue in full force and effect following the date of termination until all amounts payable thereunder to the Service Provider are paid in full.
ARTICLE V
INFORMATION SECURITY, CONFIDENTIALITY AND DISASTER RECOVERY

5.01    Company Materials.
(a)    The Service Provider will take commercially reasonable measures designed to maintain the security of Company Materials consistent with past practice and agrees to comply in all material respects with all federal, state and local laws and regulations governing the privacy and security of stored or transmitted (whether electronically or otherwise)

personal information to the extent such laws are applicable to such party in connection with this Agreement.
(b)    For purposes of this Agreement, “Company Materials” shall mean all data, information, images, text, content or materials (in whatever form or media) that: (i) is supplied to the Service Provider by, or on behalf of, the Company hereunder, or (ii) the Company makes accessible to the Service Provider in connection with the Administrative Services, including: (A) the Company’s standard materials and derivations thereof and other material related thereto; (B) the Company’s methodologies, techniques, templates, flowcharts, architecture designs, tools, specifications, standard materials, practices, processes, inventions, formulae, models, samples, records and documentation, concepts and know-how (including, but not limited to, lease terms and conditions, tenant information, materials related to title of the Company’s property, analyses provided in connection with underwriting of the Company’s property and diligence materials related to the acquisition or disposition of the Company’s property); (C) all other materials or information in which the Company has intellectual or proprietary property rights; and (D) any derivatives, modifications or improvements of any of the foregoing.
5.02    Confidentiality.
(a)    For purposes of this Agreement, the term “Confidential Information” means all non-public business information disclosed by one party to the other in connection with this Agreement, and includes the terms of this Agreement. Each party’s Confidential Information may include trade secrets and proprietary property of, and may have great commercial value to, such party. Without limiting the generality of the foregoing, the Company’s Confidential Information includes the Company Materials and any information relating to the Company’s use of the Administrative Services. Confidential Information does not include information the receiving party can document: (i) becomes generally available to the public other than as a result of a disclosure by the receiving party, (ii) becomes available to the receiving party on a non-confidential basis from a source other than the providing party, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the providing party, or (iii) is independently developed by the receiving party without use of or reference to information from the providing party.
(b)    By virtue of this Agreement, either party may have access to Confidential Information of the other party. The parties agree to hold each other’s Confidential Information in confidence and be bound by the obligations set forth in this Article V during the term of this Agreement and for a period of 2 years thereafter and in perpetuity in respect of Personal Information; provided, however, each party may disclose Confidential Information to its employees, Affiliates, agents, accountants, advisors or other representatives as is reasonably necessary (“Representatives”) and such Representatives are bound by an obligation to keep such Confidential Information confidential The receiving party agrees not to make the disclosing party’s Confidential Information available in any form to any third party (other than Representatives) or directly or indirectly, communicate, publish, display, loan, give or otherwise disclose any Confidential Information, or permit access to or possession of such Confidential Information, other than as necessary for its performance under this Agreement, unless, and only to the minimum extent, required by law or to satisfy governmental regulatory requirements (in which case the party seeking to make such disclosure shall notify the other party of its intent to make such disclosure, and, to the maximum extent available, the parties shall reasonably cooperate to seek protective treatment for such disclosed Confidential Information), or to use the disclosing party’s Confidential Information for any purpose beyond the scope of this Agreement. In addition to the requirements set forth in Section 5.01 and Annex B, each party agrees to take all reasonable steps to ensure that the other party’s Confidential Information is not disclosed or distributed by its Representatives in violation of the terms of this Agreement.
(c)    In the event of any breach of these confidentiality terms by a receiving party, the parties acknowledge that money damages may not be a sufficient remedy for damages suffered by the disclosing party, and the disclosing party may be entitled to seek equitable relief, including injunctions or orders for specific performance, in an action instituted in any court having subject matter jurisdiction, in addition to all other remedies available to the disclosing party with respect thereto at law. A party’s pursuit of or obtaining equitable relief in the event of a breach of this Agreement shall not preclude that party from recovering damages from the breaching party subject to the terms of this Agreement.
5.03    Return and Destruction of Information. Promptly after the expiration or termination of this Agreement, or, if applicable, the Post-Termination Services: (a) all the Company’s Confidential Information (including any Company Materials) in the Service Provider’s possession or control shall be returned to the Company by the Service Provider or, at the Company’s request, be destroyed; provided, however, that, subject to the confidentiality obligations set forth herein, the Service Provider may retain (and will not be obliged to erase, or destroy) one electronic copy of any Confidential Information created as a result of automatic electronic back-up procedures; (b) all electronic copies of the Company’s Confidential Information (including any Company Materials) in the Service Provider’s possession or control shall be deleted in a manner that makes the Confidential Information non-readable and non-retrievable; and (c) the Service Provider will certify to the Company, in writing, that the Service Provider has complied with its obligations under this Section 5.03; provided, however, that in each case the return, destruction or deletion of such Company Materials other than Personal Information (except Personal Information that must be retained by the Service Provider in accordance with applicable laws) shall be subject to the Service Provider’s document retention policy as in effect on the date hereof, and that the Service Provider may retain one copy of the Company Materials solely to the extent required to support the Service Charges and for tax and accounting purposes. Notwithstanding any such return, destruction, deletion or retention of the Company’s Confidential Information, the agreements and obligations of the Service Provider under Section 5.02 shall remain unaffected thereby.

ARTICLE VI
INDEMNIFICATION; LIMITATION ON LIABILITY

6.01    Indemnification by the Company. The Company shall indemnify and hold harmless the Service Provider and its Affiliates, including their respective officers, directors, managers, partners and employees, from all liability, claims, damages or losses arising from or related to the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Company’s Articles of Amendment and Restatement, as may be amended from time to time. Notwithstanding the foregoing, the Service Provider shall not be entitled to indemnification or be held harmless pursuant to this Section 6.01 for any activity which the Service Provider shall be required to indemnify or hold harmless the Company pursuant to Section 6.02. Any indemnification of the Service Provider may be made only out of the net assets of the Company and not from stockholders of the Company.
6.02    Indemnification by Service Provider. The Service Provider shall indemnify and hold harmless the Company and its Affiliates, including their respective officers, directors, managers, partners and employees, from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Service Provider’s bad faith, fraud, misfeasance, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement.
6.03    Limitation on Liability. Notwithstanding any other provision contained in this Agreement, the parties hereto agree that no party will be liable to any other party, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, for any special, indirect, punitive, incidental or consequential losses, damages or expenses of such party.
ARTICLE VII
MISCELLANEOUS

7.01    Assignment. Except as set forth in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, transferred, delegated or otherwise disposed of (whether voluntarily or involuntarily, directly or indirectly, by operation of law, merger, sale of stock, sale of assets or otherwise), by either party without the prior written consent of the other party. Notwithstanding the foregoing, (a) the Service Provider may, without the prior consent of the Company, assign, transfer, delegate or otherwise dispose of, this Agreement, or any of its rights, interests or obligations hereunder to any Affiliate of Behringer Harvard Holdings, LLC, in whole or in part; provided, however, that (i) such Affiliate remains an Affiliate of Behringer Harvard Holdings, LLC at all times following such assignment, transfer, delegation or other disposition, (ii) if this Agreement is in whole assigned, transferred, delegated or disposed to such an Affiliate, signs a joinder agreement and is bound hereunder, and (iii) no such assignment, transfer, delegation or other disposition shall relieve the Service Provider of any of its obligations hereunder, (b) the Service Provider may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Company, (c) this Section 7.01 shall not restrict a Change of Control of Behringer Harvard Holdings, LLC and (d) REIT TRS may, without the prior consent of the Service Provider, assign, transfer or delegate this Agreement or its rights, interests, obligations or assets acquired hereunder to any Affiliate of the Company, in whole or in part; provided that such Affiliate remains an Affiliate of the Company at all times following such assignment, transfer or delegation and such Affiliate signs a joinder agreement pursuant to which such Affiliate agrees to be bound by and comply with all of the terms and conditions of this Agreement; provided, however, that no such assignment, transfer, delegation or other disposition by REIT TRS shall relieve REIT TRS of any of its obligations hereunder. Any purported assignment, transfer, delegation or disposition by the Service Provider or REIT TRS in violation of this Section 7.01 shall be null and void ab initio.
7.02    Relationship of Service Provider and Company. The Company and the Service Provider are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
7.03    Treatment Under Texas Margin Tax. For purposes of the Texas margin tax, the Service Provider’s performance of the services specified in this Agreement will cause the Service Provider to conduct part of the active trade or business of the Company, and the compensation specified in Article III includes both the payment of management fees and the reimbursement of specified costs incurred in the Service Provider’s conduct of the active trade or business of the Company. Therefore, the Service Provider and Company intend the Service Provider to be, and shall treat the Service Provider as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code. The Company and the Service Provider will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to the Company’s reimbursements paid to the Service Provider pursuant to this Agreement of specified costs and wages and compensation. The Service Provider and the Company further recognize and intend that (i) as a result of the relationship created by this Agreement, reimbursements paid to the Service Provider pursuant to this Agreement are “flow-through funds” that the Service Provider is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) as a result of the Service Provider’s contractual duties under this Agreement, certain reimbursements under this Agreement are “flow-through funds” mandated by contract to be distributed within the meaning of Section 171.1011(g) of the Texas Tax Code. The terms of this Agreement shall be interpreted in a manner consistent with the characterization of the Service Provider as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.
7.04    Notices. Any notice, report, approval, waiver, consent or other communication (each, a “Notice”) required or permitted to be given hereunder shall be in writing and shall be deemed given or delivered: (i) when delivered personally; (ii) one business day following deposit with a recognized overnight courier service that obtains a receipt, provided such receipt is obtained, and provided further that the deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by electronic mail, provided a read receipt is delivered to the sender, in each case provided such communication is addressed to the intended recipient thereof as set forth below:

To the Company: With a copy (which shall not constitute notice) to:
Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway
Suite
Addison, Texas 75248
Attention: Daniel J. Rosenberg
Email: drosenberg@behringer.com

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Rosemarie A. Thurston
Email: rosemarie.thurston@alston.com

and:

DLA Piper LLP (US)
4141 Parklake Avenue, Suite 300
Raleigh, North Carolina 27612-2350
Attention: Robert H. Bergdolt
Email: robert.bergdolt@dlapiper.com

To the Service Provider: With a copy (which shall not constitute notice) to:
Behringer Harvard Multifamily Advisors I, LLC
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: M. Jason Mattox
                 Stanton P. Eigenbrodt

Jenner & Block LLP
353 North Clark Street
Chicago, Illinois 60654
Attention: Donald E. Batterson
                  Jeffrey R. Shuman
Email: dbatterson@jenner.com
            jshuman@jenner.com

Either party shall, as soon as reasonably practicable, give Notice in writing to the other party of a change in its address for the purposes of this Section 7.04. The failure of any Party to give notice shall not relieve any other Party of its obligations under this Agreement except to the extent that such Party is actually prejudiced by such failure to give notice.
7.05    Modification. This Agreement shall not be changed, modified, or amended, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective permitted successors or permitted assignees.

7.06    Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.
7.07    Choice of Law; Venue. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, and venue for any action brought with respect to any claims arising out of this Agreement shall be brought exclusively in Dallas County, Texas.
7.08    Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
7.09    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
7.10    Interpretation. The words “include” and “including,” and variations thereof, and the words “such as”, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The terms “hereof,” “hereunder,” “herein” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties, and consequently this Agreement shall be interpreted without reference to any rule or precept of law to the effect that any ambiguity in a document be construed against the drafter.
7.11    Gender; Number. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
7.12    Headings. The titles and headings of sections and subsections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.
7.13    Execution in Counterparts. This Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
7.14    Facsimile Signatures. A facsimile or other electronic signature on the signature pages hereto shall for all purposes be deemed an original and shall bind the signor as if such facsimile or other electronic signature were an original.
7.15    Non-Solicitation.
(a)    During the period commencing on the Effective Date and ending one year following the termination of this Agreement, the Company shall not, without the Service Provider’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Service Provider or its Affiliates or (ii) hire, on behalf of the Company or any other person or entity, any person who has left the employment or service within the one year period following the termination of that person’s employment or service with the Service Provider or its Affiliates. During the period commencing on the Effective Date through and ending one year following the termination of this Agreement, the Company shall not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Service Provider or its Affiliates, or endeavor to entice away from the Service Provider or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period was, a customer of the Service Provider or its Affiliates. Upon the termination of any Administrative Service pursuant to Section 4.02(a), Service Provider shall waive the non-solicitation and non-hire provisions of this Section 7.15 with respect to any employee of Service Provider or any of its Affiliates providing such Administrative Service solely to the Company during the 2 month period ending on the date of termination of such Administrative Service to allow such employee to work for the Company.
(b)    During the period commencing on the Effective Date and ending one year following the termination of this Agreement, Service Provider and its Affiliates shall not, without the Company’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of the Company or its Affiliates or (ii) hire, on behalf of the Service Provider or any other person or entity, any person who has left the employment or service within the one year period following the termination of that person’s employment or service with the Company or its Affiliates. During the period commencing on the Effective Date through and ending one year following the termination of this Agreement, the Service Provider shall not, whether for its own account or for the account of any other Person, intentionally interfere with the relationship of the Company or its Affiliates, or endeavor to entice away from the Company or its Affiliates, any person who during the term of the Agreement is, or during the preceding one-year period was, a customer of the Company or its Affiliates.
7.16    No Presumption Against Drafter. Each of the parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

By:
Name:
Title:

BEHRINGER HARVARD MULTIFAMILY ADVISORS I LLC

By:
Name:
Title:

[Signature Page to the Administrative Services Agreement]

[***] Confidential material redacted and filed separately with the Commission.
ANNEX A
Any Service Charges that are billed hourly and incurred with respect to performance of Other Administrative Services as set forth on this Annex A shall be listed on an invoice that includes line items for each category of Other Administrative Services provided and each fee and cost incurred, including specific amounts of time expended or mutually agreed, and such invoice shall be delivered pursuant to Section 3.02(a). Amounts due for services payable at an annual rate shall be payable pro rata for any partial year.
For the avoidance of doubt, these services are not intended to include, and shall not be deemed to include, any transition services provided pursuant to the Transition Services Agreement dated as of July 31, 2013 between the Company and the Service Provider (the “Transition Services Agreement”), or any other transition or separation services, which, if provided, shall be assigned a separate charge.
SHAREHOLDER SERVICES
Standard Services
Through the second anniversary of the Effective Date, the following standard services will be provided at an annual rate of *** per shareholder account; provided, however, that in the event of any Change of Control of the Company or a Listing Event during such period, the Company shall promptly pay (after such Change of Control or Listing Event) to the Service Provider an amount equal to the total amount the Service Provider would have been entitled to receive for the period between such Change of Control or Listing Event and the second anniversary of the Effective Date, based on the number of shareholder accounts as of the last business day of the calendar quarter preceding such Change of Control or Listing Event, plus any amount payable with respect to the period before such Change of Control of the Company or Listing Event. If the Shareholder Services are extended for an additional year in accordance with the provisions of Section 4.02(a)(i), the following standard services will be provided at an annual rate of *** per shareholder account during the period beginning on the second anniversary of the Effective Date and ending on the third anniversary of the Effective Date. In each case other than in the event of a Change of Control of the Company or Listing Event, the amount payable shall be determined and payable on a monthly basis based on the number of shareholder accounts as of the last day of each month for which Shareholder Services are provided.
Account Maintenance & Ongoing Program Operations

•	Investor account maintenance

o	Stockholder mailing address changes

o	Stockholder distribution address changes (one-time and ongoing)

o	Supplemental (third-Person) address changes

•	Custodian changes

o	Investment transfers to new custodian

•	Distribution issues (standard, no more than monthly)

o	IRS withholding

o	Foreign withholding

o	Print/Mail investor checks and statements, custodian reports, financial advisor reports

o	Escheatment

o	Adjustments to calculations required as a result of redemptions/liquidations

o	Investor requests to change distribution type (check / ACH)

o	Investor request to change distributions – reinvest / cash

o	Resolve lost distribution check issues

o	Regular check void / reissues

o	Stale dated check void / reissues

•	Distribution issues (Special or more frequent than monthly)

o	Support calculation and payment of appropriate distributions

o	Regular, special (preferred return), return of capital, fractional shares, etc.

o	IRS withholding

o	Foreign withholding

o	Print/Mail investor checks and statements, custodian reports, financial advisor reports

o	Escheatment

o	Adjustments to calculations required as a result of redemptions/liquidations

o	Investor requests to change distribution type (check / ACH)

o	Investor request to change distributions – reinvest / cash

o	Resolve lost distribution check issues

o	Regular check void / reissues

o	Stale dated check void / reissues

•	Transfers of ownership/Secondary market/Resales/Matching service

o	Verify documents are properly completed

o	Effect transfers of ownership in accordance with investor instructions

o	Secondary market/resale transactions

o	Matching service

•	Transfer Processing

•	Change in Beneficiary requests

•	Transfers on death

o	Review for receipt of appropriate documentation

o	Effect transfer of ownership in accordance with written instructions received

•	Redemptions/Liquidations

•	Reconciliation and balancing

•	IRS tax identification number (annual process)

o	Receive correspondence from IRS

o	Send letters to investors to verify tax identification numbers

•	Lost shareholder searches

•	Return mail

o	Research return mail

o	Determine new addresses

o	Update database

o	Research and resolve returned distribution checks and statements

o	Research and resolve returned financial advisor distribution statements

o	Research and resolve returned custodian distribution statements

o	Research and resolve returned commission checks

o	Research and resolve returned mail for regulation mailings

•	Corporate action communications

o	Estimated valuations

o	Special distributions

o	Distribution rate changes

o	Redemptions

o	Other material events

•	Custodian issues/cleanup

o	Consolidation of firms under one name (e.g., Fiserv)

o	Ongoing changes to custodian

Shareholder Communication

•	Confirmations

o	Generate various confirmations

o	Changes

o	Transfers

•	DRP Participation Agreement Mailings

•	FINRA estimated valuations

•	ERISA estimated valuations

•	Board requests

o	Data for board books

o	Special Requests

¤	Basic demographics/profile for investors

¤	Historical data or trends based on client/rep

¤	One-off requests from shareholders for special consideration

•	Tax reporting

o	1099s

o	Cost basis inquiries and changes

o	Creation print/mail

•	Correspondence (email and mail) from Investors

o	Handling of complaints (executive and regular)

o	Handling of escalated calls and letters

General Tasks

•	Printing/mailing of investor confirms and statements (monthly/quarterly)

•	File transmissions (inbound and outbound) to broker/dealer back offices and custodians

•	Position reports/issues and other requests for custodians

•	Position reports/issues and other requests for broker/dealers

•	Position reports/issues and other requests for financial advisors

•	Manage document and record retention (using 3rd Person system billed separately)

•	Maintain all investor, financial advisor and broker/dealer records

•	Oversight of process to Print / Mail of broker/dealer copies of investor confirms and statements (3rd Person billed)

•	Manage forms, including:

o	ACH/Direct Deposit

o	Financial Advisor

o	Custodian Change

o	Transfers

o	Home Address/Distribution Address

o	Dividend Reinvestment Program (“DRP”)

o	DRP Participation Agreements

o	Redemptions

•	Document retention and retrieval

•	Housing of 1099s

•	Routine quality control checks using standard sampling

•	Respond to special requests

o	Reports

¤	Validation of distribution options (such as special distribution instructions or ongoing monitoring of drip to cash reports)

¤	State of Sale for shares (ie. Blue Sky report)

o	Projects

¤	Tax form updates/corrections – multiple-year amendments and delivery to client/rep

o	Corrections for processing errors (such as a qualified account set up as non-qualified in error)

o	Position reconciliation

o	Custodian special needs

•	Tender Offers statistics/research/reporting

•	Lawsuits research/reporting

•	Routine compliance – FINRA / SEC / Internal Controls Audit

•	Collaborate with the Company’s management team:

o
in the preparation, review, editing and completion of the list of appropriate topics, scripts, and the overall content for investor, broker-dealer, or home office conference calls (routine/quarterly or special event driven)

o
in the preparation, review, editing and completion of “talking points” or other documents including “frequently asked questions (and answers)” that support the messaging of important Company events to be used with investors, broker-dealer home office personnel, financial advisors, or other audiences

o
in the coordination of logistics and overall planning for conference calls with management team and various investor or investor-related constituencies for routine updates or special event communications

o	in the development of content and overall creation of annual financial report and quarterly overviews for investors that supplement financial or event filings

o
in the preparation, review, editing, and completion of the list of appropriate topics, scripts, and the overall content for annual meetings of shareholders as well as in-person meetings with securities-related due diligence or broker-dealer home office personnel

o	to facilitate information flow between the Company and the Service Provider to ensure efficient dissemination of messages to the Company’s

[***] Confidential material redacted and filed separately with the Commission.

constituencies, including extensive interaction with the Company’s executive, financial, and legal leadership at mutually agreeable times regarding the Company’s operations, including the Company’s monthly management meetings, provided that access to highly confidential proprietary information need not be provided

Shareholder “touchpoints”

•	Inbound and Outbound call center

o	7am – 6pm Central Time (business days)

•	Investor/Shareholder inquires

o	Research and respond to inquiries

o	Correspondence

•	Investor, Attorney, Financial Advisor and Broker/Dealer Correspondence (except those associated with events such as listing, Change of Control transactions, or others of significance)

o	Estimated value letters

o	Position confirmation requests

o	Control number confirmation requests

o	Response letters

o	Complaint letters

o	Position requests

•	Assisting the Company employees in development of scripts for call center dissemination

•
Legal issues involving individual requests that tie to one account that require no more than minor research and do not require copying of most account documents and history (that the Service Provider has access to) and do not require DST, State Street or any other third party to pull information. To add clarity on standard service legal issues: for a service to be standard, the Service Provider would be able to “straight-through” process an item after a review by the Company’s legal department (consistent with past practice with respect to similar items reviewed by the Service Provider’s shareholder services function).

Non-Standard Services
Non-standard services may include any of the following services, in addition to any other non-standard services as may be mutually agreed to from time to time, and will be provided based on an aggregate department hourly personnel rate of ***. Non-standard services will be billed as incurred but not less frequently than quarterly in arrears.

Shareholder Communication

•	Regulatory mailings

o	8-Ks

o	Supplements

o	New York letters

o	Post-Effective Amendments

o	S-3s (information for REITs)

o	Label – for mailings
General Tasks

•	Proxies

o	Manage vendors

o	Provide alternatives or augmentation for solicitation

o	Verify record date shares

o	Return mail

o	Field questions on processes and other informational requests

o	Attest to results and report to Boards

•	Oversight and/or implementation of Imaging system

o	Workflow changes

o	Image retention per new legal instructions (WORM)

•	MIS (reporting of process, backlogs, system downtime, etc.)
Shareholder “touchpoints”

•	Investor, attorney, financial advisor and broker/dealer correspondence (associated with events such as listing, Change of Control transactions, or others of significance)

o	Estimated value letters

o	Position confirmation requests

o	Control number confirmation requests

o	Response letters

o	Complaint letters

o	Position requests

•	Legal issues to the extent not included in standard services.

•	Regulatory inquiries

o	Research and respond to inquiries
Extraordinary Events Not Yet Contemplated (non-exclusive)

•	Listing event

•	Change of Control

•	Sale of multiple assets simultaneously or entire portfolio

[***] Confidential material redacted and filed separately with the Commission.

•	Transition of information and materials for service separation
CAPITAL MARKETS
The Service Provider will provide capital markets services, including assistance with financing transactions, consistent with past practice under the Advisory Agreement as requested by the Company; provided that the Company shall use the Capital Markets Services with respect to each Approved Deal notwithstanding any termination of the Capital Markets Services as set forth below.
In the event of any debt financing obtained by or for the Company (including any refinancing of debt) directly or indirectly through one or more of its Affiliates or Joint Venture or through other investment interests, the Company will pay to the Service Provider a debt financing fee (the “Debt Financing Fee”) in an amount equal to ***, in the case of Grandfathered Transactions, or ***, in the case of Subsequent Transactions, of the amount available under the financing (such amount the “Base Fee Amount”); provided, however, that with respect to any debt financing obtained directly or indirectly by or through a Joint Venture or other co-investment arrangement (a “Joint Venture Financing”), the Debt Financing Fee payable by the Company to the Service Provider shall be an amount equal to the applicable Base Fee Amount multiplied by the percentage of the Company’s ownership interest in the Joint Venture or other arrangement obtaining the Joint Venture Financing and the Company shall pay or reimburse Service Provider for the payment of all costs incurred by the Service Provider in connection with the engagement of third parties to source debt financing (“Third Party Engagements”) payable in connection with any debt financing. With respect to any Joint Venture Financing, Service Provider shall reasonably cooperate with the Company with respect to Third Party Engagements. With respect to any debt financing other than a Joint Venture Financing, Service Provider shall be responsible for the cost of all Third Party Engagements. Nothing herein shall prevent Service Provider from entering into fee-splitting arrangements with third parties with respect to the Debt Financing Fee. Notwithstanding anything to the contrary, no Debt Financing Fee shall be payable after the date of this Agreement with respect to funds advanced under the Existing Credit Facility to the extent such financing is obtained based on the amount committed under the Existing Credit Facility as the date of this Agreement. The Service Provider, in its sole discretion, may waive, reduce or defer all or any portion of the Debt Financing Fee to which it would otherwise be entitled.
INFORMATION TECHNOLOGY
To the extent agreed to by the Company and the Service Provider in advance, the Service Provider’s Information Technology department may assist in the performance of information technology services, at such times and prices as may be agreed to by the parties.

RISK MANAGEMENT
To the extent agreed to by the Company and the Service Provider in advance, the Service Provider’s Risk Management department may assist in the performance of risk management services. Services will be billed as incurred but not less frequently than quarterly.
LEGAL SERVICES
To the extent agreed to by the Company and the Service Provider in advance, the Service Provider’s Legal department may assist in the performance of legal services, oversight of risk management services and assistance with D&O insurance matters. Services will be billed as incurred but not less frequently than quarterly.
MARKETING
To the extent agreed to by the Company and the Service Provider in advance, the Service Provider’s Marketing department may provide services to the Company either directly as requested, or in support of certain initiatives previously approved by the Company that are undertaken by other Service Provider departments. Services will be billed as incurred but not less frequently than quarterly in arrears.
INTERNAL AUDIT
To the extent agreed to by the Company and the Service Provider in advance, the Service Provider will provide internal audit services.
Internal audit services will include the following services and will be billed as incurred but not less frequently than quarterly in arrears:

•	Review and evaluate the effectiveness of the existing systems of internal controls

•	Review and evaluate operational effectiveness and efficiency

•	Review and evaluate the reliability of controls over financial reporting

•	Verify compliance with applicable laws and regulations

•	Review and evaluate the Company’s processes for assessing and managing business risk

•	Provide audit coverage for areas deemed appropriate as identified through a risk assessment process in conjunction with the judgment of management and the audit committee of the Board

•	Provide written audit reports and other communications to senior management of the Company and to the audit committee of the Board

[***] Confidential material redacted and filed separately with the Commission.
FACILITIES MANAGEMENT
Standard Services
The Company shall make payments to the Service Provider at the end of each three month period at an annual rate equal to *** with respect to the following facilities management services:

•	Occasional receptionist/phone transfer/hospitality services

•	Stocking of food services

•	Overseeing specialized cleaning services

•	Office copier use and servicing

•	Routine postage, courier, and shipping costs and associated postage meters (does not include large marketing-related mailings)

•	Office supplies and vending

•	Mail delivery to floor or office suite

•	Conference room organization, cleaning, and stocking

•	Access to the Service Provider’s business center and its services
Non-Standard Services
Non-standard services will include the following:

•	Relocation of employees to new locations

•	Researching business supplies, equipment and other office services specifically for client

•	Facilitation of large mailings

•	Other facilities related activities agreed to from time to time
REAL ESTATE TRANSACTIONAL SUPPORT
To the extent agreed to by the Company and the Service Provider in advance, Real Estate Transactional Support personnel will provide transactional support services to the Company in connection with an acquisition, disposition or financing of the Company’s assets

(including, without limitation, due diligence services and other activities that support real estate-related investment-level transactions such as the contracting and review of third Person structural and environmental reports, review of targeted acquisition historical budget and financial data, historical utility information, retrieval and review of zoning and use data and review of leases and third Person contracts), the scope of which will be mutually agreed by the Company and the Service Provider at the time.
INFORMATION MANAGEMENT
To the extent agreed to by the Company and the Service Provider in advance, the Service Provider’s Information Management department may assist in the transition of information and data to the Company or a third party designated by the Company. Services will be billed as incurred but not less frequently than quarterly.
CASH MANAGEMENT
To the extent agreed to by the Company and the Service Provider in advance, the Service Provider’s Cash Management department may assist in the performance of cash management services. Services will be billed as incurred, but not less frequently than quarterly.

[***] Confidential material redacted and filed separately with the Commission.

EXHIBIT J

FORM OF
LIMITED RIGHT TO USE AGREEMENT
THIS LIMITED RIGHT TO USE AGREEMENT (this “Agreement”) is made to be effective as of the ___ day of _______________ 2014, by and between BEHRINGER HARVARD HOLDINGS, LLC, a Delaware limited liability company (“BHH”), BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (“MF REIT”), and REIT TRS HOLDING, LLC, a Delaware limited liability company (“REIT TRS” and together with MF REIT, the “MF REIT Parties”) (collectively the “Parties,” and each individually a “Party”).
RECITALS
A.    BHH, as occupant, and FSP Addison Circle Limited Partnership, a Texas limited partnership, as landlord (“Landlord”), have entered into that certain Office Lease Agreement dated December 20, 2012 (the “Primary Lease”), a complete copy of which has been provided to MF REIT, demising premises (the “Premises”) comprised of approximately *** square feet of Rentable Area (as defined in the Primary Lease) located in a building commonly known as Addison Circle One, 15601 Dallas Parkway, Addison, Texas 75001 (the “Building”).
B.    BHH and REIT TRS have agreed that REIT TRS will license from BHH approximately *** square feet of Rentable Area as depicted on Exhibit A attached hereto and made a part hereof (the “Applicable Space”) ***, together with the non-exclusive right to use conference rooms, break rooms and other common areas within the Premises to the extent consistent with past practice and not included in the Applicable Space, and desire to set forth the terms and conditions of the license of the Applicable Space.
C.    MF REIT, REIT TRS, Behringer Harvard Multifamily OP I LP, Behringer Harvard Multifamily REIT I Services Holdings, LLC, Behringer Harvard Multifamily Advisors I, LLC, Behringer Multifamily Management Services, LLC, and Behringer Harvard Institutional GP LP are party to that certain Master Modification Agreement, dated as of July 31, 2013 (the “Master Modification Agreement”).
NOW, THEREFORE, in consideration of the premises and the following mutual covenants, the Parties hereby agree:
1.    Recitals; Defined Terms. The above recitals are incorporated herein as terms of this Agreement. Capitalized terms not defined in this Agreement shall have the meanings attributed to such terms in the Primary Lease. The MF REIT Parties represent and warrant that they have received and reviewed a copy of the Primary Lease.

[***] Confidential material redacted and filed separately with the Commission.
2.    Limited Right to Use. BHH hereby agrees to license to REIT TRS, and REIT TRS hereby agrees to license from BHH for the benefit of MF REIT, the Applicable Space, together with all rights appurtenant to the Applicable Space enjoyed by BHH as occupant under the Primary Lease, subject to the terms and provisions of this Agreement. The exact configuration of the Applicable Space shall be the configuration as of June 30, 2013 as set forth on Exhibit A or as otherwise as agreed upon by BHH and MF REIT; if mutually agreed otherwise, Exhibit A shall be amended to reflect the final agreed configuration of the Applicable Space.
3.    Term. The term of this Agreement (the “Term”) shall commence on the Self-Management Closing Date (as such term is defined in the Master Modification Agreement)(the “Commencement Date”) and shall terminate on July 31, 2015 (the “Termination Date”), unless sooner terminated as provided herein.
4.    Service Charges. REIT TRS shall pay to BHH, and MF REIT shall cause REIT TRS to pay to BHH, a base service charge for the Applicable Space at an annual rate equal to the then-current annual rate under the Primary Lease per rentable square foot of the Applicable Space (“Base Service Charge”). REIT TRS shall reimburse BHH, and MF REIT shall cause REIT TRS to reimburse BHH, for (i) MF REIT’s Proportionate Share (as hereinafter defined) of the cost of electricity due and payable by BHH to Landlord under the Primary Lease, (ii) all amounts due and payable by BHH to Landlord under clause (B) of Section 6 of the Primary Lease incurred at the request of MF REIT, and (iii) any costs incurred by BHH for services provided by BHH at the request of MF REIT with respect to the Applicable Space (excluding any services contemplated by a separate agreement between BHH and MF REIT or their respective affiliates, such as the administrative services agreement or any other ancillary agreement or support services agreement contemplated by the Master Modification Agreement. REIT TRS shall pay, and MF REIT shall cause REIT TRS to pay, the Base Service Charge to BHH in advance on the first day of each calendar month, at the following address: Behringer Harvard Holdings, LLC, 15601 Dallas Parkway, Suite 600, Addison, Texas 75001, Attn: Chief Financial Officer. MF REIT’s Proportionate Share of the cost of electricity and any other amounts payable by REIT TRS to BHH under this Agreement shall be payable by REIT TRS to BHH within ten (10) days following delivery of an invoice therefor, together with reasonable supporting documentation, by BHH to MF REIT. If the cost of electricity paid by REIT TRS to BHH is thereafter adjusted pursuant to an adjustment provided in the Primary Lease to the extent that the occupation of the Premises by MF REIT has contributed to such an adjustment, REIT TRS shall pay to BHH, and MF REIT shall cause REIT TRS to pay to BHH, the additional amount required, or receive a credit for overpayments, on the same terms as set forth in the Primary Lease for such adjustment, such that the result is that REIT TRS has paid MF REIT’s Proportionate Share of the cost of electricity payable by BHH to Landlord under the Primary Lease with respect to the entire Premises. As used herein, the term “MF REIT’s Proportionate Share” means that certain fraction, the numerator of which is the number of square feet comprising the Rentable Area of the Applicable Space (at the applicable time during the Term of this Agreement) and the denominator of which is the total number of square feet comprising the Rentable Area of the Premises (at the applicable time during the Term of this Agreement). As of the date of this Agreement, the Applicable Space consists of *** square feet of Rentable Area and the Premises consists of *** square feet of Rentable Area, and, accordingly, MF REIT’s Proportionate Share as

[***] Confidential material redacted and filed separately with the Commission.
of the date hereof is ***; however, MF REIT’s Proportionate Share shall be subject to adjustment pursuant to Section 6.3(b) or if the area of the Applicable Space or the area of the Premises is hereafter modified upon mutual agreement.

5.    Payments Due on the Commencement Date. On the Commencement Date, REIT TRS shall pay to BHH, and MF REIT shall cause REIT TRS to pay to BHH, the Base Service Charge due under Section 4 above for the month in which the Commencement Date occurs. If the Commencement Date falls on a day other than the first day of a calendar month, then the Base Service Charge payable by REIT TRS shall be appropriately prorated.
6.    Use and Return of Applicable Space.
6.1    The Applicable Space is to be used only for the purposes permitted by the Primary Lease, and is licensed in “as is” condition with all faults as of the Commencement Date. BHH has made no representation or warranty, express or implied, with respect to the condition of the Applicable Space, or with respect to its suitability for the conduct of the business of MF REIT.
6.2    Notwithstanding anything to the contrary contained or implied in the Primary Lease or in this Agreement, MF REIT shall be under no obligation to continuously occupy or operate any business within the Applicable Space. MF REIT shall have the right to vacate all or any portion of the Applicable Space at any time during the Term (including on the Commencement Date) and said vacation of all or any portion of the Applicable Space shall not constitute a default hereunder provided that MF REIT continues to pay Base Service Charge and all other amounts due to BHH pursuant to this Agreement.
6.3    Vacating the Applicable Space.
(a)    In the event MF REIT vacates all or any portion of the Applicable Space, MF REIT shall not retain any rights with respect to the vacated portion of the Applicable Space, including, without limitation, the right to re-occupy the vacated portion of the Applicable Space, subject to Section 6.3(c) below.
(b)    When MF REIT vacates all or any portion of the Applicable Space, BHH shall thereupon have the right to use, occupy or recapture possession of the vacated portion of the Applicable Space (or any portion thereof) until the expiration or earlier termination of the Term; provided that if BHH occupies and uses any such vacated portion or any portion thereof, (i) MF REIT’s Proportionate Share shall be adjusted downward and (ii) the Base Service Charge shall be adjusted downward, in each case based on the square feet of Rentable Area of the Applicable Space so occupied and used by BHH.
(c)    Upon thirty (30) days prior notice to BHH, MF REIT may re-occupy the vacated portion of the Applicable Space if and only if: (i) BHH has not used,

occupied or recaptured possession of such vacated space prior to the date of such notice, (ii) within such thirty (30) day notice period, BHH does not provide MF REIT notice of BHH’s intent to use, occupy, or recapture possession of such vacated space, (iii) MF REIT bears all costs of such re-occupation, including costs incurred by BHH, and (iv) the re-occupation of such vacated space will not, in the reasonable opinion of BHH, interfere with the ability of BHH or any of its affiliates to perform services for MF REIT or any other fund.
6.4    Upon the vacation of the entire Applicable Space by MF REIT as contemplated by Section 6.2, MF REIT shall return the Applicable Space to BHH in as good condition as at the Commencement Date, ordinary wear and tear excepted. MF REIT shall also promptly reimburse BHH for the reasonable costs incurred by BHH to return the Applicable Space to Landlord in the condition required for delivery to the Landlord under Section 13 of the Primary Lease upon the expiration or termination of the Primary Lease, based on the MF REIT’s Proportionate Share, including as such may be adjusted pursuant to Section 6.3(b).
7.    Graphics; Signage. MF REIT shall be entitled during the Term to the rights to graphics and signage with respect to the Applicable Space as are set forth on Exhibit B attached hereto.
8.    Assignment and Sublicensing. The MF REIT Parties shall not assign or sublicense all or any portion of the Applicable Space to any other party without obtaining BHH’s prior written consent, which consent may be given, withheld or conditioned in the sole discretion of BHH.
9.    Alterations. MF REIT shall not make any alteration, change, improvement, replacement or addition to the Applicable Space other than as provided in this Section 9. If MF REIT has continuously occupied the entire Applicable Space, MF REIT may make an alternation, change, improvement, replacement or addition to a contiguous area of the Applicable Space used exclusively by MF REIT; provided that MF REIT has obtained the prior written approval of BHH, which approval shall not be unreasonably withheld. The MF REIT Parties shall bear all of the costs of any such alternation, change, improvement, replacement or addition to the Applicable Space. For the avoidance of doubt, MF REIT shall not have the right to make any alteration, change, improvement, replacement or addition to any of the common areas, including any conference room, hallway, or bathroom.
10.    Parking. With respect to the parking rights conferred upon BHH pursuant to the Primary Lease, BHH shall allocate an appropriate portion of such parking rights to MF REIT as reasonably determined by BHH, taking into account MF REIT’s Proportionate Share and the number of employees of MF REIT that occupy the Applicable Space, consistent with past practice. However, MF REIT acknowledges and agrees that BHH may allocate such parking rights based on considerations other than MF REIT’s Proportionate Share.
11.    Insurance. The MF REIT Parties agree, at their sole cost and expense, during the Term to maintain in full force and effect insurance coverages in form and substance as required of BHH under the Primary Lease, and shall name Landlord and BHH as an additional insured. All such policies shall waive subrogation against Landlord and BHH. Upon request MF REIT shall furnish certificates of coverage evidencing such coverage.

12.    Incorporation of Lease.
12.1    MF REIT shall perform and comply with all of the terms, covenants and conditions of the Primary Lease on the part of the occupant therein named to be performed, except for payment of rent, additional rent, and security payable to Landlord, insofar as the terms are not inconsistent herewith. To the extent that BHH has rights under the Primary Lease as occupant, the MF REIT Parties shall have the same rights in respect of the Applicable Space, excepting the rights set forth in Sections 10, 11, 15, 18, 24, 25, and 28, and Exhibit D, Exhibit E, Exhibit F, Exhibit G, and Exhibit H of the Primary Lease, as amended.
12.2    All provisions of the Primary Lease which inure to the benefit of the Landlord therein shall inure to the benefit of and be enforceable by BHH herein as against the MF REIT Parties, including Section 22(a) thereof as such Section 22(a) relates to the Applicable Space or the action or inaction of the MF REIT Parties or any of their affiliates or their respective directors, officers, employees, agents, representatives, or guests. This Agreement shall not increase any obligation of BHH beyond its obligations as an occupant under the Primary Lease. BHH, with respect to the obligations of Landlord under the Primary Lease, shall use reasonable efforts to cause Landlord to perform such obligations for the benefit of the MF REIT Parties, but shall not be required to commence legal action against Landlord, or to pursue any audit of expenses, unless in BHH’s sole discretion it deems such action appropriate and has obtained from MF REIT or REIT TRS a written agreement that MF REIT will pay the costs of same, including the costs of any adverse judgment.
12.3    With respect to any consent or approval required to be obtained from the Landlord under the Primary Lease, such consent must be obtained from both Landlord and BHH, and the approval of BHH may be given or withheld in BHH’s sole discretion and in all events will be withheld in any case in which Landlord’s consent is required but not obtained.
13.    Indemnification. The following indemnification provisions shall apply.
13.1    BHH will indemnify, defend and hold each MF REIT Party and its respective officers, directors, employees, and agents (collectively, the “MF REIT Indemnitees”) harmless from and against any and all demands, actions or causes of action, assessments, judgments, damages, obligations, liabilities and claims (collectively, “Claims”) of every type and nature whatsoever (including, without limitation, injury to or death of any person or persons, or damage to or loss of any property) and shall reimburse the MF REIT Indemnitees for any and all financial expenditures, costs and expenses (including, without limitation, interest, penalties and reasonable attorney’s fees, reasonable consultant’s fees, expenses and court costs incurred in connection therewith and all reasonable costs and expenses of investigating and defending any claim or any order, directive, final judgment, compromise, settlement, fine, penalty, court costs or proceeding) incurred or suffered by the MF REIT Indemnitees to the extent such Claims arise from or are the result of:
(a)    the gross negligence or willful misconduct of BHH or its employees, agents or contractors;

(b)    any inaccuracy in or breach by BHH of any representation or warranty made by it herein; or
(c)    any event of default or breach by BHH under the Primary Lease or this Agreement.
13.2    MF REIT will indemnify, defend and hold BHH and Landlord, their respective officers, directors, stockholders, managers, members, employees, and agents (the “BHH Indemnitees”) harmless from and against any and all demands, actions or causes of action, assessments, judgments, damages, obligations, liabilities and claims (collectively, “Claims”) of every type and nature whatsoever (including, without limitation, injury to or death of any person or persons, or damage to or loss of any property) and shall reimburse the BHH Indemnitees for any and all financial expenditures, costs and expenses (including, without limitation, interest, penalties and reasonable attorney’s fees, reasonable consultant’s fees, expenses and court costs incurred in connection therewith and all reasonable costs and expenses of investigating and defending any claim or any order, directive, final judgment, compromise, settlement, fine, penalty, court costs or proceeding) incurred or suffered by BHH or the BHH Indemnitees to the extent such Claims arise from or are the result of:
(a)    the gross negligence or willful misconduct of an MF REIT Party or its employees, agents or contractors;
(b)    any inaccuracy in or breach by an MF REIT Party of any representation or warranty made by it herein; or
(c)    any event of default or breach by an MF REIT Party under this Agreement.
13.3    Neither BHH nor MF REIT or REIT TRS, nor any MF REIT Indemnitees or BHH Indemnitees, shall be liable under any theory of liability to the other for indirect, special, incidental, consequential, punitive or reliance damages arising under or in connection with this Agreement, except as to indemnification for third party claims.
14.    Notices. All notices required or permitted under this Agreement shall be given in the manner provided in the Primary Lease and shall be addressed as follows:
BHH:

Behringer Harvard Holdings, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attn: Stanton P. Eigenbrodt
Email: seigenbrodt@behringerharvard.com

MF REIT PARTIES:

Behringer Harvard Multifamily REIT I, Inc.
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attn: Daniel J. Rosenberg
Email: drosenberg@behringerharvard.com
Promptly upon its receipt of same, BHH shall deliver to the MF REIT Parties copies of any and all written notices and/or correspondence or communications from or on behalf of the Landlord and from or on behalf of BHH which reasonably and materially relate to the MF REIT Parties or the Applicable Space, including, but not limited to, any notices relating to an event of default under the Primary Lease.
15.    Termination of Lease. The Parties agree that in the event the Primary Lease terminates prior to the Termination Date, then this Agreement shall also automatically terminate without the action of any Party. If as a result of such termination BHH no longer has payment obligations under the Primary Lease with respect to the period following such termination, the MF REIT Parties shall have no obligation to make payments under Section 4 hereof with respect to any period following such termination. Subject to Section 19 below, if BHH continues to have payment obligations under the Primary Lease with respect to the period following such termination, the MF REIT Parties shall continue to have an obligation to make payments under Section 4 hereof. This Agreement may also be terminated by either BHH or the MF REIT Parties pursuant to Section 19 hereof.
16.    Authority. Each Party represents and warrants to the others that it has authority to enter into this Agreement, and that this Agreement evidences a valid and binding contractual obligation of such Party, enforceable in accordance with its terms.
17.    Brokers. Each of BHH, on the one hand, and the MF REIT Parties, on the other hand, hereby represents and warrants to the other that it has not engaged any other broker or similar person in connection with this Agreement.
18.    Quiet Enjoyment. Provided that the MF REIT Parties have committed no event of default that remains uncured, the MF REIT Parties may peaceably and quietly enjoy the Applicable Space without hindrance by BHH or anyone lawfully claiming through or under BHH.
19.    Cooperation. If BHH requests consent from the Landlord under the Primary Lease, and Landlord fails to so consent within forty-five (45) days following the date that the consent of Landlord is requested, either BHH or the MF REIT Parties shall have the right to terminate this Agreement by delivering written notice thereof to the other Party, and the MF REIT Parties shall have no obligation to make payments under Section 4 hereof with respect to any period following such termination. Notwithstanding any termination of this Agreement, Sections 6.4, 12.2 and 13 shall survive any termination of this Agreement.
20.    Entire Agreement. This Agreement represents the entire agreement between the Parties and no modification hereof shall be effective unless first reduced to writing and signed by all Parties.

21.    Applicable Law. This Agreement shall be construed according to the laws of Texas.
22.    Headings. The headings in this Agreement are for reference only and do not expand or limit the terms agreed to by the Parties.
[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and sealed by their respective representatives, thereunto duly authorized, as of the date first above written.
BEHRINGER HARVARD HOLDINGS, LLC,
a Delaware limited liability company

By:
Name:
Title:

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.,
a Maryland corporation

By:
Name:
Title:

REIT TRS HOLDINGS, LLC,
A Delaware limited liability company

By:
Name:
Title:

[***] Confidential material redacted and filed separately with the Commission.

EXHIBIT A

APPLICABLE SPACE

***

[***] Confidential material redacted and filed separately with the Commission.

EXHIBIT B

GRAPHICS AND SIGNAGE

***

EXHIBIT K

FORM OF
BILL OF SALE FOR TRANSFERRED ASSETS
This BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Bill of Sale”) is entered into as of [________], 201[_] by and between Behringer Harvard Multifamily Advisors I, LLC, a Texas limited liability company (the “Seller”), and REIT TRS Holding, LLC, a Delaware limited liability company (the “Buyer”). This Bill of Sale is being entered into pursuant to that certain Master Modification Agreement, dated as of July 31, 2013, by and among the Seller, the Buyer, Behringer Harvard Multifamily REIT I, Inc., Behringer Harvard Multifamily OP I LP, Behringer Harvard Multifamily REIT I Services Holdings, LLC, Behringer Harvard Multifamily Management Services, LLC, and solely with respect to Articles I, IV, IX, and X and Sections 2.2, 8.3, and 8.7(b) thereof, Behringer Harvard Institutional GP LP, as amended, supplemented or otherwise modified from time to time (the “Master Modification Agreement”). All capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Master Modification Agreement.
FOR GOOD AND VALUABLE CONSIDERATION as recited in the Master Modification Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, effective as of the Self-Management Closing, the Seller hereby sells, transfers, assigns, conveys and delivers to the Buyer all right, title and interest that the Seller possesses and has the right to transfer in and to the Transferred Assets, and hereby assigns and transfers to the Buyer all of the Self-Management Closing Assumed Liabilities. The Buyer hereby acquires from the Seller all right, title and interest that the Seller possesses and has the right to transfer in and to such Transferred Assets, and hereby assumes and agrees to pay, discharge and perform in accordance with their terms and when due all of the Self-Management Closing Assumed Liabilities. The Buyer shall neither assume nor become liable for any Excluded Liabilities.
This Bill of Sale is subject to all of the terms, conditions and limitations set forth in the Master Modification Agreement. In the event of any conflict or inconsistency between the terms of this Bill of Sale and the terms of the Master Modification Agreement, the terms of the Master Modification Agreement will prevail. Nothing contained herein will be deemed to alter, modify, expand or diminish the terms of the Master Modification Agreement.
This Bill of Sale will be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Texas to be applied.
This Bill of Sale may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Bill of Sale shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Bill of Sale on the date first written above.
BEHRINGER HARVARD MULTIFAMILY ADVISORS I, LLC

By:
Name:
Title:

REIT TRS HOLDING, LLC

By:
Name:
Title:

[Signature Page to Bill of Sale for Transferred Assets]

EXHIBIT L

FORM OF
PROPERTY MANAGEMENT ASSIGNMENT AND ASSUMPTION AGREEMENT
This PROPERTY MANAGEMENT ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of [________], 201[_] by and between Behringer Harvard Multifamily Management Services, LLC, a Texas limited liability company (the “Assignor”), and REIT TRS Holding, LLC (the “Assignee”). This Agreement is being entered into pursuant to that certain Master Modification Agreement, dated as of July 31, 2013, by and among the Assignor, the Assignee, Behringer Harvard Multifamily REIT I, Inc., Behringer Harvard Multifamily OP I LP, Behringer Harvard Multifamily REIT I Services Holdings, LLC, Behringer Harvard Multifamily Advisors I, LLC, and solely with respect to Articles I, IV, IX, and X and Sections 2.2, 8.3, and 8.7(b) thereof, Behringer Harvard Institutional GP LP, as amended, supplemented or otherwise modified from time to time (the “Master Modification Agreement”). All capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Master Modification Agreement.
FOR GOOD AND VALUABLE CONSIDERATION as recited in the Master Modification Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, effective as of the Self-Management Closing, the Assignor hereby assigns and transfers to the Assignee the Property Management Agreement, upon the terms and subject to the conditions of the Master Modification Agreement. The Assignee hereby assumes the Property Management Agreement, upon the terms and subject to the conditions of the Master Modification Agreement.
This Agreement is subject to all of the terms, conditions and limitations set forth in the Master Modification Agreement. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Master Modification Agreement, the terms of the Master Modification Agreement will prevail. Nothing contained herein will be deemed to alter, modify, expand or diminish the terms of the Master Modification Agreement.
This Agreement will be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Texas to be applied.
This Agreement may be executed with counterpart signature pages or in multiple counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.
[SIGNATURE PAGE FOLLOWS]

L-1

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement on the date first written above.
BEHRINGER HARVARD MULTIFAMILY MANAGEMENT SERVICES, LLC

By:
Name:
Title:

REIT TRS HOLDING, LLC

By:
Name:
Title:

[Signature Page to Property Management Assignment and Assumption Agreement]

L-2

EXHIBIT M
FORM OF SERVICE PROVIDER REPRESENTATION LETTER

_______________ ____, 20__

Behringer Harvard Multifamily REIT I, Inc.
[______________]
[______________]
[______________]
Attention: [______________]

Pursuant to Section 6.3(b)(i) of that certain Master Modification Agreement, dated as of July 31, 2013, by and among Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation (“MF REIT”), Behringer Harvard Multifamily OP I LP, a Delaware limited partnership, REIT TRS Holding, LLC, a Delaware limited liability company, Behringer Harvard Multifamily REIT I Services Holdings, LLC, a Texas limited liability company (“Services Holdings”), Behringer Harvard Multifamily Advisors I, LLC, a Texas limited liability company (“Advisor”), Behringer Harvard Multifamily Management Services, LLC, a Texas limited liability company (together with Advisor, the “Service Providers”), and solely with respect to Articles I, IV, IX, and X and Sections 2.2, 8.3, and 8.7(b) thereof, Behringer Harvard Institutional GP LP, a Texas limited partnership, as amended, supplemented or otherwise modified from time to time (the “Modification Agreement”), the Service Providers hereby deliver this Service Provider Representation Letter (this “Letter”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Modification Agreement.
Each of Services Holdings and the Service Providers hereby represents and warrants to MF REIT, as of the Self-Management Closing, as follows:
Section 1. Organization.
It is a limited liability company validly existing and in good standing under the laws of its jurisdiction of organization.
Section 2. Authority; No Conflicts; Approvals.
a.    It has full limited liability company power and authority to consummate the Self-Management Closing and execute and deliver each Ancillary Closing Document to be executed or delivered by it. The execution and delivery by it of this Letter, each Ancillary Agreement to which it is or will become a party, and the Transactions, have been duly authorized by all necessary corporate action and no other proceedings on the part of it are necessary to authorize the execution and delivery of this Letter, the Ancillary Agreements, and the consummation of the Transactions. Each of the Modification Agreement, this Letter, and each Ancillary Agreement to which it is or will become a party, have been, or when executed and delivered by it will be, as applicable, duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, constitutes or will constitute, as applicable, a legal, valid and binding agreement of it, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general equitable principles.
b.    To its Knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or any other Person is required to be made, obtained or given by or on behalf of it or its Affiliates the absence of which would prevent the consummation by it or its Affiliates of the Transactions, or the performance by it or its Affiliates of its obligations under the Modification Agreement or the Ancillary Agreements to which it is or will become a party, other than any such declarations, filings, registrations, notices, authorizations, consents or approvals obtained prior to the date hereof.
Section 3. No Proceedings.
To its Knowledge, no Judgment of any court or Governmental Authority of competent jurisdiction nor any applicable Law is in effect which would (i) prohibit the consummation of any of the Transactions, (ii) declare unlawful any of the Transactions, or (iii) cause any of the Transactions to be rescinded.
Section 4. Satisfaction of Conditions to Closing.
To its Knowledge, all of the conditions set forth in Section 6.3(b) of the Modification Agreement with respect to the consummation of the Self-Management Closing have been satisfied or will be satisfied as of the Self-Management Closing.

* * * * * *

Sincerely,

BEHRINGER HARVARD MULTIFAMILY
ADVISORS I, LLC

By:
Name:
Title:

BEHRINGER HARVARD MULTIFAMILY MANAGEMENT SERVICES, LLC

By:
Name:
Title:

BEHRINGER HARVARD MULTIFAMILY REIT I SERVICES HOLDINGS, LLC

By:
Name:
Title:

CC:

Jenner & Block LLP
353 N. Clark Street
Chicago, Illinois 60654
Attention:     Donald E. Batterson
Jeffrey R. Shuman

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
Attention: Rosemarie A. Thurston

EXHIBIT N

FORM OF
DUE DILIGENCE CONFIDENTIALITY AGREEMENT

This Due Diligence Confidentiality Agreement (this “Agreement”) is entered into by the undersigned financial institution or due diligence firm or professional (referred to herein as “you”) in connection with its performance of a due diligence review (“Due Diligence Review”) of Behringer Harvard Holdings, LLC and its subsidiaries and affiliates (“BHH”), as well as investment programs (“Programs”) currently or previously sponsored by BHH, or for which Behringer Securities LP is serving (or served) as dealer manager or placement agent. The Programs include, but are not limited to, the Programs listed on Annex A attached hereto, which may be updated in writing from time to time by BHH.

In consideration of BHH and the Programs and their respective subsidiaries and affiliates facilitating your Due Diligence Review, including the disclosure of information regarding BHH, any Program and any of their respective subsidiaries and affiliates, whether furnished before or after the date of this Agreement, whether tangible or intangible and in whatever form or medium provided, including without limitation all information, in whatever form or medium, generated by you or your Representatives (as defined below) that contains, reflects or is derived from the furnished information; including without limitation, all notes, analyses, compilations, studies, interpretations, reports, projections, records, memoranda, audio and other types of recordings, or summaries (collectively, the “Confidential Information”), you hereby agree as follows:

You shall maintain and cause your affiliates, directors, officers, agents, employees and other representatives (collectively, your “Representatives”) to keep all Confidential Information that has been or may hereafter be delivered to you or your Representatives on your behalf strictly confidential. You agree to obtain from any Representative who receives Confidential Information a commitment to maintain the confidentiality of such information and to abide by the terms of this Agreement. You shall be responsible for any breach of your obligations set forth in this Agreement by any of your Representatives.

Confidential Information does not include information that (A) is generally available to the public, (B) was known to you prior to the disclosure to you in connection with your Due Diligence Review, (C) is independently disclosed to you by a third party having a bona fide right to do so and which is not subject to any obligation to keep such information confidential, or (D) is developed by you completely independent of any information disclosed to you in connection with your Due Diligence Review.

By executing below, you agree that you and your Representatives shall only use Confidential Information in connection with your Due Diligence Review and otherwise shall not use, release, disseminate, reproduce, misuse or misappropriate (for your benefit or for the benefit of any other person or entity) or transfer, either verbally or by any other means, any part of the Confidential Information to any other person or entity whatsoever; provided, however, that you may have communications regarding Confidential Information with other broker-dealers that you have confirmed have also entered into and are subject to an agreement substantially similar this Agreement relating to such Confidential Information, in order to facilitate a collective Due Diligence Review. For the avoidance of doubt, the Confidential Information shall not to be used in any way in connection with communications to prospective or actual purchasers of securities for any Programs.

In the event that you or any of your Representatives receives a request to disclose all or any part of the Confidential Information by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process, you agree to notify BHH and the Program or Programs who provided such Confidential Information immediately, in writing, of the existence, terms and circumstances surrounding such request, to cooperate with such BHH and the Programs in taking steps to resist or narrow such request, and if disclosure of such Confidential Information is required to prevent you from being subject to legal penalties, to furnish only such portion of the Confidential Information as, in the opinion of your legal counsel, you are legally compelled to disclose and to exercise all commercially reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

You may retain Confidential Information as part of your due diligence files. You acknowledge that you are aware, and will advise your Representatives, of the restrictions imposed by the United States securities laws on the purchase and sale of securities by any person who has received in trust and in confidence, such as pursuant to this Agreement, material non-public information from the issuer of the securities when it is reasonably foreseeable that the recipient of the information is likely to purchase or sell securities in reliance on the information.

You agree that the obligations hereunder are necessary and reasonable in order to protect BHH, the Programs and their respective businesses, and expressly agree that monetary damages would not be a sufficient remedy for any violation of the terms of this Agreement and, accordingly, each of BHH and any of the Programs shall be entitled to seek specific performance and injunctive relief as remedies for any violation, without the necessity of posting a bond or proving actual damages. These remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Agreement, but shall be in addition to all other remedies available to BHH or the Programs at law or equity. For avoidance of doubt, BHH and each Program, are direct beneficiaries of this Agreement and may enforce this Agreement.

No delay or failure in exercising any rights hereunder shall be construed to be a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right hereunder.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without regard to conflict of laws principles.

If for any reason any provision of this Agreement shall be declared void or invalid, such declaration shall not affect the validity of the remainder of this Agreement which shall remain in full force and effect as if executed with the void or invalid provision eliminated.

This Agreement, and the rights and obligations hereby created, may not be assigned by you without the express written consent of BHH, which consent shall not be unreasonably withheld.

Firm:

By:

Name:

Title:

Date:

Annex A

Programs

Behringer Harvard Mid-Term Value Enhancement Liquidating Trust
Behringer Harvard Multifamily REIT I, Inc.
Behringer Harvard Opportunity REIT I, Inc.
Behringer Harvard Opportunity REIT II, Inc.
Behringer Harvard Short-Term Opportunity Liquidating Trust
Behringer Harvard Strategic Opportunity Fund I LP
Behringer Harvard Strategic Opportunity Fund II LP
BH Capital LLC and Programs sponsored by BH Capital LLC
Corbita Maritime Investments LLC and Programs sponsored by Corbita Maritime Investments LLC
Priority Senior Secured Income Fund, Inc.
TIER REIT, Inc.

EXHIBIT O
SAMPLE SERIES A STOCK CALCULATIONS
See attached.

Set forth below are, for illustrative purposes only, sample calculations with respect to the conversion of the Series A Preferred Stock into Multifamily REIT I Common Stock according to the terms of the Articles Supplementary based upon the assumptions set forth therein.

	Upon Election	Listing	Change of Control
Base Amount	$10.00	$10.00	$10.00
Cumulative Rate of Return	3.50	3.50	3.50
Dividends Paid	(3.000)	(3.000)	(3.000)
Threshold Value Per Share	$10.50	$10.50	$10.50
Effective Date Shares Outstanding	166,986,836	166,986,836	166,986,836
Threshold Value	$1,753,361,778	$1,753,361,778	$1,753,361,778

Conversion Common Stock Value	$11.65	$11.60	$11.60
Effective Date Shares Outstanding	166,986,836	166,986,836	166,986,836
Conversion Company Value	$1,945,396,639	$1,920,348,614	$1,920,348,614

Conversion Company Value	$1,945,396,639	$1,920,348,614	$1,920,348,614
Threshold Value	(1,753,361,778)	(1,753,361,778)	(1,753,361,778)
Excess of Conversion Company Value Over Threshold Value	192,034,861	166,986,836	166,986,836
Percentage	15.0%	15.0%	15.0%
	28,805,229	25,048,025	25,048,025
Adjustment Factor		1.15	1.15
Adjusted Amount	28,805,229	28,805,229	28,805,229
Series A Shares Outstanding	10,000	10,000	10,000
Conversion Value Per Share of Series A Preferred Stock	$2,880.52	$2,880.52	$2,880.52
Current Common Stock Value	$11.50	$11.50	$11.50
Conversion Rate	250.48	250.48	250.48

O-1

EXHIBIT P
SAMPLE ACQUISITION FEE CREDIT CALCULATIONS
See attached.

P-1

Set forth below are, for illustrative purposes only, sample calculations with respect to the Acquisition Fee Credit according to the terms of Section 8.15(c) of the Master Modification Agreement based upon the assumptions set forth herein.

					Remaining Fee
Property	Budgeted Cost	Acquisition Fee	Fee Paid to	New	on Project 8 and	Credit on Fees	Credit on Fees
		1.75%	Date	Investment Fund %	Project 9	Paid	to be Paid

Project 1	56,009,855	980,172	980,172	45.00%		441,077
Project 2	47,508,637	831,401	831,401	45.00%		374,130
Project 3	181,227,782	3,171,486	3,171,486	45.00%		1,427,169
Project 4	47,908,914	838,406	838,406	45.00%		377,283
Project 5	43,803,646	766,564	766,564	45.00%		344,954
Project 6	32,170,721	562,988	562,988	45.00%		253,345
Project 7	47,265,467	827,146	827,146	45.00%		372,216
Project 8	63,363,498	1,108,861	165,701	45.00%	943,160	74,565	424,422
Project 9	194,232,693	3,399,072	527,718	45.00%	2,871,354	237,473	1,292,109
Project 10	56,900,617	995,761	995,761	45.00%		448,092
Project 11	39,832,459	697,068	697,068	45.00%		313,681

TOTAL	810,224,289	14,178,925	10,364,411		3,814,514	4,663,985	1,716,531

Example: Assume the following:
	1. LPAs are signed for Project 8 and Project 9
	2. The New Investment Fund acquires a 45% interest
	in each of the Specified GT Projects noted above

The cumulative calculation of Fees due and the Acquisition Fee Credit would be as Follows:
(All amounts are included for illustrative purposes only based on the numbers set forth above)
	Remaining Fees Due on Project 8 and Project 9				3,814,514
	Acquisition Fee Credit
		On Amounts Paid to Date			(4,663,985)
		On Project 8 and Project 9 Remaining Fees			(1,716,531)
	Subtotal				(2,566,002)
	Excess Acquisition Fee Threshold				2,500,000
	Amount Due to/ (From) Advisor				(66,002)

P-2